File No. 30-150








                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.



                                    FORM U5S
                                  ANNUAL REPORT






                      For the year ended December 31, 2003






        Filed Pursuant to the Public Utility Holding Company Act of 1935
                                       by





                      AMERICAN ELECTRIC POWER COMPANY, INC.
                     1 Riverside Plaza, Columbus, Ohio 43215

AMERICAN ELECTRIC POWER COMPANY, INC.

FORM U5S - ANNUAL REPORT
For the Year Ended December 31, 2003



                                TABLE OF CONTENTS


ITEM 1.     SYSTEM COMPANIES AND INVESTMENT THEREIN
                  AS OF DECEMBER 31, 2003

ITEM 2.     ACQUISITIONS OR SALES OF UTILITY ASSETS

ITEM 3.     ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION
                  OF SYSTEM SECURITIES

ITEM 4.     ACQUISITION, REDEMPTION OR RETIREMENT OF
                  SYSTEM SECURITIES

ITEM 5.     INVESTMENTS IN SECURITIES OF NON-SYSTEM
                  COMPANIES

ITEM 6.     OFFICERS AND DIRECTORS
                  Part   I.  Names, principal business address and positions
                              held as of December 31, 2003
                  Part  II.  Banking connections
                  Part III.  Compensation and other related information

ITEM 7.     CONTRIBUTIONS AND PUBLIC RELATIONS

ITEM 8.     SERVICE, SALES AND CONSTRUCTION CONTRACTS
                  Part   I.   Contracts for services or goods between system
                               companies
                  Part  II.   Contracts to purchase services or goods between
                               any system company and any affiliate
                  Part III.   Employment of any person by any system company
                               for the performance on a continuing basis of management services

ITEM 9.     EXEMPT WHOLESALE GENERATORS AND
                  FOREIGN UTILITY COMPANIES

ITEM 10.    FINANCIAL STATEMENTS AND EXHIBITS (Index)

SIGNATURE

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2003

                                                                            PERCENTAGE PERCENTAGE
                                                                                OF         OF
                                                                              VOTING     VOTING                 ISSUER'S    OWNER'S
                                                                            SECURITIES SECURITIES    NUMBER       BOOK       BOOK
                                                                             OWNED BY   OWNED BY    OF COMMON     VALUE      VALUE
                                                                            IMMEDIATE    OTHER       SHARES      EQUITY     EQUITY
                               COMPANY NAME                                   PARENT     ENTITY      OWNED     (IN 000'S) (IN 000'S)
                            ------------------                              ---------- ----------- ----------  ---------- ----------
00. American Electric Power Company, Inc. [Note A]                                                                    -          -
 01. American Electric Power Service Corporation [Note B]                      100%                    23,500   (80,674)     1,450
 01. AEP C&I Company, LLC [Note W]                                             100%               Uncertified       394        394
  02. AEP Texas Commercial & Industrial Retail GP, LLC [Note W]                100%               Uncertified       (65)       (65)
   03. AEP Texas Commercial & Industrial Retail Limited Partnership [Note W]   0.50%     99.50%   Partnership    17,980         90
  02. AEP Texas Commercial & Industrial Retail Limited Partnership [Note W]   99.50%      0.50%   Partnership    17,980     17,980
  02. AEP Gas Power GP, LLC [Note G]                                           100%               Uncertified   (13,763)   (13,763)
   03. AEP Gas Power Systems, LLC [Note G]                                      75%        25%    Uncertified     1,188      1,093
  02. REP Holdco, LLC  [Note W]                                                100%                     3,000     2,718      2,718
   03. Mutual Energy SWEPCO, LLC  [Note W]                                    99.5O%      O.50%   Uncertified       (43)       (43)
   03. REP General Partner LLC  [Note W]                                       100%               Uncertified     1,099      1,099
    04. Mutual Energy SWEPCO, LLC [Note W]                                     O.50%     99.5O%   Uncertified       (43)         -
 01. AEP Coal, Inc. [Note L]                                                   100%               Uncertified   (79,394)   (79,394)
  02. Snowcap Coal Company, Inc. [Note L]                                      100%               Uncertified         -          -
  02. AEP Kentucky Coal, LLC [Note L]                                          100%               Uncertified         -          -
  02. AEP Ohio Coal, LLC [Note L]                                              100%               Uncertified         -          -
  02. AEP West Virginia Coal, Inc. [Note L]                                    100%               Uncertified         -          -
  02. Leesville Land, LLC  [Note L]                                            100%               Uncertified         -          -
  02. Springdale Land, LLC  [Note L]                                           100%               Uncertified         -          -
 01. AEP Communications, Inc. [Note C]                                         100%                       100  (168,243)  (168,679)
  02. AEP Communications, LLC [Note C]                                         100%                       100  (173,307)  (173,307)
   03. C3 Networks Limited Partnership [Note C]                               49.75%     49.75%   Partnership         -          -
    04. C3 Networks & Communications Limited Partnership [Note C]             99.50%      0.50%   Partnership         -          -
   03. American Fiber Touch, LLC [Note C]                                       50%        50%    Uncertified    22,658     22,658
   03. AEP Fiber Venture, LLC [Note C]                                         100%               Uncertified         -          -
    04. AFN Communications, LLC [Note C]                                        48%        52%          5,008         -          -
 01. AEP Generating Company [Note J]                                           100%                     1,000    45,875     45,875
 01. AEP Desert Sky LP, LLC [Note X]                                           100%               Uncertified       858        784
  02. AEP Desert Sky GP, LLC [Note X]                                          100%               Uncertified     4,799      4,799
 01. AEP Desert Sky LP II, LLC [Note X]                                        100%               Uncertified    58,229     58,229
   03. Desert Sky Wind Farm LP [Note X]                                          1%        99%    Uncertified       588        588
 01. AEP Investments, Inc. [Note F]                                            100%                       100     5,604      5,604
  02.  AEP EmTech, LLC  [Note DD]                                              100%               Uncertified         -          -
   03. Altra Energy Technologies, Inc. [Note DD]                                 5%        95%        N/A             -          -
   03. Amperion, Inc. [Note DD]                                               38.30%     61.70%       N/A             -          -
   03. Universal Supercapacitors, LLC                                         50.00%     50.00%   Uncertified         -          -
   03. Integrated Fuel Cell Technologies, Inc. [DD]                            0.10%     99.90%   Uncertified         -         40
   03. Distribution Vision 2010, LLC                                          20.00%     80.00%   Uncertified         -         79
  02. AEP Transportation, LLC  [Note H]                                        100%               Uncertified         -          -
  02. Pacific Hydro Limited [Note H]                                            20%        80%    Uncertified         -     54,887
  02.  Dynelec, Inc.                                                           1.17%     98.83%   Uncertified         -          -
  02.  Energy Trading Platform Holding Company, Inc. [Note W]                 16.70%     83.30%   Uncertified         -          -
  02.  Intercontinental Exchange Inc.  [Note W]                                5.30%     94.70%   Uncertified         -      5,057
  02. Pantellos Corporation [Note DD]                                          5.40%     94.60%   Uncertified         -          -
  02. PowerSpan Corp  [Note DD]                                                9.80%     90.20%   Uncertified         -          -
  02. AEMT, Inc.                                                              27.00%     63.00%   Uncertified         -          -
  02. Enerwise Global Technologies, Inc.                                       5.00%     95.00%   Uncertified         -          -
  02. Powerware Solutions, Inc.  [Note DD]                                     4.00%     96.00%   Uncertified         -      1,089
  02. PHPK Technologies, Inc. [Note DD]                                       40.40%     59.60%   Uncertified         -      2,306
 01. Mutual Energy L.L.C. [Note W]                                             100%               Uncertified     6,948      6,948
  02. AEP Ohio Retail Energy, LLC [Note W]                                     100%               Uncertified         -          -
 01.  AEP Power Marketing, Inc. [Note W]                                       100%                       100    14,639     14,639
  02.  AEP Coal Marketing, LLC  [Note W]                                       100%               Uncertified         -          -
  02   AEP Emissions Marketing, LLC  [Note W]                                  100%               Uncertified         -          -
 01. AEP T&D Services, LLC [Note BB]                                           100%               Uncertified       (99)       (99)
 01. AEP Pro Serv, Inc. [Note I]                                               100%                       110    19,413     19,416
  02.  Diversified Energy Contractors Company, LLC [Note I]                    100%                     1,000    16,286     11,052
   03.  DECCO II LLC  [Note I]                                                 100%                     1,000         -          -
    04.  Diversified Energy Contractors, LP  [Note I]                          O.99%     99.01%   Partnership       (53)       (53)
   03.  Diversified Energy Contractors, LP  [Note I]                          99.O1%      O.99%   Partnership    (5,215)    (5,215)
  02.  United Sciences Testing, Inc.                                           100%               Uncertified         -          -
 01. AEP Texas POLR, LLC [Note W]                                              100%               Uncertified    (6,608)    (6,608)
  02. AEP Texas POLR GP, LLC [Note W]                                          100%               Uncertified       (33)       (33)
   03. POLR Power, L.P. [Note W]                                               0.50%     99.50%   Partnership   (10,215)       (51)
  02. POLR Power, L.P. [Note W]                                               99.50%      0.50%   Partnership   (10,215)         -
 01. AEP Resources, Inc. [Note H]                                              100%                       100    29,941     29,941
  02. AEP Delaware Investment Company [Note H]                                 100%                       100   199,550    199,550
   03. AEP Holdings I CV [Note H]                                                8%        92%    Uncertified  (929,347)  (123,058)
    04. AEPR Global Investments B.V. [Note H]                                  100%                        10  (929,451)  (929,451)
     05. AEPR Global Holland Holding B.V. [Note H]                             100%               Uncertified  (553,758)  (553,758)
     05.  AEP Energy Services UK Generation Limited [Note H]                   100%               Uncertified  (379,024)  (379,024)
   03. AEP Holdings II CV [Note H]                                              88%        12%    Partnership   284,526    255,661
    04. AEP Energy Services Limited [Note H]                                   100%               Uncertified  (174,668)  (174,668)
     05. AEP Energy Services Trading Limited [Note H]                          100%               Uncertified         -          -
    04. AEPR Global Energy B.V.                                                100%               Uncertified         -          -
     05. AEP Energy Venture B.V.                                               100%               Uncertified         -          -
      06. CompresionBajio S de R.L. de C.V. [Note H]                            50%        50%    Uncertified     4,290      4,290
    04. AEPR Global Ventures B.V. [Note H]                                     100%               Uncertified     2,063      2,063
     05. Operaciones Azteca VIII, S. de R.L. de C.V.  [Note H]                  50%        50%    Uncertified         -          -
     05. Servicios Azteca VIII, S. de R.L. de C.V.  [Note H]                    50%        50%    Uncertified      (236)      (236)
     05. AEP Energy Services Austria                                           100%               Uncertified        14         14
     05. AEP Energy Services (Australia) Pty Ltd                               100%               Uncertified        80         80
     05. AEP Energy Services GmbH [Note H]                                     100%               Uncertified        27         27
     05. AEP Energy Services (Switzerland) Pty Ltd                             100%               Uncertified        12         12
     05. AEP Energy Services Norway AS                                         100%               Uncertified         -          -
    04. Intergen Denmark, Aps [Note H]                                          50%        50%    Partnership    33,985     33,985
     05. Intergen Denmark Finance Aps  [Note H]                                100%               Partnership         -          -
     05.  Intergen Mexico, B.V.  [Note H]                                      100%               Partnership         -          -
      06. Intergen Aztec Energy VIII B.V.  [Note H]                            100%               Partnership         -          -
       07. Intergen Aztec Energy VI B.V.  [Note H]                             100%               Partnership         -          -
       07. Energia Azteca VIII S. de R.L. de C.V.  [Note H]                    100%               Partnership         -          -
  02. AEP Delaware Investment Company II [Note H]                              100%                     1,000    86,199     86,199
   03. AEP Holdings II CV [Note H]                                              12%        88%    Uncertified   284,526     28,865
    04. AEP Energy Services Limited [Note H]                                   100%               Uncertified  (174,688)  (174,668)
     05. AEP Energy Services Trading Limited  [Note H]                         100%               Uncertified         -          -
    04. AEPR Global Ventures B.V. [Note H]                                     100%               Uncertified     2,063      2,063
     05. Operaciones Azteca VIII, S. de R.L. de C.V.  [Note H]                  50%        50%    Uncertified         -          -
     05. Servicios Azteca VIII, S. de R.L. de C.V.  [Note H]                    50%        50%    Uncertified      (236)      (236)
     05. AEP Energy Services Austria GmbH                                      100%               Uncertified        14         14
     05. AEP Energy Services (Australia) Pty Ltd                               100%               Uncertified        80         80
     05. AEP Energy Services GmbH [Note H]                                     100%               Uncertified        27         27
     05. AEP Energy Services (Switzerland) Pty Ltd                             100%               Uncertified        12         12
     05. AEP Energy Services Norway AS                                         100%               Uncertified         -          -
    04. Intergen Denmark, Aps [Note H]                                          50%        50%    Partnership    33,985     33,985
     05. Intergen Denmark Finance Aps  [Note H]                                 50%        50%    Partnership         -          -
     05.  Intergen Mexico, B.V.  [Note H]                                      100%               Partnership         -          -
      06. Intergen Aztec Energy VIII B.V.  [Note H]                            100%               Partnership         -          -
       07. Intergen Aztec Energy VI B.V.   [Note H]                            100%               Partnership         -          -
       07. Energia Azteca VIII S. de R.L. de C.V.  [Note H]                    100%               Partnership         -          -
    04. AEPR Global Energy B.V.                                                100%               Uncertified         -          -
     05. AEP Energy Ventures B.V.                                              100%               Uncertified         -          -
      06.  Compresion Bajio S de R.L. de C.V. [Note H]                          50%        50%    Uncertified     4,290      4,290
   03. NGLE International, Limited  [Note H]                                   100%               Uncertified    31,218     31,218
    04. NGLE Pushan Power, LDC [Note H]                                         99%         1%             99    31,219     30,907
     05. Nanyang General Light Electric Co., Ltd. [Note H]                      70%        30%    Uncertified    82,365     57,655
    04. NGLE Project Management Company, Limited [Note H]                      100%               Uncertified       312        312
     05. NGLE Pushan Power, LDC [Note H]                                         1%        99%             99    31,219        312
      06. Nanyang General Light Electric Co., Ltd. [Note H]                     70%        30%    Uncertified    82,365     57,655
  02. AEP Memco LLC [Note Y]                                                   100%               Uncertified   132,628    132,628
   03. AEP Elmwood LLC [Note Y]                                                100%               Uncertified         -          -
    04. Conlease, Inc.  [Note Y]                                               100%               Uncertified         -          -
    04. International Marine Terminals [Note Y]                              33-1/3%     66-2/3%  Uncertified         -          -
  02. AEP Resources Australia Holdings Pty Ltd [Note H]                        100%                         1   (49,960)   (49,960)
  02. AEP Resources Australia Pty., Ltd. [Note H]                              100%                 3,753,752    45,425     45,425
  02. AEP Resources Limited [Note H]                                           100%                         1       837        837
  02. AEP Energy Services, Inc. [Note D]                                       100%                       200   (82,158)   (82,158)
   03. AEP Energy Services Gas Holding Company [Note CC]                       100%                        10     9,702      9,702
    04. AEP Energy Services Gas Holding Company II, LLC  [Note CC]             100%               Uncertified   397,535    397,535
     05. Caddis Partners, LLC  [Note CC]                                       100%               Uncertified         -          -
     05. AEP Energy Services Ventures III, Inc.  [Note CC]                     100%                        10   176,624    176,624
     05. HPL Holdings Inc.  [Note CC]                                          100%                       100   559,138    559,138
      06. AEP Gas Marketing, LP  [Note CC]                                    99.50%      0.50%   Partnership    (1,829)    (1,818)
      06. HPL GP, LLC  [Note CC]                                               100%                         5      (987)      (987)
       07. HPL Resources Company LP  [Note CC]                                 0.50%     99.50%   Uncertified        (2)         -
       07. AEP Gas Marketing, LP  [Note CC]                                    0.50%     99.50%   Partnership    (1,829)       (11)
       07. Houston Pipe Line Company LP  [Note CC]                             0.50%     99.50%   Partnership   534,822       (970)
        08. AEP Houston Pipe Line Company, LLC [Note CC]                       100%               Uncertified         -          -
        08. Mid-Texas Pipeline Company  [Note CC]                               50%        50%    Partnership    67,437     33,718
      06. HPL Resources Company LP  [Note CC]                                 99.50%      0.50%   Partnership        (2)        (2)
      06. Houston Pipe Line Company LP  [Note CC]                             99.50%      0.50%   Partnership   534,822    535,792
       07. Mid-Texas Pipeline Company  [Note CC]                                50%        50%    Partnership    67,437     33,718
       07.  AEP Houston Pipe Line Company, LLC  [Note CC]                      100%               Uncertified         -          -
     05. AEP Energy Services Investments, Inc.  [Note CC]                      100%                       100    97,211     97,211
      06. LIG Pipeline Company  [Note CC]                                      100%                       100    97,151     97,151
       07. LIG, Inc.  [Note CC]                                                100%                       100     9,688      9,688
        08. Louisiana Intrastate Gas Company, L.L.C.  [Note CC]                 10%        90%            100    97,225      9,722
         09. LIG Chemical Company  [Note CC]                                   100%                       100   (16,099)   (16,099)
          10. LIG Liquids Company, L.L.C. [Note CC]                             10%        90%             10    16,288      1,629
         09. LIG Liquids Company, L.L.C.  [Note CC]                             90%        10%             90    16,288     14,659
         09. Tuscaloosa Pipeline Company  [Note CC]                            100%                       100       640        640
       07. Louisiana Intrastate Gas Company, L.L.C. [Note CC]                   90%        10%            900    97,225     87,503
        08. LIG Chemical Company  [Note CC]                                    100%                       900   (16,099)   (16,099)
         09. LIG Liquids Company, L.L.C.  [Note CC]                             10%        90%             90    16,288      1,629
        08. LIG Liquids Company, L.L.C. [Note CC]                               90%        10%            810    16,288     14,659
        08. Tuscaloosa Pipeline Company [Note CC]                              100%                       900       640        640
     05. AEP Energy Services Ventures, Inc.  [Note CC]                         100%                       100   (56,846)   (56,846)
      06. AEP Acquisition, LLC  [Note CC]                                       50%        50%    Uncertified  (129,058)   (64,529)
       07. Jefferson Island Storage & Hub L.L.C.  [Note CC]                    100%                        50    78,220     78,220
     05. AEP Energy Services Ventures II, Inc.   [Note CC]                     100%                        10   (56,235)   (56,235)
      06. AEP Acquisition, LLC  [Note CC]                                       50%        50%    Uncertified  (129,058)   (64,529)
       07. Jefferson Island Storage & Hub L.L.C.  [Note CC]                    100%                        50    78,220     78,220
  02. Ventures Lease Co., LLC [Note Q]                                         100%               Uncertified  (170,158)  (170,158)
  02. AEPR Ohio, LLC                                                           100%               Uncertified  (518,103)  (518,103)
   03. AEP Delaware Investment Company III  [Note H]                           100%               Uncertified  (518,444)  (518,444)
    04. AEP Holdings I CV [Note H]                                              92%         8%    Uncertified  (929,347)  (806,289)
     05. AEPR Global Investments BV [Note H]                                   100%               Uncertified  (929,451)  (929,451)
      06. AEPR Global Holland Holding BV [Note H]                              100%               Uncertified  (553,758)  (553,758)
      06.  AEP Energy Services UK Generation Limited [Note H]                  100%               Uncertified  (379,024)  (379,024)
 01. Appalachian Power Company [Note J]                                     98.7% Com    1.3% Prf  13,499,500 1,336,988  1,389,075
  02. Cedar Coal Co. [Note K]                                                  100%                     2,000     4,448      5,947
  02. Central Appalachian Coal Company [Note K]                                100%                     3,000       882        882
  02. Central Coal Company [Note K]                                             50%        50%          1,500       604        604
  02. Southern Appalachian Coal Company [Note K]                               100%                     6,950    10,772     10,772
 01. Columbus Southern Power Company [Note J]                                  100%                16,410,426   897,946    897,946
  02. Colomet, Inc. [Note T]                                                   100%                     1,500     4,543      4,543
  02. Conesville Coal Preparation Company [Note M]                             100%                       100     1,674      1,674
  02. Simco Inc. [Note N]                                                      100%                    90,000       498        498
  02. Ohio Valley Electric Corporation [Note E]                                4.30%     39.90%         4,300       430        430
   03. Indiana-Kentucky Electric Corporation [Note E]                          100%                    17,000         -          -
 01. Franklin Real Estate Company [Note T]                                     100%                       100        30         28
  02. Indiana Franklin Realty, Inc. [Note T]                                   100%                        10         1          1
 01. Indiana Michigan Power Company [Note J]                                   100%                 1,400,000 1,078,048  1,103,154
  02. Blackhawk Coal Company [Note K]                                          100%                    39,521    43,589     43,748
  02. Price River Coal Company [Note K]                                        100%                     1,091        27         27
 01. Kentucky Power Company [Note J]                                           100%                 1,009,000   317,138    323,351
 01. Kingsport Power Company [Note J]                                          100%                   410,000    25,375     27,008
 01. Ohio Power Company [Note J]                                             99.2% Com   0.8% Prf  27,952,473 1,464,025  1,464,025
  02. Cardinal Operating Company [Note E]                                       50%        50%            250    29,899     14,949
  02. Central Coal Company [Note K]                                             50%        50%          1,500       603        603
 01. Ohio Valley Electric Corporation [Note E]                                39.90%      4.30%        39,900         -      4,082
  02. Indiana-Kentucky Electric Corporation [Note E]                           100%                    17,000         -          -
 01. Wheeling Power Company [Note J]                                           100%                   150,000    33,751     36,202
 01. AEP Utilities, Inc.  [Note O]                                             100%                       100 2,433,048  2,612,748
  02. AEP Texas Central Company [Note J]                                       100%                 2,211,678 1,209,049  1,209,049
   03. AEP Texas Central Transition Funding LLC [Note AA]                      100%               Uncertified     4,066      4,066
  02. Public Service Company of Oklahoma [Note J]                              100%                 9,013,000   483,008    483,008
  02. Southwestern Electric Power Company [Note J]                             100%                 7,536,640   696,660    696,660
   03. The Arklahoma Corporation [Note P]                                     47.60%     52.40%           238       350        350
   03. Southwest Arkansas Utilities Corporation [Note T]                       100%                       100        10         10
   03. Dolet Hills Lignite Company, LLC [Note L]                               100%               Uncertified    15,224     15,224
  02. AEP Texas North Company [Note J]                                         100%                 5,488,560   238,275    238,275
  02. AEP Credit, Inc. [Note R]                                                100%                       246    27,043     27,043
  02. C3 Communications, Inc. [Note C]                                         100%                     1,000  (185,690)  (185,690)
   03. C3 Networks GP, L.L.C. [Note C]                                         100%               Uncertified         -          -
    04. C3 Networks & Communications Limited Partnership [Note C]              0.50%     99.50%   Partnership         -          -
    04. C3 Networks Limited Partnership [Note C]                               0.50%     49.75%   Partnership         -          -
     05. C3 Networks & Communications Limited Partnership [Note C]            99.50%      0.50%   Partnership         -          -
   03. C3 Networks Limited Partnership [Note C]                               49.75%     49.75%   Partnership         -          -
    04. C3 Networks & Communications Limited Partnership [Note C]             99.50%      0.50%   Partnership         -          -
   03. CSWC License, Inc. [Note C]                                             100%               Uncertified         -          -
  02. CSW Energy, Inc. [Note S]                                                100%                     1,000    (1,579)    (1,579)
   03.  AEP Wind Holding, LLC                                                  100%               Uncertified    10,199     10,199
    04. AEP Wind GP, LLC  [Note X]                                             100%               Uncertified     1,390      1,390
    04. Trent Wind Farm, LP [Note X]                                           1.00%     99.00%   Partnership       609        609
    04. AEP Wind LP II, LLC [Note X]                                           100%               Uncertified     8,196      8,196
     05. Trent Wind Farm, LP [Note X]                                           99%         1%    Partnership    60,316     60,316
    04. Golden Prairie Holding Company LLC                                     100%               Uncertified         -          -
     05. Golden Prairie Wind Farm LLC                                          100%               Uncertified         -          -
    04.  AEP Properties, LLC                                                   100%               Uncertified     1,217      1,217
    04.  AEP Wind Energy, LLC                                                  100%               Uncertified         -          -
   03. AEP Wind LP, LLC [Note X]                                               100%                         9   129,427    129,427
   03. CSW Development-I, Inc. [Note S]                                        100%                     1,000    58,088     58,088
    04. Polk Power GP II, Inc. [Note S]                                         50%        50%            500       964        964
     05. Polk Power GP, Inc. [Note S]                                          100%                     1,000       605        605
      06. Polk Power Partners, LP [Note S]                                       1%      49.50%   Partnership       625        625
       07. Mulberry Holdings, Inc. [Note N]                                    100%               Uncertified         -          -
    04. CSW Mulberry II, Inc. [[Note S]                                        100%                     1,000    28,019     28,019
     05. CSW Mulberry, Inc. [Note S]                                           100%                     1,000    28,019     28,019
    04. Polk Power Partners, LP [Note S]                                      49.50%        1%    Partnership    28,616     28,616
     05. Mulberry Holdings, Inc. [Note N]                                      100%               Uncertified         -          -
    04. Noah I Power GP, Inc. [Note S]                                         100%                     1,000        28         28
     05. Noah I Power Partners, LP [Note S]                                      1%        95%    Partnership       202        202
      06. Brush Cogeneration Partners [Note S]                                  50%        50%    Partnership         -          -
    04. Noah I Power Partners, LP [Note S]                                      95%         1%    Partnership    19,209     19,209
     05. Brush Cogeneration Partners [Note S]                                   50%        50%    Partnership    21,583     21,583
    04. Orange Cogeneration GP II, Inc. [Note S]                                50%        50%            500        91         91
     05. Orange Cogeneration G.P., Inc. [Note S]                               100%                     1,000       182        182
      06. Orange Cogeneration Limited Partnership [Note S]                     1.00%     49.50%   Partnership        81         81
       07. Orange Cogen Funding Corp. [Note S]                                 100%                     1,000         1          1
        08. Orange Holdings, Inc. [Note N]                                     100%               Uncertified         -          -
    04. CSW Orange II, Inc. [Note S]                                           100%                     1,000    10,545     10,545
     05. CSW Orange, Inc. [Note S]                                             100%                     1,000    10,545     10,545
      06. Orange Cogeneration Limited Partnership [Note S]                    49.50%        1%    Partnership     4,005      4,005
       07. Orange Cogen Funding Corp. [Note S]                                 100%               Uncertified         -          -
        08. Orange Holdings, Inc. [Note N]                                     100%               Uncertified         -          -
   03. CSW Ft. Lupton, Inc. [Note S]                                           100%                     1,000   104,500    104,500
    04. Thermo Cogeneration Partnership, L.P. [Note S]                          50%        50%    Partnership    10,320     10,320
    04. Cogeneration Holdings LLC. [Note S]                                     50%        50%    Uncertified     9,909      9,909
   03. Newgulf Power Venture, Inc. [Note S]                                    100%                     1,000     3,580      3,850
   03. CSW Sweeny GP I, Inc. [Note S]                                          100%                     1,000       609        609
    04. CSW Sweeny GP II, Inc. [Note S]                                        100%                     1,000       940        940
     05. Sweeny Cogeneration Limited Partnership [Note S]                        1%        49%    Partnership       542        542
   03. CSW Sweeny LP I, Inc. [Note S]                                          100%                     1,000    27,028     27,028
    04. CSW Sweeny LP II, Inc. [Note S]                                        100%                     1,000    35,549     35,549
     05. Sweeney Cogeneration Limited Partnership  [Note S]                     49%         1%    Partnership    26,559     26,559
   03. CSW Power Marketing, Inc. [Note N]                                      100%               Uncertified         -          -
   03. CSW Services International, Inc. [Note I]                               100%               Uncertified         -          -
  02. CSW International, Inc. [Note H]                                         100%                     1,000     5,020      5,020
   03. CSW International Two, Inc. [Note H]                                    100%                     1,000         -          -
    04. CSW UK Holdings [Note H]                                               100%               427,275,004         -          -
     05. CSWI Europe Limited [Note H]                                          100%                     1,000   (33,627)   (33,627)
      06. South Coast Power Limited [Note H]                                    50%        50%              1         -          -
      06. Shoreham Operations Company Limited [Note H]                          50%        50%              2         -          -
     05. CSW UK Finance Company [Note H]                                        90%        10%    Uncertified         -          -
    04 CSW UK Finance Company                                                   10%        90%    Uncertified         -          -
    04. CSW UK Investments Limited [Note H]                                    100%               Uncertified         -          -
   03. CSW International, Inc. (a Cayman Island Company) [Note H]              100%                     1,00    (41,982)   (41,982)
    04. CSW Vale L.L.C. [Note H]                                                99%         1%    Uncertified   (41,562)   (41,562)
   03. CSW Vale L.L.C. [Note H]                                                  1%        99%    Uncertified      (420)      (420)
   03. CSW International Energy Development Ltd. [Note H]                      100%               Uncertified         -          -
    04. Tenaska CSW International Ltd. [Note H]                                 50%        50%          1,000         -          -
  02. CSW Energy Services, Inc. [Note I]                                       100%               Uncertified         -          -
   03. Nuvest, L.L.C. [Note U]                                                92.90%      7.10%   Uncertified         -          -
    04. National Temporary Services, Inc. [Note U]                             100%               Uncertified         -          -
     05. Octagon, Inc. [Note U]                                                100%               Uncertified         -          -
    04. Numanco, L.L.C. [Note U]                                               100%               Uncertified         -          -
     05. NuSun, Inc. [Note U]                                                  100%               Uncertified         -          -
      06. Sun Technical Services, Inc. [Note U]                                100%               Uncertified         -          -
      06. Calibration and Testing Corporation [Note U]                         100%               Uncertified         -          -
     05. ESG, L.L.C. [Note U]                                                   50%        50%    Uncertified         -          -
     05. Numanco Services, LLC [U]                                             100%               Uncertified         -          -


Notes:
------
A.  Public utility holding company.
B.  Management, professional and technical services.
C.  Telecommunications.
D.  Broker and market energy commodities.
E.  Generation.
F. Investor in companies developing energy-related ideas, products and technologies.
G.  Distributed generation products.
H.  International energy-related investments, trading and other projects.
I.  Non-regulated energy-related services and products.
J.  Domestic electric utility.
K.  Coal mining (inactive).
L.  Coal mining (active).
M.  Coal preparation.
N.  Inactive.
O.  Subsidiary public utility holding company.
P.  Electric transmission.
Q.  Leasing.
R.  Accounts receivable factoring.
S.  Independent power.
T.  Real estate.
U.  Staff augmentation to power plants.
V.  Retail energy sales.
W.  Marketing of natural gas, electricity or energy-related products.
X.  Wind Power Generation.
Y.  Barging Services
AA. Finance Subsidiary
BB. Energy services including operations, supply chain, transmission and distribution
CC. Gas pipeline and processing
DD. Domestic energy-related investments, trading and other projects

CHANGES
-------
Name Changes
a.  From AEP Resources International, Limited To NGLE International, Limited
b. From AEP Resources Project Management Company, Limited To NGLE Project Management Company, Limited
c.  From AEP UK Holding, LLC To AEP Transportation, LLC
d.  Central and South West, Inc. to AEP Utilities, Inc.
e.  Houston Pipe Line Company, LLC to AEP Houston Pipe Line, LLC
f.  CPL Transition Funding LLC to AEP Texas Central Transition Funding LLC


Formations                                                      Jurisdiction                    Date
----------                                                      ------------                   ------
AEP Wind Energy, LLC                                              Delaware                    4/22/2003
AEP Coal Marketing, LLC                                           Delaware                    1/22/2003
AEP Emissions Marketing, LLC                                      Delaware                    1/22/2003
AEP Houston Pipe Line Company, LLC                                Delaware                     3/7/2003
AEP Transportation, LLC f/k/a AEP UK Holding, LLC                 Delaware                    1/23/2003
AEP Wind Holding, LLC                                             Delaware                    1/23/2003
Leesville Land, LLC                                               Delaware                    2/11/2003
Springdale Land, LLC                                              Delaware                    2/11/2003
AEP Wind Energy, LLC                                              Delaware                    4/22/2003


Changes in Status                                              Type of Change                    Date
-----------------                                              --------------                   ------
AEP Energy Services (Austria) Gmbh                                Dissolved                     9/2/2003
AEP Funding Limited                                               Dissolved                    3/31/2003
CSW Power do Brasil Ltda.                                         Dissolved                     5/9/2003
Enershop Inc.                                                     Dissolved                    6/30/2003
CSW Development 3, Inc.                                           Dissolved                     2/7/2003
CSW Development II, Inc.                                          Dissolved                     2/7/2003
CSW International (U.K.), Inc.                                    Dissolved                     2/7/2003
CSW Nevada, Inc.                                                  Dissolved                   12/31/2003
CSW Northwest GP, Inc.                                            Dissolved                   12/31/2003
CSW Northwest LP, Inc.                                            Dissolved                   12/31/2003
CSWI Netherlands, Inc.                                            Dissolved                   12/31/2003
Energy Trading Platform Holding Company                           Dissolved                   12/31/2003
Envirotherm, Inc.                                                 Dissolved                     2/7/2003
Mutual Energy Service Company, LLC                                  Sold                        3/1/2003
AEP Energy Services Norway AS                                       Sold                       4/25/2003
AEP Energy Services (Switzerland) Gmbh                            Dissolved                    12/3/2003
AEP Ohio Commercial & Industrial Retail Company, LLC              Dissolved                   12/12/2003
AEP Resources Do Brasil Ltda.                                       Sold                      10/17/2003
AEP Retail Energy, LLC                                            Dissolved                   12/12/2003
Caiua-Servicos de Electricidade                                     Sold                      10/17/2003
CSW Eastex GP I, Inc.                                             Dissolved                   12/12/2003
CSW Eastex GP II, Inc.                                            Dissolved                   12/31/2003
CSW Eastex LP I, Inc.                                             Dissolved                   12/31/2003
CSW Eastex LP II, Inc.                                            Dissolved                   12/31/2003
CSWC Southwest Holdings, Inc.                                     Dissolved                   12/31/2003
CSWC Telechoice Management, Inc.                                  Dissolved                   12/12/2003
Eastex Cogeneration Limited Partnership                           Dissolved                   12/12/2003
Empressa de Electricidade Vale de Paranapanema S.A.                 Sold                      10/17/2003
Industry And Energy Associates LLC                                  Sold                      10/20/2003
IPS Eastex, L.L.C.                                                Dissolved                   12/31/2003
Southwestern Wholesale Electric Company                           Dissolved                    12/5/2003

ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS

Acquisition of Utility Assets:
-----------------------------
                                                       Brief Description of
    Name of Company           Consideration                Transaction                     Location           Exemption
    ---------------           -------------            --------------------                --------           ---------
         None



Sale of Utility Assets:
----------------------
                                                       Brief Description of
    Name of Company           Consideration                Transaction                     Location           Exemption
    ---------------           -------------            --------------------                --------           ---------
                                                     Sale of two transformers
   Columbus Southern                                 and facilities at OSU 138
     Power Company            $1,284,000.00               KV Substation *                Columbus, Ohio        Rule 44

       AEP Texas
    Central Company            1,250,000.00             Sale of 5,000 poles                  Texas             Rule 44

       AEP Texas                                      Sale of Dupont-Victoria              Victoria
    Central Company            3,740,125.38                  Substation                  County, Texas         Rule 44

    Indiana Michigan                                                                      Michigan and
     Power Company             5,611,275.00             Sale of 24,939 poles                Indiana            Rule 44


* Equipment sold for a total purchase price of $3,852,000 in 2001. Payments of one-third each were received in 2001 and 2002, and the final one-third payment
was received in 2003.


ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES


Name of Issuer and                                                        Consideration     Authorization
Description of Issues                Date and Form of Transactions        (in thousands)    or Exemption
         (1)                                      (2)                          (3)               (4)
---------------------                -----------------------------        -------------     -------------

Appalachian Power Company (APCo):
---------------------------------

 Senior Unsecured Notes,
  3.60% Series, Due 2008            04/30/03 - Public Offering              $198,566           Rule 52
  5.95% Series, Due 2033            04/30/03 - Public Offering               197,678           Rule 52

Columbus Southern Power Company (CSPCo):
----------------------------------------

 Senior Unsecured Notes,
  5.50% Series, Due 2013            02/11/03 - Public Offering               247,718           Rule 52
  6.60% Series, Due 2033            02/11/03 - Public Offering               246,633           Rule 52
  4.40% Series, Due 2010            11/20/03 - Public Offering               148,564           Rule 52

CSW Energy (Trent Wind Farm)(CSWE):
-----------------------------------

 Note Payable,
  Variable Note, Due 2011           11/18/03 - Private Offering               74,250           Rule 52

Dolet Hills Lignite Co. LLC (DHLC):
-----------------------------------

 Note Payable,
  4.47% Note, Due 2011              05/16/03 - Private Offering               44,324           Rule 52

Kentucky Power Company (KPCo):
------------------------------

 Senior Unsecured Notes,
  5.625% Series, Due 2032           06/10/03 - Public Offering                74,169           Rule 52

Ohio Power Company (OPCo):
--------------------------

 Senior Unsecured Notes,
  5.50% Series, Due 2013            02/11/03 - Public Offering               247,728           Rule 52
  6.60% Series, Due 2033            02/11/03 - Public Offering               246,648           Rule 52
  4.85% Series, Due 2014            07/08/03 - Public Offering               223,153           Rule 52
  6.375% Series,Due 2033            07/08/03 - Public Offering               220,986           Rule 52

Public Service of Oklahoma (PSO):
---------------------------------

 Senior Unsecured Notes,
  4.85% Series, Due 2010            09/10/03 - Public Offering               148,607           Rule 52

Sabine Mining Company (Sabine):
-------------------------------

 Notes Payable,
  6.36% Note, Due 2007              07/01/03 - Private Offering                4,000           Rule 52
  Variable Note, Due 2008           07/01/03 - Private Offering               15,000           Rule 52
  7.03% Note, Due 2012              07/01/03 - Private Offering               20,000           Rule 52

GUARANTEE:

 At December 31, 2003, American Electric Power Company, Inc. had outstanding parental guaranties of approximately $2.1 billion.

 Note: We have not reported transactions previously reported on form U-6B2.


ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES


                                            Name of Company                       Extinguished (EXT)
Name of Issuer and                      Acquiring, Redeeming or   Consideration     or Held (H) for     Authorization
  Title of Issue                          Retiring Securities     (in thousands)  Further Disposition   or Exemption
        (1)                                       (2)                  (3)                (4)                (5)
------------------                      -----------------------   -------------   -------------------   -------------
American Electric Power Company (AEP):
--------------------------------------
  Senior Unsecured Notes
   6.125% Series Due 2006                         AEP                 $49,140             EXT             Rule 42
   5.50%  Series Due 2003                         AEP                 250,000             EXT             Rule 42

AEP Desert Sky (AEPDS):
-----------------------

  Note Payable
   Variable Series Due 2017                       AEPDS                 6,459             EXT             Rule 42

AEP Texas Central Company (TCC):
--------------------------------

  Cumulative Preferred Stock
   $100 Par Value
   4.00% Series                                   TCC                       1             EXT             Rule 42

  First Mortgage Bonds
   6.875% Series Due 2003                         TCC                  16,418             EXT             Rule 42
   7.50%  Series Due 2023                         TCC                  17,996             EXT             Rule 42

AEP Texas North Company (TNC):
------------------------------

  Cumulative Preferred Stock
   $100 Par Value
   4.40% Series                                   TNC                       7             EXT             Rule 42

AEP Resources, Inc.(AEPR):
--------------------------

  Senior Unsecured Notes Payable
   6-1/2% Series Due 2003                         AEPR                350,000             EXT             Rule 42

American Electric Power Service Corp (AEPSC):
---------------------------------------------

  Mortgage Notes
   9.60% Series Due 2008                          AEPSC                 2,000             EXT             Rule 42
   6.355% Series Due 2003                         AEPSC                10,000             EXT             Rule 42

Appalachian Power Company (APCo):
---------------------------------

  Cumulative Preferred Stock
    No Par Value
    4-1/2% Series                                 APCo                      3             EXT             Rule 42
    5.90% Series                                  APCo                  2,500             EXT             Rule 42
    5.92% Series                                  APCo                  3,000             EXT             Rule 42

  First Mortgage Bonds
    8.50%  Series Due 2022                        APCo                 70,000             EXT             Rule 42
    7.80%  Series Due 2023                        APCo                 31,416             EXT             Rule 42
    7.15% Series Due 2023                         APCo                 20,000             EXT             Rule 42
    6.00%  Series Due 2003                        APCo                 30,000             EXT             Rule 42

  Senior Unsecured Notes
    7.20%  Series Due 2038                        APCo                100,000             EXT             Rule 42
    7.30%  Series Due 2038                        APCo                100,000             EXT             Rule 42
    Variable Series Due 2003                      APCo                125,000             EXT             Rule 42

Columbus Southern Power Company (CSPCo):
----------------------------------------

  First Mortgage Bonds
    8.70%  Series Due 2022                        CSPCo                 2,087             EXT             Rule 42
    8.55%  Series Due 2022                        CSPCo                15,642             EXT             Rule 42
    8.40%  Series Due 2022                        CSPCo                14,588             EXT             Rule 42
    8.40%  Series Due 2022                        CSPCo                13,546             EXT             Rule 42
    6.80%  Series Due 2003                        CSPCo                13,000             EXT             Rule 42
    6.55%  Series Due 2004                        CSPCo                26,500             EXT             Rule 42
    6.75%  Series Due 2004                        CSPCo                26,000             EXT             Rule 42
    7.90%  Series Due 2023                        CSPCo                41,580             EXT             Rule 42
    7.75%  Series Due 2023                        CSPCo                34,409             EXT             Rule 42
    6.60%  Series Due 2003                        CSPCo                25,000             EXT             Rule 42
    6.10%  Series Due 2003                        CSPCo                 5,000             EXT             Rule 42

CPL Transition Funding (CPLTF):
-------------------------------

  Securitization Bonds
    3.54%  Series Due 2005                        CPLTF                51,013             EXT             Rule 42

Dolet Hills Lignite Company (DHLC):
-----------------------------------

  Note Payable
    4.47%  Series Due 2011                        DHLC                 $3,984             EXT             Rule 42

Indiana Michigan Power Company (I&M):
-------------------------------------

  Cumulative Preferred Stock
    $100 Par Value
    6-7/8% Series                                 I&M                   1,500             EXT             Rule 42

  First Mortgage Bonds
    6.10%  Series Due 2003                        I&M                  30,000             EXT             Rule 42
    8.50%  Series Due 2022                        I&M                  75,000             EXT             Rule 42
    7.35%  Series Due 2023                        I&M                  15,000             EXT             Rule 42

  Junior Debentures
    8.00%  Series Due 2026                        I&M                  40,000             EXT             Rule 42
    7.60%  Series Due 2038                        I&M                 125,000             EXT             Rule 42

JMG Funding Corporation (JMG):
------------------------------

  Note Payable
    6.81%  Series Due 2008                        JMG                   1,463             EXT             Rule 42

Kentucky Power Company (KPCo):
------------------------------

  Junior Debentures
    8.72% Series Due 2025                         KPCo                 40,000             EXT             Rule 42

Ohio Power Company (OPCo):
--------------------------

  Preferred Stock
   $100 Par Value
   4-1/2% Series                                  OPCo                      1             EXT             Rule 42
   6.02% Series                                   OPCo                  1,100             EXT             Rule 42
   6.35% Series                                   OPCo                    500             EXT             Rule 42

  First Mortgage Bonds
   6.75%  Series Due 2003                         OPCo                 29,850             EXT             Rule 42
   6.55%  Series Due 2003                         OPCo                 27,315             EXT             Rule 42
   6.00%  Series Due 2003                         OPCo                 12,500             EXT             Rule 42
   6.15%  Series Due 2003                         OPCo                 20,000             EXT             Rule 42
   7.75%  Series Due 2023                         OPCo                  5,194             EXT             Rule 42
   7.375% Series Due 2023                         OPCo                 20,997             EXT             Rule 42
   7.10%  Series Due 2023                         OPCo                 12,426             EXT             Rule 42

Public Service Company of Oklahoma (PSO):
-----------------------------------------

  First Mortgage Bonds
   6.25%  Series Due 2003                         PSO                  35,000             EXT             Rule 42
   7.25%  Series Due 2003                         PSO                  65,000             EXT             Rule 42
   7.375% Series Due 2023                         PSO                 102,970             EXT             Rule 42

Sabine Mining Company (Sabine):
-------------------------------

  Notes Payable
   Variable Series Due 2008                       Sabine                1,500             EXT             Rule 42

Southwestern Electric Power Company (SWEPCo):
---------------------------------------------

  Preferred Stock
   $100 Par Value
   5.0% Series                                    SWEPCo                    1             EXT             Rule 42

  First Mortgage Bonds
   6-1/5% Series Due 2006                         SWEPCo                  145             EXT             Rule 42
   6-5/8% Series Due 2003                         SWEPCo               55,000             EXT             Rule 42
   7-1/4% Series Due 2023                         SWEPCo               46,377             EXT             Rule 42
  Trust Preferred Securities
    7-875% Series Due 2037                        SWEPCo              113,402             EXT             Rule 42




Note:  We have not reported transactions previously reported on form U-6B2.

ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES AS OF DECEMBER 31, 2003.

1. Aggregate amount of investments in persons operating in the retail service area of AEP or of its subsidiaries.


                                Aggregate Amount of
                                  Investments in
                                Persons(Entities),
                                Operating in Retail   Number of
         Name of                  Service Area of      Persons               Description of
         Company                       Owner          (Entities)           Persons (Entities)
           (1)                          (2)              (3)                       (4)
-------------------------       -------------------  -----------  -----------------------------------
Appalachian Power Company                 $1,291            10    Economic and Industrial Development
                                                                  Corporations

Wheeling Power Company                        13             1    Industrial Development Corporation


2. Subsidiaries owned not included in 1 above.


None

ITEM 6.  OFFICERS AND DIRECTORS
PART I as of December 31, 2003

The following are the abbreviations to be used for principal business address and positions.

Principal Business Address        Code
--------------------------------------
1 Riverside Plaza
Columbus, OH 43215                 (a)

155 W. Nationwide Blvd, Ste 500
Columbus, OH 43215                 (b)

700 Morrison Road
Gahanna, OH 43230                  (c)

P.O. Box 60
Fort Wayne, IN 46801               (d)

40 Franklin Road
Roanoke, VA 24022                  (e)

Pushan Power Plant, Admin. Bldg.
Nanyang City, Henan Province
China 473000                       (f)

Walker House
P.O. Box 908GT
George Town, Grand Cayman
Cayman Islands                     (g)

400 W. 15th Street
Austin, TX 78701                   (h)

1105 North Market Street
Wilmington, DE 19801               (i)

624 Bourke Street, Level 15
Melbourne, Victoria
3000 Australia                     (j)

29/30 St. James's Street, London
SW1A 1HB, Great Britain            (k)

P.O. Box B
Brilliant, OH 43913                (l)

248 South Lake Drive
Prestonburg, KY 41653              (n)

1 Atlantic Quay
Glasgow, Scotland                  (m)

222 Bayou Road
Belle Chasse, LA 70037             (o)

P.O. Box 127, Convent, LA 70723    (p)

Herengracht 548
Rokin 55, 1012 KK Amsterdam
The Netherlands                    (q)

Suite 400, Deseret Building
Salt Lake City, UT 84111           (r)

Ste 5B,Level 66,MLC Cntr,Martin Plc,
Sydney NSW 2000, Australia         (s)

P.O. Box 1328
Fayettesville, AR  72702           (t)

5475 William Flynn Highway
Gibsonia, PA 15044                 (u)

16090 Swingley Ridge Rd.#600
Chesterfield, MO 63017             (v)

P.O. Box 468
Piketon, Ohio 45661                (w)

Basin Road S.,Portslade,Brighton
East Sussex BN41 1WF GB            (y)

474 Flinders Street
Melbourne, Victoria
3000 Australia                     (aa)

1201 Louisiana St., Suite 1200
Houston, TX 77002                  (bb)

Av Dr. Churcrizaldan, 920-8E
13 Andares, Market Place Tower
04583-404-Sao Paulo-SP-Brazil      (cc)

50 Berkeley Street, 6th Fl.
Mayfair, London W1J8AP GB          (ff)

1616 Woodall Rodgers Freeway
Dallas, TX 75202                   (ll)

Torre Chapultepec Piso 13
Ruben Dario, No.281,
Bosques de Chapultepec
11580 Mexico, D.F.                 (pp)

Williams Tower 2, W. 2nd Street
Tulsa, OK 74121                    (qq)

428 Travis Street
Shreveport, LA 71101               (rr)



Code          Position
----------------------

AGC      Associate General Counsel
AS       Assistant Secretary
AT       Assistant Treasurer
B        Board of Managers
C        Controller
CAO      Chief Accounting Officer
CB       Chairman of the Board
CCO      Chief Credit Officer
CEO      Chief Executive Officer
CFO      Chief Financial Officer
CIO      Chief Information Officer
CSO      Chief Security Officer
CNO      Chief Nuclear Officer
COO      Chief Operating Officer
CRO      Chief Risk Officer
D        Director
DC       Deputy Controller
DGC      Deputy General Counsel
EVP      Executive Vice President
GC       General Counsel
GM       General Manager
MD       Managing Director
P        President
S        Secretary
SVP      Senior Vice President
T        Treasurer
VCB      Vice Chairman of the Board
VP       Vice President


The officer's or director's principal business address is the same as indicated in the Company heading unless another address is provided with the individual's name.


American Electric Power Company, Inc.
Name and Principal Address(a) Position
--------------------------------------

E. R. Brooks                    D
3919 Crescent Drive
Granbury, TX 76049
Donald M. Carlton               D
8501 Mo-Pac Blvd.
Austin, TX 78720
John P. DesBarres               D
P.O. Box 189
Park City, UT 84060
E. Linn Draper, Jr.             D,CB,P,CEO
Robert W. Fri                   D
6001 Overlea Road
Bethesda, MD 20816
William R. Howell               D
42113 N. 105th Street
Scottsdale, AZ  85262
Lester A Hudson, Jr.            D
MSC#1223
Queens University
1900 Selwyn Ave.
Charlotte, NC  28274
Leonard J. Kujawa               D
2660 Peachtree Rd. N.W
Atlanta, GA 30305
Richard L. Sandor               D
111 W. Jackson Blvd., 14th FL.
Chicago, IL 60604
Thomas V. Shockley, III         D,VCB
Donald G. Smith                 D
P.O. Box 13948
Roanoke, VA 24038
Linda Gillespie Stuntz          D
555 Eleventh St. N.W.
Washington, DC 20004
Kathryn D. Sullivan             D
795 Old Oak Trace
Columbus, OH 43235
Henry W. Fayne                  VP
Susan Tomasky                   VP,S,CFO
Joseph M. Buonaiuto             C,CAO
Leonard V. Assante              DC
Thomas G. Berkemeyer            AS
Jeffrey D. Cross                AS
Wendy G. Hargus (ll)            AT

AEP Acquisition, L.L.C.
Name and Principal Address(a) Position
--------------------------------------

Holly Keller Koeppel (b)        P
Thomas V. Shockley,III          CB
Jeffrey D. Cross                VP
Armando A. Pena                 VP
Stephen P. Smith                T
Joseph M. Buonaiuto             C
Timothy A. King                 S

AEP Coal, Inc.
Name and Principal Address(a) Position
--------------------------------------

Michael J. Beyer (b)          D,P
Jeffrey D. Cross              D,VP
Armando A. Pena               D,VP
Susan Tomasky                 D,VP
Nelson L. Kidder (n)          VP
David G. Zatezalo (n)         VP
Timothy A. King               S

AEP Coal Marketing, Inc.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              B,VP
Holly Keller Koeppel (b)      B,P
Armando A. Pena               B,VP
Charles E. Zebula (b)         B,VP
C. R. Boyle, III (b)          VP
Ronald A. Erd                 VP
Kevin McGowan (b)             VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C
Timothy A. King               S

AEP Communications, Inc.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,P
Gregory S. Campbell (b)       VP
Holly Keller Koeppel (b)      VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

AEP Communications, LLC
Name and Principal Address(a) Position
--------------------------------------

Holly Keller Koeppel (b)      B,VP
Armando A. Pena               B
Susan Tomasky                 B,P
Stephen P. Smith              T
Timothy A. King               S

AEP Credit, Inc.
Name and Principal Address(a) Position
--------------------------------------

E. Linn Draper, Jr.           D,CB,CEO,P
Henry W. Fayne                D,VP
Thomas M. Hagan               D
L. T. McDowell                D
13303 Peyton Drive
Dallas, TX  75240
Armando A. Pena               D
Thomas V. Shockley, III       D
Susan Tomasky                 D,VP
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

AEP C&I Company, LLC
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              B,VP
Holly Keller Koeppel (b)      B,VP
Armando A. Pena               B,VP
Thomas V. Shockley,III        B,CB,P
Stephen P. Smith              T
Timothy A. King               S

AEP Delaware Investment Company
Name and Principal Address(i) Position
--------------------------------------

Sean Breiner                  D
Jeffrey D. Cross (a)          D,VP
Timothy A. King (a)           D,S
John A. Oscar,Jr.             D
Armando A. Pena (a)           D,P
Mark A. Pyle (a)              D
Stephen P. Smith (a)          T
Joseph M. Buonaiuto (a)       C

AEP Delaware Investment Company II
Name and Principal Address(i) Position
--------------------------------------

Sean Breiner                  D
Jeffrey D. Cross (a)          D,VP
Timothy A. King (a)           D,S
John A. Oscar,Jr.             D
Armando A. Pena (a)           D,P
Mark A. Pyle (a)              D
Lonnie L. Dieck (b)           VP
Holly Keller Koeppel (b)      VP
Randy G. Ryan (b)             VP
Stephen P. Smith (a)          T
Joseph M. Buonaiuto(a)        C

AEP Delaware Investment Company III
Name and Principal Address(i) Position
--------------------------------------

Sean Breiner                  D
Jeffrey D. Cross (a)          D,VP
Timothy A. King (a)           D,S
John A. Oscar,Jr.             D
Armando A. Pena (a)           D,P
Mark A. Pyle (a)              D
Stephen P. Smith (a)          T
Joseph M. Buonaiuto(a)        C

AEP Desert Sky GP, LLC
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              B,VP
Holly Keller Koeppel (b)      B,VP
Armando A. Pena               B,VP
Thomas V. Shockley,III        B,CB,P
Ronald A. Erd                 VP
A. Wade Smith                 VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C
Timothy A. King               S

AEP Desert Sky LP, LLC
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              B,VP
Holly Keller Koeppel (b)      B,VP
Armando A. Pena               B,VP
Thomas V. Shockley,III        B,CB,P
Ronald A. Erd                 VP
A. Wade Smith                 VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C
Timothy A. King               S

AEP Desert Sky LP II, LLC
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              B,VP
Holly Keller Koeppel (b)      B,VP
Armando A. Pena               B,VP
Thomas V. Shockley,III        B,CB,P
Ronald A. Erd                 VP
A. Wade Smith                 VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C
Timothy A. King               S

AEP Elmwood LLC
Name and Principal Address(o) Position
--------------------------------------

Holly Keller Koeppel(b)       B,VP
Armando A. Pena (a)           B
Mark K. Knoy (v)              P
Michael J. Beyer (b)          VP
Stephen P. Smith (a)          T
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

AEP Emissions Marketing, LLC
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              B,VP
Holly Keller Koeppel (b)      B,P
Armando A. Pena               B,VP
Charles E. Zebula (b)         B,VP
C. R. Boyle, III (b)          VP
Ronald A. Erd                 VP
Kevin J. McGowan (b)          VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C
Timothy A. King               S

AEP EmTech, LLC
Name and Principal Address(a) Position
--------------------------------------

Henry W. Fayne                B
Thomas V. Shockley,III        B
Susan Tomasky                 B
Paul Chodak III               P
Jeffrey D. Cross              VP
Thomas L. Jones               VP
Holly Keller Koeppel (b)      VP
John H. Provanzana            VP
Stephen P. Smith              T
Timothy A. King               S

AEP Energy Services Gas Holding Company
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D,VP
E. Linn Draper, Jr.           D,CB,CEO
Holly Keller Koeppel (b)      D,VP
Armando A. Pena               D,VP
Thomas V. Shockley,III        D,P
Susan Tomasky                 D
Ronald A. Erd                 VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C
Timothy A. King               S

AEP Energy Services Gas Holding Company II, LLC
Name and Principal Address(a) Position
--------------------------------------

None


AEP Energy Services GmbH
(IN LIQUIDATION 2/3/03)
Name and Principal Address(ff)Position
--------------------------------------

Armando A. Pena (a)           LIQUIDATOR

AEP Energy Services Investments, Inc.
Name and Principal Address(i) Position
--------------------------------------

Sean A. Breiner               D
Jeffrey D. Cross (a)          D,VP
Timothy A. King (a)           D,S
John A. Oscar,Jr.             D
Armando A. Pena (a)           D,VP
Mark A. Pyle      (a)         D
Thomas V. Shockley,III(a)     P
Stephen P. Smith (a)          T
Joseph M. Buonaiuto (a)       C

AEP Energy Services Limited
Name and Principal Address(ff)Position
--------------------------------------

Jeffrey D. Cross (a)          D
Ronald A. Erd (a)             D
Holly Keller Koeppel (b)      D
Armando A. Pena (a)           D
Stuart W. Staley              MD
John David Young              D
Wendy Hargus (ll)             T
Linda M. Pszon                S

AEP Energy Services Trading Limited
Name and Principal Address(ff)Position
--------------------------------------

Stuart W. Staley              D
John David Young              D
Armando A. Pena (a)           T
Linda M. Pszon                S

AEP Energy Services(Australia)Pty Ltd
Name and Principal Address(s)Position
-------------------------------------

Jeffrey D. Cross (a)          D
Ronald A. Erd (a)             D
Paul Robert Rainey            D,S
600 Bourke Street, Melbourn,
Victoria, 3000 Australia
John David Young (ff)         D
Armando A. Pena (a)           T
Linda M. Pszon (ff)           S

AEP Energy Services, Inc.
Name and Principal Address(a) Position
--------------------------------------
Jeffrey D. Cross              D
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Holly Keller Koeppel (b)      D,P
Armando A. Pena               D,VP
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,VP
Ronald A. Erd                 VP
Nelson L. Kidder (n)          VP
Donald B. Simpson (b)         VP
David G Zatezalo (n)          VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

AEP Energy Services UK Generation Limited
Name and Principal Address(ff)Position
--------------------------------------

Paul E. Connon                D
Jeffrey D. Cross (a)          D
Holly Keller Koeppel (b)      D
Armando A. Pena (a)           D
Surinder S. Toor              D
Wendy G. Hargus (ll)          T
Linda M. Pszon                S

AEP Energy Services Ventures, Inc.
Name and Principal Address(i) Position
--------------------------------------

Sean A. Breiner               D
Jeffrey D. Cross (a)          D,VP
Timothy A. King (a)           D,S
John A. Oscar,Jr.             D
Armando A. Pena (a)           D,VP
Mark A. Pyle (a)              D
Thomas V. Shockley,III(a)     P
Stephen P. Smith (a)          T
Joseph M. Buonaiuto (a)       C

AEP Energy Services Ventures II, Inc.
Name and Principal Address(i) Position
--------------------------------------

Sean A. Breiner               D
Jeffrey D. Cross (a)          D,VP
Timothy A. King (a)           D,S
John A. Oscar,Jr.             D
Armando A. Pena (a)           D,VP
Mark A. Pyle (a)              D
Thomas V. Shockley,III(a)     P
Stephen P. Smith (a)          T
Joseph M. Buonaiuto (a)       C

AEP Energy Services Ventures III, Inc.
Name and Principal Address(i) Position
--------------------------------------

Sean A. Breiner               D
Jeffrey D. Cross (a)          D,VP
Timothy A. King (a)           D,S
John A. Oscar,Jr.             D
Armando A. Pena (a)           D,VP
Mark A. Pyle      (a)         D
Thomas V. Shockley,III(a)     P
Stephen P. Smith (a)          T
Joseph M. Buonaiuto (a)       C

AEP Fiber Venture, LLC
Name and Principal Address(a) Position
--------------------------------------

Holly Keller Koeppel (b)      B,VP
Armando A. Pena               B,VP
Susan Tomasky                 B,P
Jeffrey D. Cross              VP
Stephen P. Smith              T
Timothy A. King               S

AEP Gas Marketing LP
Name and Principal Address(bb)Position
--------------------------------------

Holly Keller Koeppel (b)      P
Jeffrey D. Cross (a)          VP
Jim Deidiker                  VP
Edward D. Gottlob             VP
Armando A. Pena (a)           VP
Stephen Schneider             VP
Joseph M. Buonaiuto (a)       C
Stephen P. Smith              T
Timothy A. King (a)           S

AEP Gas Power GP, LLC
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              B,VP
Armando A. Pena               B
Robert P. Powers              B,VP
Thomas V. Shockley,III        B,CB,P
Stephen P. Smith              T
Timothy A. King               S

AEP Gas Power Systems, LLC
Name and Principal Address(a) Position
--------------------------------------

Charles C. Cooper             B
430 Telser Road
Lake Zurich, IL 60047-1588
Daniel O. Dickinson           B
430 Telser Road
Lake Zurich, IL 60047-1588
Robert P. Powers              B
Michael W. Rencheck           B
Mark W. Marano                P,CEO
Armando A. Pena               T
Timothy A. King               S

AEP Generating Company
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,P
Thomas M. Hagan               D,VP
Armando A. Pena               D,VP
Robert P. Powers              D,VP
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,VP
William L. Sigmon,Jr. (b)     VP
Stephen P. Smith (a)          T
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

AEP Houston Pipe Line Company, LLC
Name and Principal Address(bb)Position
--------------------------------------

Jeffrey D. Cross (a)          B,VP
Holly Keller Koeppel (b)      B,P
Armando A. Pena (a)           B,VP
Thomas V. Shockley,III (a)    B
C. R. Boyle, III (b)          VP
Jim Deidiker                  VP
Ronald A. Erd (a)             VP
Edward D. Gottlob             VP
Stephen Schneider             VP
Stephen P. Smith (a)          T
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

AEP Investments, Inc.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,P
Michelle S. Kalnas            VP
Holly Keller Koeppel (b)      VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

AEP Kentucky Coal, L.L.C.
Name and Principal Address(n) Position
--------------------------------------

Jeffrey D. Cross (a)          B,VP
Armando A. Pena (a)           B,VP
David G. Zatezalo             B,P
Nelson L. Kidder              VP
Susan Tomasky (a)             VP
Stephen P. Smith (a)          T
Timothy A. King (a)           S

AEP MEMCo LLC
Name and Principal Address(v) Position
--------------------------------------

Holly Keller Koeppel (b)      B,VP
Armando A. Pena (a)           B
Mark K. Knoy                  P
Michael J. Beyer (b)          VP
Joseph M. Buonaiuto (a)       C
Stephen P. Smith (a)          T
Timothy A. King (a)           S

AEP Ohio Coal, L.L.C.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              B,VP
Armando A. Pena               B,VP
David G. Zatezalo (n)         B,P
Nelson L. Kidder (n)          VP
Susan Tomasky                 VP
Stephen P. Smith              T
Timothy A. King               S

AEP Ohio Retail Energy, LLC
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              B,VP
Holly Keller Koeppel (b)      B,VP
Armando A. Pena               B
Thomas V. Shockley,III        B,CB,P
Stephen P. Smith              T
Timothy A. King               S

AEP Power Marketing, Inc.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP
Susan Tomasky                 D,VP
Thomas V. Shockley,III        P
Joseph M. Buonaiuto           C,CAO
Stephen P. Smith              T
Timothy A. King               S

AEP Pro Serv, Inc.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP
Robert P. Powers              D,VP
Michael W. Rencheck           D,P
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,VP
Mark W. Marano                SVP
Robert T. Burns               VP
Mark A. Gray                  VP
John A. Mazzone (b)           VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

AEP Properties, L.L.C.
Name and Principal Address(a) Position
--------------------------------------

Ronald A. Erd                 B
A. Wade Smith                 B
Richard P. Walker (ll)        B

AEP Resources Australia Holdings Pty Ltd
Name and Principal Address(j) Position
--------------------------------------

Herbert L. Hogue (a)          D
Holly Keller Koeppel (b)      D
Armando A. Pena (a)           D,T
Paul Robert Rainey            D,S
Jeffrey D. Cross (a)          S

AEP Resources Australia Pty., Ltd.
Name and Principal Address(j) Position
--------------------------------------

Jeffrey D. Cross (a)          D,S
Armando A. Pena (a)           D,T
Paul Robert Rainey            D,S
Timothy A. King (a)           S

AEP Resources, Inc.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,P
Ronald A. Erd                 VP
Holly Keller Koeppel (b)      VP
James H. Sweeney              VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

AEP Resources Limited
Name and Principal Address(k) Position
--------------------------------------

Jeffrey D. Cross (a)          D
Holly Keller Koeppel (b)      D
Armando A. Pena (a)           D
Wendy G. Hargus (ll)          T
Timothy A. King (a)           S
Linda M. Pszon (ff)           S

AEP Texas Central Company
Name and Principal Address(a)Position
-------------------------------------

Jeffrey D. Cross              D
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,P
Thomas M. Hagan               D,VP
Armando A. Pena               D,VP
Robert P. Powers              D,VP
Thomas V. Shockley,III        D,VP
Susan Tomasky                 D,VP
Charles H. Adami (ll)         VP
Stephen W. Burge (b)          VP
Glenn M. Files                VP
Harry Gordon, Jr.             VP
539 N. Carancahua
Corpus Christi, TX  78401
Michelle S. Kalnas            VP
Mano K. Nazar                 VP
One Cook Place
Bridgman, MI  41906
Charles R. Patton (h)         VP
Julio C. Reyes (h)            VP
Marsha P. Ryan                VP
William L. Sigmon,Jr.(b)      VP
Richard P. Verret (c)         VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

AEP Texas Commercial & Industrial
Retail GP, LLC
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              B,VP
Holly Keller Koeppel (b)      B,VP
Armando A. Pena               B
Thomas V. Shockley,III        B,CB,P
Stephen P. Smith              T
Timothy A. King               S

AEP Texas Commercial & Industrial Retail
Limited Partnership
Name and Principal Address(h) Position
--------------------------------------

Thomas V. Shockley,III(a)     P
Jeffrey D. Cross (a)          VP
Holly Keller Koeppel(b)       VP
Armando A. Pena (a)           VP
Brian X. Tierney (b)          VP
Charles E. Zebula (b)         VP
Stephen P. Smith (a)          T
Timothy A. King (a)           S

AEP Texas North Company
Name and Principal Address(a)Position
-------------------------------------

Jeffrey D. Cross              D
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,P
Thomas M. Hagan               D,VP
Armando A. Pena               D,VP
Robert P. Powers              D,VP
Thomas V. Shockley,III        D,VP
Susan Tomasky                 D,VP
Charles H. Adami (ll)         VP
Stephen W. Burge (b)          VP
Glenn M. Files                VP
Harry Gordon, Jr.             VP
539 N. Carancahua
Corpus Christi, TX  78401
Michelle S. Kalnas            VP
Charles R. Patton (h)         VP
Julio C. Reyes (h)            VP
Marsha P. Ryan                VP
William L. Sigmon,Jr. (b)     VP
Richard P. Verret (c)         VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

AEP Texas POLR GP, LLC
Name and Principal Address(h) Position
--------------------------------------

Jeffrey D. Cross (a)          B,VP
Holly Keller Koeppel(b)       B,VP
Armando A. Pena (a)           B
Thomas V. Shockley,III(a)     B,CB,P
Stephen P. Smith (a)          T
Timothy A. King (a)           S

AEP Texas POLR, LLC
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              B,VP
Holly Keller Koeppel (b)      B,VP
Armando A. Pena               B
Thomas V. Shockley,III        B,CB,P
Stephen P. Smith              T
Timothy A. King               S

AEP Transportation, LLC
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              B,VP
Holly Keller Koeppel (b)      B,P
Armando A. Pena               B,VP
Charles E. Zebula (b)         B,VP
C. R. Boyle, III (b)          VP
Ronald A. Erd                 VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C
Timothy A. King               S

AEP T&D Services, LLC
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              B,VP
Glenn M. Files                B,P
Thomas L. Kirkpatrick         B
Armando A. Pena               B
Richard P. Verret (c)         B,VP
Dale E. Cory                  VP
1331 Goodale Blvd.
Columbus, OH 43212
G. Michael Taylor             VP
Stephen P. Smith              T
Timothy A. King               S

AEP Utilities, Inc. (was Central and South West Corporation)
Name and Principal Address(a)Position
-------------------------------------

Jeffery D. Cross              D
E. Linn Draper, Jr.           D,CB,CEO,P
Henry W. Fayne                D,VP
Thomas M. Hagan               D
Armando A. Pena               D
Robert P. Powers              D
Thomas V. Shockley,III        D,VCB,COO
Susan Tomasky                 D
Joseph M. Buonaiuto           C,CAO
Stephen P. Smith              T
Leonard V. Assante            DC
Timothy A. King               S

AEP West Virginia Coal, Inc.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D,VP
Armando A. Pena               D,VP
Susan Tomasky                 D,VP
David G. Zatezalo (n)         D,P
Nelson L. Kidder (n)          VP
Stephen P. Smith              T
Timothy A. King               S

AEP Wind Energy, LLC
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              B,VP
Holly Keller Koeppel (b)      B,VP
Armando A. Pena               B,VP
Thomas V. Shockley,III        B,P
Ronald A. Erd                 VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C
Timothy A. King               S

AEP Wind GP, LLC
Name and Principal Address(a) Position
--------------------------------------

Thomas V. Shockley,III        P
Jeffrey D. Cross              VP
Ronald A. Erd                 VP
Holly Keller Koeppel (b)      VP
Armando A. Pena               VP
A. Wade Smith                 VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C
Timothy A. King               S

AEP Wind Holding, LLC
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              B,VP
Holly Keller Koeppel (b)      B,VP
Armando A. Pena               B,VP
Thomas V. Shockley,III        B,P
Ronald A. Erd                 VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C
Timothy A. King               S


AEP Wind LP, LLC
Name and Principal Address(a) Position
--------------------------------------

Thomas V. Shockley,III        P
Jeffrey D. Cross              VP
Ronald A. Erd                 VP
Holly Keller Koeppel (b)      VP
Armando A. Pena               VP
A. Wade Smith                 VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C
Timothy A. King               S

AEP Wind LP II, LLC
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              B,VP
Holly Keller Koeppel (b)      B,VP
Armando A. Pena               B,VP
Thomas V. Shockley,III        B,CB,P
Ronald A. Erd                 VP
A. Wade Smith                 VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C
Timothy A. King               S

AEPR Energy Ventures B.V.
Name and Principal Address(q) Position
--------------------------------------

Jeffrey D. Cross (a)          MD
Armando A. Pena (a)           MD

AEPR Global Energy B.V.
Name and Principal Address(q) Position
--------------------------------------

Jeffrey D. Cross (a)          MD
Armando A. Pena (a)           MD

AEPR Global Holland Holding B.V.
Name and Principal Address(q) Position
--------------------------------------

AEP Resources, Inc. (a)       MD
Jeffrey D. Cross (a)          MD
Ronald A. Erd (a)             MD
Armando A. Pena (a)           MD
John David Young (ff)         MD

AEPR Global Investments B.V.
Name and Principal Address(q) Position
--------------------------------------

Jeffrey D. Cross (a)          MD
Ronald A. Erd (a)             MD
Armando A. Pena (a)           MD
John David Young (ff)         MD

AEPR Global Ventures B.V.
Name and Principal Address(q) Position
--------------------------------------

Jeffrey D. Cross (a)          MD
Ronald A. Erd      (a)        MD
Armando A. Pena (a)           MD
John David Young (ff)         MD

AEPR Ohio, LLC
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              B,VP
Armando A. Pena               B,VP
Thomas V. Shockley, III       B,CB,P
Stephen P. Smith              T
Timothy A. King               S

American Electric Power Service Corporation
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D,SVP,GC,AS
E. Linn Draper, Jr.           D,CB,P,CEO
Henry W. Fayne                D,EVP
Thomas M. Hagen               D,EVP
Holly Keller Koeppel (b)      D,EVP
Robert P. Powers              D,EVP
Thomas V. Shockley, III       D,VCB,COO
Susan Tomasky                 D,EVP,AS
Melinda S. Ackerman           SVP
Nicholas J. Ashooh            SVP
J. C. Baker                   SVP
A. Christopher Bakken,III     SVP
One Cook Place
Bridgman, MI 49106
C. R. Boyle, III (b)          SVP
Joseph M. Buonaiuto           SVP,C,CAO
Glenn M. Files                SVP
Joseph Hamrock                SVP,CIO
Dale E. Heydlauff             SVP
Michelle S. Kalnas            SVP
Mark W. Marano                SVP
R. E. Munczinski              SVP
Mano K. Nazar                 SVP,CNO
One Cook Place
Bridgman, MI 41906
Andrew W. Patterson           SVP
Armando A. Pena               SVP
Michael W. Rencheck           SVP
Marsha P. Ryan                SVP
William L. Sigmon,Jr.(b)      SVP
Scott N. Smith                SVP,CRO
Stephen P. Smith              SVP,T
Brian X. Tierney (b)          SVP
Richard P. Verret (c)         SVP
Charles E. Zebula (b)         SVP
Nicholas K. Akins             VP
Leonard V. Assante            VP
Michael J. Assante            VP,CSO
Mark A. Bailey (c)            VP
Keith Barnett (b)             VP
Thomas A. Barry (b)           VP
Robert W. Bradish (b)         VP
Edward J. Brady               VP
Bruce H. Braine               VP
Stephen W. Burge (b)          VP
Robert T. Burns               VP
Todd D Busby (b)              VP
G. A. Clark                   VP
110 W. Michigan Ave,
Lansing, MI  48933
Robert G. Cohn (b)            VP
Martin L. Cuilla (b)          VP
W. N. D'Onofrio               VP
John L. Dickerman             VP
Lonni L. Dieck (b)            VP
Diane M. Fitzgerald           VP
8523 Livingston Hills
Bridgman, MI  49106
Mark A. Gray                  VP
Greg B. Hall (b)              VP
James G. Haunty (c)           VP
Wendy G. Hargus (ll)          VP,AT
John D. Harper (c)            VP
Timothy G. Harshbarger        VP
Joseph R. Hartsoe             VP
801 Pennsylvania Ave.NW
Washington, DC 20004
Stephan T. Haynes (b)         VP
Frank Hilton (b)              VP,CCO
Anthony P. Kavanagh           VP
801 Pennsylvania Ave.NW
Washington, DC 20004
Nelson L. Kidder (n)          VP
Ray A. King (c)               VP
Thomas L. Kirkpatrick         VP
Preston S. Kissman            VP
Jeffery LaFleur (b)           VP
Timothy K. Light (b)          VP
Michael D. Martin             VP
Mark C. McCullough (b)        VP
Kevin J. McGowan (b)          VP
John M. McManus               VP
D. Michael Miller             VP,DGC
Scott P. Moore                VP
Richard A. Mueller            VP
Donald M. Norman (b)          VP
Gary M. Prescott              VP,DGC
Craig T. Rhoades              VP
Daniel J. Rogier              VP
William L. Scott              VP
Scott D. Slisher (b)          VP
O. J. Sever                   VP
Stuart Solomon                VP
Laura J. Thomas (b)           VP
David B. Trego                VP
David C. Warner (b)           VP
Mark A. Welch                 VP
Timothy A. King               S
Thomas G. Berkemeyer          AS,AGC

Appalachian Power Company
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,P
Thomas M. Hagan               D,VP
Armando A. Pena               D,VP
Robert P. Powers              D,VP
Thomas V. Shockley,III        D,VP
Susan Tomasky                 D,VP
R. D. Carson, Jr.             VP
1051 East Cary Street
Richmond, VA 23219
Mark E. Dempsey               VP
707 Virginia Street, East
Charleston, WV 25301
Glenn M. Files                VP
Gene M. Jensen                VP
P.O. Box 1986
Charleston, WV 25312
Michelle S. Kalnas            VP
Holly Keller Koeppel (b)      VP
Mark C. McCullough (b)        VP
Marsha P. Ryan                VP
William L. Sigmon,Jr. (b)     VP
Richard P. Verret (c)         VP
William F. Vineyard (b)       VP
Joseph M. Buonaiuto           C,CAO
Stephen P. Smith              T
Leonard V. Assante            DC
Timothy A. King               S

Blackhawk Coal Company
Name and Principal Address(r) Position
--------------------------------------

Jeffrey D. Cross (a)          D
E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
Armando A. Pena (a)           D,VP
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Gerald M. Dimmerling          P
377 Highway 522
Mansfield, LA  71052
Stephen P. Smith (a)          T
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Timothy A. King (a)           S

C3 Communications, Inc.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Holly Keller Koeppel (b)      D,VP
Armando A. Pena               D,VP
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,P
Stephen P. Smith              T
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

C3 Networks & Communications Limited
Partnership
Name and Principal Address(a) Position
--------------------------------------

Susan Tomasky                 P
Jeffrey D. Cross              VP
Holly Keller Koeppel (b)      VP
Armando A. Pena               VP
Stephen P. Smith              T
Timothy A. King               S

C3 Networks GP, L.L.C.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              B,VP
Holly Keller Koeppel (b)      B,VP
Armando A. Pena               B,VP
Susan Tomasky                 B,P
Stephen P. Smith              T
Timothy A. King               S

C3 Networks Limited Partnership
Name and Principal Address(a) Position
--------------------------------------

Susan Tomasky                 P
Jeffrey D. Cross              VP
Holly Keller Koeppel (b)      VP
Armando A. Pena               VP
Stephen P. Smith              T
Timothy A. King               S

Cardinal Operating Company
Name and Principal Address(l) Position
--------------------------------------

Anthony J. Ahern              D,VP
6677 Busch Blvd.
Columbus, OH 43226
J. C. Baker (a)               D
E. Linn Draper, Jr. (a)       D,P
Henry W. Fayne (a)            D,VP
Ralph E. Luffler              D,VP
P.O. Box 250
Lancaster, OH 43130-0250
Steven K. Nelson              D,VP
P.O. Box 280
Coshocton, OH 43812
Patrick W. O'Loughlin         D,VP
6677 Busch Blvd.
Columbus, OH 43226
Michael W. Rencheck (a)       D,VP
William L. Sigmon, Jr.(b)     D,VP
Michael L. Sims               D
3888 Stillwell Beckett Rd.
Oxford, OH 45056
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

Cedar Coal Co.
Name and Principal Address(e) Position
--------------------------------------

Jeffrey D. Cross (a)          D
E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
Armando A. Pena (a)           D,VP
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Gerald M. Dimmerling          P
377 Highway 522
Mansfield, LA  71052
Stephen P. Smith (a)          T
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Timothy A. King (a)           S

Central Appalachian Coal Company
Name and Principal Address(e) Position
--------------------------------------

Jeffrey D. Cross (a)          D
E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
Armando A. Pena (a)           D,VP
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Gerald M. Dimmerling          P
377 Highway 522
Mansfield, LA  71052
Stephen P. Smith (a)          T
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Timothy A. King (a)           S

Central Coal Company
Name and Principal Address(e) Position
--------------------------------------

Jeffrey D. Cross (a)          D
E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
Armando A. Pena (a)           D,VP
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
David G. Zatezalo (n)         P
Nelson L. Kidder (n)          VP
Stephen P. Smith (a)          T
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Timothy A. King (a)           S

Colomet, Inc.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D
E. Linn Draper, Jr.           D,P,CEO
Henry W. Fayne                D,VP
Thomas M. Hagan               D,VP
Armando A. Pena               D,VP
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,VP
Glenn M. Files                VP
Richard P. Verret (c)         VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

Columbus Southern Power Company
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,P
Thomas M. Hagan               D,VP
Armando A. Pena               D,VP
Robert P. Powers              D,VP
Thomas V. Shockley,III        D,VP
Susan Tomasky                 D,VP
Karl G. Boyd (d)              VP
David M. Fenstermaker (c)     VP
Glenn M. Files                VP
Jane A. Harf                  VP
88 East Broad Street,8th Fl.
Columbus, OH 43215
Michelle S. Kalnas            VP
Holly Keller Koeppel (b)      VP
Jeffrey D. LaFleur (b)        VP
Marsha P. Ryan                VP
William L. Sigmon,Jr. (b)     VP
Richard P. Verret (c)         VP
William F. Vineyard (b)       VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

Conesville Coal Preparation Company
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP
Thomas V. Shockley,III        D,VP
Susan Tomasky                 D,VP
Jeffrey D. LaFleur (b)        P
Stephen P. Smith              T
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

Conlease, Inc.
Name and Principal Address (p) Position
---------------------------------------

Holly Keller Koeppel (b)      D,VP
Armando A. Pena (a)           D,VP
Mark K. Knoy      (v)         P
Michael J. Beyer (b)          VP
Stephen P. Smith (a)          T
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

CSW Development-I, Inc.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D,VP
Holly Keller Koeppel (b)      D,P
Armando A. Pena               D,VP
Ronald A. Erd                 VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Energy Services, Inc.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D
Holly Keller Koeppel (b)      D,P
Armando A. Pena               D,VP
Thomas V. Shockley, III       D
Stephen P. Smith              T
Joseph M. Buonaiuto           C,CAO
Timothy A. King               S

CSW Energy, Inc.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Holly Keller Koeppel (b)      D,VP
Armando A. Pena               D,VP
Thomas V. Shockley, III       D,P
Susan Tomasky                 D,VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

CSW Ft. Lupton, Inc.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D,VP
Holly Keller Koeppel (b)      D,P
Armando A. Pena               D,VP
Ronald A. Erd                 VP
Wendy G. Hargus (ll)          T
Joseph M. Buonaiuto           C
Timothy A. King               S

CSW International Two, Inc.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D,VP
Timothy A. King               D,S
Armando A. Pena               D,P
Mark A. Pyle                  D
Holy Keller Koeppel  (b)      VP
Bradford R. Signet            VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C

CSW International, Inc.(a Delaware Corp.)
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP
Thomas V. Shockley, III       D,P
Susan Tomasky                 D,VP
Holly Keller Koeppel (b)      VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

CSW International, Inc.(a Cayman Corp.)
Name and Principal Address(a) Position
--------------------------------------

Holly Keller Koeppel (b)      D,P
Jeffrey D. Cross              D,VP
Armando A. Pena               D,VP
Susan Tomasky                 D
Wendy G. Hargus (ll)          T
Timothy A. King               S

CSW Mulberry II, Inc.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D,VP
Holly Keller Koeppel (b)      D,P
Armando A. Pena               D,VP
Ron A. Erd                    VP
Wendy G. Hargus (ll)          T
Joseph M. Buonaiuto           C
Timothy A. King               S

CSW Mulberry, Inc.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D,VP
Holly Keller Koeppel (b)      D,P
Armando A. Pena               D,VP
Ron A. Erd                    VP
Wendy G. Hargus (ll)          T
Joseph M. Buonaiuto           C
Timothy A. King               S

CSW Orange II, Inc.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D,VP
Holly Keller Koeppel (b)      D,P
Armando A. Pena               D,VP
Ronald A. Erd                 VP
Wendy G. Hargus (ll)          T
Joseph M. Buonaiuto           C
Timothy A. King               S

CSW Orange, Inc.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D,VP
Holly Keller Koeppel (b)      D,P
Armando A. Pena               D,VP
Ronald A. Erd                 VP
Wendy G. Hargus (ll)          T
Joseph M. Buonaiuto           C
Timothy A. King               S

CSW Power Marketing, Inc.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D,VP
Holly Keller Koeppel (b)      D,P
Armando A. Pena               D
Ronald A. Erd                 VP
Wendy G. Hargus (ll)          T
Joseph M. Buonaiuto           C
Timothy A. King               S

CSW Services International, Inc.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D,VP
Holly Keller Koeppel (b)      D,P
Armando A. Pena               D,VP
Ronald A. Erd                 VP
Wendy G. Hargus (ll)          T
Joseph M. Buonaiuto           C
Timothy A. King               S

CSW Sweeny GP II, Inc.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D,VP
Holly Keller Koeppel (b)      D,P
Armando A. Pena               D,VP
Ronald A. Erd                 VP
Wendy G. Hargus (ll)          T
Joseph M. Buonaiuto           C
Timothy A. King               S

CSW Sweeny GP I, Inc.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D,VP
Holly Keller Koeppel (b)      D,P
Armando A. Pena               D,VP
Ronald A. Erd                 VP
Wendy G. Hargus (ll)          T
Joseph M. Buonaiuto           C
Timothy A. King               S

CSW Sweeny LP II, Inc.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D,VP
Holly Keller Koeppel (b)      D,P
Armando A. Pena               D,VP
Ronald A. Erd                 VP
Wendy G. Hargus (ll)          T
Joseph M. Buonaiuto           C
Timothy A. King               S

CSW Sweeny LP I, Inc.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D,VP
Holly Keller Koeppel (b)      D,P
Armando A. Pena               D,VP
Ronald A. Erd                 VP
Wendy G. Hargus (ll)          T
Joseph M. Buonaiuto           C
Timothy A. King               S

CSW UK Finance Company
Name and Principal Address(ff)Position
--------------------------------------

E. Linn Draper,Jr.(a)         D
Holly Keller Koeppel (b)      D
Armando A. Pena (a)           D
Thomas V. Shockley,III(a)     D
Bradford R. Signet (a)        D
Susan Tomasky (a)             D
Stephen P. Smith (a)          T
Jeffrey D. Cross (a)          S

CSW UK Holdings
Name and Principal Address(ff)Position
--------------------------------------

E. Linn Draper,Jr.(a)         D
Holly Keller Koeppel (b)      D
Armando A. Pena (a)           D
Thomas V. Shockley,III(a)     D
Bradford R. Signet (a)        D
Susan Tomasky (a)             D
Stephen P. Smith (a)          T
Jeffrey D. Cross (a)          S

CSW UK Investments Limited
Name and Principal Address(ff)Position
--------------------------------------

E. Linn Draper,Jr.(a)         D
Holly Keller Koeppel (b)      D
Armando A. Pena (a)           D
Thomas V. Shockley,III(a)     D
Bradford R. Signet (a)        D
Susan Tomasky (a)             D
Stephen P. Smith (a)          T
Jeffrey D. Cross (a)          S

CSW Vale L.L.C.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D,VP
Holly Keller Koeppel (b)      D,P
Armando A. Pena               D,VP
Susan Tomasky                 D
Joesph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSWC License, Inc.
Name and Principal Address(a) Position
--------------------------------------

Holly Keller Koeppel (b)      D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley,III        D
Susan Tomasky                 P
Jeffrey D. Cross              VP
Joseph M. Buonaiuto           C
Timothy A. King               S

CSWI Europe Limited
Name and Principal Address(ff)Position
--------------------------------------

Paul E. Connon                D
Holly Keller Koeppel(b)       D
Stephen P. Smith (a)          T
Timothy A. King (a)           S

DECCO II, LLC
Name and Principal Address(a) Position
--------------------------------------

Michael W. Rencheck           CEO
Jeffrey D. Cross              VP
Armando A. Pena               VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C
Timothy A. King               S

Diversified Energy Contractors Company, LLC
Name and Principal Address(a) Position
--------------------------------------

Michael W. Rencheck           CEO
Jeffrey D. Cross              VP
John A. Mazzone (b)           VP
Armando A. Pena               VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C
Timothy A. King               S

Dolet Hills Lignite Company, LLC
Name and Principal Address(rr)Position
--------------------------------------

Jeffrey D. Cross (a)          B,VP
E. Linn Draper, Jr. (a)       B,CB,CEO
Armando A. Pena (a)           B,VP
Thomas V. Shockley,III(a)     B
Gerald M. Dimmerling          P
377 Highway 522
Mansfield, LA  71052
Stephen W. Burge (b)          VP
Stephen P. Smith (a)          T
Timothy A. King (a)           S

Franklin Real Estate Company
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D
E. Linn Draper, Jr.           D,CEO,P
Henry W. Fayne                D,VP
Thomas M. Hagan               D,VP
Armando A. Pena               D,VP
Thomas V. Shockley,III        D,VP
Susan Tomasky                 D,VP
Glenn M. Files                VP
Richard P. Verret             VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

Golden Prairie Holding Company LLC
Name and Principal Address(a) Position
--------------------------------------

Michael J. Kelley             B,T
Holly Keller Koeppel (b)      B,CB,P
Timothy K. Light (b)          B,VP

Golden Prairie Wind Farm LLC
Name and Principal Address(a) Position
--------------------------------------

Holly Keller Koeppel (b)      B,CB,P
Michael J. Kelley             B,T
Timothy K. Light (b)          B,VP

Houston Pipe Line Company LP
Name and Principal Address(bb)Position
--------------------------------------

Holly Keller Koeppel (b)      P
Jeffrey D. Cross (a)          VP
Jim Deidiker                  VP
Edward D. Gottlob             VP
Armando A. Pena (a)           VP
Stephen Schneider             VP
Stephen P. Smith (a)          T
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

HPL GP, LLC
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              B,VP
Holly Keller Koeppel (b)      B,P
Armando A. Pena               B,VP
Thomas V. Shockley, III       B
C. R. Boyle, III (b)          VP
Jim Deidiker (bb)             VP
Ronald A. Erd                 VP
Stephen Schneider (bb)        VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C
Timothy A. King               S

HPL Holdings, Inc.
Name and Principal Address(i) Position
--------------------------------------

Sean Breiner                  D
Jeffrey D. Cross (a)          D,VP
Timothy A. King (a)           D,S
John A. Oscar,Jr.             D
Armando A. Pena (a)           D,VP
Mark A. Pyle (a)              D
Stephen P. Smith (a)          T
Thomas V. Shockley,III(a)     P
Holley Keller Koeppel (b)     VP
Joseph M. Buonaiuto (a)       C

HPL Resources Company LP
Name and Principal Address(bb)Position
--------------------------------------

Thomas V. Shockley,III(a)     P
Jeffrey D. Cross (a)          VP
Edward D. Gottlob             VP
Holly Keller Koeppel (b)      VP
Armando A. Pena (a)           VP
Stephen Schneider             VP
Stephen P. Smith (a)          T
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

Indiana-Kentucky Electric Corporation
Name and Principal Address(w) Position
--------------------------------------

William S. Doty               D
20 NW Fourth Street
Evensville, IN  47741
E. Linn Draper, Jr. (a)       D,P
Ronald G. Jochum              D
20 NW Fourth Street
Evansville, IN 47741
Thomas J. Kalup               D
4350 Northern Pike
Monroeville, PA 15146
Marc E. Lewis (d)             D
John R. Sampson               D
101 W. Ohio Street, Ste 1320
Indianapolis, IN 46204
Stanley F. Szwed              D
76 S. Main Street
Akron, OH  44308
David L. Hart (a)             VP
David E. Jones                VP
Armando A. Pena (a)           VP
John D. Brodt                 S,T

Indiana Franklin Realty, Inc.
Name and Principal Address(d) Position
--------------------------------------

Jeffrey D. Cross (a)          D
E. Linn Draper, Jr. (a)       D,CEO,P
Henry W. Fayne (a)            D,VP
Thomas M. Hagan (a)           D,VP
Armando A. Pena (a)           D,VP
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Glenn M. Files (a)            VP
Richard P. Verret (c)         VP
Stephen P. Smith (a)          T
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Timothy A. King (a)           S

Indiana Michigan Power Company
Name and Principal Address(a) Position
--------------------------------------

Karl G. Boyd (d)              D
E. Linn Draper, Jr.           D,CB,CEO
John E. Ehler      (d)        D
Henry W. Fayne                D,P
Thomas M. Hagan               D,VP
Patrick C. Hale               D
2791 North U.S. HWY 231
Rockport, IN  47635
David L. Lahrman (d)          D
Marc E. Lewis (d)             D
Susanne M. Moorman (d)        D
Robert P. Powers              D,VP
John R. Sampson               D,VP
101 W. Ohio Street, Ste 1320
Indianapolis, IN 46204
Thomas V. Shockley,III        D,VP
Susan Tomasky                 D,VP
Karl G. Boyd (d)              VP
Glenn M. Files                VP
Joseph N. Jensen              VP
One Cook Place
Bridgman, MI  49106
Michelle S. Kalnas            VP
Holly Keller Koeppel (b)      VP
Mark C. McCullough (b)        VP
Mano K. Nazar                 VP
One Cook Place
Bridgeman, MI  41906
Armando A. Pena               VP
Marsha P. Ryan                VP
William L. Sigmon,Jr. (b)     VP
Richard P. Verret (c)         VP
William F. Vineyard   (b)     VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

Jefferson Island Storage & Hub L.L.C.
Name and Principal Address(bb)Position
--------------------------------------

Jeffrey D. Cross (a)          B,VP
Holly Keller Koeppel(b)       B,P
Armando A. Pena (a)           B,VP
Thomas V. Shockley,III(a)     B,CB
C. R. Boyle, III (b)          VP
Jim Deidiker                  VP
Ronald A. Erd (a)             VP
Edward D. Gottlob             VP
Stephen Schneider             VP
Stephen P. Smith (a)          T
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

Kentucky Power Company
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,P
Thomas M. Hagan               D,VP
Armando A. Pena               D,VP
Robert P. Powers              D,VP
Thomas V. Shockley,III        D,VP
Susan Tomasky                 D,VP
Glenn M. Files                VP
Gene M. Jensen                VP
P.O. Box 1986
Charleston, WV 25312
Michelle S. Kalnas            VP
Holly Keller Koeppel (b)      VP
Jeffery D. LaFleur (b)        VP
T. C. Mosher                  VP
101 Enterprise Drive
Frankfort, KY 40601
Marsha P. Ryan                VP
William L. Sigmon,Jr. (b)     VP
Richard P. Verret (c)         VP
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Stephen P. Smith              T
Timothy A. King               S

Kingsport Power Company
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,P
Thomas M. Hagan               D,VP
Armando A. Pena               D,VP
Robert P. Powers              D,VP
Thomas V. Shockley,III        D,VP
Susan Tomasky                 D,VP
R. D. Carson, Jr.             VP
1051 East Cary Street, 7th Fl.
Richmond, VA 23219
Glenn M. Files                VP
Gene M. Jensen                VP
P.O. Box 1986
Charleston, WV 25312
Michelle S. Kalnas            VP
Holley Keller Koeppel (b)     VP
Marsha P. Ryan                VP
Richard P. Verret (c)         VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

Leesville Land, LLC
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              B,VP
Holly Keller Koeppel (b)      B
David G. Zatezalo (n)         B,P
Nelson L. Kidder (n)          VP
Armando A. Pena               VP,T
Susan Tomasky                 VP
Timothy A. King               S

LIG Chemical Company
Name and Principal Address(bb)Position
--------------------------------------

Jeffrey D. Cross (a)          D,VP
Holly Keller Koeppel (b)      D,P
Armando A. Pena (a)           D,VP
Thomas V. Shockley,III(a)     D,CB
C. R. Boyle, III (b)          VP
Jim Deidiker                  VP
Ronald A. Erd (a)             VP
Edward D. Gottlob             VP
Stephen Schneider             VP
Stephen P. Smith (a)          T
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

LIG Liquids Company, L.L.C.
Name and Principal Address(bb)Position
--------------------------------------

Jeffrey D. Cross (a)          D,VP
Holly Keller Koeppel (b)      D,P
Armando A. Pena (a)           D,VP
Thomas V. Shockley,III(a)     D,CB
C. R. Boyle, III (b)          VP
Jim Deidiker                  VP
Ronald A. Erd (a)             VP
Edward D. Gottlob             VP
Stephen Schneider             VP
Stephen P. Smith (a)          T
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

LIG Pipeline Company
Name and Principal Address(bb)Position
--------------------------------------

Jeffrey D. Cross (a)          D,VP
Holly Keller Koeppel (b)      D,P
Armando A. Pena (a)           D,VP
Thomas V. Shockley,III(a)     D,CB
C. R. Boyle, III (b)          VP
Ronald A. Erd (a)             VP
Edward D. Gottlob             VP
Stephen Schneider             VP
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

LIG, Inc.
Name and Principal Address(bb)Position
--------------------------------------

Jeffrey D. Cross (a)          D,VP
Holly Keller Koeppel(b)       D,P
Armando A. Pena (a)           D,VP
Thomas V. Shockley,III(a)     D,CB
C. R. Boyle, III (b)          VP
Ronald A. Erd (a)             VP
Edward D. Gottlob             VP
Stephen Schneider             VP
Stephen P. Smith (a)          T
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

Louisiana Intrastate Gas Company, L.L.C.
Name and Principal Address(bb)Position
--------------------------------------

Jeffrey D. Cross (a)          B,VP
Holly Keller Koeppel(b)       B,P
Armando A. Pena (a)           B,VP
Thomas V. Shockley,III(a)     B,CB
C. R. Boyle, III (b)          VP
Jim Deidiker                  VP
Ronald A. Erd (a)             VP
Edward D. Gottlob             VP
Stephen Schneider             VP
Stephen P. Smith (a)          T
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

Mulberry Holdings, Inc.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D,VP
Holly Keller Koeppel (b)      D,P
Armando A. Pena               D,VP
Ronald A. Erd                 VP
Wendy G. Hargus (ll)          T
Joseph M. Buonaiuto           C
Timothy A. King               S

Mutual Energy L.L.C.
Name and Principal Address(a) Position
--------------------------------------

Thomas V. Shockley,III        CB,P
Jeffrey D. Cross              VP
Holly Keller Koeppel (b)      VP
Stephen P. Smith              T
Timothy A. King               S

Nanyang General Light Electric Co., Ltd.
Name and Principal Address(f) Position
--------------------------------------

Qin Qigen                     D,VCB
Jeffrey D. Cross (a)          D,S
Lonni L. Dieck (b)            D
Bernard Hu                    D
2648 Durfee Ave., #B
El Monte, CA 91732
Holly Keller Koeppel (b)      D
Ralph E. Life      (b)        D
Armando A. Pena (a)           D,CB
William L. Sigmon,Jr. (b)     D
Lu Ming Tao                   D
Hao Zhengshan                 D

Newgulf Power Venture, Inc.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D,VP
Holly Keller Koeppel (b)      D,P
Armando A. Pena               D,VP
Ronald A. Erd                 VP
Wendy G. Hargus (ll)          T
Joseph M. Buonaiuto           C
Timothy A. King               S

NGLE Pushan Power, LDC
Name and Principal Address(g) Position
--------------------------------------

Jeffrey D. Cross (a)          D,VP
Bernard Hu                    D
2648 Durfee Ave., #B
El Monte, CA  91732
Holly Keller Koeppel (b)      D,P
Armando A. Pena (a)           D,VP
Lonni L. Dieck (b)            VP
Wendy G. Hargus (ll)          T
Walkers SPV Limited           S

Noah I Power GP, Inc.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D,VP
Holly Keller Koeppel (b)      D,P
Armando A. Pena               D,VP
Ronald A. Erd                 VP
Wendy G. Hargus (ll)          T
Joseph M. Buonaiuto           C
Timothy A. King               S

Ohio Power Company
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,P
Thomas M. Hagan               D,VP
Armando A. Pena               D,VP
Robert P. Powers              D,VP
Thomas V. Shockley,III        D,VP
Susan Tomasky                 D,VP
Karl G. Boyd      (d)         VP
David M. Fenstermaker (c)     VP
Glenn M. Files                VP
Jane A. Harf                  VP
88 East Broad Street 8th Fl.
Columbus, OH  43215
Michelle S. Kalnas            VP
Holly Keller Koeppel (b)      VP
Jeffrey D. LaFleur (b)        VP
Mark C. McCullough (b)        VP
Marsha P. Ryan                VP
William L. Sigmon,Jr.(b)      VP
Richard P. Verret (c)         VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

Ohio Valley Electric Corporation
Name and Principal Address(w) Position
--------------------------------------

David C. Benson               D
4350 Northern Pike
Monroeville, PA 15146
H. Peter Burg                 D
76 South Main Street
Akron, OH 44308
William S. Doty               D
20 NW Fourth Street
Evansville, IN  47741
E. Linn Draper, Jr. (a)       D,P
Henry W. Fayne (a)            D
James P. Garlick              D
4350 Northern Pike
Monroeville, PA 15146
Thomas J. Kalup               D
4350 Northern Pike
Monroeville, PA 15146
Holly Keller Koeppel (b)      D
Guy L. Pipitone               D
76 South Main Street
Akron, OH 44308
John C. Procario              D
139 East Fourth Street
Cincinnati, OH 45202
Thomas V. Shockley,III(a)     D
A. Roger Smith                D
220 West Main Street
Louisville, KY 40202
Stanley F. Szwed              D
76 S. Main Street
Akron, OH  44308
Paul W. Thompson              D
220 West Main Street
Louisville, KY 40202
W. Steven Wolff               D
1065 Woodman Drive
Dayton, OH 45432
David L. Hart (a)             VP
David E. Jones                VP
Armando A. Pena (a)           VP
John D. Brodt                 S,T

Operaciones Azteca VIII, S. de R.L. de C.V.
Name and Principal Address(pp)Position
--------------------------------------

A. Wade Smith (a)             D
James H. Sweeney (a)          D
Robert H. Warburton           D
15 Wayside Rd.
Burlington, MA 01803
Neil Smith                    CB
15 Wayside Road
Burlington, MA 01803
Carlos de Maria y Campos Segura S
Torre del Bosqu
Blvd. Manuel Avila Camacho 24,
Piso 7, Col. Lomas de
Chapultepec 11000 Mexico, D.F.

Orange Cogen Funding Corp.
Name and Principal Address(a)Position
-------------------------------------

Holly Keller Koeppel (b)      D,CEO
John O'Rourke     (bb)        D,P
A. Wade Smith                 D
Douglas E. Stockton (bb)      D
Faye L. Stallings (bb)        CFO
Timothy A. King               S

Orange Cogeneration GP II, Inc.
Name and Principal Address(a)Position
-------------------------------------

Holly Keller Koeppel (b)      D,CEO
John O'Rourke     (bb)        D,P
A. Wade Smith                 D,GM
Douglas E. Stockton (bb)      D
Faye L. Stallings (bb)        CFO
David L. Siddall (bb)         S

Orange Cogeneration G.P., Inc.
Name and Principal Address(a)Position
-------------------------------------

Holly Keller Koeppel (b)      D,CEO
John O'Rourke     (bb)        D,P
A. Wade Smith                 D,GM
Douglas E. Stockton  (bb)     D
Faye L. Stallings (bb)        CFO
David L. Siddall (bb)         S

Orange Holdings, Inc.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D,VP
Holly Keller Koeppel (b)      D,P
Armando A. Pena               D,VP
Wendy G. Hargus (ll)          T
Joseph M. Buonaiuto           C
Timothy A. King               S

Pacific Hydro Limited
Name and Principal Address(aa)Position
--------------------------------------

Michael C. Fitzpatrick        D
Jeffrey Harding               D
Michael J. Hutchinson         D
Holly Keller Koeppel(b)       D
John L. C. McInnes            D
Philip van der Riet           D
Peter F. Westaway             D
Bernard Wheelahan             D,CB
Neil L. Williams              S

Polk Power GP II, Inc.
Name and Principal Address(a)Position
-------------------------------------

Holly Keller Koeppel (b)      D,P
John O'Rourke     (bb)        D,CEO
A. Wade Smith                 D,GM
Douglas E. Stockton    (bb)   D
Faye L. Stallings (bb)        CFO
Timothy A. King               S

Polk Power GP, Inc.
Name and Principal Address(a)Position
-------------------------------------

Holly Keller Koeppel (b)      D,P
John O'Rourke     (bb)        D,CEO
A. Wade Smith                 D,GM
Douglas E. Stockton (bb)      D
Faye L. Stallings (bb)        CFO
Timothy A. King               S

POLR Power, L.P.
Name and Principal Address(h) Position
--------------------------------------

Thomas V. Shockley,III(a)     P
Jeffrey D. Cross (a)          VP
Holly Keller Koeppel (b)      VP
Stephen P. Smith (a)          T
Timothy A. King (a)           S

Price River Coal Company, Inc.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP
Thomas V. Shockley,III        D,VP
Susan Tomasky                 D,VP
Gerald M. Dimmerling          P
377 Highway 522
Mansfield, LA  71052
Stephen P. Smith              T
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

Public Service Company of Oklahoma
Name and Principal Address(a)Position
------------------------------------

Jeffrey D. Cross              D
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,P
Thomas M. Hagan               D,VP
Armando A. Pena               D,VP
Robert P. Powers              D,VP
Thomas V. Shockley,III        D,VP
Susan Tomasky                 D,VP
Charles H. Adami (ll)         VP
Stephen W. Burge (b)          VP
Glenn M. Files                VP
Michelle S. Kalnas            VP
Gary C. Knight                VP
3600 S. Elwood Ave.
Tulsa, OK 74102
Holly Keller Koeppel (b)      VP
Marsha P. Ryan                VP
William L. Sigmon,Jr. (b)     VP
Kimberly L. Smith             VP
212 E. 6th Street
Tulsa, OK  74119
Richard P. Verret (c)         VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

REP General Partner L.L.C.
Name and Principal Address(h) Position
--------------------------------------

Jeffrey D. Cross (a)          B,VP
Holly Keller Koeppel(b)       B,VP
Armando A. Pena (a)           B,VP
Thomas V. Shockley,III(a)     B,P
Stephen P. Smith (a)          T
Timothy A. King (a)           S

REP Holdco, LLC
Name and Principal Address(qq)Position
--------------------------------------

Jeffrey D. Cross (a)          D,VP
Holly Keller Koeppel(b)       D,VP
Armando A. Pena (a)           D,VP
Thomas V. Shockley,III(a)     D,CB,P
Stephen P. Smith (a)          T
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

Servicios Azteca VIII,S.de R.L. de C.V.
Name and Principal Address(pp)Position
--------------------------------------

A. Wade Smith (a)             D
James H. Sweeney (a)          D
Neil Smith                    CB
15 Wayside Road
Burlington, MA 01803
Carlos de Maria y Campos Segura S
Torre del Bosqu
Blvd. Manuel Avila Camacho 24,
Piso 7, Col. Lomas de
Chapultepec 11000 Mexico, D.F.

Shoreham Operations Company Limited
Name and Principal Address(y)Position
-------------------------------------

Ronald A. Erd (a)             D
E. S. Golland                 D
Stuart W. Staley (ff)         D
Surinder S. Toor (ff)         D
C. D. MacKendrick             S

Simco Inc.
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,VP
David G. Zatezalo (n)         P
Nelson L. Kidder (n)          VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

Snowcap Coal Company, Inc.
Name and Principal Address(a) Position
--------------------------------------

David M. Cohen (b)            D,VP,S
Scott H. Finch                D,T
David G. Zatezalo (n)         D,P
Nelson L. Kidder (n)          VP

South Coast Power Limited
Name and Principal Address(m)Position
-------------------------------------

Ronald A. Erd      (a)        D
Stuart W. Staley (ff)         D
Surinder S. Toor (ff)         D
Charles MacKendrick (y)       S

Southern Appalachian Coal Company
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP
Thomas V. Shockley,III        D,VP
Susan Tomasky                 D,VP
Gerald M. Dimmerling          P
377 Highway 522
Mansfield, LA  71052
Stephen P. Smith              T
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

Southwestern Arkansas Utilities Corporation
Name and Principal Address(t)Position
-------------------------------------

Charles E. Clinehens,Jr.      D,S,T
Thomas H. Deweese             D,P
Phillip A. Watkins            D,VP

Southwestern Electric Power Company
Name and Principal Address(a)Position
-------------------------------------

Jeffrey D. Cross              D
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,P
Thomas M. Hagan               D,VP
Armando A. Pena               D,VP
Robert P. Powers              D,VP
Thomas V. Shockley,III        D,VP
Susan Tomasky                 D,VP
Stephen W. Burge (b)          VP
Brian Bond (rr)               VP
Gary M. Dimmerling            VP
377 Highway 522
Mansfield, LA 71052
Glenn M. Files                VP
Paul W. Franklin (ll)         VP
Michelle S. Kalnas            VP
Charles R. Patton (h)         VP
Julio C. Reyes (h)            VP
Marsha P. Ryan                VP
William L. Sigmon,Jr. (b)     VP
Kimberly L. Smith (t)         VP
Richard P. Verret (c)         VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

Springdale Land, LLC
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              B,VP
Holly Keller Koeppel (b)      B
David G. Zatezalo (n)         B,P
Nelson L. Kidder (n)          VP
Armando A. Pena               VP
Susan Tomasky                 VP
Stephen P. Smith              T
Timothy A. King               S

Tuscaloosa Pipeline Company
Name and Principal Address(bb)Position
--------------------------------------

Jeffrey D. Cross (a)          D,VP
Holly Keller Koeppel(b)       D,P
Armando A. Pena (a)           D,VP
Thomas V. Shockley,III(a)     D,CB
C. R. Boyle, III (b)          VP
Jim Deidiker                  VP
Donald A. Erd (a)             VP
Edward D. Gottlob             VP
Stephen Schneider             VP
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

United Sciences Testing, Inc.
Name and Principal Address(u)Position
-------------------------------------

Mark A. Gray (a)              D,VP
John D. Harper (c)            D
Mark W. Marano (a)            D,P
Robert P. Powers (a)          D,CB
Michael W. Rencheck (a)       D,CEO
Jeffrey D. Cross (a)          VP
Stephen P. Smith (a)          T
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

Universal Supercapacitors, LLC
Name and Principal Address(a)Position
-------------------------------------

Paul Chodak III               B
Holly Keller Koeppel (b)      B
Sergey V. Litvinenko          B
53 Leninsky Prospect
117927 Moscow, Russia
Alexander V. Novikov          B
53 Leninsky Prospect
117927 Moscow, Russia
John H. Provanzana            B
Sergey N. Razumov             B
Troitsk, Moscow Region
142190 Russia

Ventures Lease Co., LLC
Name and Principal Address(a)Position
-------------------------------------

Jeffrey D. Cross              B,VP
Armando A. Pena               B,P
Stephen P. Smith              T
Timothy A. King               S

Wheeling Power Company
Name and Principal Address(a) Position
--------------------------------------

Jeffrey D. Cross              D
E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,P
Thomas M. Hagan               D,VP
Armando A. Pena               D,VP
Robert P. Powers              D,VP
Thomas V. Shockley,III        D,VP
Susan Tomasky                 D,VP
Mark E. Dempsey               VP
707 Virginia Street, East
Charleston, WV 25301
Glenn M. Files                VP
Gene M. Jensen                VP
P.O. Box 1986
Charleston, WV 25312
Michelle S. Kalnas            VP
Holly Keller Koeppel (b)      VP
Marsha P. Ryan                VP
Richard P. Verret (c)         VP
Stephen P. Smith              T
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Timothy A. King               S

ITEM 6.                   (CONTINUED)

 Part II. Each officer and director with a financial connection within the provisions of Section 17(c) of the Act is as follows:

                                                                                     Position
                                        Name and Location                             Held in                     Applicable
Name of Officer                            of Financial                              Finanacial                    Exemption
  or Director                              Institution                              Institution                      Rule
      (1)                                     (2)                                       (3)                          (4)
---------------                         -----------------                           -----------                   ----------



William R. Howell                     Deutsche Bank Trust Corp.                      Director                       70(b)
                                      New York, N.Y.
                                      Deutsche Bank Trust Company Americas           Director                       70(a)
                                      New York, N.Y.


L.A. Hudson, Jr.                      American National Bankshares, Inc.             Director                       70(a)
                                      Danville, Virginia
                                      American National Bank & Trust Co.             Director                       70(a)
                                      Danville, Virginia

M.P. Ryan                             US Bank                                        Advisory
                                      Columbus, Ohio                                 Director                       70(f)

Richard L. Sandor                     Bear Stearns Financial Products, Inc.          Director                       70(b)
                                      Chicago, Illinois
                                      Bear Stearns Trading Risk                      Director                       70(b)
                                      Management Inc.
                                      Chicago, Illinois

Sean Breiner                          Wilmington Trust Company SP Services Inc.      Assistant                      70(c)
                                      Wilmington, DE                                 Vice President

John A. Oscar, Jr.                    Wilmington Trust Company SP Services Inc       Assistant                      70(c)
                                      Wilmington, DE                                 Vice President
                                      Medvine, Inc.                                  Director                       70(c)
                                      Vineland, NJ                                   Assistant Treasurer

Part III. The disclosures made in the System companies' most recent proxy statement and annual report on Form 10-K with respect to items (a) through (f) follow:


(a) COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS OF SYSTEM COMPANIES

Executive Compensation
----------------------

The following table shows for 2003, 2002 and 2001 the compensation earned by the chief executive officer and the four other most highly compensated executive officers (as defined by regulations of the Securities and Exchange Commission) of AEP at December 31, 2003.

                                  Summary Compensation Table


                                  Annual Compensation      Long-Term Compensation
                                  -------------------   ---------------------------
                                                          Awards         Payouts
                                                          ------         -------
                                                        Securities                   All Other
    Name and Principal              Salary     Bonus    Underlying        LTIP      Compensation
         Position          Year     ($)(1)     ($)(2)    Options(#)   Payouts($)(3)    ($)(4)
    ------------------     ----   ---------    ------   -----------   ------------- ------------
E. Linn Draper, Jr.        2003   1,094,199     80,031        -0-            -0-       63,429
                           2002   1,054,038        -0-    350,000            -0-      135,417
                           2001     913,500    682,090        -0-        311,253      123,217
Thomas V. Shockley, III    2003     667,558    291,475     49,000            -0-       45,845
                           2002     642,461     49,116    150,000            -0-      122,141
                           2001     592,269    353,788        -0-         79,781      145,400
Henry W. Fayne--           2003     501,923    256,225     25,000            -0-       39,150
                           2002     481,846    49,116      88,000            -0-       80,830
                           2001     421,615    305,861        -0-         83,697       75,955
Susan Tomasky--            2003     476,827    256,137     25,000            -0-       37,208
                           2002     451,731     49,116     88,000            -0-       79,373
                           2001     411,577    300,365        -0-         54,455       73,853
Thomas M. Hagan--          2003     421,615    237,850     25,000            -0-       29,326
                           2002     345,517        -0-     88,000            -0-       59,976


Notes to Summary Compensation Table
-----------------------------------

(1) Amounts in the Salary column reflect an additional day of pay earned in 2003 and 2002 related to the number of calendar workdays and holidays in each year and AEP's use of bi-weekly pay periods.

(2) Amounts in the Bonus column reflect awards under the Senior Officer Annual Incentive Compensation Plan (SOIP) for 2001 and 2003. Payments pursuant to the SOIP are made in the first quarter of the succeeding fiscal year for performance in the year indicated. No SOIP awards were made for 2002. In addition, Messrs. Fayne and Shockley and Ms. Tomasky received payments of $49,116 each in February 2002 in recognition of their efforts in connection with a management reorganization.

(3) Amounts in the Long-Term Compensation -- Payouts column reflect performance share units earned under the AEP 2000 Long-Term Incentive Plan for three-year performance periods concluding at the end of the year shown. See below under Long-Term Incentive Plans -- Awards in 2003 and page 33 for additional information.

(4) Amounts in the All Other Compensation column include (i) AEP's matching contributions under the AEP Retirement Savings Plan and the AEP Supplemental Retirement Savings Plan, a non-qualified plan designed to supplement the AEP Savings Plan; (ii) subsidiary companies director fees; and (iii) imputed interest on a pay advance provided in 2001 to employees impacted by a change in payroll schedule that shifted pay one week in arrears. Detail of the 2003 amounts in the All Other Compensation column is shown below.


           Item                        Dr. Draper       Mr. Shockley     Mr. Fayne    Ms. Tomasky     Mr. Hagan
           ----                        ----------       ------------     ---------    -----------     ---------
Savings Plan Matching Contributions       $5,611             $9,000        $5,555         $5,724        $9,050
Supplemental Savings Plan
 Matching Contributions                   39,389             20,895        16,921         15,620         9,826
Subsidiaries Directors Fees               17,400             15,950        16,200         15,400        10,450
Imputed Interest on Pay Advance            1,029                  -           474            464             -


(5) No 2001 compensation information is reported for Mr. Hagan because he was not an executive officer in that year.

Compensation of Directors
-------------------------

Annual Retainers and Meeting Fees. Directors who are officers of AEP or employees of any of its subsidiaries do not receive any compensation, other than their regular salaries and the accident insurance coverage described below, for attending meetings of AEP's Board of Directors. For a portion of 2003, the other members of the Board received an annual retainer of $35,000 for their services, an additional annual retainer of $5,000 for each Committee that they chaired (except for the Chairman of the Audit Committee, who received an annual retainer of $15,000), a fee of $1,200 for each meeting of the Board and of any Committee that they attended, and a fee of $1,200 per day for any inspection trip or conference. Members of the Audit Committee (other than the Chairman) also received an annual retainer of $10,000.

In October 2003, based upon the recommendation of the Committee on Directors and Corporate Governance and based on competitive data, the Board of Directors adopted changes to the cash and equity compensation to be paid to members of the Board of Directors and committees of the Board of Directors. These changes were adopted in order to bring the compensation packages of AEP's board members more in line with compensation paid to directors of comparable companies, recognize the increased workload and responsibilities of board and committee members, and enable AEP to attract qualified directors when needed. The new board compensation is as follows:

    o Each non-employee director will receive an annual retainer of $60,000, the chair of the Audit Committee will receive an additional annual retainer of $15,000 and other members of the Audit Committee will receive an additional annual retainer of $10,000, each of these cash retainers is paid in quarterly increments;

    o The presiding director will receive an additional annual retainer of $15,000, paid in quarterly increments;

    o Each non-employee director will receive $60,000 in AEP stock units payable quarterly pursuant to the Stock Unit Accumulation Plan described below; and

    o Directors no longer receive fees for meetings they attend.

During this transitional year, directors received an annual retainer in the amount of $41,250 and 1,692 AEP stock units under the Stock Unit Accumulation Plan. In addition, members of the Human Resources Committee (HR Committee) received the $1,200 meeting fee for their attendance at each special meeting relating to the search for a new Chief Executive Officer.

Deferred Compensation and Stock Plan. The Deferred Compensation and Stock Plan for Non-Employee Directors permits non-employee directors to choose to receive up to 100 percent of their annual Board cash retainer in units that are equivalent in value to shares of AEP Common Stock (Stock Units), deferring receipt by the non-employee director until termination of service or for a period that results in payment commencing not later than five years thereafter. AEP Stock Units are credited to directors when the retainer becomes payable, based on the closing price of the Common Stock on the payment date. Amounts equivalent to cash dividends on the Stock Units accrue as additional Stock Units. Payments with respect to the accumulated Stock Units are made in cash.

Stock Unit Accumulation Plan. The Stock Unit Accumulation Plan for Non-Employee Directors annually had awarded 1,200 Stock Units to each non-employee director as of the first day of the month in which the non-employee director becomes a member of the Board. As mentioned earlier, this Plan was amended to award $60,000 annually in Stock Units. These Stock Units will be credited to directors quarterly, based on the closing price of the Common Stock on the payment date. $15,000 in Stock Units was credited on December 31, 2003. Amounts equivalent to cash dividends on the Stock Units accrue as additional Stock Units. Stock Units are paid to the director in cash upon termination of service unless the director has elected to defer payment for a period that results in payment commencing not later than five years thereafter.

Insurance. AEP maintains a group 24-hour accident insurance policy to provide a $1,000,000 accidental death benefit for each director. The current policy, effective September 1, 2001 through September 1, 2004, has a premium of $31,050. In addition, AEP pays each non-employee director an amount to provide for the federal and state income taxes incurred in connection with the maintenance of this coverage ($557 for 2003).

(b) INTEREST IN THE SECURITIES OF SYSTEM COMPANIES INCLUDING OPTIONS OR OTHER RIGHTS TO ACQUIRE SECURITIES (OWNERSHIP OF SECURITIES)

The following table sets forth the beneficial ownership of AEP Common Stock and stock-based units as of January 1, 2004 for all nominees to the Board of Directors, each of the persons named in the Summary Compensation Table and all such directors and executive officers as a group. Unless otherwise noted, each person had sole voting and investment power over the number of shares of AEP Common Stock and stock-based units of AEP set forth across from his or her name. Fractions of shares and units have been rounded to the nearest whole number.

                                                       Stock        Options Exercisable
      Name                         Shares             Units(a)         Within 60 days      Total
      ----                         ------             --------      -------------------   -------
E. R. Brooks                       21,205               4,925                   --         26,130
D. M. Carlton                       7,432               4,925                   --         12,357
J. P. DesBarres                     5,000(c)            6,211                   --         11,211
E. L. Draper, Jr.                   5,693(b)(c)       125,233              816,666        947,592
H. W. Fayne                         6,844(b)(d)        13,143              229,333        249,320
R. W. Fri                           3,000               6,965                   --          9,965
T. M. Hagan                        14,110(b)              149               91,833        106,092
W. R. Howell                        1,692               8,190                   --          9,882
L. A. Hudson, Jr.                   1,853(e)            9,379                   --         11,232
L. J. Kujawa                        2,328(e)           12,491                   --         14,819
M. G. Morris                      300,000(g)               --                   --        300,000
R. L. Sandor                        1,092               6,558                   --          7,650
T. V. Shockley, III                45,323(b)(d)(e)         --              300,000        345,323
D. G. Smith                         2,500               7,506                   --         10,006
K. D. Sullivan                         --              11,334                   --         11,334
S. Tomasky                          1,967(b)            6,502              229,333        237,802
All directors, nominees
  and executive officers
  as a group (18 persons)         506,228(d)(f)       225,254            1,859,230      2,590,622


Notes on Stock Ownership
------------------------

(a) This column includes amounts deferred in stock units and held under AEP's various director and officer benefit plans.
(b) Includes the following numbers of share equivalents held in the AEP Retirement Savings Plan: Dr. Draper, 4,938; Mr. Fayne, 6,152; Mr. Shockley, 7,530; Ms. Tomasky, 1,967; Mr. Hagan, 3,617; and all directors and executive officers as a group, 25,072.
(c) Includes the following numbers of shares held in joint tenancy with a family member: Mr. DesBarres, 5,000; and Dr. Draper, 755.
(d) Does not include, for Messrs. Fayne and Shockley and Ms. Tomasky, 85,231 shares in the American Electric Power System Educational Trust Fund over which Messrs. Fayne and Shockley and Ms. Tomasky share voting and investment power as trustees (they disclaim beneficial ownership). The amount of shares shown for all directors and executive officers as a group includes these shares.
(e) Includes the following numbers of shares held by family members over which beneficial ownership is disclaimed: Dr. Hudson, 750; Mr. Kujawa, 28; and Mr. Shockley, 496.
(f) Represents less than 1% of the total number of shares outstanding. (g) Consists of restricted shares with different vesting schedules.

(c) CONTRACTS AND TRANSACTIONS WITH SYSTEM COMPANIES

      None

(d) INDEBTEDNESS TO SYSTEM COMPANIES

      None

(e) PARTICIPATION IN BONUS AND PROFIT-SHARING ARRANGEMENTS AND OTHER BENEFITS


                  Long-Term Incentive Plans -- Awards In 2003

The performance share units set forth in the tables below were awarded in January 2003 and December 2003, respectively, pursuant to the Company's 2000 Long-Term Incentive Plan. Performance share units are equivalent to shares of AEP Common Stock. Dividends are reinvested in additional performance share units for the same performance and vesting period using the closing price of the AEP Common Stock on the dividend payment date. The value of the January 2003 performance share unit awards is dependent on the Company's total shareholder return for the applicable performance period relative to the S&P electric utilities, the market price of AEP Common Stock at the end of the performance period, the value of dividends paid during the performance period and the AEP Common Stock price on each dividend payment date. The value of the December 2003 performance share unit awards is dependent on AEP's earnings per share target versus a target established by the HR Committee in addition to each of the factors described above. The number of performance share units earned can vary between 0% and 200% of the initial award plus reinvested dividends.

The number of common stock equivalent units that may be earned at threshold, target and maximum performance levels, excluding any reinvested dividends, is shown in the table below. The HR Committee may, in its discretion, reduce the number of performance share unit targets otherwise earned. In accordance with the performance goals established for the periods set forth below, the threshold, target and maximum awards are equal to 20%, 100% and 200%, respectively, of the performance share unit awards.

Deferral of earned performance share units into phantom stock units (equivalent to shares of AEP Common Stock) is mandatory until the officer has met his or her stock ownership requirements. Once their stock ownership requirement is met, officers may elect to continue to defer earned performance share units or to receive subsequently earned awards in cash and/or Common Stock.


                                           JANUARY 2003 AWARD

                                                             Estimated Future Payouts of
                                       Performance          Performance Share Units Under
                        Number of      Period Until           Non-Stock Price-Based Plan
                       Performance      Maturation          ------------------------------
                       Share Units      or Payout      Threshold(#)   Target(#)    Maximum(#)
                       -----------     ------------    ------------   ---------    ----------

E. L. Draper, Jr.         40,236        2003-2005          8,047        40,236       80,472
T. V. Shockley, III       15,956        2003-2005          3,191        15,956       31,912
H. W. Fayne               11,074        2003-2005          2,215        11,074       22,148
S. Tomasky                10,520        2003-2005          2,104        10,520       21,040
T. M. Hagan                9,302        2003-2005          1,860         9,302       18,604




                                           DECEMBER 2003 AWARD(1)

                                                                   Estimated Future Payouts of
                                       Performance                 Performance Share Units Under
                        Number of      Period Until                 Non-Stock Price-Based Plan
                       Performance      Maturation                ------------------------------
                       Share Units      or Payout              Threshold(#)   Target(#)    Maximum(#)
                       -----------     ------------            ------------   ---------    ----------

E. L. Draper, Jr.            -0-        12/10/03-12/31/04            -0-           -0-          -0-
T. V. Shockley, III       41,400        12/10/03-12/31/04          8,280        41,400       82,800
H. W. Fayne               21,200        12/10/03-12/31/04          4,240        21,200       42,400
S. Tomasky                21,200        12/10/03-12/31/04          4,240        21,200       42,400
T. M. Hagan               21,200        12/10/03-12/31/04          4,240        21,200       42,400



                               Retirement Benefits

AEP maintains qualified and nonqualified defined benefit ERISA pension plans for eligible employees. The tax-qualified plans are the American Electric Power System Retirement Plan (AEP Retirement Plan) and the Central and South West Corporation Cash Balance Retirement Plan (CSW Cash Balance Plan). The nonqualified plans are the American Electric Power System Excess Benefit Plan (AEP Excess Benefit Plan) (together with the AEP Retirement Plan, the AEP Plans) and the Central and South West Corporation Special Executive Retirement Plan (CSW SERP) (together with the CSW Cash Balance Plan, the CSW Plans), each of which provides (i) benefits that cannot be payable under the respective tax-qualified plans because of maximum limitations imposed on such plans by the Internal Revenue Code and (ii) benefits pursuant to individual agreements with certain AEP employees. The CSW Plans continue as separate plans for those AEP System employees who were participants in the CSW Cash Balance Plan as of December 31, 2000. Each of the executive officers named in the Summary Compensation Table (other than Mr. Shockley and Mr. Hagan) participates in the AEP Plans. Mr. Shockley and Mr. Hagan participate in the CSW Plans.

The benefit formula generally used to calculate benefit additions under the pension plans for all plan participants (including the executive officers named in the Summary Compensation Table) is a cash balance formula. When the cash balance formula was added to each plan, an opening balance was established for employees then participating under each plan's prior benefit formula (as further described below), using a number of factors as set forth in the appropriate plan. Under the cash balance formula, each participant has an account established (for record keeping purposes only) to which dollar amount credits are allocated each year based on a percentage of the participant's eligible pay not in excess of $1,000,000. The applicable percentage is determined by the participant's age and years of vesting service as of December 31 of each year (or as of the participant's termination date, if earlier). The following table shows the applicable percentage used to determine the annual dollar amount credits based on the sum of age and years of service indicated:

Sum of Age Plus     Applicable
Years of Service    Percentage
----------------    ----------
Less than 30          3.0%
30-39                 3.5%
40-49                 4.5%
50-59                 5.5%
60-69                 7.0%
70 or more            8.5%

All dollar amount balances in the cash balance accounts of participants earn a fixed rate of interest that is also credited annually. The interest rate for a particular year is the Applicable Interest Rate set in accordance with Section 417(e)(3)(A)(ii) of the Internal Revenue Code and is currently the average interest rate on 30-year Treasury securities for the month of November of the prior year. For 2003, the interest rate was 4.96%. Interest continues to be credited as long as the participant's balance remains in the plan.

The CSW SERP also provides that the cash balance account of participants who at termination of employment hold the office of Vice President or higher of an employer participating in the CSW Plans will be no less than (i) the sum of the Applicable Percentages from the foregoing table generally for each year that the participant earned credited service under the CSW Cash Balance Plan, multiplied by (ii) the participant's final average pay. "Final average pay" generally is the average annual compensation during the 36 consecutive months of highest pay during the 120 months prior to retirement.

Under the cash balance formula, an amount equal to the vested balance (including tax-qualified and nonqualified benefits) then credited to the account is payable to the participant in the form of an immediate or deferred lump-sum or an annuity or, with respect to the nonqualified benefits, in installments. Benefits (from both the tax-qualified and nonqualified plans) under the cash balance formula are not subject to reduction for Social Security benefits or other offset amounts, except that Dr. Draper has an individual agreement which provides that his supplemental retirement benefits are reduced by pension entitlements, if any, from plans sponsored by prior employers. The estimated annual benefit that would be payable as a single life annuity under the cash balance formula to each of the executive officers named in the Summary Compensation Table at age 65 is:

                           Annual
Name                      Benefit
----                      -------
E. L. Draper, Jr.        $536,200
T. V. Shockley, III       218,400
H. W. Fayne               263,300
S. Tomasky                296,500
T. M. Hagan               112,400

    These amounts are based on the following assumptions:

    o The amounts shown in the Salary column of the Summary Compensation Table are used for calendar year 2003 and all subsequent years, assuming no salary changes. The portion of the Bonus column attributable to the Senior Officer Annual Incentive Compensation Plan is used for 2004 and annual incentive awards at the 2003 target level are used for all subsequent years beyond 2004. For Dr. Draper, the annual salary rate reflected in the Salary column for calendar year 2003 is used for the period from January 1, 2004 through April 30, 2004, the approximate date as of which he is expected to retire.

     o Conversion of the lump-sum cash balance to a single life annuity at age 65, based on an interest rate of 5.12% and the 1994 Group Annuity Reserving Table published by the Internal Revenue Service.

     o Dr. Draper and Ms. Tomasky have individual agreements with AEP that credit them with years of service in addition to their years of service with AEP as follows: Dr. Draper, 24 years; and Ms. Tomasky, 20 years. As mentioned above, the agreement for Dr. Draper provides that his supplemental retirement benefits are reduced by pension entitlements, if any, from plans sponsored by prior employers.

In addition, employees who have continuously participated in the AEP Plans since December 31, 2000 remain eligible for a pension benefit using the final average pay formula that was in place before the implementation of the cash balance formula described above. Employees that are eligible for both formulas will receive their benefits under the formula that provides the higher benefit, given the participant's choice of the form of benefit (single life annuity, lump sum, etc.). Participants that remain eligible to receive the final average pay formula will continue to accrue pension benefits under that formula until December 31, 2010, at which time each participant's final average pay benefit payable at the participant's normal retirement age (the later of age 65 or 5 years of service) will be frozen and unaffected by the participant's subsequent service or compensation. After December 31, 2010, each participant's frozen final average pay benefit will be the minimum benefit a participant can receive from the AEP Plans at the participant's normal retirement age.

Final average pay under the AEP Plans is computed using the highest average 36 consecutive months of the salary and bonus out of the participant's most recent 10 years of service. The information used to compute the final average pay benefit for executive officers named in the Summary Compensation Table above, other than Mr. Shockley and Mr. Hagan, is consistent with that shown in the Salary column of the Summary Compensation Table and that portion of the Bonus column attributable to the Senior Officer Annual Incentive Compensation Plan.

The following table shows the approximate annual annuities that would be payable to executive officers and other management employees under the final average pay formula of the AEP Plans, assuming termination of employment on December 31, 2003 after various periods of service and with benefits commencing at age 65.

                          AEP Plans Pension Plan Table



    Highest
    Average                     Years of Accredited Service
     Annual                     ---------------------------
    Earnings           15           20            25            30             35            40
    --------           --           --            --            --             --            --
    $400,000        $92,850      $123,800      $154,750      $185,700       $216,650      $243,250
     500,000        116,850       155,800       194,750       233,700        272,650       305,900
     600,000        140,850       187,800       234,750       281,700        328,650       368,550
     800,000        188,850       251,800       314,750       377,700        440,650       493,850
   1,000,000        236,850       315,800       394,750       473,700        552,650       619,150
   1,200,000        284,850       379,800       474,750       569,700        664,650       744,450
   2,000,000        476,850       635,800       794,750       953,700      1,112,650     1,245,650
   2,500,000        596,850       795,800       994,750     1,193,700      1,392,650     1,558,900


The amounts shown in the table are the straight life annuities payable under the final average pay formula of the AEP Plans without reduction for any optional features that may be elected at the participant's expense. Retirement benefits listed in the table are not subject to any further deduction for Social Security or other offset amounts. The retirement annuity is reduced 3% per year for each year prior to age 62 in the event of a termination of employment after age 55 and the participant's election to commence benefits between ages 55 and 62. If an employee terminates employment after age 55 and commences benefits at or after age 62, there is no reduction in the retirement annuity.

Under the AEP Plans, as of December 31, 2003, for the executive officers named in the Summary Compensation Table (except for Mr. Shockley and Mr. Hagan as discussed below in connection with the CSW Plans), the number of years of service applicable for the final average pay formula were as follows: Dr. Draper, 35.9 years; Mr. Fayne, 29.1 years; and Ms. Tomasky, 25.5 years. The years of service for Dr. Draper and Ms. Tomasky include years of service provided by their respective agreements with AEP as described above in connection with the cash balance formula. The agreement for Dr. Draper provides that his supplemental retirement benefits are reduced by pension entitlements, if any, from plans sponsored by prior employers.

Under the CSW Plans, certain employees who were 50 or over and had completed at least 10 years of service as of July, 1997, remain eligible for benefits under the prior pension formulas that are based on career average pay and final average pay. Of the executive officers named in the Summary Compensation Table, Mr. Shockley and Mr. Hagan are eligible to participate in the CSW Plans and have a choice upon their termination of employment to elect their benefit based on the cash balance formula or the prior pension formulas.

The following table shows the approximate annual annuities that would be payable to employees in certain higher salary classifications under the prior benefit formulas provided through the CSW Plans, assuming termination of employment on December 31, 2003 after various periods of service and with benefits commencing at age 65, and prior to reduction by up to 50 percent of the participant's Social Security benefit.

                          CSW Plans Pension Plan Table

    Highest
    Average                 Years of Accredited Service
     Annual                 ---------------------------
    Earnings         15           20            25       30 or more
    --------         --           --            --       ----------

    $400,000      $100,000     $133,333      $166,667     $200,000
     500,000       125,000      166,667       208,333      250,000
     600,000       150,000      200,000       250,000      300,000
     700,000       175,000      233,333       291,667      350,000
     800,000       200,000      266,667       333,333      400,000
     900,000       225,000      300,000       375,000      450,000
   1,000,000       250,000      333,333       416,667      500,000
   1,200,000       300,000      400,000       500,000      600,000

Under the CSW Plans, the annual normal retirement benefit payable from the final average pay formula is based on 1 2/3% of "Average Compensation" times the number of years of credited service (up to a maximum of 30 years), reduced by no more than 50 percent of the participant's age 62 or later Social Security benefit and then adjusted annually based on changes in the consumer price index. "Average Compensation" equals the average annual compensation, reported as Salary in the Summary Compensation Table, during the 36 consecutive months of highest pay during the 120 months prior to retirement. Mr. Shockley and Mr. Hagan each have an agreement entered into with CSW prior to its merger with AEP under which each is entitled to a retirement benefit that will bring his credited years of service to 30 if he remains employed with AEP until age 60 or thereafter. Mr. Shockley's years of credited service and age, as of December 31, 2003, are 20 and 58. Mr. Hagan's years of credited service and age, as of December 31, 2003, are 23 and 59.

In addition to the benefits described above, Mr. Fayne is the only executive officer named in the Summary Compensation Table who is eligible for certain supplemental retirement benefits if his pension benefits are adversely affected by amendments to the AEP Retirement Plan made as a result of the Tax Reform Act of 1986. Such benefits, if any, will be equal to any reduction occurring because of such amendments. If Mr. Fayne's employment had terminated by December 31, 2003, he would not be eligible for any additional annual supplemental benefit.

AEP also made available a voluntary deferred-compensation program in 1986, which permitted certain members of AEP System management to defer receipt of a portion of their salaries. Under this program, a participant was able to annually defer up to 10% of his or her salary over a four-year period, and receive supplemental retirement or survivor benefit payments over a 15-year period. The amount of supplemental retirement payments received is dependent upon the amount deferred, age at the time the deferral election was made, and number of years until the participant retires. Mr. Fayne is the only executive officer named in the Summary Compensation Table who participated in this program. He deferred $9,000 of his salary annually over a four-year period and, as a result, qualified for supplemental retirement payments of $95,400 per year for fifteen years assuming he would retire at age 65.

                          Change-In-Control Agreements

AEP has change-in-control agreements with its executives, including all of the executive officers named in the Summary Compensation Table. If there is a "change-in-control" of AEP and the executive officer's employment is terminated
(i) by AEP without "cause" or (ii) by the officer because of a detrimental change in responsibilities, a required relocation or a reduction in salary or benefits, these agreements provide for:

    o A lump sum payment equal to three times the officer's annual base salary plus target annual incentive under the Senior Officer Annual Incentive Compensation Plan.

    o Maintenance for a period of three additional years of all medical and dental insurance benefits substantially similar to those benefits to which the officer was entitled immediately prior to termination, reduced to the extent comparable benefits are otherwise received.

    o Outplacement services not to exceed a cost of $30,000 or use of an office and secretarial services for up to one year.

    o Three years of service credited for purposes of determining non-qualified retirement benefits, with such credited service proportionately reduced to zero if termination occurs between ages 62 and 65.

    o Payment, if required, to make the officer whole for any excise tax imposed by Section 4999 of the Internal Revenue Code.

    Under these agreements, "change-in-control" means:

    o The acquisition by any person of the beneficial ownership of securities representing 25% or more of AEP's voting stock;

    o A change in the composition of a majority of the Board of Directors under certain circumstances within any two-year period; or

    o Approval by the shareholders of the liquidation of AEP, disposition of all or substantially all of the assets of AEP or, under certain circumstances, a merger of AEP with another corporation.

(f) RIGHTS TO INDEMNITY

The Directors and officers of AEP and its subsidiaries are insured, subject to certain exclusions, against losses resulting from any claim or claims made against them while acting in their capacities as directors and officers. The American Electric Power System companies are also insured, subject to certain exclusions and deductibles, to the extent that they have indemnified their directors and officers for any such losses. Such insurance, effective January 1, 2004 through December 31, 2004, is provided by: Associated Electric & Gas Insurance Services, Energy Insurance Mutual, Zurich American Insurance Company, National Union Fire Insurance Company of PA, Federal Insurance Company, Liberty Mutual Insurance Company, Houston Casualty Company, Twin City Fire Insurance Company, Landmark American Insurance Company, Quanta Reinsurance U.S. Ltd., AXIS Reinsurance Company, Starr Excess International and Oil Casualty Insurance, Ltd. The total cost of this insurance is $8,720,200.

Fiduciary liability insurance provides coverage for AEP System companies, their directors and officers, and any employee deemed to be a fiduciary or trustee, for breach of fiduciary responsibility, obligation, or duties as imposed under the Employee Retirement Income Security Act of 1974. This coverage, provided by Associated Electric & Gas Insurance Services, Federal Insurance Company, Zurich American Insurance Company and Energy Insurance Mutual, was renewed, effective July 1, 2003 through June 30, 2004, for a cost of $1,190,750.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS

Expenditures, disbursements or payments during the year, in money, goods or services directly or indirectly to or for the account of:

     (1)   Any political party, candidate for public office or holder of such office, or any committee or agent thereof.

            NONE

      (2)  Any citizens group or public relations counsel.


                                                     Calendar Year 2003
                                                     ------------------

                        Name or Number          Primary
                        of Recipients           Purpose              Purpose of        Accounts
Name of Company        or Beneficiaries        of Entity            Contribution       Charged          Amount
---------------        ----------------      -------------         ------------        --------         ------
                        American Wind          Legislative
CSW Energy, Inc.           Energy                Affairs            Annual Dues           930.2         $2,500

                        American Wind          Legislative          Legislative
CSW Energy, Inc.           Energy                Affairs                Dues              426.1         24,000

                        Utility Wind           Legislative
CSW Energy, Inc.       Interest Group            Affairs            Annual Dues           930.2          3,750

    Indiana            Access Indiana
    Michigan            Information            Legislative          Registration
 Power Company            Network                Affairs                Fees              426.4            529

    Indiana
    Michigan               Business            Legislative           PAC Event
 Power Company         Speakers Bureau           Affairs              Speaker             426.4            994

    Indiana                                      Senate
    Michigan             Country Club           Democratic           Sponsorship
 Power Company            of Lansing             Caucus                Dinner             426.4          1,653

    Indiana
    Michigan           Granholm-Cherry         Legislative
 Power Company          Inaugral CMT             Affairs             Sponsorship          426.4         10,000

    Indiana                                                             2003
    Michigan               Hoaglin              Catering             Legislative
 Power Company          Fine Catering           Services              Reception           426.4          1,092

    Indiana
    Michigan               Martins              Catering
 Power Company            Catering              Services              PAC event           426.4            303

    Indiana
    Michigan            Indiana Night          Legislative
 Power Company             - NCSL                Affairs              Reception           426.4            411

    Indiana
 Michigan Power           Michigan             Legislative
    Company            Chamber Pac II            Affairs             Sponsorship          426.4            700

    Indiana               Muchmore
    Michigan             Harrington &          Legislative           Legislative
 Power Company             Smalley               Affairs              Services            426.4         42,865

    Indiana
    Michigan                                   Legislative
 Power Company            Vectren                Affairs             Sponsorship          426.1          1,000

                           NCSL -
 Kentucky Power        Kentucky Night          Legislative
    Company                 2003                 Affairs              Reception           426.4          1,049

                        Home Builders
 Kentucky Power         Association of         Legislative          Registration
    Company               Kentucky               Affairs                 Fees             426.4            140

 Kentucky Power         Kentucky State         Legislative          Registration
    Company               Treasurer              Affairs                 Fees             426.4            250

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I. Contracts for services, including engineering or construction services, or goods supplied or sold between System companies are as follows:

                                             Calendar Year 2003
                                             ------------------

                                                                                           In Effect
                                                                                              on
                   Company             Company                                              December
  Nature of      Performing           Receiving                               Date of       31, 2003
 Trasactions       Service             Service               Compensation     Contract      (Yes/No)
     (1)             (2)                 (3)                     (4)           (5)            (6)
 -----------     -----------        --------------            -----------    ---------     ---------
   Accounts                          Appalachian
  Receivable     AEP Credit,            Power
  Factoring          Inc.              Company                 $3,401        12/31/01        Yes

   Accounts                            Columbus
  Receivable     AEP Credit,           Southern
  Factoring          Inc.            Power Company              9,792        12/31/01        Yes

   Accounts
  Receivable     AEP Credit,        Indiana Michigan
  Factoring          Inc.            Power Company              6,104        12/31/01        Yes

   Accounts
  Receivable     AEP Credit,          Kentucky Power
  Factoring          Inc.                Company                2,374        12/31/01        Yes

   Accounts
  Receivable     AEP Credit,          Kingsport Power
  Factoring          Inc.                Company                  481        12/31/01        Yes

   Accounts
  Receivable     AEP Credit,           Ohio Power
  Factoring          Inc.                Company                8,748        12/31/01        Yes

   Accounts                          Public Service
  Receivable     AEP Credit,           Company of
  Factoring          Inc.               Oklahoma                5,841        12/31/01        Yes

   Accounts                           Southwestern
  Receivable     AEP Credit,            Electric
  Factoring          Inc.             Power Company             4,906        12/31/01        Yes

                                     Indiana Michigan
   Barging       AEP Memco LLC        Power Company            10,561         1/1/03         Yes

                                    Indiana - Kentucky
                                         Electric
   Barging       AEP Memco LLC          Corporation             8,841         4/01/03        Yes

                   Indiana
                   Michigan             Ohio Power
   Barging       Power Company           Company                4,313         5/1/86         Yes

                   Indiana             Appalachian
                   Michigan               Power
   Barging       Power Company           Company               12,321         5/1/86         Yes

                   Indiana
                   Michigan          AEP Generating
   Barging       Power Company           Company                8,108         5/1/86         Yes

                   Indiana
                   Michigan           Kentucky Power
   Barging       Power Company           Company                   74         5/1/96         Yes

                   Indiana
                   Michigan
   Barging       Power Company         AEP Memco LLC            7,054         1/1/02         Yes

                   Indiana
                   Michigan             AEP Energy
   Barging       Power Company         Services, Inc.              53         1/1/02         No

                  Conesville
                     Coal                Columbus
                  Preparation            Southern
Coal Washing        Company            Power Company            9,196        11/5/84         Yes

                      AEP               Appalachian
Communication    Communications            Power
  Services            LLC                 Company               3,202         3/4/98         Yes

                      AEP
Communication    Communications        Kentucky Power
  Services            LLC                 Company                 212        11/18/97        Yes

                      AEP
Communication    Communications       Indiana Michigan
  Services            LLC               Power Company           1,758        10/24/98        Yes

                      AEP
Communication    Communications        Wheeling Power
  Services            LLC                 Company                 956        11/18/97        Yes

                      AEP
Communication    Communications          Ohio Power
  Services            LLC                 Company               1,156         2/12/98        Yes

                      AEP                 Columbus
Communication    Communications           Southern
   Services           LLC               Power Company           1,073         2/12/98        Yes

Environmental       AEP Pro                Eastex
   Services        Serv, Inc.          Cogeneration LP              1         8/23/01        No

   Leasing
Agreement for                          Conesville Coal
Coal Conveyor                            Preparation
    System          Simco, Inc.            Company                172         5/1/91         Yes

                                          Ohio Valley
 Maintenance       Appalachian             Electric
   Services       Power Company           Corporation           1,302         1/1/79         Yes

                                       Indiana-Kentucky
 Maintenance       Appalachian             Electric
   Services       Power Company           Corporation             216         1/1/79         Yes

 Machine Shop      Appalachian         System Operating
   Services       Power Company           Companies             8,752        12/8/78         Yes

 Machine Shop        AEP Pro
   Services         Serv, Inc.          CSW Energy, Inc.            6         5/1/02         No

 Machine Shop        AEP Pro
   Services         Serv, Inc.          CSW Energy, Inc.            2         5/3/02         No

 Maintenance         AEP Pro
   Services         Serv, Inc.          CSW Energy, Inc.          121        Various         No

  Project &                              Nanyang General
Administrative       AEP Pro             Light Electric
   Services         Serv, Inc.            Company, Ltd            396         1/1/03         Yes

  Project &
Administrative       AEP Pro                Sweeny
   Services         Serv, Inc.           Cogeneration LP        1,031         3/25/03        Yes

 Project and                               Louisiana
Administrative       AEP Pro              Intrastate
   Services         Serv, Inc.          Gas Company, LLC            2         1/19/01        No

 Project and         Kingsport                AEP
Administrative         Power             Communications
   Services           Company                 LLC                 (32)        3/4/98         Yes

 Project and        Appalachian               AEP
Administrative         Power             Communications
   Services           Company                 LLC               1,381         3/4/98         Yes

 Project and         Kentucky                 AEP
Administrative         Power             Communications
   Services           Company                 LLC                  25         3/4/98         Yes

 Project and         Indiana                  AEP
Administrative       Michigan            Communications
   Services        Power Company              LLC                 763        10/24/98        Yes

 Project and         Wheeling                 AEP
Administrative         Power             Communications
   Services           Company                 LLC                 937        11/18/97        Yes

 Project and                                  AEP
Administrative       Ohio Power          Communications
   Services           Company                 LLC                 (87)        2/12/98        Yes

 Project and          Columbus                AEP
Administrative        Southern           Communications
   Services         Power Company             LLC                 117         2/12/98        Yes

  Simulator          Appalachian
   Training             Power           System Operating
   Services            Company              Companies           1,086        12/12/87        Yes




------------------------

Part II.   Contracts to purchase services or goods between any System company and (1) any affiliate company (other than a System company) or (2) any other company in which any officer or director of the System company, receiving service under the contract, is a partner or owns 5 percent or more of any class of equity securities. - NONE.

Part III.  Employment of any other person, by any System company, for the performance on a continuing basis, of management, supervisory or financial advisory services. - NONE.


ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

Part I.
       The following table shows the required information for investment in wholesale generation and foreign utility companies as of December 31, 2003:

       (a) Company name, business address, facilities and interest held;
       (b) Capital invested, recourse debt, guarantees and transfer of assets between affiliates;
       (c) Debt to equity ratio and earnings;
       (d) Contracts for service, sales or construction with affiliates.

       Foreign Utility Companies:

       (a) AEPR Global Holland Holding B.V
           Herengracht 548
           1017 CG Amsterdam, The Netherlands
       (b) Capital Invested - $734 million.
              Recourse debt - NONE.
              Guarantees - NONE.
              Asset Transfers - NONE.
       (c) Earnings - $(249) million.
       (d) NONE


       (a) AEP Energy Services UK Generation Limited
           50 Berkeley Street
           Mayfair London W1J89AP, Great Britain
       (b) Capital invested - $409 million.
              Recourse debt - NONE.
              Guarantees - NONE.
              Asset transfers - NONE.
       (c) Earnings - $(142) million.
       (d) NONE


       (a) Nanyang General Light Electric Co., Ltd.
           Dayuan Zhuan Village
           Pushan Town, Nanyang City
           People's Republic of China
           Owns and operates a two unit electric generating plant in
              China. AEP owns 70%.
       (b) Capital invested $44 million.
              Recourse debt - NONE.
              Guarantees - NONE.
              Asset transfers - NONE.
       (c) Debt to equity ratio - 0.8:1.  Earnings - $12 million.
       (d) Nanyang has contracts with AEP Pro Serv, Inc. for consulting and administrative service which resulted in a fee of $396,000.


       (a) Pacific Hydro Limited
           Level 8
           474 Flinders Street
           Melbourne, Victoria
           3000 Australia
           Develops and owns hydroelectric facilities in the Asia
              Pacific region. AEP owns 20%.
       (b) Capital invested - $20 million.
              Recourse Debt - NONE.
              Guarantees - NONE.
              Assets transferred - NONE.
       (c) Noncurrent liabilities to equity ratio - 0.7:1. Earnings-
              $19 million.
       (d) NONE


       (a) AEP Energy Services Limited
           29/30 St. James's Street
           London SW1A 1HB Great Britain
           AEP owns 100%.
       (b) Capital invested - $71 million.
              Recourse debt - NONE.
              Guarantees - NONE.
              Assets transferred - NONE.
       (c) Earnings - $(137) million.
       (d) NONE


       (a) InterGen Denmark, Aps
           Torre Chapultepec,
           Piso 13,
           Ruben Dario 281, Col.
           Bosques de
           Chapultepec, Mexico, D.F. 11520.
           Construction and operation of a 600 megawatt natural
              gas-fired, combined cycle plant. AEP owns 50%.
       (b) Capital invested - $54 million.
              Recourse debt - NONE.
              Guarantees - NONE.
              Asset transfers - NONE.
       (c) Debt to equity ratio - 7.0:1. Earnings - $(16) million.
       (d) NONE

       (a) South Coast Power Limited
           Shoreham, East Sussex
           United Kingdom
       (b) Capital invested - NONE.
              Recourse debt - NONE.
              Guarantees - NONE.
              Asset transfers - NONE.
       (c) Earnings - $1 million.
       (d) NONE


       Exempt Wholesale Generators:

       (a) Desert Sky Wind Farm L.P.
           1 Riverside Plaza
           Columbus, Ohio
           Operation of Windfarm in Texas.
       (b) Capital invested - $20 million.
              Recourse debt - NONE.
              Guarantees - NONE.
              Asset transfer - NONE.
       (c) Debt to equity ratio - 1.9:1.  Earnings - $2 million.
       (d) NONE


       (a) Trent Windfarm L.P.
           1 Riverside Plaza
           Columbus, Ohio
           Operation of Windfarm in Texas.
       (b) Capital invested - $48 million.
              Recourse debt - NONE.
              Guarantees - NONE.
              Asset transfer - NONE.
       (c) Debt to equity ratio - 1.2:1.  Earnings - $9 million.
       (d) NONE


Part II.

       See Exhibit's G and H

Part III.

       American Electric Power Company, Inc.'s aggregate investment in foreign utility companies is $1.3 billion and in exempt wholesale generators is $68 million which is 17.9% of its investment in domestic public utility subsidiary companies.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS


  FINANCIAL STATEMENTS

    Consent of Independent Public Accountants

    Consolidating Statements of Income

    Consolidating Balance Sheets

    Consolidating Statements of Cash Flows

    Consolidating Statements of Retained Earnings

    Notes to Consolidating Financial Statements

    Financial Statements of Subsidiaries Not Consolidated:

        Ohio Valley Electric Corporation

EXHIBITS

    Exhibit A - 10K File References for Each AEP Registrant

    Exhibit B & C - 10K Exhibit Index                          **

    Exhibit D - Tax Allocation Agreement                       **

    Exhibit E - Chart of Accounts/Personnel Policies           **

    Exhibit F - Intercompany Billings                          **

    Exhibit G - Organizational Chart For:
                   - Exempt Wholesale Generators
                   - Foreign Utility Companies                 **

    Exhibit H - Unaudited Financial Statements For:
                   - Exempt Wholesale Generators
                   - Foreign Utility Companies                 ***




** These Exhibits are included only the in copy filed with the Securities and Exchange Commission.

*** Filed confidentially pursuant to Rule 104(b) of the PUHCA.

                                    SIGNATURE

      The undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized, pursuant to the requirements of the Public Utility Holding Company Act of 1935.



                          AMERICAN ELECTRIC POWER COMPANY, INC.


                               By /s/ Stephen P. Smith
                                  ----------------------
                                      Stephen P. Smith
                                         Treasurer

April 30, 2004

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this American Electric Power Company, Inc. Annual Report on Form U5S to the Securities and Exchange Commission, filed pursuant to the Public Utility Holding Company Act of 1935, for the year ended December 31, 2003, of our reports dated March 5, 2004, included in or incorporated by reference in the combined Annual Report on Form 10-K to the Securities and Exchange Commission of American Electric Power Company, Inc. and subsidiaries (which expresses an unqualified opinion and includes explanatory paragraphs referring to the Company's adoption of Statement of Financial Accounting Standards
(SFAS) 142, "Goodwill and Other Intangible Assets," SFAS 143, "Accounting for Asset Retirement Obligations," Emerging Issues Task Force (EITF) 02-3, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities," and Financial Interpretation Number (FIN) 46, "Consolidation of Variable Interest Entities"), AEP Generating Company, AEP Texas Central Company and subsidiaries (which expresses an unqualified opinion and includes explanatory paragraphs regarding the Company's adoption of SFAS 143 and FIN 46), AEP Texas North Company (which expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's adoption of SFAS 143), Appalachian Power Company and subsidiaries (which expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's adoption of SFAS 143 and EITF 02-3), Columbus Southern Power Company and subsidiaries (which expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's adoption of SFAS 143 and EITF 02-3), Indiana Michigan Power Company and subsidiaries (which expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's adoption of SFAS 143 and EITF 02-3), Kentucky Power Company (which expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's adoption of EITF 02-3), Ohio Power Company Consolidated (which expresses an unqualified opinion and includes explanatory paragraphs regarding the Company's adoption of SFAS 143, EITF 02-3 and FIN 46), Public Service Company of Oklahoma Consolidated (which expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's adoption of FIN 46), and Southwestern Electric Power Company and subsidiaries (which expresses an unqualified opinion and includes explanatory paragraphs regarding the Company's adoption of SFAS 143, and FIN 46) for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP
-------------------------

Columbus, Ohio
April 30, 2004

Item 10 - Consolidating Statements of Income

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

---------------------------------------------------------------------------------------------------------------------------
                                                         AMERICAN ELECTRIC                             AMERICAN ELECTRIC
                    DESCRIPTION                            POWER COMPANY          SEC REPORTING          POWER COMPANY
                                                           CONSOLIDATED            ADJUSTMENTS           ELIMINATIONS
---------------------------------------------------------------------------------------------------------------------------

REVENUES
SALES TO NON AFFILIATES                                   $14,545,054,495.23      ($847,192,934.00)       ($160,248,881.25)
SALES TO AFFILIATES                                                36,782.36                  0.00       (2,757,824,609.89)
                                                       ----------------------   -------------------  ----------------------
TOTAL REVENUES                                             14,545,091,277.59       (847,192,934.00)      (2,918,073,491.14)
                                                       ----------------------   -------------------  ----------------------

EXPENSES
FUEL FOR ELECTRIC GENERATION                                3,052,652,491.47        181,800,000.00         (303,177,110.56)
PURCHASED ELECTRICITY FOR RESALE                              706,531,493.06     (3,760,930,000.00)          (5,226,951.07)
PURCHASED GAS FOR RESALE                                    2,850,275,000.00      2,850,275,000.00                    0.00
PURCHASE POWER AFFILIATED                                               0.00                  0.00       (1,651,316,467.89)
OTHER OPERATION                                             2,864,929,091.86       (169,403,602.69)        (786,582,092.37)
MAINTENANCE                                                   808,469,478.49        (72,687,000.00)         (79,062,223.84)
ASSET IMPAIRMENTS AND OTHER RELATED CHARGES                   650,158,000.00        650,158,000.00                    0.00
DEPRECIATION AND AMORTIZATION                               1,299,528,694.14        (37,725,000.00)          (8,653,441.20)
TAXES OTHER THAN INCOME TAXES                                 680,850,971.12           (550,000.00)         (40,221,167.42)
INCOME TAXES                                                            0.00       (586,436,094.90)          (3,841,142.00)
                                                       ----------------------   -------------------  ----------------------
TOTAL EXPENSES                                             12,913,395,220.14       (945,498,697.59)      (2,878,080,596.35)
                                                       ----------------------   -------------------  ----------------------

OPERATING INCOME                                            1,631,696,057.44         98,305,763.59          (39,992,894.80)

OTHER INCOME (EXPENSE)                                        387,122,002.79      1,485,485,144.55         (349,445,665.22)

INTEREST AND OTHER CHARGES
INVESTMENT VALUE GAINS (LOSSES)                               (70,000,000.00)       (70,000,000.00)                   0.00
OTHER INCOME (EXPENSE)                                       (227,123,635.05)        33,430,173.50           38,755,495.78
NONOPERATING INCOME TAX CREDITS (EXPENSE)                               0.00       (549,376,104.56)          11,162,312.00
INTEREST EXPENSE (INCOME)                                     813,660,544.71        (16,252,000.00)        (115,938,120.93)
PREFERRED STOCK DIVIDEND REQUIREMENTS
   OF SUBSIDIARIES (INCLUDING CAPITAL STOCK EXPENSE)            8,903,507.37          8,903,507.37                    0.00
MINORITY INTEREST IN FINANCE SUBSIDIARY (EXPENSE)             (18,569,365.54)       (18,569,365.54)                   0.00
                                                       ----------------------   -------------------  ----------------------
TOTAL INTEREST EXPENSE AND OTHER CHARGES (INCOME)           1,138,257,052.66        597,166,803.97         (165,855,928.71)
                                                       ----------------------   -------------------  ----------------------

INCOME BEFORE INCOME TAXES                                    880,561,007.57        986,624,104.17         (223,582,631.30)

INCOME TAXES
INCOME TAXES                                                  832,249,171.90        832,249,171.90                    0.00
NONOPERATING INCOME TAX CREDITS (EXPENSE)                     474,104,088.56        474,104,088.56                    0.00
                                                       ----------------------   -------------------  ----------------------
TOTAL INCOME TAXES                                            358,145,083.34        358,145,083.34                    0.00

INCOME BEFORE DISCONTINUED OPERATIONS,
  EXTRAORDINARY ITEMS AND CUMULATIVE EFFECT                   522,415,924.23        628,479,020.83         (223,582,631.30)

DISCONTINUED OPERATIONS (NET OF TAX)                         (605,202,563.00)      (605,202,563.00)                   0.00

EXTRAORDINARY ITEMS (NET OF TAX)                                        0.00            176,775.00                    0.00

CUMULATIVE EFFECT OF ACCOUNTING
   CHANGES (NET OF TAX)                                       192,521,480.13        (32,356,740.20)                   0.00
                                                       ----------------------   -------------------  ----------------------

NET INCOME                                                   $109,734,841.36        ($8,903,507.37)       ($223,582,631.30)

PREFERRED STOCK DIVIDEND REQUIREMENTS
   OF SUBSIDIARIES (INCLUDING CAPITAL STOCK EXPENSE)                    0.00         (8,903,507.37)                   0.00

                                                       ----------------------   -------------------  ----------------------
NET INCOME APPLICABLE TO COMMON STOCK                        $109,734,841.36                ($0.00)       ($223,582,631.30)
                                                       ======================   ===================  ======================

Item 10 - Consolidating Statements of Income

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

-------------------------------------------------------------------------------------------------------------------------------
                                                         AMERICAN ELECTRIC        AMERICAN ELECTRIC
                    DESCRIPTION                                POWER                POWER SERVICE             AEP TEXAS
                                                              COMPANY                CORPORATION              POLR, LLC
-------------------------------------------------------------------------------------------------------------------------------

REVENUES
SALES TO NON AFFILIATES                                                $0.00            $6,674,628.58            $8,694,202.35
SALES TO AFFILIATES                                            11,352,440.77           782,185,868.87                     0.00
                                                       ----------------------   ----------------------  -----------------------
TOTAL REVENUES                                                 11,352,440.77           788,860,497.45             8,694,202.35
                                                       ----------------------   ----------------------  -----------------------

EXPENSES
FUEL FOR ELECTRIC GENERATION                                            0.00             2,442,434.76                     0.00
PURCHASED ELECTRICITY FOR RESALE                                        0.00               860,437.07                     0.00
PURCHASED GAS FOR RESALE                                                0.00                     0.00                     0.00
PURCHASE POWER AFFILIATED                                               0.00                     0.00             5,117,114.49
OTHER OPERATION                                                32,146,080.07           646,846,471.46            13,075,955.63
MAINTENANCE                                                           426.16            79,062,223.84                     2.53
ASSET IMPAIRMENTS AND OTHER RELATED CHARGES                             0.00                     0.00                     0.00
DEPRECIATION AND AMORTIZATION                                     146,738.09             8,618,050.25                 1,586.76
TAXES OTHER THAN INCOME TAXES                                           0.00            40,227,458.74               262,547.43
INCOME TAXES                                                    1,940,624.00            (2,681,030.00)                    0.00
                                                       ----------------------   ----------------------  -----------------------
TOTAL EXPENSES                                                 34,233,868.32           775,376,046.12            18,457,206.83
                                                       ----------------------   ----------------------  -----------------------

OPERATING INCOME                                              (22,881,427.55)           13,484,451.33            (9,763,004.48)

OTHER INCOME (EXPENSE)                                        312,845,519.27               569,280.79                 9,018.32

INTEREST AND OTHER CHARGES
INVESTMENT VALUE GAINS (LOSSES)                                         0.00                     0.00                     0.00
OTHER INCOME (EXPENSE)                                        (44,534,759.08)           (8,931,701.78)                 (500.00)
NONOPERATING INCOME TAX CREDITS (EXPENSE)                         490,342.00                     0.00             3,528,862.00
INTEREST EXPENSE (INCOME)                                     139,526,828.47             5,122,030.33               203,690.26
PREFERRED STOCK DIVIDEND REQUIREMENTS
   OF SUBSIDIARIES (INCLUDING CAPITAL STOCK EXPENSE)                    0.00                     0.00                     0.00
MINORITY INTEREST IN FINANCE SUBSIDIARY (EXPENSE)                       0.00                     0.00                     0.00
                                                       ----------------------   ----------------------  -----------------------
TOTAL INTEREST EXPENSE AND OTHER CHARGES (INCOME)             183,571,245.55            14,053,732.11            (3,324,671.74)
                                                       ----------------------   ----------------------  -----------------------

INCOME BEFORE INCOME TAXES                                    106,392,846.17                     0.01            (6,429,314.42)

INCOME TAXES
INCOME TAXES                                                            0.00                     0.00                     0.00
NONOPERATING INCOME TAX CREDITS (EXPENSE)                               0.00                     0.00                     0.00
                                                       ----------------------   ----------------------  -----------------------
TOTAL INCOME TAXES                                                      0.00                     0.00                     0.00

INCOME BEFORE DISCONTINUED OPERATIONS,
  EXTRAORDINARY ITEMS AND CUMULATIVE EFFECT                   106,392,846.17                     0.01            (6,429,314.42)

DISCONTINUED OPERATIONS (NET OF TAX)                                    0.00                     0.00                     0.00

EXTRAORDINARY ITEMS (NET OF TAX)                                        0.00                     0.00                     0.00

CUMULATIVE EFFECT OF ACCOUNTING
   CHANGES (NET OF TAX)                                                 0.00                     0.00                     0.00
                                                       ----------------------   ----------------------  -----------------------

NET INCOME                                                   $106,392,846.17                    $0.01           ($6,429,314.42)

PREFERRED STOCK DIVIDEND REQUIREMENTS
   OF SUBSIDIARIES (INCLUDING CAPITAL STOCK EXPENSE)                    0.00                     0.00                     0.00

                                                       ----------------------   ----------------------  -----------------------
NET INCOME APPLICABLE TO COMMON STOCK                        $106,392,846.17                    $0.01           ($6,429,314.42)
                                                       ======================   ======================  =======================

Item 10 - Consolidating Statements of Income

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

-------------------------------------------------------------------------------------------------------------------------------

                    DESCRIPTION                              AEP MONEY             AEP GENERATING            CENTRAL COAL
                                                               POOL                    COMPANY                 COMPANY
-------------------------------------------------------------------------------------------------------------------------------

REVENUES
SALES TO NON AFFILIATES                                                $0.00              $210,000.00                    $0.00
SALES TO AFFILIATES                                                     0.00           232,955,270.00                     0.00
                                                       ----------------------   ----------------------  -----------------------
TOTAL REVENUES                                                          0.00           233,165,270.00                     0.00
                                                       ----------------------   ----------------------  -----------------------

EXPENSES
FUEL FOR ELECTRIC GENERATION                                            0.00           109,238,056.44                     0.00
PURCHASED ELECTRICITY FOR RESALE                                        0.00                     0.00                     0.00
PURCHASED GAS FOR RESALE                                                0.00                     0.00                     0.00
PURCHASE POWER AFFILIATED                                               0.00                     0.00                     0.00
OTHER OPERATION                                                        (0.02)           78,682,524.86                     0.00
MAINTENANCE                                                             0.00            10,345,839.38                     0.00
ASSET IMPAIRMENTS AND OTHER RELATED CHARGES                             0.00                     0.00                     0.00
DEPRECIATION AND AMORTIZATION                                           0.00            22,686,032.78                     0.00
TAXES OTHER THAN INCOME TAXES                                           0.00             3,396,081.01                     0.00
INCOME TAXES                                                            0.00             1,642,997.00                     0.00
                                                       ----------------------   ----------------------  -----------------------
TOTAL EXPENSES                                                         (0.02)          225,991,531.46                     0.00
                                                       ----------------------   ----------------------  -----------------------

OPERATING INCOME                                                        0.02             7,173,738.54                     0.00

OTHER INCOME (EXPENSE)                                                  0.00               150,498.73               433,962.59

INTEREST AND OTHER CHARGES
INVESTMENT VALUE GAINS (LOSSES)                                         0.00                     0.00                     0.00
OTHER INCOME (EXPENSE)                                                 (0.00)             (361,264.29)             (438,437.57)
NONOPERATING INCOME TAX CREDITS (EXPENSE)                               0.00             3,550,415.00                 4,381.00
INTEREST EXPENSE (INCOME)                                               0.00             2,549,792.48                   (93.99)
PREFERRED STOCK DIVIDEND REQUIREMENTS
   OF SUBSIDIARIES (INCLUDING CAPITAL STOCK EXPENSE)                    0.00                     0.00                     0.00
MINORITY INTEREST IN FINANCE SUBSIDIARY (EXPENSE)                       0.00                     0.00                     0.00
                                                       ----------------------   ----------------------  -----------------------
TOTAL INTEREST EXPENSE AND OTHER CHARGES (INCOME)                       0.00              (639,358.23)              433,962.58
                                                       ----------------------   ----------------------  -----------------------

INCOME BEFORE INCOME TAXES                                              0.02             7,963,595.50                     0.01

INCOME TAXES
INCOME TAXES                                                            0.00                     0.00                     0.00
NONOPERATING INCOME TAX CREDITS (EXPENSE)                               0.00                     0.00                     0.00
                                                       ----------------------   ----------------------  -----------------------
TOTAL INCOME TAXES                                                      0.00                     0.00                     0.00

INCOME BEFORE DISCONTINUED OPERATIONS,
  EXTRAORDINARY ITEMS AND CUMULATIVE EFFECT                             0.02             7,963,595.50                     0.01

DISCONTINUED OPERATIONS (NET OF TAX)                                    0.00                     0.00                     0.00

EXTRAORDINARY ITEMS (NET OF TAX)                                        0.00                     0.00                     0.00

CUMULATIVE EFFECT OF ACCOUNTING
   CHANGES (NET OF TAX)                                                 0.00                     0.00                     0.00
                                                       ----------------------   ----------------------  -----------------------

NET INCOME                                                             $0.02            $7,963,595.50                    $0.01

PREFERRED STOCK DIVIDEND REQUIREMENTS
   OF SUBSIDIARIES (INCLUDING CAPITAL STOCK EXPENSE)                    0.00                     0.00                     0.00

                                                       ----------------------   ----------------------  -----------------------
NET INCOME APPLICABLE TO COMMON STOCK                                  $0.02            $7,963,595.50                    $0.01
                                                       ======================   ======================  =======================

Item 10 - Consolidating Statements of Income

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

-------------------------------------------------------------------------------------------------------------------------------

                    DESCRIPTION                               AEP T&D             INDIANA FRANKLIN          FRANKLIN REAL
                                                           SERVICES, LLC            REALTY, INC.            ESTATE COMPANY
-------------------------------------------------------------------------------------------------------------------------------

REVENUES
SALES TO NON AFFILIATES                                          $880,774.91                    $0.00                    $0.00
SALES TO AFFILIATES                                                     0.00                     0.00                     0.00
                                                       ----------------------   ----------------------  -----------------------
TOTAL REVENUES                                                    880,774.91                     0.00                     0.00
                                                       ----------------------   ----------------------  -----------------------

EXPENSES
FUEL FOR ELECTRIC GENERATION                                            0.00                     0.00                     0.00
PURCHASED ELECTRICITY FOR RESALE                                        0.00                     0.00                     0.00
PURCHASED GAS FOR RESALE                                                0.00                     0.00                     0.00
PURCHASE POWER AFFILIATED                                               0.00                     0.00                     0.00
OTHER OPERATION                                                   820,201.86                     0.01                     0.01
MAINTENANCE                                                         7,083.84                     0.00                     0.00
ASSET IMPAIRMENTS AND OTHER RELATED CHARGES                             0.00                     0.00                     0.00
DEPRECIATION AND AMORTIZATION                                       4,453.46                     0.00                     0.00
TAXES OTHER THAN INCOME TAXES                                        (688.53)                    0.00                     0.00
INCOME TAXES                                                            0.00                     0.00                     0.00
                                                       ----------------------   ----------------------  -----------------------
TOTAL EXPENSES                                                    831,050.63                     0.01                     0.01
                                                       ----------------------   ----------------------  -----------------------

OPERATING INCOME                                                   49,724.28                    (0.01)                   (0.01)

OTHER INCOME (EXPENSE)                                                 (1.71)                    0.00                     0.00

INTEREST AND OTHER CHARGES
INVESTMENT VALUE GAINS (LOSSES)                                         0.00                     0.00                     0.00
OTHER INCOME (EXPENSE)                                               (130.00)                    0.00                     0.00
NONOPERATING INCOME TAX CREDITS (EXPENSE)                         (15,748.00)                    0.00                     0.00
INTEREST EXPENSE (INCOME)                                           5,458.98                     0.00                     0.00
PREFERRED STOCK DIVIDEND REQUIREMENTS
   OF SUBSIDIARIES (INCLUDING CAPITAL STOCK EXPENSE)                    0.00                     0.00                     0.00
MINORITY INTEREST IN FINANCE SUBSIDIARY (EXPENSE)                       0.00                     0.00                     0.00
                                                       ----------------------   ----------------------  -----------------------
TOTAL INTEREST EXPENSE AND OTHER CHARGES (INCOME)                  21,336.98                     0.00                     0.00
                                                       ----------------------   ----------------------  -----------------------

INCOME BEFORE INCOME TAXES                                         28,385.59                    (0.01)                   (0.01)

INCOME TAXES
INCOME TAXES                                                            0.00                     0.00                     0.00
NONOPERATING INCOME TAX CREDITS (EXPENSE)                               0.00                     0.00                     0.00
                                                       ----------------------   ----------------------  -----------------------
TOTAL INCOME TAXES                                                      0.00                     0.00                     0.00

INCOME BEFORE DISCONTINUED OPERATIONS,
  EXTRAORDINARY ITEMS AND CUMULATIVE EFFECT                        28,385.59                    (0.01)                   (0.01)

DISCONTINUED OPERATIONS (NET OF TAX)                                    0.00                     0.00                     0.00

EXTRAORDINARY ITEMS (NET OF TAX)                                        0.00                     0.00                     0.00

CUMULATIVE EFFECT OF ACCOUNTING
   CHANGES (NET OF TAX)                                                 0.00                     0.00                     0.00
                                                       ----------------------   ----------------------  -----------------------

NET INCOME                                                        $28,385.59                   ($0.01)                  ($0.01)

PREFERRED STOCK DIVIDEND REQUIREMENTS
   OF SUBSIDIARIES (INCLUDING CAPITAL STOCK EXPENSE)                    0.00                     0.00                     0.00

                                                       ----------------------   ----------------------  -----------------------
NET INCOME APPLICABLE TO COMMON STOCK                             $28,385.59                   ($0.01)                  ($0.01)
                                                       ======================   ======================  =======================

Item 10 - Consolidating Statements of Income

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

-------------------------------------------------------------------------------------------------------------------------------
                                                         APPALACHIAN POWER        COLUMBUS SOUTHERN        INDIANA MICHIGAN
                    DESCRIPTION                               COMPANY               POWER COMPANY           POWER COMPANY
                                                           CONSOLIDATED             CONSOLIDATED             CONSOLIDATED
-------------------------------------------------------------------------------------------------------------------------------

REVENUES
SALES TO NON AFFILIATES                                    $1,734,564,772.25        $1,347,482,630.68        $1,346,393,152.14
SALES TO AFFILIATES                                           222,793,068.84            84,368,806.72           249,202,841.44
                                                       ----------------------   ----------------------  -----------------------
TOTAL REVENUES                                              1,957,357,841.09         1,431,851,437.40         1,595,595,993.58
                                                       ----------------------   ----------------------  -----------------------

EXPENSES
FUEL FOR ELECTRIC GENERATION                                  454,900,802.64           203,398,808.79           250,890,406.52
PURCHASED ELECTRICITY FOR RESALE                               66,083,737.33            17,730,168.40            28,327,208.05
PURCHASED GAS FOR RESALE                                                0.00                     0.00                     0.00
PURCHASE POWER AFFILIATED                                     351,210,023.69           337,322,906.72           274,400,173.37
OTHER OPERATION                                               245,308,300.39           218,466,440.10           417,635,835.94
MAINTENANCE                                                   135,595,517.13            75,319,430.65           158,280,616.40
ASSET IMPAIRMENTS AND OTHER RELATED CHARGES                             0.00                     0.00                     0.00
DEPRECIATION AND AMORTIZATION                                 175,771,879.00           135,964,381.81           171,281,007.92
TAXES OTHER THAN INCOME TAXES                                  90,087,499.26           133,753,570.01            57,787,478.37
INCOME TAXES                                                  119,589,105.99            84,409,962.71            50,926,310.10
                                                       ----------------------   ----------------------  -----------------------
TOTAL EXPENSES                                              1,638,546,865.41         1,206,365,669.20         1,409,529,036.66
                                                       ----------------------   ----------------------  -----------------------

OPERATING INCOME                                              318,810,975.67           225,485,768.20           186,066,956.92

OTHER INCOME (EXPENSE)                                         (5,660,921.99)           (7,488,973.13)           53,928,104.98

INTEREST AND OTHER CHARGES
INVESTMENT VALUE GAINS (LOSSES)                                         0.00                     0.00                     0.00
OTHER INCOME (EXPENSE)                                         (9,534,194.27)           (4,650,608.99)          (77,170,790.28)
NONOPERATING INCOME TAX CREDITS (EXPENSE)                      14,368,862.00            10,748,643.71             9,777,424.00
INTEREST EXPENSE (INCOME)                                     115,201,622.63            50,948,011.09            83,053,952.92
PREFERRED STOCK DIVIDEND REQUIREMENTS
   OF SUBSIDIARIES (INCLUDING CAPITAL STOCK EXPENSE)                    0.00                     0.00                     0.00
MINORITY INTEREST IN FINANCE SUBSIDIARY (EXPENSE)                       0.00                     0.00                     0.00
                                                       ----------------------   ----------------------  -----------------------
TOTAL INTEREST EXPENSE AND OTHER CHARGES (INCOME)             110,366,954.90            44,849,976.37           150,447,319.19
                                                       ----------------------   ----------------------  -----------------------

INCOME BEFORE INCOME TAXES                                    202,783,098.79           173,146,818.70            89,547,742.71

INCOME TAXES
INCOME TAXES                                                            0.00                     0.00                     0.00
NONOPERATING INCOME TAX CREDITS (EXPENSE)                               0.00                     0.00                     0.00
                                                       ----------------------   ----------------------  -----------------------
TOTAL INCOME TAXES                                                      0.00                     0.00                     0.00

INCOME BEFORE DISCONTINUED OPERATIONS,
  EXTRAORDINARY ITEMS AND CUMULATIVE EFFECT                   202,783,098.79           173,146,818.70            89,547,742.71

DISCONTINUED OPERATIONS (NET OF TAX)                                    0.00                     0.00                     0.00

EXTRAORDINARY ITEMS (NET OF TAX)                                        0.00                     0.00                     0.00

CUMULATIVE EFFECT OF ACCOUNTING
   CHANGES (NET OF TAX)                                        77,256,443.43            27,283,164.83            (3,159,518.00)
                                                       ----------------------   ----------------------  -----------------------

NET INCOME                                                   $280,039,542.22          $200,429,983.53           $86,388,224.71

PREFERRED STOCK DIVIDEND REQUIREMENTS
   OF SUBSIDIARIES (INCLUDING CAPITAL STOCK EXPENSE)            3,494,210.07             1,015,380.36             2,509,062.40

                                                       ----------------------   ----------------------  -----------------------
NET INCOME APPLICABLE TO COMMON STOCK                        $276,545,332.15          $199,414,603.17           $83,879,162.31
                                                       ======================   ======================  =======================

Item 10 - Consolidating Statements of Income

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

-------------------------------------------------------------------------------------------------------------------------------

                    DESCRIPTION                           KENTUCKY POWER           KINGSPORT POWER        OHIO POWER COMPANY
                                                              COMPANY                  COMPANY               CONSOLIDATED
-------------------------------------------------------------------------------------------------------------------------------

REVENUES
SALES TO NON AFFILIATES                                      $376,662,163.69           $86,522,806.23        $1,660,374,867.60
SALES TO AFFILIATES                                            39,808,381.73                49,326.36           584,278,164.02
                                                       ----------------------   ----------------------  -----------------------
TOTAL REVENUES                                                416,470,545.42            86,572,132.59         2,244,653,031.62
                                                       ----------------------   ----------------------  -----------------------

EXPENSES
FUEL FOR ELECTRIC GENERATION                                   74,148,004.24                     0.00           616,679,836.32
PURCHASED ELECTRICITY FOR RESALE                                  962,715.53                     0.00            63,485,751.63
PURCHASED GAS FOR RESALE                                                0.00                     0.00                     0.00
PURCHASE POWER AFFILIATED                                     141,690,132.64            60,637,688.99            90,821,164.40
OTHER OPERATION                                                47,325,335.43             7,105,836.22           369,086,535.21
MAINTENANCE                                                    27,327,889.82             2,791,275.19           166,437,853.87
ASSET IMPAIRMENTS AND OTHER RELATED CHARGES                             0.00                     0.00                     0.00
DEPRECIATION AND AMORTIZATION                                  39,308,876.20             3,632,150.71           257,417,401.15
TAXES OTHER THAN INCOME TAXES                                   8,788,583.51             3,504,714.82           175,043,400.86
INCOME TAXES                                                   12,174,770.00             2,703,911.00           146,014,148.26
                                                       ----------------------   ----------------------  -----------------------
TOTAL EXPENSES                                                351,726,307.38            80,375,576.94         1,884,986,091.70
                                                       ----------------------   ----------------------  -----------------------

OPERATING INCOME                                               64,744,238.04             6,196,555.65           359,666,939.92

OTHER INCOME (EXPENSE)                                         (4,036,662.28)               37,526.79            24,494,888.63

INTEREST AND OTHER CHARGES
INVESTMENT VALUE GAINS (LOSSES)                                         0.00                     0.00                     0.00
OTHER INCOME (EXPENSE)                                         (1,124,174.04)              (65,350.41)          (34,281,765.05)
NONOPERATING INCOME TAX CREDITS (EXPENSE)                       2,500,135.00                75,280.00             7,614,796.00
INTEREST EXPENSE (INCOME)                                      28,619,742.22             1,515,115.41           106,464,124.05
PREFERRED STOCK DIVIDEND REQUIREMENTS
   OF SUBSIDIARIES (INCLUDING CAPITAL STOCK EXPENSE)                    0.00                     0.00                     0.00
MINORITY INTEREST IN FINANCE SUBSIDIARY (EXPENSE)                       0.00                     0.00                     0.00
                                                       ----------------------   ----------------------  -----------------------
TOTAL INTEREST EXPENSE AND OTHER CHARGES (INCOME)              27,243,781.26             1,505,185.82           133,131,093.10
                                                       ----------------------   ----------------------  -----------------------

INCOME BEFORE INCOME TAXES                                     33,463,794.50             4,728,896.62           251,030,735.45

INCOME TAXES
INCOME TAXES                                                            0.00                     0.00                     0.00
NONOPERATING INCOME TAX CREDITS (EXPENSE)                               0.00                     0.00                     0.00
                                                       ----------------------   ----------------------  -----------------------
TOTAL INCOME TAXES                                                      0.00                     0.00                     0.00

INCOME BEFORE DISCONTINUED OPERATIONS,
  EXTRAORDINARY ITEMS AND CUMULATIVE EFFECT                    33,463,794.50             4,728,896.62           251,030,735.45

DISCONTINUED OPERATIONS (NET OF TAX)                                    0.00                     0.00                     0.00

EXTRAORDINARY ITEMS (NET OF TAX)                                        0.00                     0.00                     0.00

CUMULATIVE EFFECT OF ACCOUNTING
   CHANGES (NET OF TAX)                                        (1,133,544.00)                    0.00           124,631,674.07
                                                       ----------------------   ----------------------  -----------------------

NET INCOME                                                    $32,330,250.50            $4,728,896.62          $375,662,409.52

PREFERRED STOCK DIVIDEND REQUIREMENTS
   OF SUBSIDIARIES (INCLUDING CAPITAL STOCK EXPENSE)                    0.00                     0.00             1,098,049.97

                                                       ----------------------   ----------------------  -----------------------
NET INCOME APPLICABLE TO COMMON STOCK                         $32,330,250.50            $4,728,896.62          $374,564,359.55
                                                       ======================   ======================  =======================

Item 10 - Consolidating Statements of Income

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

-------------------------------------------------------------------------------------------------------------------------------

                    DESCRIPTION                           WHEELING POWER
                                                              COMPANY           AEP INVESTMENTS, INC.    AEP RESOURCES, INC.
-------------------------------------------------------------------------------------------------------------------------------

REVENUES
SALES TO NON AFFILIATES                                       $84,773,885.75                    $0.00        $4,126,400,943.29
SALES TO AFFILIATES                                             1,158,950.52                     0.00           197,355,528.65
                                                       ----------------------   ----------------------  -----------------------
TOTAL REVENUES                                                 85,932,836.27                     0.00         4,323,756,471.94
                                                       ----------------------   ----------------------  -----------------------

EXPENSES
FUEL FOR ELECTRIC GENERATION                                            0.00                     0.00            56,099,840.75
PURCHASED ELECTRICITY FOR RESALE                                   76,740.62                     0.00         3,755,189,754.41
PURCHASED GAS FOR RESALE                                                0.00                     0.00                     0.00
PURCHASE POWER AFFILIATED                                      50,764,075.60                     0.00                     0.00
OTHER OPERATION                                                 6,321,141.32             3,741,922.71           519,753,777.50
MAINTENANCE                                                     2,942,835.58                     2.52            78,219,677.55
ASSET IMPAIRMENTS AND OTHER RELATED CHARGES                             0.00                     0.00                     0.00
DEPRECIATION AND AMORTIZATION                                   2,455,010.36                58,865.57            67,919,398.10
TAXES OTHER THAN INCOME TAXES                                   5,249,534.30                   519.00               845,844.04
INCOME TAXES                                                    6,833,045.00                     0.00            (6,084,255.00)
                                                       ----------------------   ----------------------  -----------------------
TOTAL EXPENSES                                                 74,642,382.78             3,801,309.81         4,471,944,037.34
                                                       ----------------------   ----------------------  -----------------------

OPERATING INCOME                                               11,290,453.49            (3,801,309.81)         (148,187,565.40)

OTHER INCOME (EXPENSE)                                            230,497.64            (3,704,778.74)       (1,326,658,194.88)

INTEREST AND OTHER CHARGES
INVESTMENT VALUE GAINS (LOSSES)                                         0.00                     0.00                     0.00
OTHER INCOME (EXPENSE)                                           (357,944.97)               (5,027.00)          (43,814,587.88)
NONOPERATING INCOME TAX CREDITS (EXPENSE)                         482,893.00             2,738,118.00           488,925,864.55
INTEREST EXPENSE (INCOME)                                       1,370,906.80               245,455.58            91,689,075.61
PREFERRED STOCK DIVIDEND REQUIREMENTS
   OF SUBSIDIARIES (INCLUDING CAPITAL STOCK EXPENSE)                    0.00                     0.00                     0.00
MINORITY INTEREST IN FINANCE SUBSIDIARY (EXPENSE)                       0.00                     0.00                     0.00
                                                       ----------------------   ----------------------  -----------------------
TOTAL INTEREST EXPENSE AND OTHER CHARGES (INCOME)               1,245,958.77            (2,487,635.42)         (353,422,201.06)
                                                       ----------------------   ----------------------  -----------------------

INCOME BEFORE INCOME TAXES                                     10,274,992.36            (5,018,453.13)       (1,121,423,559.22)

INCOME TAXES
INCOME TAXES                                                            0.00                     0.00                     0.00
NONOPERATING INCOME TAX CREDITS (EXPENSE)                               0.00                     0.00                     0.00
                                                       ----------------------   ----------------------  -----------------------
TOTAL INCOME TAXES                                                      0.00                     0.00                     0.00

INCOME BEFORE DISCONTINUED OPERATIONS,
  EXTRAORDINARY ITEMS AND CUMULATIVE EFFECT                    10,274,992.36            (5,018,453.13)       (1,121,423,559.22)

DISCONTINUED OPERATIONS (NET OF TAX)                                    0.00                     0.00                     0.00

EXTRAORDINARY ITEMS (NET OF TAX)                                        0.00                     0.00                     0.00

CUMULATIVE EFFECT OF ACCOUNTING
   CHANGES (NET OF TAX)                                                 0.00                     0.00                     0.00
                                                       ----------------------   ----------------------  -----------------------

NET INCOME                                                    $10,274,992.36           ($5,018,453.13)      ($1,121,423,559.22)

PREFERRED STOCK DIVIDEND REQUIREMENTS
   OF SUBSIDIARIES (INCLUDING CAPITAL STOCK EXPENSE)                    0.00                     0.00                     0.00

                                                       ----------------------   ----------------------  -----------------------
NET INCOME APPLICABLE TO COMMON STOCK                         $10,274,992.36           ($5,018,453.13)      ($1,121,423,559.22)
                                                       ======================   ======================  =======================

Item 10 - Consolidating Statements of Income

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

-------------------------------------------------------------------------------------------------------------------------------
                                                                                    AEP UTILITIES
                    DESCRIPTION                                 AEP                 INCORPORATED               AEP C&I
                                                       COMMUNICATIONS, INC.         CONSOLIDATED             COMPANY, LLC
-------------------------------------------------------------------------------------------------------------------------------

REVENUES
SALES TO NON AFFILIATES                                        $5,792,235.73        $4,251,562,709.68          $153,619,517.72
SALES TO AFFILIATES                                             4,009,031.25           326,557,709.60             2,036,067.37
                                                       ----------------------   ----------------------  -----------------------
TOTAL REVENUES                                                  9,801,266.98         4,578,120,419.28           155,655,585.09
                                                       ----------------------   ----------------------  -----------------------

EXPENSES
FUEL FOR ELECTRIC GENERATION                                            0.00         1,406,231,411.57                     0.00
PURCHASED ELECTRICITY FOR RESALE                                        0.00           534,309,788.93             3,302,370.61
PURCHASED GAS FOR RESALE                                                0.00                     0.00                     0.00
PURCHASE POWER AFFILIATED                                               0.00           215,342,482.24           123,028,769.70
OTHER OPERATION                                                 9,460,784.28           834,782,459.63            32,047,277.06
MAINTENANCE                                                      (350,259.92)          222,510,625.79                     7.58
ASSET IMPAIRMENTS AND OTHER RELATED CHARGES                             0.00                     0.00                     0.00
DEPRECIATION AND AMORTIZATION                                   1,359,351.43           442,140,297.87                 5,809.43
TAXES OTHER THAN INCOME TAXES                                      58,925.86           198,644,581.49             1,513,252.93
INCOME TAXES                                                     (368,701.00)          204,011,619.67                10,621.17
                                                       ----------------------   ----------------------  -----------------------
TOTAL EXPENSES                                                 10,160,100.65         4,057,973,267.19           159,908,108.47
                                                       ----------------------   ----------------------  -----------------------

OPERATING INCOME                                                 (358,833.67)          520,147,152.09            (4,252,523.38)

OTHER INCOME (EXPENSE)                                          1,559,663.24           226,800,500.04             1,610,025.09

INTEREST AND OTHER CHARGES
INVESTMENT VALUE GAINS (LOSSES)                                         0.00                     0.00                     0.00
OTHER INCOME (EXPENSE)                                          5,994,396.05           (80,279,291.81)              476,370.63
NONOPERATING INCOME TAX CREDITS (EXPENSE)                       2,020,521.00             5,756,832.96             3,866,582.00
INTEREST EXPENSE (INCOME)                                      12,816,209.53           295,524,089.54               961,827.30
PREFERRED STOCK DIVIDEND REQUIREMENTS
   OF SUBSIDIARIES (INCLUDING CAPITAL STOCK EXPENSE)                    0.00                     0.00                     0.00
MINORITY INTEREST IN FINANCE SUBSIDIARY (EXPENSE)                       0.00                     0.00                     0.00
                                                       ----------------------   ----------------------  -----------------------
TOTAL INTEREST EXPENSE AND OTHER CHARGES (INCOME)               4,801,292.48           370,046,548.39            (3,381,125.33)
                                                       ----------------------   ----------------------  -----------------------

INCOME BEFORE INCOME TAXES                                     (3,600,462.92)          376,901,103.74               738,627.04

INCOME TAXES
INCOME TAXES                                                            0.00                     0.00                     0.00
NONOPERATING INCOME TAX CREDITS (EXPENSE)                               0.00                     0.00                     0.00
                                                       ----------------------   ----------------------  -----------------------
TOTAL INCOME TAXES                                                      0.00                     0.00                     0.00

INCOME BEFORE DISCONTINUED OPERATIONS,
  EXTRAORDINARY ITEMS AND CUMULATIVE EFFECT                    (3,600,462.92)          376,901,103.74               738,627.04

DISCONTINUED OPERATIONS (NET OF TAX)                                    0.00                     0.00                     0.00

EXTRAORDINARY ITEMS (NET OF TAX)                                        0.00              (176,775.00)                    0.00

CUMULATIVE EFFECT OF ACCOUNTING
   CHANGES (NET OF TAX)                                                 0.00                     0.00                     0.00
                                                       ----------------------   ----------------------  -----------------------

NET INCOME                                                    ($3,600,462.92)         $376,724,328.74              $738,627.04

PREFERRED STOCK DIVIDEND REQUIREMENTS
   OF SUBSIDIARIES (INCLUDING CAPITAL STOCK EXPENSE)                    0.00               786,804.57                     0.00

                                                       ----------------------   ----------------------  -----------------------
NET INCOME APPLICABLE TO COMMON STOCK                         ($3,600,462.92)         $375,937,524.17              $738,627.04
                                                       ======================   ======================  =======================

Item 10 - Consolidating Statements of Income

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

-------------------------------------------------------------------------------------------------------------------------------

                    DESCRIPTION                             AEP DESERT               AEP DESERT
                                                            SKY LP, LLC            SKY LP II, LLC           AEP COAL, INC
-------------------------------------------------------------------------------------------------------------------------------

REVENUES
SALES TO NON AFFILIATES                                                $0.00           $17,626,688.33          $129,081,078.44
SALES TO AFFILIATES                                                     0.00                     0.00            40,879,321.30
                                                       ----------------------   ----------------------  -----------------------
TOTAL REVENUES                                                          0.00            17,626,688.33           169,960,399.74
                                                       ----------------------   ----------------------  -----------------------

EXPENSES
FUEL FOR ELECTRIC GENERATION                                            0.00                     0.00                     0.00
PURCHASED ELECTRICITY FOR RESALE                                        0.00                     0.00                     0.00
PURCHASED GAS FOR RESALE                                                0.00                     0.00                     0.00
PURCHASE POWER AFFILIATED                                               0.00                     0.00                     0.00
OTHER OPERATION                                                   615,687.36             3,376,175.38           162,472,621.74
MAINTENANCE                                                             2.53             1,725,191.78                     0.00
ASSET IMPAIRMENTS AND OTHER RELATED CHARGES                             0.00                     0.00                     0.00
DEPRECIATION AND AMORTIZATION                                       3,459.10             9,052,662.39             6,014,127.14
TAXES OTHER THAN INCOME TAXES                                           0.00             1,692,601.50               693,415.04
INCOME TAXES                                                     (455,690.00)           (8,747,177.00)          (22,218,411.00)
                                                       ----------------------   ----------------------  -----------------------
TOTAL EXPENSES                                                    163,458.98             7,099,454.05           146,961,752.92
                                                       ----------------------   ----------------------  -----------------------

OPERATING INCOME                                                 (163,458.98)           10,527,234.28            22,998,646.82

OTHER INCOME (EXPENSE)                                                 (3.43)               66,916.76           (62,705,804.93)

INTEREST AND OTHER CHARGES
INVESTMENT VALUE GAINS (LOSSES)                                         0.00                     0.00                     0.00
OTHER INCOME (EXPENSE)                                               (200.00)             (146,773.37)              (18,975.00)
NONOPERATING INCOME TAX CREDITS (EXPENSE)                               0.00                     0.00               106,028.00
INTEREST EXPENSE (INCOME)                                         431,338.54             7,590,629.75             1,761,923.39
PREFERRED STOCK DIVIDEND REQUIREMENTS
   OF SUBSIDIARIES (INCLUDING CAPITAL STOCK EXPENSE)                    0.00                     0.00                     0.00
MINORITY INTEREST IN FINANCE SUBSIDIARY (EXPENSE)                       0.00                     0.00                     0.00
                                                       ----------------------   ----------------------  -----------------------
TOTAL INTEREST EXPENSE AND OTHER CHARGES (INCOME)                 431,538.54             7,737,403.12             1,674,870.39
                                                       ----------------------   ----------------------  -----------------------

INCOME BEFORE INCOME TAXES                                       (595,000.95)            2,856,747.92           (41,382,028.50)

INCOME TAXES
INCOME TAXES                                                            0.00                     0.00                     0.00
NONOPERATING INCOME TAX CREDITS (EXPENSE)                               0.00                     0.00                     0.00
                                                       ----------------------   ----------------------  -----------------------
TOTAL INCOME TAXES                                                      0.00                     0.00                     0.00

INCOME BEFORE DISCONTINUED OPERATIONS,
  EXTRAORDINARY ITEMS AND CUMULATIVE EFFECT                      (595,000.95)            2,856,747.92           (41,382,028.50)

DISCONTINUED OPERATIONS (NET OF TAX)                                    0.00                     0.00                     0.00

EXTRAORDINARY ITEMS (NET OF TAX)                                        0.00                     0.00                     0.00

CUMULATIVE EFFECT OF ACCOUNTING
   CHANGES (NET OF TAX)                                                 0.00                     0.00                     0.00
                                                       ----------------------   ----------------------  -----------------------

NET INCOME                                                      ($595,000.95)           $2,856,747.92          ($41,382,028.50)

PREFERRED STOCK DIVIDEND REQUIREMENTS
   OF SUBSIDIARIES (INCLUDING CAPITAL STOCK EXPENSE)                    0.00                     0.00                     0.00

                                                       ----------------------   ----------------------  -----------------------
NET INCOME APPLICABLE TO COMMON STOCK                           ($595,000.95)           $2,856,747.92          ($41,382,028.50)
                                                       ======================   ======================  =======================

Item 10 - Consolidating Statements of Income

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

-------------------------------------------------------------------------------------------------------------------------------

                    DESCRIPTION                              AEP POWER                                          MUTUAL
                                                          MARKETING, INC          AEP PRO SERV, INC           ENERGY LLC
-------------------------------------------------------------------------------------------------------------------------------

REVENUES
SALES TO NON AFFILIATES                                       $45,147,061.58          $157,048,687.57           $12,983,503.98
SALES TO AFFILIATES                                           (22,081,764.69)              398,326.79               554,052.71
                                                       ----------------------   ----------------------  -----------------------
TOTAL REVENUES                                                 23,065,296.89           157,447,014.36            13,537,556.69
                                                       ----------------------   ----------------------  -----------------------

EXPENSES
FUEL FOR ELECTRIC GENERATION                                            0.00                     0.00                     0.00
PURCHASED ELECTRICITY FOR RESALE                                        0.00                     0.00             2,359,771.55
PURCHASED GAS FOR RESALE                                                0.00                     0.00                     0.00
PURCHASE POWER AFFILIATED                                               0.00                     0.00               981,936.05
OTHER OPERATION                                                   452,895.18           163,620,794.34             7,769,733.27
MAINTENANCE                                                             2.53                   165.48                 2,292.12
ASSET IMPAIRMENTS AND OTHER RELATED CHARGES                             0.00                     0.00                     0.00
DEPRECIATION AND AMORTIZATION                                           0.00             1,707,866.58               357,729.24
TAXES OTHER THAN INCOME TAXES                                           0.00                50,988.62                21,830.30
INCOME TAXES                                                            0.00               575,386.00                     0.00
                                                       ----------------------   ----------------------  -----------------------
TOTAL EXPENSES                                                    452,897.70           165,955,201.02            11,493,292.53
                                                       ----------------------   ----------------------  -----------------------

OPERATING INCOME                                               22,612,399.19            (8,508,186.66)            2,044,264.16

OTHER INCOME (EXPENSE)                                                238.16              (848,595.35)           39,449,818.87

INTEREST AND OTHER CHARGES
INVESTMENT VALUE GAINS (LOSSES)                                         0.00                     0.00                     0.00
OTHER INCOME (EXPENSE)                                                (50.00)              (62,246.44)               (1,298.76)
NONOPERATING INCOME TAX CREDITS (EXPENSE)                      (7,882,925.00)            3,327,227.34           (13,770,742.00)
INTEREST EXPENSE (INCOME)                                          89,942.08               269,605.65              (110,612.97)
PREFERRED STOCK DIVIDEND REQUIREMENTS
   OF SUBSIDIARIES (INCLUDING CAPITAL STOCK EXPENSE)                    0.00                     0.00                     0.00
MINORITY INTEREST IN FINANCE SUBSIDIARY (EXPENSE)                       0.00                     0.00                     0.00
                                                       ----------------------   ----------------------  -----------------------
TOTAL INTEREST EXPENSE AND OTHER CHARGES (INCOME)               7,972,917.08            (2,995,375.25)           13,661,427.79
                                                       ----------------------   ----------------------  -----------------------

INCOME BEFORE INCOME TAXES                                     14,639,720.26            (6,361,406.77)           27,832,655.25

INCOME TAXES
INCOME TAXES                                                            0.00                     0.00                     0.00
NONOPERATING INCOME TAX CREDITS (EXPENSE)                               0.00                     0.00                     0.00
                                                       ----------------------   ----------------------  -----------------------
TOTAL INCOME TAXES                                                      0.00                     0.00                     0.00

INCOME BEFORE DISCONTINUED OPERATIONS,
  EXTRAORDINARY ITEMS AND CUMULATIVE EFFECT                    14,639,720.26            (6,361,406.77)           27,832,655.25

DISCONTINUED OPERATIONS (NET OF TAX)                                    0.00                     0.00                     0.00

EXTRAORDINARY ITEMS (NET OF TAX)                                        0.00                     0.00                     0.00

CUMULATIVE EFFECT OF ACCOUNTING
   CHANGES (NET OF TAX)                                                 0.00                     0.00                     0.00
                                                       ----------------------   ----------------------  -----------------------

NET INCOME                                                    $14,639,720.26           ($6,361,406.77)          $27,832,655.25

PREFERRED STOCK DIVIDEND REQUIREMENTS
   OF SUBSIDIARIES (INCLUDING CAPITAL STOCK EXPENSE)                    0.00                     0.00                     0.00

                                                       ----------------------   ----------------------  -----------------------
NET INCOME APPLICABLE TO COMMON STOCK                         $14,639,720.26           ($6,361,406.77)          $27,832,655.25
                                                       ======================   ======================  =======================

Item 10 - Consolidating Statements of Income

AEP UTILITIES, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

-----------------------------------------------------------------------------------------------------------------
                                                          AEP UTILITIES                          AEP UTILITIES
                     DESCRIPTION                          INCORPORATED        SEC REPORTING       INCORPORATED
                                                          CONSOLIDATED         ADJUSTMENTS        ELIMINATIONS
-----------------------------------------------------------------------------------------------------------------

OPERATING REVENUES
SALES TO NONAFFILIATES                                  $4,251,562,709.68         $357,627.00              $0.00
SALES TO AFFILIATES                                        326,557,709.60                0.00     (17,539,146.25)
                                                        ------------------  ------------------  -----------------
TOTAL OPERATING REVENUES                                 4,578,120,419.28          357,627.00     (17,539,146.25)
                                                        ------------------  ------------------  -----------------

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION                             1,406,231,411.57      239,724,031.05        (236,980.50)
FUEL FROM AFFILIATES FOR ELECTRIC GENERATION                         0.00     (239,724,031.05)              0.00
PURCHASED ELECTRICITY FOR RESALE                           534,309,788.93                0.00               0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES                  215,342,482.24                0.00      (1,287,626.33)
OTHER OPERATION                                            834,782,459.63      (17,657,397.31)    (16,014,539.42)
MAINTENANCE                                                222,510,625.79                0.00               0.00
DEPRECIATION AND AMORTIZATION                              442,140,297.87                0.00               0.00
TAXES OTHER THAN INCOME TAXES                              198,644,581.49                0.00               0.00
INCOME TAXES                                               204,011,619.67        6,305,259.00               0.00
                                                        ------------------  ------------------  -----------------
TOTAL OPERATING EXPENSES                                 4,057,973,267.19      (11,352,138.31)    (17,539,146.25)
                                                        ------------------  ------------------  -----------------

NET OPERATING INCOME                                       520,147,152.09       11,709,765.31               0.00

NONOPERATING INCOME (EXPENSE)                              226,800,500.04       (1,627,244.49)   (392,485,985.94)
NONOPERATING EXPENSE (EXPENSE)                             (80,279,291.81)         127,790.27               0.00
NONOPERATING INCOME TAX EXPENSE (EXPENSE)                    5,756,832.96                0.00               0.00
INTEREST CHARGES                                           295,524,089.54                0.00               0.00
MINORITY INTEREST (EXPENSE)                                          0.00        1,499,454.22               0.00
                                                        ------------------  ------------------  -----------------

INCOME BEFORE EXTRAORDINARY ITEMS AND
   CUMULATIVE EFFECT OF ACCOUNTING CHANGE                  376,901,103.74       11,709,765.31    (392,485,985.94)

EXTRAORDINARY ITEMS (NET OF TAX)                              (176,775.00)               0.00               0.00

CUMULATIVE EFFECT OF ACCOUNTING CHANGES (NET OF TAX)                 0.00      (11,709,765.31)              0.00
                                                        ------------------  ------------------  -----------------

NET INCOME                                                 376,724,328.74                0.00    (392,485,985.94)

PREFERRED STOCK DIVIDEND REQUIREMENT                           786,804.57                0.00               0.00

GAIN ON REACQUIRED STOCK                                             0.00           (3,000.00)              0.00

                                                        ------------------  ------------------  -----------------
EARNINGS APPLICABLE TO COMMON STOCK                       $375,937,524.17          ($3,000.00)  ($392,485,985.94)
                                                        ==================  ==================  =================

Item 10 - Consolidating Statements of Income

AEP UTILITIES, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

-----------------------------------------------------------------------------------------------------------------

                     DESCRIPTION                          AEP UTILITIES        AEP CREDIT           ENERSHOP
                                                          INCORPORATED        INCORPORATED        INCORPORATED
-----------------------------------------------------------------------------------------------------------------

OPERATING REVENUES
SALES TO NONAFFILIATES                                              $0.00               $0.00              $0.00
SALES TO AFFILIATES                                                  0.00       41,647,399.67               0.00
                                                        ------------------  ------------------  -----------------
TOTAL OPERATING REVENUES                                             0.00       41,647,399.67               0.00
                                                        ------------------  ------------------  -----------------

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION                                         0.00                0.00               0.00
FUEL FROM AFFILIATES FOR ELECTRIC GENERATION                         0.00                0.00               0.00
PURCHASED ELECTRICITY FOR RESALE                                     0.00                0.00               0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES                            0.00                0.00               0.00
OTHER OPERATION                                              2,691,066.55       31,978,071.62         313,000.75
MAINTENANCE                                                          0.31                0.00               0.00
DEPRECIATION AND AMORTIZATION                                  430,774.24                0.00             643.17
TAXES OTHER THAN INCOME TAXES                                  (20,240.78)               0.00           2,876.86
INCOME TAXES                                                12,191,837.12        2,105,671.00               0.00
                                                        ------------------  ------------------  -----------------
TOTAL OPERATING EXPENSES                                    15,293,437.44       34,083,742.62         316,520.77
                                                        ------------------  ------------------  -----------------

NET OPERATING INCOME                                       (15,293,437.44)       7,563,657.05        (316,520.77)

NONOPERATING INCOME (EXPENSE)                              391,307,967.87              528.99        (868,617.06)
NONOPERATING EXPENSE (EXPENSE)                                 (55,300.42)         (55,543.87)        (26,226.24)
NONOPERATING INCOME TAX EXPENSE (EXPENSE)                      (10,860.00)          27,107.46         596,367.00
INTEREST CHARGES                                                10,845.71        3,180,105.27         369,766.39
MINORITY INTEREST (EXPENSE)                                          0.00                0.00               0.00
                                                        ------------------  ------------------  -----------------

INCOME BEFORE EXTRAORDINARY ITEMS AND
   CUMULATIVE EFFECT OF ACCOUNTING CHANGE                  375,937,524.29        4,355,644.36        (984,763.46)

EXTRAORDINARY ITEMS (NET OF TAX)                                     0.00                0.00               0.00

CUMULATIVE EFFECT OF ACCOUNTING CHANGES (NET OF TAX)                 0.00                0.00               0.00
                                                        ------------------  ------------------  -----------------

NET INCOME                                                 375,937,524.29        4,355,644.36        (984,763.46)

PREFERRED STOCK DIVIDEND REQUIREMENT                                 0.00                0.00               0.00

GAIN ON REACQUIRED STOCK                                             0.00                0.00               0.00

                                                        ------------------  ------------------  -----------------
EARNINGS APPLICABLE TO COMMON STOCK                       $375,937,524.29       $4,355,644.36       ($984,763.46)
                                                        ==================  ==================  =================

Item 10 - Consolidating Statements of Income

AEP UTILITIES, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

-----------------------------------------------------------------------------------------------------------------
                                                                             AEP TEXAS CENTRAL   PUBLIC SERVICE
                     DESCRIPTION                           CSW LEASING           COMPANY           COMPANY OF
                                                          INCORPORATED        CONSOLIDATED          OKLAHOMA
-----------------------------------------------------------------------------------------------------------------

OPERATING REVENUES
SALES TO NONAFFILIATES                                              $0.00   $1,593,943,051.34   $1,079,691,666.53
SALES TO AFFILIATES                                                  0.00      153,567,925.89      23,130,878.60
                                                        ------------------  ------------------  -----------------
TOTAL OPERATING REVENUES                                             0.00    1,747,510,977.23   1,102,822,545.13
                                                        ------------------  ------------------  -----------------

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION                                         0.00       89,388,738.79     526,563,209.83
FUEL FROM AFFILIATES FOR ELECTRIC GENERATION                         0.00      195,526,909.89               0.00
PURCHASED ELECTRICITY FOR RESALE                                     0.00      373,388,438.20      35,685,334.60
PURCHASED ELECTRICITY FROM AEP AFFILIATES                            0.00       19,097,154.27     109,638,951.04
OTHER OPERATION                                                  3,223.25      297,877,813.88     129,246,159.58
MAINTENANCE                                                          0.00       71,361,397.46      53,075,868.59
DEPRECIATION AND AMORTIZATION                                        0.00      189,129,688.49      86,455,283.19
TAXES OTHER THAN INCOME TAXES                                        0.00       92,109,013.35      32,287,344.31
INCOME TAXES                                                         0.00       98,092,094.86      37,008,213.88
                                                        ------------------  ------------------  -----------------
TOTAL OPERATING EXPENSES                                         3,223.25    1,425,971,249.19   1,009,960,365.03
                                                        ------------------  ------------------  -----------------

NET OPERATING INCOME                                            (3,223.25)     321,539,728.04      92,862,180.10

NONOPERATING INCOME (EXPENSE)                                    3,027.65       54,172,131.35       8,025,692.70
NONOPERATING EXPENSE (EXPENSE)                                       0.00      (17,272,617.49)     (1,385,020.23)
NONOPERATING INCOME TAX EXPENSE (EXPENSE)                           68.00       (7,079,713.00)       (828,723.00)
INTEREST CHARGES                                                     0.00      133,811,944.23      44,783,779.26
MINORITY INTEREST (EXPENSE)                                          0.00                0.00               0.00
                                                        ------------------  ------------------  -----------------

INCOME BEFORE EXTRAORDINARY ITEMS AND
   CUMULATIVE EFFECT OF ACCOUNTING CHANGE                         (127.60)     217,547,584.67      53,890,350.31

EXTRAORDINARY ITEMS (NET OF TAX)                                     0.00                0.00               0.00

CUMULATIVE EFFECT OF ACCOUNTING CHANGES (NET OF TAX)                 0.00          121,663.00               0.00
                                                        ------------------  ------------------  -----------------

NET INCOME                                                        (127.60)     217,669,247.67      53,890,350.31

PREFERRED STOCK DIVIDEND REQUIREMENT                                 0.00          241,143.84         212,606.61

GAIN ON REACQUIRED STOCK                                             0.00                0.00               0.00

                                                        ------------------  ------------------  -----------------
EARNINGS APPLICABLE TO COMMON STOCK                              ($127.60)    $217,428,103.83     $53,677,743.70
                                                        ==================  ==================  =================


Item 10 - Consolidating Statements of Income

AEP UTILITIES, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

-----------------------------------------------------------------------------------------------------------------
                                                                                                  SOUTHWESTERN
                                                                                                 ELECTRIC POWER
                     DESCRIPTION                         AEP TEXAS NORTH       CSW ENERGY           COMPANY
                                                             COMPANY          INCORPORATED        CONSOLIDATED
-----------------------------------------------------------------------------------------------------------------

OPERATING REVENUES
SALES TO NONAFFILIATES                                    $410,792,929.49      $83,808,270.16   $1,077,987,452.20
SALES TO AFFILIATES                                         55,153,103.55        1,743,210.08      68,854,339.06
                                                        ------------------  ------------------  -----------------
TOTAL OPERATING REVENUES                                   465,946,033.04       85,551,480.24   1,146,841,791.26
                                                        ------------------  ------------------  -----------------

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION                                39,081,559.06       70,265,934.36     441,444,918.99
FUEL FROM AFFILIATES FOR ELECTRIC GENERATION                44,197,121.16                0.00               0.00
PURCHASED ELECTRICITY FOR RESALE                            87,006,267.19        3,379,928.92      34,849,820.02
PURCHASED ELECTRICITY FROM AEP AFFILIATES                   39,409,314.14          570,236.68      47,914,452.44
OTHER OPERATION                                             85,262,658.59       20,282,053.08     173,348,856.94
MAINTENANCE                                                 18,960,588.99        8,339,480.42      70,443,258.96
DEPRECIATION AND AMORTIZATION                               36,242,340.81        7,644,382.26     121,071,613.63
TAXES OTHER THAN INCOME TAXES                               20,569,914.80          567,562.74      53,165,407.44
INCOME TAXES                                                27,189,059.43      (33,317,977.23)     54,467,946.88
                                                        ------------------  ------------------  -----------------
TOTAL OPERATING EXPENSES                                   397,918,824.16       77,731,601.22     996,706,275.30
                                                        ------------------  ------------------  -----------------

NET OPERATING INCOME                                        68,027,208.88        7,819,879.02     150,135,515.96

NONOPERATING INCOME (EXPENSE)                               68,450,614.31      (37,040,622.45)      3,977,784.02
NONOPERATING EXPENSE (EXPENSE)                             (55,691,273.49)      (2,878,054.81)     (2,606,751.11)
NONOPERATING INCOME TAX EXPENSE (EXPENSE)                   (3,074,271.00)        (582,800.89)      3,396,162.00
INTEREST CHARGES                                            22,049,407.38       11,037,186.14      63,779,160.38
MINORITY INTEREST (EXPENSE)                                          0.00                0.00      (1,499,454.22)
                                                        ------------------  ------------------  -----------------

INCOME BEFORE EXTRAORDINARY ITEMS AND
   CUMULATIVE EFFECT OF ACCOUNTING CHANGE                   55,662,871.32      (43,718,785.27)     89,624,096.27

EXTRAORDINARY ITEMS (NET OF TAX)                              (176,775.00)               0.00               0.00

CUMULATIVE EFFECT OF ACCOUNTING CHANGES (NET OF TAX)         3,070,844.47                0.00       8,517,257.84
                                                        ------------------  ------------------  -----------------

NET INCOME                                                  58,556,940.79      (43,718,785.27)     98,141,354.11

PREFERRED STOCK DIVIDEND REQUIREMENT                           104,044.56                0.00         229,009.56

GAIN ON REACQUIRED STOCK                                         3,000.00                0.00               0.00

                                                        ------------------  ------------------  -----------------
EARNINGS APPLICABLE TO COMMON STOCK                        $58,455,896.23     ($43,718,785.27)    $97,912,344.55
                                                        ==================  ==================  =================

Item 10 - Consolidating Statements of Income

AEP UTILITIES, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

-----------------------------------------------------------------------------------------------------------------
                                                                                                   CSW ENERGY
                     DESCRIPTION                         CSW INTERNATIONAL   C3 COMMUNICATIONS      SERVICES
                                                          INCORPORATED        INCORPORATED        INCORPORATED
-----------------------------------------------------------------------------------------------------------------

OPERATING REVENUES
SALES TO NONAFFILIATES                                              $0.00       $1,149,753.68      $3,831,959.28
SALES TO AFFILIATES                                                  0.00                0.00              (1.00)
                                                        ------------------  ------------------  -----------------
TOTAL OPERATING REVENUES                                             0.00        1,149,753.68       3,831,958.28
                                                        ------------------  ------------------  -----------------

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION                                         0.00                0.00               0.00
FUEL FROM AFFILIATES FOR ELECTRIC GENERATION                         0.00                0.00               0.00
PURCHASED ELECTRICITY FOR RESALE                                     0.00                0.00               0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES                            0.00                0.00               0.00
OTHER OPERATION                                              6,162,415.24        2,265,269.96     119,023,806.92
MAINTENANCE                                                          0.00          330,029.79               1.26
DEPRECIATION AND AMORTIZATION                                        0.00                0.00       1,165,572.08
TAXES OTHER THAN INCOME TAXES                                        0.00          (37,349.93)             52.70
INCOME TAXES                                                         0.00           (5,515.27)        (24,970.00)
                                                        ------------------  ------------------  -----------------
TOTAL OPERATING EXPENSES                                     6,162,415.24        2,552,434.55     120,164,462.97
                                                        ------------------  ------------------  -----------------

NET OPERATING INCOME                                        (6,162,415.24)      (1,402,680.87)   (116,332,504.69)

NONOPERATING INCOME (EXPENSE)                               10,455,718.24        4,615,018.37     117,814,486.49
NONOPERATING EXPENSE (EXPENSE)                                (139,915.00)        (294,396.42)         (1,983.00)
NONOPERATING INCOME TAX EXPENSE (EXPENSE)                   12,488,955.39           14,547.00         809,994.00
INTEREST CHARGES                                               458,503.29       11,039,831.13       5,003,560.36
MINORITY INTEREST (EXPENSE)                                          0.00                0.00               0.00
                                                        ------------------  ------------------  -----------------

INCOME BEFORE EXTRAORDINARY ITEMS AND
   CUMULATIVE EFFECT OF ACCOUNTING CHANGE                   16,183,840.10       (8,107,343.05)     (2,713,567.56)

EXTRAORDINARY ITEMS (NET OF TAX)                                     0.00                0.00               0.00

CUMULATIVE EFFECT OF ACCOUNTING CHANGES (NET OF TAX)                 0.00                0.00               0.00
                                                        ------------------  ------------------  -----------------

NET INCOME                                                  16,183,840.10       (8,107,343.05)     (2,713,567.56)

PREFERRED STOCK DIVIDEND REQUIREMENT                                 0.00                0.00               0.00

GAIN ON REACQUIRED STOCK                                             0.00                0.00               0.00

                                                        ------------------  ------------------  -----------------
EARNINGS APPLICABLE TO COMMON STOCK                        $16,183,840.10      ($8,107,343.05)    ($2,713,567.56)
                                                        ==================  ==================  =================

Item 10 - Consolidating Statements of Income

AEP TEXAS CENTRAL COMPANY AND SUBSIDIARY
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

------------------------------------------------------------------------------------------------------------------------------------
                                                                  AEP TEXAS CENTRAL                              AEP TEXAS CENTRAL
                         DESCRIPTION                                   COMPANY             SEC REPORTING              COMPANY
                                                                    CONSOLIDATED            ADJUSTMENTS            ELIMINATIONS
------------------------------------------------------------------------------------------------------------------------------------

OPERATING REVENUES
ELECTRIC GENERATION, TRANSMISSION AND DISTRIBUTION                 $1,593,943,051.34            ($187,174.00)                 $0.00
SALES TO AEP AFFILIATES                                               153,567,925.89                    0.00            (398,667.00)
                                                                 --------------------   ---------------------   --------------------
TOTAL OPERATING REVENUES                                            1,747,510,977.23             (187,174.00)           (398,667.00)
                                                                 --------------------   ---------------------   --------------------

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION                                           89,388,738.79         (195,526,909.89)                  0.00
FUEL FROM AFFILIATES FOR ELECTRIC GENERATION                          195,526,909.89          195,526,909.89                   0.00
PURCHASED ELECTRICITY FOR RESALE                                      373,388,438.20                    0.00                   0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES                              19,097,154.27                    0.00                   0.00
OTHER OPERATION                                                       297,877,813.88                    0.00            (398,667.00)
MAINTENANCE                                                            71,361,397.46                    0.00                   0.00
DEPRECIATION AND AMORTIZATION                                         189,129,688.49                    0.00                   0.00
TAXES OTHER THAN INCOME TAXES                                          92,109,013.35                    0.00                   0.00
INCOME TAXES                                                           98,092,094.86              (65,511.00)                  0.00
                                                                 --------------------   ---------------------   --------------------
TOTAL OPERATING EXPENSES                                            1,425,971,249.19              (65,511.00)           (398,667.00)
                                                                 --------------------   ---------------------   --------------------

OPERATING INCOME                                                      321,539,728.04             (121,663.00)                  0.00

NONOPERATING INCOME (EXPENSE)                                          54,172,131.35               54,333.77             (79,566.86)
NONOPERATING EXPENSES (EXPENSE)                                       (17,272,617.49)             (54,333.77)                  0.00
NONOPERATING INCOME TAX EXPENSE (EXPENSE)                              (7,079,713.00)                   0.00                   0.00
INTEREST CHARGES                                                      133,811,944.23                    0.00                   0.00
                                                                 --------------------   ---------------------   --------------------

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                  217,547,584.67             (121,663.00)            (79,566.86)

CUMULATIVE EFFECT OF ACCOUNTING CHANGE (NET OF TAX)                       121,663.00              121,663.00                   0.00
                                                                 --------------------   ---------------------   --------------------

NET INCOME                                                            217,669,247.67                    0.00             (79,566.86)
PREFERRED STOCK DIVIDEND REQUIREMENTS                                     241,143.84                    0.00                   0.00
                                                                 --------------------   ---------------------   --------------------
EARNINGS APPLICABLE TO COMMON STOCK                                  $217,428,103.83                   $0.00            ($79,566.86)
                                                                 ====================   =====================   ====================

Item 10 - Consolidating Statements of Income

AEP TEXAS CENTRAL COMPANY AND SUBSIDIARY
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

-------------------------------------------------------------------------------------------------------------
                                                                                            AEP TEXAS CENTRAL
                         DESCRIPTION                              AEP TEXAS CENTRAL              COMPANY
                                                                       COMPANY                     SEC
-------------------------------------------------------------------------------------------------------------

OPERATING REVENUES
ELECTRIC GENERATION, TRANSMISSION AND DISTRIBUTION                 $1,506,393,546.51          $87,736,678.83
SALES TO AEP AFFILIATES                                               148,728,436.92            5,238,155.97
                                                                 --------------------   ---------------------
TOTAL OPERATING REVENUES                                            1,655,121,983.43           92,974,834.80
                                                                 --------------------   ---------------------

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION                                          284,915,648.68                    0.00
FUEL FROM AFFILIATES FOR ELECTRIC GENERATION                                    0.00                    0.00
PURCHASED ELECTRICITY FOR RESALE                                      373,388,438.20                    0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES                              19,097,154.27                    0.00
OTHER OPERATION                                                       297,744,074.03              532,406.85
MAINTENANCE                                                            71,361,397.46                    0.00
DEPRECIATION AND AMORTIZATION                                         142,308,344.23           46,821,344.26
TAXES OTHER THAN INCOME TAXES                                          92,109,013.35                    0.00
INCOME TAXES                                                           98,157,605.86                    0.00
                                                                 --------------------   ---------------------
TOTAL OPERATING EXPENSES                                            1,379,081,676.08           47,353,751.11
                                                                 --------------------   ---------------------

OPERATING INCOME                                                      276,040,307.35           45,621,083.69

NONOPERATING INCOME (EXPENSE)                                          53,868,053.27              329,311.17
NONOPERATING EXPENSES (EXPENSE)                                       (17,218,283.72)                   0.00
NONOPERATING INCOME TAX EXPENSE (EXPENSE)                              (7,079,713.00)                   0.00
INTEREST CHARGES                                                       87,941,116.23           45,870,828.00
                                                                 --------------------   ---------------------

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                  217,669,247.67               79,566.86

CUMULATIVE EFFECT OF ACCOUNTING CHANGE (NET OF TAX)                             0.00                    0.00
                                                                 --------------------   ---------------------

NET INCOME                                                            217,669,247.67               79,566.86
PREFERRED STOCK DIVIDEND REQUIREMENTS                                     241,143.84                    0.00
                                                                 --------------------   ---------------------
EARNINGS APPLICABLE TO COMMON STOCK                                  $217,428,103.83              $79,566.86
                                                                 ====================   =====================

Item 10 - Consolidating Statements of Income

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

-----------------------------------------------------------------------------------------------------------------------------------
                                                        APPALACHIAN POWER                     APPALACHIAN POWER
                      DESCRIPTION                           COMPANY         SEC REPORTING         COMPANY        APPALACHIAN POWER
                                                          CONSOLIDATED       ADJUSTMENTS        ELIMINATIONS          COMPANY
-----------------------------------------------------------------------------------------------------------------------------------

OPERATING REVENUES
ELECTRIC GENERATION, TRANSMISSION AND DISTRIBUTION      $1,734,564,772.25     ($2,094,011.00)             $0.00  $1,736,658,783.25
SALES TO AEP AFFILIATES                                    222,793,068.84               0.00               0.00     222,793,068.84
                                                       ------------------- ------------------ ------------------ ------------------
TOTAL OPERATING REVENUES                                 1,957,357,841.09      (2,094,011.00)              0.00   1,959,451,852.09
                                                       ------------------- ------------------ ------------------ ------------------

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION                               454,900,802.64               0.00               0.00     454,900,802.64
PURCHASED ELECTRICITY FOR RESALE                            66,083,737.33               0.00               0.00      66,083,737.33
PURCHASED ELECTRICITY FROM AEP AFFILIATES                  351,210,023.69               0.00               0.00     351,210,023.69
OTHER OPERATION                                            245,308,300.39     128,341,689.43               0.00     116,966,610.96
MAINTENANCE                                                135,595,517.13               0.00               0.00     135,595,517.13
DEPRECIATION AND AMORTIZATION                              175,771,879.00               0.00               0.00     175,771,879.00
TAXES OTHER THAN INCOME TAXES                               90,087,499.26               0.00               0.00      90,087,499.26
INCOME TAXES                                               119,589,105.99     (48,786,795.00)              0.00     168,375,900.99
                                                       ------------------- ------------------ ------------------ ------------------
TOTAL OPERATING EXPENSES                                 1,638,546,865.41      79,554,894.43               0.00   1,558,991,970.98
                                                       ------------------- ------------------ ------------------ ------------------

OPERATING INCOME                                           318,810,975.67     (81,648,905.43)              0.00     400,459,881.10

NONOPERATING INCOME (EXPENSE)                               (5,660,921.99)      7,568,755.58      (4,796,006.46)    (14,261,339.71)
NONOPERATING EXPENSES (EXPENSE)                             (9,534,194.27)       (811,121.58)      3,229,308.70      (8,153,293.43)
NONOPERATING INCOME TAX CREDIT (EXPENSE)                    14,368,862.00      (2,365,172.00)              0.00      17,199,072.00
INTEREST CHARGES                                           115,201,622.63               0.00               0.00     115,204,777.77
                                                       ------------------- ------------------ ------------------ ------------------

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGES      202,783,098.79     (77,256,443.43)     (1,566,697.76)    280,039,542.20

CUMULATIVE EFFECT OF ACCOUNTING CHANGES (NET OF TAX)        77,256,443.43      77,256,443.43               0.00               0.00
                                                       ------------------- ------------------ ------------------ ------------------

NET INCOME                                                 280,039,542.22               0.00      (1,566,697.76)    280,039,542.20
PREFERRED STOCK DIVIDEND REQUIREMENTS                        3,494,210.07               0.00               0.00       3,494,210.07
                                                       ------------------- ------------------ ------------------ ------------------
EARNINGS APPLICABLE TO COMMON STOCK                       $276,545,332.15              $0.00     ($1,566,697.76)   $276,545,332.13
                                                       =================== ================== ================== ==================

Item 10 - Consolidating Statements of Income

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

-----------------------------------------------------------------------------------------------------------------------
                                                               CENTRAL              SOUTHERN
                      DESCRIPTION                            APPALACHIAN          APPALACHIAN           CEDAR COAL
                                                             COAL COMPANY         COAL COMPANY           COMPANY
-----------------------------------------------------------------------------------------------------------------------

OPERATING REVENUES
ELECTRIC GENERATION, TRANSMISSION AND DISTRIBUTION                     $0.00                $0.00                $0.00
SALES TO AEP AFFILIATES                                                 0.00                 0.00                 0.00
                                                          -------------------  -------------------  -------------------
TOTAL OPERATING REVENUES                                                0.00                 0.00                 0.00
                                                          -------------------  -------------------  -------------------

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION                                            0.00                 0.00                 0.00
PURCHASED ELECTRICITY FOR RESALE                                        0.00                 0.00                 0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES                               0.00                 0.00                 0.00
OTHER OPERATION                                                         0.00                 0.00                 0.00
MAINTENANCE                                                             0.00                 0.00                 0.00
DEPRECIATION AND AMORTIZATION                                           0.00                 0.00                 0.00
TAXES OTHER THAN INCOME TAXES                                           0.00                 0.00                 0.00
INCOME TAXES                                                            0.00                 0.00                 0.00
                                                          -------------------  -------------------  -------------------
TOTAL OPERATING EXPENSES                                                0.00                 0.00                 0.00
                                                          -------------------  -------------------  -------------------

OPERATING INCOME                                                        0.00                 0.00                 0.00

NONOPERATING INCOME (EXPENSE)                                     271,704.51         1,486,069.91         4,069,894.18
NONOPERATING EXPENSES (EXPENSE)                                   (61,219.49)         (827,796.42)       (2,910,072.05)
NONOPERATING INCOME TAX CREDIT (EXPENSE)                          (95,147.00)         (214,147.00)         (155,744.00)
INTEREST CHARGES                                                     (238.99)           (1,114.52)           (1,801.63)
                                                          -------------------  -------------------  -------------------

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGES             115,577.01           445,241.01         1,005,879.76

CUMULATIVE EFFECT OF ACCOUNTING CHANGES (NET OF TAX)                    0.00                 0.00                 0.00
                                                          -------------------  -------------------  -------------------

NET INCOME                                                        115,577.01           445,241.01         1,005,879.76
PREFERRED STOCK DIVIDEND REQUIREMENTS                                   0.00                 0.00                 0.00
                                                          -------------------  -------------------  -------------------
EARNINGS APPLICABLE TO COMMON STOCK                              $115,577.01          $445,241.01        $1,005,879.76
                                                          ===================  ===================  ===================

Item 10 - Consolidating Statements of Income

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

------------------------------------------------------------------------------------------------------------------------------------
                                                       COLUMBUS SOUTHERN                     COLUMBUS SOUTHERN
                     DESCRIPTION                         POWER COMPANY      SEC REPORTING      POWER COMPANY     COLUMBUS SOUTHERN
                                                         CONSOLIDATED        ADJUSTMENTS       ELIMINATIONS        POWER COMPANY
------------------------------------------------------------------------------------------------------------------------------------

OPERATING REVENUES
ELECTRIC GENERATION, TRANSMISSION AND DISTRIBUTION     $1,347,482,630.68     ($1,407,676.00)    ($9,196,483.88)   $1,348,890,306.68
SALES TO AEP AFFILIATES                                    84,368,806.72               0.00        (172,100.00)       82,353,392.72
                                                       ------------------  -----------------  -----------------  -------------------
TOTAL OPERATING REVENUES                                1,431,851,437.40      (1,407,676.00)     (9,368,583.88)    1,431,243,699.40
                                                       ------------------  -----------------  -----------------  -------------------

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION                              203,398,808.79               0.00        (127,819.21)      203,526,628.00
PURCHASED ELECTRICITY FOR RESALE                           17,730,168.40               0.00               0.00        17,730,168.40
PURCHASED ELECTRICITY FROM AEP AFFILIATES                 337,322,906.72               0.00               0.00       337,322,906.72
OTHER OPERATION                                           218,466,440.10      49,036,164.83      (7,151,008.53)      169,425,561.89
MAINTENANCE                                                75,319,430.65               0.00      (1,772,196.68)       75,319,430.17
DEPRECIATION AND AMORTIZATION                             135,964,381.81               0.00         (86,436.24)      135,822,582.21
TAXES OTHER THAN INCOME TAXES                             133,753,570.01               0.00        (230,600.22)      133,451,449.24
INCOME TAXES                                               84,409,962.71     (20,207,894.00)              0.00       104,571,276.71
                                                       ------------------  -----------------  -----------------  -------------------
TOTAL OPERATING EXPENSES                                1,206,365,669.20      28,828,270.83      (9,368,060.88)    1,177,170,003.34
                                                       ------------------  -----------------  -----------------  -------------------

OPERATING INCOME                                          225,485,768.20     (30,235,946.83)           (523.00)      254,073,696.05

NONOPERATING INCOME (EXPENSE)                              (7,488,973.13)      4,885,042.13      (1,073,012.97)      (11,453,405.02)
NONOPERATING EXPENSES (EXPENSE)                            (4,650,608.99)       (342,300.13)            523.00        (4,254,946.73)
NONOPERATING INCOME TAX CREDIT (EXPENSE)                   10,748,643.71      (1,589,960.00)              0.00        12,970,691.71
INTEREST CHARGES                                           50,948,011.09               0.00               0.00        50,906,052.76
                                                       ------------------  -----------------  -----------------  -------------------

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE      173,146,818.70     (27,283,164.83)     (1,073,012.97)      200,429,983.25

CUMULATIVE EFFECT OF ACCOUNTING CHANGES (NET OF TAX)       27,283,164.83      27,283,164.83               0.00                 0.00
                                                       ------------------  -----------------  -----------------  -------------------

NET INCOME                                                200,429,983.53               0.00      (1,073,012.97)      200,429,983.25
PREFERRED STOCK DIVIDEND REQUIREMENTS                       1,015,380.36               0.00               0.00         1,015,380.36
                                                       ------------------  -----------------  -----------------  -------------------
EARNINGS APPLICABLE TO COMMON STOCK                      $199,414,603.17              $0.00     ($1,073,012.97)     $199,414,602.89
                                                       ==================  =================  =================  ===================

Item 10 - Consolidating Statements of Income

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

----------------------------------------------------------------------------------------------------------------------
                                                                                                     CONESVILLE COAL
                     DESCRIPTION                                SIMCO               COLOMET            PREPARATION
                                                            INCORPORATED         INCORPORATED            COMPANY
----------------------------------------------------------------------------------------------------------------------

OPERATING REVENUES
ELECTRIC GENERATION, TRANSMISSION AND DISTRIBUTION                    $0.00                $0.00        $9,196,483.88
SALES TO AEP AFFILIATES                                          172,100.00         2,015,414.00                 0.00
                                                          ------------------   ------------------   ------------------
TOTAL OPERATING REVENUES                                         172,100.00         2,015,414.00         9,196,483.88
                                                          ------------------   ------------------   ------------------

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION                                           0.00                 0.00                 0.00
PURCHASED ELECTRICITY FOR RESALE                                       0.00                 0.00                 0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES                              0.00                 0.00                 0.00
OTHER OPERATION                                                    2,654.06             4,712.60         7,148,355.26
MAINTENANCE                                                            0.00                 0.00         1,772,197.15
DEPRECIATION AND AMORTIZATION                                     59,238.00           141,799.60            27,198.24
TAXES OTHER THAN INCOME TAXES                                      5,700.48           302,120.77           224,899.74
INCOME TAXES                                                      29,538.00                 0.00            17,042.00
                                                          ------------------   ------------------   ------------------
TOTAL OPERATING EXPENSES                                          97,130.54           448,632.97         9,189,692.39
                                                          ------------------   ------------------   ------------------

OPERATING INCOME                                                  74,969.46         1,566,781.03             6,791.49

NONOPERATING INCOME (EXPENSE)                                      6,259.43            81,850.94            64,292.36
NONOPERATING EXPENSES (EXPENSE)                                     (523.00)          (50,368.00)           (2,994.13)
NONOPERATING INCOME TAX CREDIT (EXPENSE)                          (4,958.00)         (627,130.00)                0.00
INTEREST CHARGES                                                     (41.72)           43,910.33            (1,910.28)
                                                          ------------------   ------------------   ------------------

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE              75,789.61           927,223.64            70,000.00

CUMULATIVE EFFECT OF ACCOUNTING CHANGES (NET OF TAX)                   0.00                 0.00                 0.00
                                                          ------------------   ------------------   ------------------

NET INCOME                                                        75,789.61           927,223.64            70,000.00
PREFERRED STOCK DIVIDEND REQUIREMENTS                                  0.00                 0.00                 0.00
                                                          ------------------   ------------------   ------------------
EARNINGS APPLICABLE TO COMMON STOCK                              $75,789.61          $927,223.64           $70,000.00
                                                          ==================   ==================   ==================

Item 10 - Consolidating Statements of Income

INDIANA MICHIGAN POWER COMPANY AND SUBSIDAIRIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

---------------------------------------------------------------------------------------------------------------------
                                                         INDIANA MICHIGAN                          INDIANA MICHIGAN
                     DESCRIPTION                          POWER COMPANY        SEC REPORTING        POWER COMPANY
                                                           CONSOLIDATED         ADJUSTMENTS          ELIMINATIONS
---------------------------------------------------------------------------------------------------------------------

OPERATING REVENUES
ELECTRIC GENERATION, TRANSMISSION AND DISTRIBUTION       $1,346,393,152.14                $0.00                $0.00
SALES TO AEP AFFILIATES                                     249,202,841.44                 0.00                 0.00
                                                        -------------------  -------------------  -------------------
TOTAL OPERATING REVENUES                                  1,595,595,993.58                 0.00                 0.00
                                                        -------------------  -------------------  -------------------

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION                                250,890,406.52                 0.00                 0.00
PURCHASED ELECTRICITY FOR RESALE                             28,327,208.05                 0.00                 0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES                   274,400,173.37                 0.00                 0.00
OTHER OPERATION                                             417,635,835.94                 0.00                 0.00
MAINTENANCE                                                 158,280,616.40                 0.00                 0.00
DEPRECIATION AND AMORTIZATION                               171,281,007.92                 0.00                 0.00
TAXES OTHER THAN INCOME TAXES                                57,787,478.37                 0.00                 0.00
INCOME TAXES                                                 50,926,310.10                 0.00                 0.00
                                                        -------------------  -------------------  -------------------
TOTAL OPERATING EXPENSES                                  1,409,529,036.66                 0.00                 0.00
                                                        -------------------  -------------------  -------------------

OPERATING INCOME                                            186,066,956.92                 0.00                 0.00

NONOPERATING INCOME (EXPENSE)                                53,928,104.98        24,463,995.47         6,164,161.58
NONOPERATING EXPENSES (EXPENSE)                             (77,170,790.28)      (19,603,198.47)          241,892.75
NONOPERATING INCOME TAX CREDIT (EXPENSE)                      9,777,424.00        (1,701,279.00)                0.00
INTEREST CHARGES                                             83,053,952.92                 0.00                 0.00
                                                        -------------------  -------------------  -------------------

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE         89,547,742.71         3,159,518.00         6,406,054.33

CUMULATIVE EFFECT OF ACCOUNTING CHANGES (NET OF TAX)         (3,159,518.00)       (3,159,518.00)                0.00
                                                        -------------------  -------------------  -------------------

NET INCOME                                                   86,388,224.71                 0.00         6,406,054.33
PREFERRED STOCK DIVIDEND REQUIREMENTS                         2,509,062.40                 0.00                 0.00
                                                        -------------------  -------------------  -------------------
EARNINGS APPLICABLE TO COMMON STOCK                         $83,879,162.31                $0.00        $6,406,054.33
                                                        ===================  ===================  ===================

Item 10 - Consolidating Statements of Income

INDIANA MICHIGAN POWER COMPANY AND SUBSIDAIRIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

---------------------------------------------------------------------------------------------------------------------

                     DESCRIPTION                         INDIANA MICHIGAN        PRICE RIVER           BLACKHAWK
                                                          POWER COMPANY          COAL COMPANY         COAL COMPANY
---------------------------------------------------------------------------------------------------------------------

OPERATING REVENUES
ELECTRIC GENERATION, TRANSMISSION AND DISTRIBUTION       $1,346,393,152.14                $0.00                $0.00
SALES TO AEP AFFILIATES                                     249,202,841.44                 0.00                 0.00
                                                        -------------------  -------------------  -------------------
TOTAL OPERATING REVENUES                                  1,595,595,993.58                 0.00                 0.00
                                                        -------------------  -------------------  -------------------

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION                                250,890,406.52                 0.00                 0.00
PURCHASED ELECTRICITY FOR RESALE                             28,327,208.05                 0.00                 0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES                   274,400,173.37                 0.00                 0.00
OTHER OPERATION                                             417,635,835.93                 0.00                 0.00
MAINTENANCE                                                 158,280,616.40                 0.00                 0.00
DEPRECIATION AND AMORTIZATION                               171,281,007.92                 0.00                 0.00
TAXES OTHER THAN INCOME TAXES                                57,787,478.37                 0.00                 0.00
INCOME TAXES                                                 50,926,310.10                 0.00                 0.00
                                                        -------------------  -------------------  -------------------
TOTAL OPERATING EXPENSES                                  1,409,529,036.66                 0.00                 0.00
                                                        -------------------  -------------------  -------------------

OPERATING INCOME                                            186,066,956.92                (0.00)                0.00

NONOPERATING INCOME (EXPENSE)                                31,587,375.35                 0.00        (8,287,427.42)
NONOPERATING EXPENSES (EXPENSE)                             (56,159,601.08)                0.00        (1,649,883.48)
NONOPERATING INCOME TAX CREDIT (EXPENSE)                      7,948,857.00                 0.00         3,529,846.00
INTEREST CHARGES                                             83,055,363.52                 0.00            (1,410.60)
                                                        -------------------  -------------------  -------------------

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE         86,388,224.68                 0.00        (6,406,054.30)

CUMULATIVE EFFECT OF ACCOUNTING CHANGES (NET OF TAX)                  0.00                 0.00                 0.00
                                                        -------------------  -------------------  -------------------

NET INCOME                                                   86,388,224.68                 0.00        (6,406,054.30)
PREFERRED STOCK DIVIDEND REQUIREMENTS                         2,509,062.40                 0.00                 0.00
                                                        -------------------  -------------------  -------------------
EARNINGS APPLICABLE TO COMMON STOCK                         $83,879,162.28                $0.00       ($6,406,054.30)
                                                        ===================  ===================  ===================

Item 10 - Consolidating Statements of Income

OHIO POWER COMPANY CONSOLIDATED
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

---------------------------------------------------------------------------------------------------------------------------------
                                                                   OHIO POWER                                    OHIO POWER
                        DESCRIPTION                                  COMPANY             SEC REPORTING             COMPANY
                                                                  CONSOLIDATED            ADJUSTMENTS           ELIMINATIONS
---------------------------------------------------------------------------------------------------------------------------------

OPERATING REVENUES
ELECTRIC GENERATION, TRANSMISSION AND DISTRIBUTION               $1,660,374,867.60         ($1,867,531.00)                 $0.00
SALES TO AEP AFFILIATES                                             584,278,164.02                   0.00         (31,597,338.10)
                                                               --------------------   --------------------   --------------------
TOTAL OPERATING REVENUES                                          2,244,653,031.62          (1,867,531.00)        (31,597,338.10)
                                                               --------------------   --------------------   --------------------

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION                                        616,679,836.32                   0.00                   0.00
PURCHASED ELECTRICITY FOR RESALE                                     63,485,751.63                   0.00                   0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES                            90,821,164.40                   0.00                   0.00
OTHER OPERATION                                                     369,086,535.21         213,641,327.27         (31,597,338.10)
MAINTENANCE                                                         166,437,853.87                   0.00                   0.00
DEPRECIATION AND AMORTIZATION                                       257,417,401.15                   0.00                   0.00
TAXES OTHER THAN INCOME TAXES                                       175,043,400.86                   0.00                   0.00
INCOME TAXES                                                        146,014,148.26         (86,959,751.00)                  0.00
                                                               --------------------   --------------------   --------------------
TOTAL OPERATING EXPENSES                                          1,884,986,091.70         126,681,576.27         (31,597,338.10)
                                                               --------------------   --------------------   --------------------

OPERATING INCOME                                                    359,666,939.92        (128,549,107.27)                  0.00

NONOPERATING INCOME (EXPENSE)                                        24,494,888.63           8,280,786.21                   0.00
NONOPERATING EXPENSES (EXPENSE)                                     (34,281,765.05)         (2,254,031.21)                  0.00
NONOPERATING INCOME TAX CREDIT (EXPENSE)                              7,614,796.00          (2,109,365.00)                  0.00
                                                               --------------------   --------------------   --------------------
INTEREST CHARGES                                                    106,464,124.05                   0.00                   0.00
                                                               --------------------   --------------------   --------------------

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGES               251,030,735.45        (124,631,717.27)                  0.00

CUMULATIVE EFFECT OF ACCOUNTING CHANGES (NET OF TAX)                124,631,674.07         124,631,717.27                   0.00
                                                               --------------------   --------------------   --------------------

NET INCOME                                                          375,662,409.52                   0.00                   0.00
PREFERRED STOCK DIVIDEND REQUIREMENT                                  1,098,049.97                   0.00                   0.00
                                                               --------------------   --------------------   --------------------
EARNINGS APPLICABLE TO COMMON STOCK                                $374,564,359.55                  $0.00                  $0.00
                                                               ====================   ====================   ====================

Item 10 - Consolidating Statements of Income

OHIO POWER COMPANY CONSOLIDATED
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

----------------------------------------------------------------------------------------------------------

                        DESCRIPTION                                OHIO POWER
                                                                     COMPANY            JMG FUNDING LP
----------------------------------------------------------------------------------------------------------

OPERATING REVENUES
ELECTRIC GENERATION, TRANSMISSION AND DISTRIBUTION               $1,662,242,398.60                  $0.00
SALES TO AEP AFFILIATES                                             584,278,164.02          31,597,338.10
                                                               --------------------   --------------------
TOTAL OPERATING REVENUES                                          2,246,520,562.62          31,597,338.10
                                                               --------------------   --------------------

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION                                        616,679,836.32                   0.00
PURCHASED ELECTRICITY FOR RESALE                                     63,485,751.63                   0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES                            90,821,164.40                   0.00
OTHER OPERATION                                                     176,994,183.30          10,048,362.74
MAINTENANCE                                                         166,437,853.87                   0.00
DEPRECIATION AND AMORTIZATION                                       247,461,862.04           9,955,539.11
TAXES OTHER THAN INCOME TAXES                                       175,043,400.86                   0.00
INCOME TAXES                                                        232,973,899.26
                                                               --------------------   --------------------
TOTAL OPERATING EXPENSES                                          1,769,897,951.68          20,003,901.85
                                                               --------------------   --------------------

OPERATING INCOME                                                    476,622,610.94          11,593,436.25

NONOPERATING INCOME (EXPENSE)                                        16,213,935.25                 167.17
NONOPERATING EXPENSES (EXPENSE)                                     (32,027,733.84)                  0.00
NONOPERATING INCOME TAX CREDIT (EXPENSE)                              9,724,161.00                   0.00
                                                               --------------------   --------------------
INTEREST CHARGES                                                     94,870,520.63          11,593,603.42
                                                               --------------------   --------------------

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGES               375,662,452.72

CUMULATIVE EFFECT OF ACCOUNTING CHANGES (NET OF TAX)                        (43.20)                  0.00
                                                               --------------------   --------------------

NET INCOME                                                          375,662,409.52                   0.00
PREFERRED STOCK DIVIDEND REQUIREMENT                                  1,098,049.97                   0.00
                                                               --------------------   --------------------
EARNINGS APPLICABLE TO COMMON STOCK                                $374,564,359.55                  $0.00
                                                               ====================   ====================

Item 10 - Consolidating Statements of Income

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

----------------------------------------------------------------------------------------------------------------------------------
                                                                   SOUTHWESTERN                                  SOUTHWESTERN
                                                                  ELECTRIC POWER                                ELECTRIC POWER
                        DESCRIPTION                                  COMPANY             SEC REPORTING              COMPANY
                                                                   CONSOLIDATED           ADJUSTMENTS            ELIMINATIONS
----------------------------------------------------------------------------------------------------------------------------------

OPERATING REVENUES
ELECTRIC GENERATION, TRANSMISSION AND DISTRIBUTION                $1,077,987,452.20           ($150,836.00)                 $0.00
SALES TO AEP AFFILIATES                                               68,854,339.06                   0.00         (60,698,754.67)
                                                               ---------------------  ---------------------   --------------------
TOTAL OPERATING REVENUES                                           1,146,841,791.26            (150,836.00)        (60,698,754.67)
                                                               ---------------------  ---------------------   --------------------

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION                                         441,444,918.99                   0.00         (11,958,974.74)
PURCHASED ELECTRICITY FOR RESALE                                      34,849,820.02                   0.00                   0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES                             47,914,452.44                   0.00                   0.00
OTHER OPERATION                                                      173,348,856.94          12,952,638.84         (39,043,947.32)
MAINTENANCE                                                           70,443,258.96                   0.00                   0.00
DEPRECIATION AND AMORTIZATION                                        121,071,613.63                   0.00          (8,116,474.34)
TAXES OTHER THAN INCOME TAXES                                         53,165,407.44                   0.00          (1,579,358.07)
INCOME TAXES                                                          54,467,946.88          (4,586,217.00)                  0.00
                                                               ---------------------  ---------------------   --------------------
TOTAL OPERATING EXPENSES                                             996,706,275.30           8,366,421.84         (60,698,754.47)
                                                               ---------------------  ---------------------   --------------------

OPERATING INCOME                                                     150,135,515.96          (8,517,257.84)                 (0.20)

NONOPERATING INCOME (EXPENSE)                                          3,977,784.02           1,506,667.79          (4,716,674.17)
NONOPERATING EXPENSES (EXPENSE)                                       (2,606,751.11)             (7,213.57)                  0.00
NONOPERATING INCOME TAX CREDIT (EXPENSE)                               3,396,162.00                   0.00                   0.00
INTEREST CHARGES                                                      63,779,160.38                   0.00          (1,855,197.15)
MINORITY INTEREST (EXPENSE)                                           (1,499,454.22)         (1,499,454.22)                  0.00
                                                               ---------------------  ---------------------   --------------------

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                  89,624,096.27          (8,517,257.84)         (2,861,477.22)

CUMULATIVE EFFECT OF ACCOUNTING CHANGE (NET OF TAX)                    8,517,257.84           8,517,257.84                   0.00
                                                               ---------------------  ---------------------   --------------------

NET INCOME                                                            98,141,354.11                   0.00          (2,861,477.22)
PREFERRED STOCK DIVIDEND REQUIREMENTS                                    229,009.56                   0.00                   0.00
                                                               ---------------------  ---------------------   --------------------
EARNINGS APPLICABLE TO COMMON STOCK                                  $97,912,344.55                  $0.00         ($2,861,477.22)
                                                               =====================  =====================   ====================

Item 10 - Consolidating Statements of Income

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

----------------------------------------------------------------------------------------------------------------------------------

                                                                   SOUTHWESTERN
                        DESCRIPTION                               ELECTRIC POWER          DOLET HILLS            SABINE MINING
                                                                     COMPANY            LIGNITE COMPANY             COMPANY
----------------------------------------------------------------------------------------------------------------------------------

OPERATING REVENUES
ELECTRIC GENERATION, TRANSMISSION AND DISTRIBUTION                $1,045,164,278.57         $32,016,774.73            $957,234.90
SALES TO AEP AFFILIATES                                               68,854,339.06          32,016,774.73          28,681,979.94
                                                               ---------------------  ---------------------   --------------------
TOTAL OPERATING REVENUES                                           1,114,018,617.63          64,033,549.46          29,639,214.84
                                                               ---------------------  ---------------------   --------------------

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION                                         453,403,893.73                   0.00                   0.00
PURCHASED ELECTRICITY FOR RESALE                                      34,849,820.02                   0.00                   0.00
PURCHASED ELECTRICITY FROM AEP AFFILIATES                             47,914,452.44                   0.00                   0.00
OTHER OPERATION                                                      132,351,956.12          46,740,436.24          20,347,773.06
MAINTENANCE                                                           70,443,258.96                   0.00                   0.00
DEPRECIATION AND AMORTIZATION                                        114,836,893.98          10,391,199.46           3,959,994.53
TAXES OTHER THAN INCOME TAXES                                         51,853,677.61           2,186,149.70             704,938.20
INCOME TAXES                                                          57,448,650.88             795,541.00             809,972.00
                                                               ---------------------  ---------------------   --------------------
TOTAL OPERATING EXPENSES                                             963,102,603.74          60,113,326.40          25,822,677.79
                                                               ---------------------  ---------------------   --------------------

OPERATING INCOME                                                     150,916,013.89           3,920,223.06           3,816,537.05

NONOPERATING INCOME (EXPENSE)                                          6,975,452.05             212,338.35                   0.00
NONOPERATING EXPENSES (EXPENSE)                                       (2,352,713.82)           (154,833.33)            (91,990.39)
NONOPERATING INCOME TAX CREDIT (EXPENSE)                               2,976,722.00             419,440.00                   0.00
INTEREST CHARGES                                                      60,374,120.03           3,035,145.06           2,225,092.44
MINORITY INTEREST (EXPENSE)                                                    0.00                   0.00                   0.00
                                                               ---------------------  ---------------------   --------------------

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                  98,141,354.10           1,362,023.02           1,499,454.22

CUMULATIVE EFFECT OF ACCOUNTING CHANGE (NET OF TAX)                            0.00                   0.00                   0.00
                                                               ---------------------  ---------------------   --------------------

NET INCOME                                                            98,141,354.10           1,362,023.02           1,499,454.22
PREFERRED STOCK DIVIDEND REQUIREMENTS                                    229,009.56                   0.00                   0.00
                                                               ---------------------  ---------------------   --------------------
EARNINGS APPLICABLE TO COMMON STOCK                                  $97,912,344.54          $1,362,023.02          $1,499,454.22
                                                               =====================  =====================   ====================

Item 10 - Consolidating Balance Sheets

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

---------------------------------------------------------------------------------------------------------------------------------
                                                             AMERICAN ELECTRIC                               AMERICAN ELECTRIC
                      DESCRIPTION                              POWER COMPANY           SEC REPORTING           POWER COMPANY
                                                               CONSOLIDATED             ADJUSTMENTS            ELIMINATIONS
---------------------------------------------------------------------------------------------------------------------------------

ASSETS

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                                      $1,182,143,529.95         ($13,163,000.00)                  $0.00
ADVANCES TO AFFILIATES                                                     (0.00)          (3,326,573.62)      (2,552,889,525.31)
ACCOUNTS RECEIVABLE - CUSTOMERS                                 1,155,243,672.78          564,697,990.96          244,169,524.97
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES                                  0.00           (6,623,442.40)      (1,472,642,506.35)
ACCOUNTS RECEIVABLE - ACCRUED UNBILLED REVENUES                   596,246,280.67          (29,779,121.00)         145,622,068.67
ACCOUNTS RECEIVABLE - MISCELLANEOUS                                83,386,023.37         (735,931,237.66)          (9,759,718.12)
ACCOUNTS RECEIVABLE - ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS       (123,937,047.57)                   0.00                    0.00
FUEL INVENTORY                                                    516,346,182.67         (284,144,038.00)          (3,243,735.91)
MATERIALS & SUPPLIES                                              475,040,881.60             (830,000.00)           1,983,490.88
RISK MANAGEMENT ASSETS                                            766,383,790.69         (560,283,000.00)         (11,583,450.00)
MARGIN DEPOSITS                                                   119,117,000.00           81,754,150.66                    0.00
PREPAYMENTS                                                        88,174,361.00          (13,750,000.00)            (568,449.06)
OTHER                                                              39,487,147.92         (316,699,029.66)          (9,469,005.84)
                                                           ----------------------  ----------------------  ----------------------
TOTAL CURRENT ASSETS                                            4,897,631,823.07       (1,318,077,300.72)      (3,668,381,306.07)
                                                           ----------------------  ----------------------  ----------------------

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT                                   36,032,486,862.27       (2,324,221,268.27)              31,888.92
ACCUMULATED DEPRECIATION AND AMORTIZATION                     (14,004,035,037.48)       1,211,237,078.77                    0.00
                                                           ----------------------  ----------------------  ----------------------
ELECTRIC UTILITY PLANT - NET                                   22,028,451,824.80       (1,112,984,189.51)              31,888.92
                                                           ----------------------  ----------------------  ----------------------

OTHER PROPERTY AND INVESTMENTS
NUCLEAR DECOMMISSIONING AND SPENT NUCLEAR FUEL
   DISPOSAL TRUST FUNDS                                                     0.00         (982,394,078.70)                   0.00
NON-UTILITY PROPERTY, NET                                                  (0.00)        (130,249,808.38)                   0.00
OTHER INVESTMENTS                                                          (0.00)        (102,951,465.54)                   0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER PROPERTY AND INVESTMENTS                                       (0.00)      (1,215,595,352.62)                   0.00
                                                           ----------------------  ----------------------  ----------------------

INVESTMENTS IN POWER AND DISTRIBUTION PROJECTS                    211,850,592.72           14,944,000.00       (7,815,934,503.58)

REGULATORY ASSETS                                               3,901,486,743.39           21,455,094.31                    0.00
FAS 109 DEFERRED FIT RECLASS                                     (353,853,385.00)         (86,009,596.00)           3,866,018.00
                                                           ----------------------  ----------------------  ----------------------
NET REGULATORY ASSETS                                           3,547,633,358.39          (64,554,501.69)           3,866,018.00
                                                           ----------------------  ----------------------  ----------------------

SECURITIZED TRANSITION ASSETS                                     689,399,000.00          689,399,000.00                    0.00

TOTAL GOODWILL                                                     78,431,224.39          (15,000,000.00)                   0.00

INTANGIBLE ASSETS                                                           0.00          (34,166,945.96)                   0.00

LONG-TERM RISK MANAGEMENT ASSETS                                  494,003,225.68         (274,252,000.00)          (9,612,040.00)

SPENT NUCLEAR FUEL AND DECOMMISSIONING TRUSTS                     982,395,000.00          982,395,000.00                    0.00

OTHER DEFERRED DEBITS                                             362,704,783.90           25,871,000.00          (28,247,987.01)
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES               (8,903,507.37)                   0.00           (8,116,702.80)
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER DEFERRED DEBITS                                       353,801,276.53           25,871,000.00          (36,364,689.81)

OTHER ASSETS
TOTAL OTHER INVESTMENTS                                           243,263,414.99         (580,853,534.46)        (732,222,899.57)
TOTAL OTHER SPECIAL FUNDS                                                (492.15)        (125,383,921.30)                   0.00
CLEARING ACCOUNTS                                                   8,616,552.93                    0.00                    0.00
UNAMORTIZED DEBT EXPENSE                                          126,640,653.39                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER ASSETS                                                732,321,405.68         (680,366,455.76)        (768,587,589.38)
                                                           ----------------------  ----------------------  ----------------------

ASSETS HELD FOR SALE                                            3,081,420,763.58        3,081,420,763.58                    0.00

TOTAL ASSETS                                                  $36,743,538,218.31          $53,162,017.32     ($12,258,617,532.11)
                                                           ======================  ======================  ======================

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT  LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR                             $1,778,855,672.16          ($4,936,000.00)                  $0.00
SHORT-TERM DEBT                                                   326,110,594.37           (9,217,000.00)                   0.00
ADVANCES FROM AFFILIATES                                               24,488.96           41,152,737.28       (2,552,889,524.91)
ACCOUNTS PAYABLE - GENERAL                                      1,329,122,768.00         (205,632,000.00)                   0.00
ACCOUNTS PAYABLE - AFFILIATED COMPANIES                             7,810,543.62                    0.00       (1,082,755,921.35)
CUSTOMER DEPOSITS                                                 379,427,662.35                    0.00                    0.00
TAXES ACCRUED                                                     619,994,801.24           12,237,000.00             (173,903.00)
INTEREST ACCRUED                                                  207,373,909.25             (832,000.00)          (9,759,717.64)
RISK MANAGEMENT LIABILITIES                                       631,417,738.05         (782,392,000.00)         (11,583,450.00)
OBLIGATIONS UNDER CAPITAL LEASES                                   50,990,653.15                    0.00                    0.00
DIVIDENDS DECLARED                                                  1,554,469.73                    0.00                    0.00
OTHER                                                             649,484,904.31          (83,718,000.00)         (12,712,741.75)
                                                           ----------------------  ----------------------  ----------------------
TOTAL CURRENT LIABILITIES                                       5,982,168,205.18       (1,033,337,262.72)      (3,669,875,258.64)
                                                           ----------------------  ----------------------  ----------------------

LONG-TERM RISK MANAGEMENT LIABILITIES                             335,252,271.27         (434,717,000.00)          (9,612,040.00)

DEFERRED INCOME TAXES                                           6,875,408,172.72           (1,000,000.00)         (13,001,629.00)
DEFERRED FIT & SIT RECLASS                                     (2,918,581,864.87)                   0.00            3,866,018.00
                                                           ----------------------  ----------------------  ----------------------
NET DEFERRED INCOME TAXES                                       3,956,826,307.85           (1,000,000.00)          (9,135,611.00)
                                                           ----------------------  ----------------------  ----------------------

DEFERRED INVESTMENT TAX CREDITS                                             0.00         (422,035,653.00)          (7,179,522.00)

ASSET REMOVAL COSTS                                                         0.00         (582,397,338.00)                   0.00

LONG-TERM DEBT                                                 12,321,669,165.90          (20,918,000.00)        (705,493,166.00)

OVER-RECOVERY OF FUEL COST                                                  0.00         (133,221,888.17)                   0.00
OTHER REGULATORY LIABILTIES                                                 0.00       (1,112,872,030.57)                   0.00
UNAMORTIZED GAIN ON REACQUIRED DEBT                                        (0.00)            (301,163.17)                   0.00
SFAS 109 REGULATORY LIABILITY, NET                                          0.00          (15,504,774.00)                   0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL REGULATORY LIABILITIES                                               (0.00)      (1,261,899,855.91)                   0.00
TOTAL OTHER DEFERRED CREDITS                                               (0.00)        (208,077,036.18)          (8,366,885.23)
                                                           ----------------------  ----------------------  ----------------------
DEFERRED CREDITS AND REGULATORY LIABILITIES                                (0.01)      (1,469,976,892.09)          (8,366,885.23)
                                                           ----------------------  ----------------------  ----------------------

CUSTOMER ADVANCES FOR CONSTRUCTION                                          0.00           (4,563,230.63)                   0.00

DEFERRED GAIN ON SALE/LEASEBACK                                   175,653,947.00             (153,584.00)                   0.00

UNREALIZED GAIN ON FORWARD COMMITMENTS                                      0.00          (17,282,832.10)                   0.00

DEFERRED CREDITS AND OTHER                                        507,777,607.80          507,777,607.80                    0.00

REGULATORY LIABILITIES AND
   DEFERRED INVESTMENT TAX CREDITS                              2,259,110,905.01        2,259,110,905.01                    0.00

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAPITAL LEASES                                           (0.00)        (130,929,334.91)         (26,727,717.52)
ACCUMULATED PROVISIONS - RATE REFUND                                        0.00         (112,780,000.00)                   0.00
ASSET RETIREMENT OBLIGATIONS AND
  NUCLEAR DECOMMSSIONING TRUSTS                                   650,810,645.39           23,293,691.21                    0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS                                    354.61       (1,035,860,050.67)                   0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER NONCURRENT LIABILITIES                                650,810,999.99       (1,256,275,694.37)         (26,727,717.52)
                                                           ----------------------  ----------------------  ----------------------

EMPLOYEE BENEFITS AND PENSION OBLIGATIONS                         667,238,000.00          667,238,000.00                    0.00

CUMULATIVE PREFERRED STOCKS OF
    SUBSIDIARIES SUBJECT TO MANDATORY REDEMPTION                   76,055,000.00                    0.00                    0.00

CUMULATIVE PREFERRED STOCK OF
    SUBSIDIARIES NOT SUBJECT TO MANDATORY REDEMPTION               60,794,000.00                    0.00                    0.00

COMMON SHAREHOLDERS' EQUITY
COMMON STOCK                                                    2,626,106,684.50                    0.00         (738,722,314.43)
PREMIUM ON CAPITAL STOCK                                                    0.00       (3,078,712,964.32)        (263,880,640.79)
PAID-IN CAPITAL                                                 4,183,712,284.87        3,323,551,843.57       (5,737,031,250.15)
RETAINED EARNINGS                                               1,489,818,784.90                    0.00       (1,082,593,126.35)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)                    (425,463,000.00)        (242,838,879.25)                   0.00
                                                           ----------------------  ----------------------  ----------------------
COMMON SHAREHOLDERS' EQUITY                                     7,874,174,754.27            2,000,000.00       (7,822,227,331.72)
                                                           ----------------------  ----------------------  ----------------------

MINORITY INTEREST                                                           0.00          (16,314,062.62)                   0.00

LIABILITIES HELD FOR SALE                                       1,876,007,054.04        1,876,007,054.04                    0.00

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                    $36,743,538,218.31          $53,162,017.32     ($12,258,617,532.11)
                                                           ======================  ======================  ======================

Item 10 - Consolidating Balance Sheets

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

---------------------------------------------------------------------------------------------------------------------------------
                                                                                     AMERICAN ELECTRIC
                      DESCRIPTION                            AMERICAN ELECTRIC         POWER SERVICE             AEP TEXAS
                                                               POWER COMPANY            CORPORATION              POLR, LLC
---------------------------------------------------------------------------------------------------------------------------------

ASSETS

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                                        $874,882,360.38           $1,620,780.82              $32,307.61
ADVANCES TO AFFILIATES                                          1,877,368,555.65                    0.00            2,123,784.59
ACCOUNTS RECEIVABLE - CUSTOMERS                                             0.00               34,506.21           13,860,385.18
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES                         35,599,750.45          183,880,115.56               17,837.62
ACCOUNTS RECEIVABLE - ACCRUED UNBILLED REVENUES                             0.00                    0.00                    0.00
ACCOUNTS RECEIVABLE - MISCELLANEOUS                                10,235,271.19            7,387,243.48                  575.19
ACCOUNTS RECEIVABLE - ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS                  0.00                    0.00          (13,666,029.53)
FUEL INVENTORY                                                              0.00                    0.00                    0.00
MATERIALS & SUPPLIES                                                        0.00                    0.00                    0.00
RISK MANAGEMENT ASSETS                                              4,741,666.00                    0.00                    0.00
MARGIN DEPOSITS                                                             0.00                    0.00                    0.00
PREPAYMENTS                                                         2,477,262.55            2,702,506.73                    0.00
OTHER                                                                       0.00           15,483,500.30                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL CURRENT ASSETS                                            2,805,304,866.22          211,108,653.10            2,368,860.66
                                                           ----------------------  ----------------------  ----------------------

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT                                        1,490,374.58          332,510,394.31                7,933.80
ACCUMULATED DEPRECIATION AND AMORTIZATION                            (146,738.09)        (174,465,146.83)              (1,586.76)
                                                           ----------------------  ----------------------  ----------------------
ELECTRIC UTILITY PLANT - NET                                        1,343,636.49          158,045,247.48                6,347.04
                                                           ----------------------  ----------------------  ----------------------

OTHER PROPERTY AND INVESTMENTS
NUCLEAR DECOMMISSIONING AND SPENT NUCLEAR FUEL
   DISPOSAL TRUST FUNDS                                                     0.00                    0.00                    0.00
NON-UTILITY PROPERTY, NET                                                   0.00                    0.00                    0.00
OTHER INVESTMENTS                                                           0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER PROPERTY AND INVESTMENTS                                        0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------

INVESTMENTS IN POWER AND DISTRIBUTION PROJECTS                  7,818,808,133.58                    0.00                    0.00

REGULATORY ASSETS                                                           0.00            2,246,120.39                    0.00
FAS 109 DEFERRED FIT RECLASS                                        2,143,686.00           (9,293,001.00)                   0.00
                                                           ----------------------  ----------------------  ----------------------
NET REGULATORY ASSETS                                               2,143,686.00           (7,046,880.61)                   0.00
                                                           ----------------------  ----------------------  ----------------------

SECURITIZED TRANSITION ASSETS                                               0.00                    0.00                    0.00

TOTAL GOODWILL                                                     37,060,693.00                    0.00                    0.00

INTANGIBLE ASSETS                                                           0.00                    0.00                    0.00

LONG-TERM RISK MANAGEMENT ASSETS                                            0.00                    0.00                    0.00

SPENT NUCLEAR FUEL AND DECOMMISSIONING TRUSTS                               0.00                    0.00                    0.00

OTHER DEFERRED DEBITS                                              16,543,452.56              878,249.38                    0.61
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES                        0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER DEFERRED DEBITS                                        16,543,452.56              878,249.38                    0.61

OTHER ASSETS
TOTAL OTHER INVESTMENTS                                           693,312,196.63          108,519,737.38                    0.00
TOTAL OTHER SPECIAL FUNDS                                                   0.00                    0.00                    0.00
CLEARING ACCOUNTS                                                         148.92                    0.00                    0.00
UNAMORTIZED DEBT EXPENSE                                            9,516,620.91               26,067.89                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER ASSETS                                                719,372,419.02          109,424,054.65                    0.61
                                                           ----------------------  ----------------------  ----------------------

ASSETS HELD FOR SALE                                                        0.00                    0.00                    0.00

TOTAL ASSETS                                                  $11,384,033,434.31         $471,531,074.63           $2,375,208.31
                                                           ======================  ======================  ======================

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT  LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR                                $10,864,980.40           $2,000,000.00                   $0.00
SHORT-TERM DEBT                                                   281,824,000.00                    0.00                    0.00
ADVANCES FROM AFFILIATES                                          615,164,169.95          117,116,333.17           10,068,256.61
ACCOUNTS PAYABLE - GENERAL                                            102,213.89           23,685,339.64                1,367.68
ACCOUNTS PAYABLE - AFFILIATED COMPANIES                            27,192,233.60           75,296,900.44               41,042.18
CUSTOMER DEPOSITS                                                           0.00                    0.00              115,687.00
TAXES ACCRUED                                                         858,226.00          (15,927,070.00)            (221,498.00)
INTEREST ACCRUED                                                   18,094,228.16            4,123,566.66                    0.00
RISK MANAGEMENT LIABILITIES                                                 0.00                    0.00                    0.00
OBLIGATIONS UNDER CAPITAL LEASES                                            0.00           14,512,740.14                    0.00
DIVIDENDS DECLARED                                                          0.00                    0.00                    0.00
OTHER                                                              46,776,183.63          129,984,638.87              218,653.52
                                                           ----------------------  ----------------------  ----------------------
TOTAL CURRENT LIABILITIES                                       1,000,876,235.63          350,792,448.92           10,223,508.99
                                                           ----------------------  ----------------------  ----------------------

LONG-TERM RISK MANAGEMENT LIABILITIES                               1,191,714.00                    0.00                    0.00

DEFERRED INCOME TAXES                                               4,629,131.00           46,886,129.00                2,777.00
DEFERRED FIT & SIT RECLASS                                           (524,783.00)        (118,819,947.00)          (1,243,259.00)
                                                           ----------------------  ----------------------  ----------------------
NET DEFERRED INCOME TAXES                                           4,104,348.00          (71,933,818.00)          (1,240,482.00)
                                                           ----------------------  ----------------------  ----------------------

DEFERRED INVESTMENT TAX CREDITS                                             0.00              749,470.00                    0.00

ASSET REMOVAL COSTS                                                         0.00                    0.00                    0.00

LONG-TERM DEBT                                                  2,077,054,552.59           40,000,000.00                    0.00

OVER-RECOVERY OF FUEL COST                                                  0.00                    0.00                    0.00
OTHER REGULATORY LIABILTIES                                                 0.00                    0.00                    0.00
UNAMORTIZED GAIN ON REACQUIRED DEBT                                         0.00                    0.00                    0.00
SFAS 109 REGULATORY LIABILITY, NET                                          0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL REGULATORY LIABILITIES                                                0.00                    0.00                    0.00
TOTAL OTHER DEFERRED CREDITS                                                0.00            3,974,172.92                    0.00
                                                           ----------------------  ----------------------  ----------------------
DEFERRED CREDITS AND REGULATORY LIABILITIES                                 0.00            3,974,172.92                    0.00
                                                           ----------------------  ----------------------  ----------------------

CUSTOMER ADVANCES FOR CONSTRUCTION                                          0.00                    0.00                    0.00

DEFERRED GAIN ON SALE/LEASEBACK                                             0.00                    0.00                    0.00

UNREALIZED GAIN ON FORWARD COMMITMENTS                                      0.00                    0.00                    0.00

DEFERRED CREDITS AND OTHER                                                  0.00                    0.00                    0.00

REGULATORY LIABILITIES AND
   DEFERRED INVESTMENT TAX CREDITS                                          0.00                    0.00                    0.00

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAPITAL LEASES                                            0.00           22,373,464.60                    0.00
ACCUMULATED PROVISIONS - RATE REFUND                                        0.00                    0.00                    0.00
ASSET RETIREMENT OBLIGATIONS AND
  NUCLEAR DECOMMSSIONING TRUSTS                                             0.00                    0.00                    0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS                                      0.00          206,248,935.18                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER NONCURRENT LIABILITIES                                          0.00          228,622,399.78                    0.00
                                                           ----------------------  ----------------------  ----------------------

EMPLOYEE BENEFITS AND PENSION OBLIGATIONS                                   0.00                    0.00                    0.00

CUMULATIVE PREFERRED STOCKS OF
    SUBSIDIARIES SUBJECT TO MANDATORY REDEMPTION                            0.00                    0.00                    0.00

CUMULATIVE PREFERRED STOCK OF
    SUBSIDIARIES NOT SUBJECT TO MANDATORY REDEMPTION                        0.00                    0.00                    0.00

COMMON SHAREHOLDERS' EQUITY
COMMON STOCK                                                    2,626,106,684.50            1,350,000.00                    0.00
PREMIUM ON CAPITAL STOCK                                        3,342,414,929.23                    0.00                    0.00
PAID-IN CAPITAL                                                   842,465,913.67          (82,023,599.00)                   0.00
RETAINED EARNINGS                                               1,489,819,056.68                    0.01           (6,607,818.69)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)                               0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
COMMON SHAREHOLDERS' EQUITY                                     8,300,806,584.08          (80,673,598.99)          (6,607,818.69)
                                                           ----------------------  ----------------------  ----------------------

MINORITY INTEREST                                                           0.00                    0.00                    0.00

LIABILITIES HELD FOR SALE                                                   0.00                    0.00                    0.00

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                    $11,384,033,434.31         $471,531,074.63           $2,375,208.31
                                                           ======================  ======================  ======================

Item 10 - Consolidating Balance Sheets

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

---------------------------------------------------------------------------------------------------------------------------------

                      DESCRIPTION                                AEP MONEY            AEP GENERATING           CENTRAL COAL
                                                                   POOL                   COMPANY                 COMPANY
---------------------------------------------------------------------------------------------------------------------------------

ASSETS

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                                                  $0.00                   $0.00                   $0.00
ADVANCES TO AFFILIATES                                                      0.00                    0.00              575,865.68
ACCOUNTS RECEIVABLE - CUSTOMERS                                             0.00                    0.00                    0.00
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES                         65,127,883.78           24,748,031.64                  132.00
ACCOUNTS RECEIVABLE - ACCRUED UNBILLED REVENUES                             0.00                    0.00                    0.00
ACCOUNTS RECEIVABLE - MISCELLANEOUS                                         0.00                    0.00                    0.00
ACCOUNTS RECEIVABLE - ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS                  0.00                    0.00                    0.00
FUEL INVENTORY                                                             (0.00)          20,139,220.44                    0.00
MATERIALS & SUPPLIES                                                        0.00            5,418,466.76                    0.00
RISK MANAGEMENT ASSETS                                                      0.00                    0.00                    0.00
MARGIN DEPOSITS                                                             0.00                    0.00                    0.00
PREPAYMENTS                                                                 0.00                    0.00                    0.00
OTHER                                                                       0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL CURRENT ASSETS                                               65,127,883.78           50,305,718.83              575,997.68
                                                           ----------------------  ----------------------  ----------------------

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT                                                0.00          674,054,374.71              715,282.00
ACCUMULATED DEPRECIATION AND AMORTIZATION                                   0.00         (351,061,609.66)             (14,436.00)
                                                           ----------------------  ----------------------  ----------------------
ELECTRIC UTILITY PLANT - NET                                                0.00          322,992,765.06              700,846.00
                                                           ----------------------  ----------------------  ----------------------

OTHER PROPERTY AND INVESTMENTS
NUCLEAR DECOMMISSIONING AND SPENT NUCLEAR FUEL
   DISPOSAL TRUST FUNDS                                                     0.00                    0.00                    0.00
NON-UTILITY PROPERTY, NET                                                   0.00              119,589.14                    0.00
OTHER INVESTMENTS                                                           0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER PROPERTY AND INVESTMENTS                                        0.00              119,589.14                    0.00
                                                           ----------------------  ----------------------  ----------------------

INVESTMENTS IN POWER AND DISTRIBUTION PROJECTS                              0.00                    0.00                    0.00

REGULATORY ASSETS                                                           0.00            5,660,896.15                    0.00
FAS 109 DEFERRED FIT RECLASS                                                0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
NET REGULATORY ASSETS                                                       0.00            5,660,896.15                    0.00
                                                           ----------------------  ----------------------  ----------------------

SECURITIZED TRANSITION ASSETS                                               0.00                    0.00                    0.00

TOTAL GOODWILL                                                              0.00                    0.00                    0.00

INTANGIBLE ASSETS                                                           0.00                    0.00                    0.00

LONG-TERM RISK MANAGEMENT ASSETS                                            0.00                    0.00                    0.00

SPENT NUCLEAR FUEL AND DECOMMISSIONING TRUSTS                               0.00                    0.00                    0.00

OTHER DEFERRED DEBITS                                               2,287,714.64              523,707.38                    0.00
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES                        0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER DEFERRED DEBITS                                         2,287,714.64              523,707.38                    0.00

OTHER ASSETS
TOTAL OTHER INVESTMENTS                                                     0.00                    0.00                    0.00
TOTAL OTHER SPECIAL FUNDS                                                   0.00                    0.00                    0.00
CLEARING ACCOUNTS                                                           0.00                    0.00                    0.00
UNAMORTIZED DEBT EXPENSE                                                    0.00              442,379.08                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER ASSETS                                                  2,287,714.64              966,086.46                    0.00
                                                           ----------------------  ----------------------  ----------------------

ASSETS HELD FOR SALE                                                        0.00                    0.00                    0.00

TOTAL ASSETS                                                      $67,415,598.42         $380,045,055.64           $1,276,843.68
                                                           ======================  ======================  ======================

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT  LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR                                         $0.00                   $0.00                   $0.00
SHORT-TERM DEBT                                                             0.00                    0.00                    0.00
ADVANCES FROM AFFILIATES                                           18,752,273.28           36,891,737.11                    0.00
ACCOUNTS PAYABLE - GENERAL                                                  0.00              498,599.57                    0.00
ACCOUNTS PAYABLE - AFFILIATED COMPANIES                            48,663,325.10           15,910,829.12              137,428.15
CUSTOMER DEPOSITS                                                           0.00                    0.00                    0.00
TAXES ACCRUED                                                               0.00            6,069,751.94                6,490.00
INTEREST ACCRUED                                                            0.00              911,250.00                    0.00
RISK MANAGEMENT LIABILITIES                                                 0.00                    0.00                    0.00
OBLIGATIONS UNDER CAPITAL LEASES                                            0.00               86,778.80                    0.00
DIVIDENDS DECLARED                                                          0.00                    0.00                    0.00
OTHER                                                                       0.00            4,963,305.52               82,907.78
                                                           ----------------------  ----------------------  ----------------------
TOTAL CURRENT LIABILITIES                                          67,415,598.38           65,332,252.06              226,825.93
                                                           ----------------------  ----------------------  ----------------------

LONG-TERM RISK MANAGEMENT LIABILITIES                                       0.00                    0.00                    0.00

DEFERRED INCOME TAXES                                                       0.00           94,135,552.00               34,643.00
DEFERRED FIT & SIT RECLASS                                                  0.00          (69,806,845.00)            (717,517.00)
                                                           ----------------------  ----------------------  ----------------------
NET DEFERRED INCOME TAXES                                                   0.00           24,328,707.00             (682,874.00)
                                                           ----------------------  ----------------------  ----------------------

DEFERRED INVESTMENT TAX CREDITS                                             0.00           49,588,612.00                    0.00

ASSET REMOVAL COSTS                                                         0.00                    0.00                    0.00

LONG-TERM DEBT                                                              0.00           44,810,865.94                    0.00

OVER-RECOVERY OF FUEL COST                                                  0.00                    0.00                    0.00
OTHER REGULATORY LIABILTIES                                                 0.00           27,822,062.00                    0.00
UNAMORTIZED GAIN ON REACQUIRED DEBT                                         0.00                    0.00                    0.00
SFAS 109 REGULATORY LIABILITY, NET                                          0.00           15,504,774.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL REGULATORY LIABILITIES                                                0.00           43,326,836.00                    0.00
TOTAL OTHER DEFERRED CREDITS                                                0.01                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
DEFERRED CREDITS AND REGULATORY LIABILITIES                                 0.01           43,326,836.00                    0.00
                                                           ----------------------  ----------------------  ----------------------

CUSTOMER ADVANCES FOR CONSTRUCTION                                          0.00                    0.00                    0.00

DEFERRED GAIN ON SALE/LEASEBACK                                             0.00          105,475,421.99                    0.00

UNREALIZED GAIN ON FORWARD COMMITMENTS                                      0.00                    0.00                    0.00

DEFERRED CREDITS AND OTHER                                                  0.00                    0.00                    0.00

REGULATORY LIABILITIES AND
   DEFERRED INVESTMENT TAX CREDITS                                          0.00                    0.00                    0.00

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAPITAL LEASES                                            0.00              182,195.41                    0.00
ACCUMULATED PROVISIONS - RATE REFUND                                        0.00                    0.00                    0.00
ASSET RETIREMENT OBLIGATIONS AND
  NUCLEAR DECOMMSSIONING TRUSTS                                             0.00            1,125,272.65                    0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS                                      0.00                    0.00              527,720.72
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER NONCURRENT LIABILITIES                                          0.00            1,307,468.06              527,720.72
                                                           ----------------------  ----------------------  ----------------------

EMPLOYEE BENEFITS AND PENSION OBLIGATIONS                                   0.00                    0.00                    0.00

CUMULATIVE PREFERRED STOCKS OF
    SUBSIDIARIES SUBJECT TO MANDATORY REDEMPTION                            0.00                    0.00                    0.00

CUMULATIVE PREFERRED STOCK OF
    SUBSIDIARIES NOT SUBJECT TO MANDATORY REDEMPTION                        0.00                    0.00                    0.00

COMMON SHAREHOLDERS' EQUITY
COMMON STOCK                                                                0.00            1,000,000.00                3,000.00
PREMIUM ON CAPITAL STOCK                                                    0.00                    0.00                    0.00
PAID-IN CAPITAL                                                             0.00           23,434,000.00            1,202,171.00
RETAINED EARNINGS                                                           0.03           21,440,892.59                    0.03
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)                               0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
COMMON SHAREHOLDERS' EQUITY                                                 0.03           45,874,892.59            1,205,171.03
                                                           ----------------------  ----------------------  ----------------------

MINORITY INTEREST                                                           0.00                    0.00                    0.00

LIABILITIES HELD FOR SALE                                                   0.00                    0.00                    0.00

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                        $67,415,598.42         $380,045,055.64           $1,276,843.68
                                                           ======================  ======================  ======================

Item 10 - Consolidating Balance Sheets

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

---------------------------------------------------------------------------------------------------------------------------------

                      DESCRIPTION                                 AEP T&D            INDIANA FRANKLIN          FRANKLIN REAL
                                                               SERVICES, LLC           REALTY, INC.           ESTATE COMPANY
---------------------------------------------------------------------------------------------------------------------------------

ASSETS

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                                                  $0.00                   $0.00                   $0.00
ADVANCES TO AFFILIATES                                                      0.00                    0.00              240,169.54
ACCOUNTS RECEIVABLE - CUSTOMERS                                             0.00                    0.00                    0.00
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES                             10,358.44               33,447.01             (211,825.99)
ACCOUNTS RECEIVABLE - ACCRUED UNBILLED REVENUES                             0.00                    0.00                    0.00
ACCOUNTS RECEIVABLE - MISCELLANEOUS                                   152,261.99                    0.00               98,813.78
ACCOUNTS RECEIVABLE - ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS                  0.00                    0.00                    0.00
FUEL INVENTORY                                                              0.00                    0.00                    0.00
MATERIALS & SUPPLIES                                                        0.01                    0.00                    0.00
RISK MANAGEMENT ASSETS                                                      0.00                    0.00                    0.00
MARGIN DEPOSITS                                                             0.00                    0.00                    0.00
PREPAYMENTS                                                             3,448.66                    0.00                    0.00
OTHER                                                                     481.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL CURRENT ASSETS                                                  166,550.10               33,447.01              127,157.33
                                                           ----------------------  ----------------------  ----------------------

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT                                           23,450.51                    0.00                    0.00
ACCUMULATED DEPRECIATION AND AMORTIZATION                              (4,453.46)                   0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
ELECTRIC UTILITY PLANT - NET                                           18,997.05                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------

OTHER PROPERTY AND INVESTMENTS
NUCLEAR DECOMMISSIONING AND SPENT NUCLEAR FUEL
   DISPOSAL TRUST FUNDS                                                     0.00                    0.00                    0.00
NON-UTILITY PROPERTY, NET                                                   0.00                    0.00                    0.00
OTHER INVESTMENTS                                                           0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER PROPERTY AND INVESTMENTS                                        0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------

INVESTMENTS IN POWER AND DISTRIBUTION PROJECTS                              0.00                    0.00                1,000.00

REGULATORY ASSETS                                                           0.00                    0.00                    0.00
FAS 109 DEFERRED FIT RECLASS                                                0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
NET REGULATORY ASSETS                                                       0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------

SECURITIZED TRANSITION ASSETS                                               0.00                    0.00                    0.00

TOTAL GOODWILL                                                              0.00                    0.00                    0.00

INTANGIBLE ASSETS                                                           0.00                    0.00                    0.00

LONG-TERM RISK MANAGEMENT ASSETS                                            0.00                    0.00                    0.00

SPENT NUCLEAR FUEL AND DECOMMISSIONING TRUSTS                               0.00                    0.00                    0.00

OTHER DEFERRED DEBITS                                                       8.92                    0.00                    0.00
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES                        0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER DEFERRED DEBITS                                                 8.92                    0.00                    0.00

OTHER ASSETS
TOTAL OTHER INVESTMENTS                                                     0.00                   11.00                   11.00
TOTAL OTHER SPECIAL FUNDS                                                   0.00                    0.00                    0.00
CLEARING ACCOUNTS                                                           0.00                    0.00                    0.00
UNAMORTIZED DEBT EXPENSE                                                    0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER ASSETS                                                          8.92                   11.00                   11.00
                                                           ----------------------  ----------------------  ----------------------

ASSETS HELD FOR SALE                                                        0.00                    0.00                    0.00

TOTAL ASSETS                                                         $185,556.07              $33,458.01             $128,168.33
                                                           ======================  ======================  ======================

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT  LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR                                         $0.00                   $0.00                   $0.00
SHORT-TERM DEBT                                                             0.00                    0.00                    0.00
ADVANCES FROM AFFILIATES                                              223,852.95               17,221.37                    0.00
ACCOUNTS PAYABLE - GENERAL                                                 57.44                    0.00                  249.00
ACCOUNTS PAYABLE - AFFILIATED COMPANIES                                52,036.29                  119.09                  102.79
CUSTOMER DEPOSITS                                                           0.00                    0.00                    0.00
TAXES ACCRUED                                                         (13,813.00)                   0.00                  195.00
INTEREST ACCRUED                                                            0.00                    0.00                    0.00
RISK MANAGEMENT LIABILITIES                                                 0.00                    0.00                    0.00
OBLIGATIONS UNDER CAPITAL LEASES                                            0.00                    0.00                    0.00
DIVIDENDS DECLARED                                                          0.00                    0.00                    0.00
OTHER                                                                  13,810.90               15,103.56               48,856.18
                                                           ----------------------  ----------------------  ----------------------
TOTAL CURRENT LIABILITIES                                             275,944.58               32,444.02               49,402.97
                                                           ----------------------  ----------------------  ----------------------

LONG-TERM RISK MANAGEMENT LIABILITIES                                       0.00                    0.00                    0.00

DEFERRED INCOME TAXES                                                   6,648.00                    0.00                    0.00
DEFERRED FIT & SIT RECLASS                                               (484.00)                   0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
NET DEFERRED INCOME TAXES                                               6,164.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------

DEFERRED INVESTMENT TAX CREDITS                                             0.00                    0.00                    0.00

ASSET REMOVAL COSTS                                                         0.00                    0.00                    0.00

LONG-TERM DEBT                                                              0.00                    0.00                    0.00

OVER-RECOVERY OF FUEL COST                                                  0.00                    0.00                    0.00
OTHER REGULATORY LIABILTIES                                                 0.00                    0.00                    0.00
UNAMORTIZED GAIN ON REACQUIRED DEBT                                         0.00                    0.00                    0.00
SFAS 109 REGULATORY LIABILITY, NET                                          0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL REGULATORY LIABILITIES                                                0.00                    0.00                    0.00
TOTAL OTHER DEFERRED CREDITS                                                0.00                   14.00               48,796.50
                                                           ----------------------  ----------------------  ----------------------
DEFERRED CREDITS AND REGULATORY LIABILITIES                                 0.00                   14.00               48,796.50
                                                           ----------------------  ----------------------  ----------------------

CUSTOMER ADVANCES FOR CONSTRUCTION                                          0.00                    0.00                    0.00

DEFERRED GAIN ON SALE/LEASEBACK                                             0.00                    0.00                    0.00

UNREALIZED GAIN ON FORWARD COMMITMENTS                                      0.00                    0.00                    0.00

DEFERRED CREDITS AND OTHER                                                  0.00                    0.00                    0.00

REGULATORY LIABILITIES AND
   DEFERRED INVESTMENT TAX CREDITS                                          0.00                    0.00                    0.00

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAPITAL LEASES                                            0.00                    0.00                    0.00
ACCUMULATED PROVISIONS - RATE REFUND                                        0.00                    0.00                    0.00
ASSET RETIREMENT OBLIGATIONS AND
  NUCLEAR DECOMMSSIONING TRUSTS                                             0.00                    0.00                    0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS                                  2,769.27                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER NONCURRENT LIABILITIES                                      2,769.27                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------

EMPLOYEE BENEFITS AND PENSION OBLIGATIONS                                   0.00                    0.00                    0.00

CUMULATIVE PREFERRED STOCKS OF
    SUBSIDIARIES SUBJECT TO MANDATORY REDEMPTION                            0.00                    0.00                    0.00

CUMULATIVE PREFERRED STOCK OF
    SUBSIDIARIES NOT SUBJECT TO MANDATORY REDEMPTION                        0.00                    0.00                    0.00

COMMON SHAREHOLDERS' EQUITY
COMMON STOCK                                                                0.00                1,000.00               10,000.00
PREMIUM ON CAPITAL STOCK                                                    0.00                    0.00                    0.00
PAID-IN CAPITAL                                                        (1,032.00)                   0.00                    0.00
RETAINED EARNINGS                                                     (98,289.78)                  (0.01)              19,968.86
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)                               0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
COMMON SHAREHOLDERS' EQUITY                                           (99,321.78)                 999.99               29,968.86
                                                           ----------------------  ----------------------  ----------------------

MINORITY INTEREST                                                           0.00                    0.00                    0.00

LIABILITIES HELD FOR SALE                                                   0.00                    0.00                    0.00

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                           $185,556.07              $33,458.01             $128,168.33
                                                           ======================  ======================  ======================

Item 10 - Consolidating Balance Sheets

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

---------------------------------------------------------------------------------------------------------------------------------
                                                             APPALACHIAN POWER       COLUMBUS SOUTHERN       INDIANA MICHIGAN
                      DESCRIPTION                                 COMPANY              POWER COMPANY           POWER COMPANY
                                                               CONSOLIDATED            CONSOLIDATED            CONSOLIDATED
---------------------------------------------------------------------------------------------------------------------------------

ASSETS

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                                         $45,880,666.27           $4,142,432.16           $3,913,780.56
ADVANCES TO AFFILIATES                                                      0.00                    0.00                    0.00
ACCOUNTS RECEIVABLE - CUSTOMERS                                   133,716,961.09           47,098,947.82           61,083,821.63
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES                        137,281,246.61           68,168,358.88          124,826,019.97
ACCOUNTS RECEIVABLE - ACCRUED UNBILLED REVENUES                    35,020,281.49           23,722,456.95            2,000,068.39
ACCOUNTS RECEIVABLE - MISCELLANEOUS                                 3,961,188.95            5,256,826.22            4,498,304.57
ACCOUNTS RECEIVABLE - ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS         (2,085,327.62)            (531,483.10)            (531,487.62)
FUEL INVENTORY                                                     42,806,440.47           14,364,800.66           33,967,999.70
MATERIALS & SUPPLIES                                               71,977,745.12           44,376,806.74          105,328,541.58
RISK MANAGEMENT ASSETS                                             71,189,275.85           40,095,004.24           44,071,259.67
MARGIN DEPOSITS                                                    11,524,954.90            6,636,268.45            7,245,494.99
PREPAYMENTS                                                         6,782,863.88            8,341,261.47            5,731,502.81
OTHER                                                               6,517,480.00            4,102,393.00            4,941,140.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL CURRENT ASSETS                                              564,573,777.02          265,774,073.48          397,076,446.26
                                                           ----------------------  ----------------------  ----------------------

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT                                    6,140,930,644.39        3,570,443,772.21        5,306,182,181.52
ACCUMULATED DEPRECIATION AND AMORTIZATION                      (2,321,359,209.92)      (1,389,586,507.63)      (2,490,912,459.57)
                                                           ----------------------  ----------------------  ----------------------
ELECTRIC UTILITY PLANT - NET                                    3,819,571,434.47        2,180,857,264.58        2,815,269,721.95
                                                           ----------------------  ----------------------  ----------------------

OTHER PROPERTY AND INVESTMENTS
NUCLEAR DECOMMISSIONING AND SPENT NUCLEAR FUEL
   DISPOSAL TRUST FUNDS                                                     0.00                    0.00          982,394,078.70
NON-UTILITY PROPERTY, NET                                          20,574,430.78           22,417,574.08           52,302,710.78
OTHER INVESTMENTS                                                  26,064,029.59            8,232,793.95           43,796,994.81
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER PROPERTY AND INVESTMENTS                               46,638,460.37           30,650,368.03        1,078,493,784.29
                                                           ----------------------  ----------------------  ----------------------

INVESTMENTS IN POWER AND DISTRIBUTION PROJECTS                        603,868.00              430,000.00                    0.00

REGULATORY ASSETS                                                 446,327,739.76          255,480,401.79          349,254,126.72
FAS 109 DEFERRED FIT RECLASS                                      (29,131,302.00)         (12,296,669.00)         (72,977,329.00)
                                                           ----------------------  ----------------------  ----------------------
NET REGULATORY ASSETS                                             417,196,437.76          243,183,732.79          276,276,797.72
                                                           ----------------------  ----------------------  ----------------------

SECURITIZED TRANSITION ASSETS                                               0.00                    0.00                    0.00

TOTAL GOODWILL                                                              0.00                    0.00                    0.00

INTANGIBLE ASSETS                                                           0.00                    0.00                    0.00

LONG-TERM RISK MANAGEMENT ASSETS                                   70,899,438.64           39,932,076.92           43,768,348.63

SPENT NUCLEAR FUEL AND DECOMMISSIONING TRUSTS                               0.00                    0.00                    0.00

OTHER DEFERRED DEBITS                                              49,647,884.72           71,551,108.63           36,204,045.08
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES                        0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER DEFERRED DEBITS                                        49,647,884.72           71,551,108.63           36,204,045.08

OTHER ASSETS
TOTAL OTHER INVESTMENTS                                                     0.00                    0.00                    0.00
TOTAL OTHER SPECIAL FUNDS                                                   0.00                    0.00                    0.00
CLEARING ACCOUNTS                                                     158,833.16                   57.87                    0.00
UNAMORTIZED DEBT EXPENSE                                            7,721,257.00            5,986,961.53           11,981,425.14
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER ASSETS                                                 57,527,974.89           77,538,128.03           48,185,470.22
                                                           ----------------------  ----------------------  ----------------------

ASSETS HELD FOR SALE                                                        0.00                    0.00                    0.00

TOTAL ASSETS                                                   $4,977,011,391.15       $2,838,365,643.83       $4,659,070,569.07
                                                           ======================  ======================  ======================

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT  LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR                               $161,008,387.76          $11,000,000.00         $205,000,000.00
SHORT-TERM DEBT                                                             0.00                    0.00                    0.00
ADVANCES FROM AFFILIATES                                           82,994,492.48            6,516,507.98           98,821,518.88
ACCOUNTS PAYABLE - GENERAL                                        140,497,345.72           58,219,859.77          101,776,021.61
ACCOUNTS PAYABLE - AFFILIATED COMPANIES                            81,812,226.37           53,571,895.14           47,483,810.79
CUSTOMER DEPOSITS                                                  33,929,606.82           19,727,363.58           21,954,513.91
TAXES ACCRUED                                                      50,258,565.75          132,853,280.48           42,189,106.92
INTEREST ACCRUED                                                   22,112,796.08           16,528,117.07           17,962,933.11
RISK MANAGEMENT LIABILITIES                                        51,429,954.00           28,966,379.38           31,898,490.87
OBLIGATIONS UNDER CAPITAL LEASES                                    9,217,759.36            4,220,839.94            6,527,938.79
DIVIDENDS DECLARED                                                    186,190.92                   (0.00)           1,089,389.03
OTHER                                                              60,102,649.59           25,364,137.62           56,586,413.96
                                                           ----------------------  ----------------------  ----------------------
TOTAL CURRENT LIABILITIES                                         693,549,974.85          356,968,380.96          631,290,137.87
                                                           ----------------------  ----------------------  ----------------------

LONG-TERM RISK MANAGEMENT LIABILITIES                              54,326,567.66           30,597,885.62           33,537,420.82

DEFERRED INCOME TAXES                                           1,008,854,037.88          546,259,293.00          940,358,147.00
DEFERRED FIT & SIT RECLASS                                       (205,498,809.48)         (87,760,993.00)        (602,982,549.00)
                                                           ----------------------  ----------------------  ----------------------
NET DEFERRED INCOME TAXES                                         803,355,228.40          458,498,300.00          337,375,598.00
                                                           ----------------------  ----------------------  ----------------------

DEFERRED INVESTMENT TAX CREDITS                                    30,544,863.00           30,796,639.00           90,278,100.00

ASSET REMOVAL COSTS                                                92,497,334.00           99,118,885.00          263,014,780.00

LONG-TERM DEBT                                                  1,703,072,765.43          886,564,409.59        1,134,358,851.38

OVER-RECOVERY OF FUEL COST                                         68,704,458.11                    0.00                    0.00
OTHER REGULATORY LIABILTIES                                                 0.00                    0.00          276,948,842.49
UNAMORTIZED GAIN ON REACQUIRED DEBT                                    43,054.00                    0.00               34,223.72
SFAS 109 REGULATORY LIABILITY, NET                                          0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL REGULATORY LIABILITIES                                       68,747,512.11                    0.00          276,983,066.21
TOTAL OTHER DEFERRED CREDITS                                       13,041,424.25           15,864,536.26           27,878,885.11
                                                           ----------------------  ----------------------  ----------------------
DEFERRED CREDITS AND REGULATORY LIABILITIES                        81,788,936.36           15,864,536.26          304,861,951.32
                                                           ----------------------  ----------------------  ----------------------

CUSTOMER ADVANCES FOR CONSTRUCTION                                          0.00              250,000.00            4,263,378.85

DEFERRED GAIN ON SALE/LEASEBACK                                        88,288.00                    0.00           70,178,525.01

UNREALIZED GAIN ON FORWARD COMMITMENTS                             17,282,832.10                    0.00                    0.00

DEFERRED CREDITS AND OTHER                                                  0.00                    0.00                    0.00

REGULATORY LIABILITIES AND
   DEFERRED INVESTMENT TAX CREDITS                                          0.00                    0.00                    0.00

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAPITAL LEASES                                   16,134,017.39           11,396,660.35           31,315,130.69
ACCUMULATED PROVISIONS - RATE REFUND                                        0.00                    0.00                    0.00
ASSET RETIREMENT OBLIGATIONS AND
  NUCLEAR DECOMMSSIONING TRUSTS                                    21,776,104.85            8,739,918.67          553,219,318.01
ACCUMULATED PROVISIONS - MISCELLANEOUS                            102,462,814.22           41,689,669.16           55,783,588.26
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER NONCURRENT LIABILITIES                                140,372,936.45           61,826,248.18          640,318,036.96
                                                           ----------------------  ----------------------  ----------------------

EMPLOYEE BENEFITS AND PENSION OBLIGATIONS                                   0.00                    0.00                    0.00

CUMULATIVE PREFERRED STOCKS OF
    SUBSIDIARIES SUBJECT TO MANDATORY REDEMPTION                    5,360,000.00                    0.00           63,445,000.00

CUMULATIVE PREFERRED STOCK OF
    SUBSIDIARIES NOT SUBJECT TO MANDATORY REDEMPTION               17,783,900.00                    0.00            8,101,100.00

COMMON SHAREHOLDERS' EQUITY
COMMON STOCK                                                      260,457,768.00           41,026,065.00           56,583,866.43
PREMIUM ON CAPITAL STOCK                                                    0.00                    0.00                    0.00
PAID-IN CAPITAL                                                   719,899,208.64          576,399,735.58          858,694,392.60
RETAINED EARNINGS                                                 408,718,478.89          326,781,977.65          187,875,312.84
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)                     (52,087,690.64)         (46,327,419.00)         (25,105,883.00)
                                                           ----------------------  ----------------------  ----------------------
COMMON SHAREHOLDERS' EQUITY                                     1,336,987,764.89          897,880,359.23        1,078,047,688.86
                                                           ----------------------  ----------------------  ----------------------

MINORITY INTEREST                                                           0.00                    0.00                    0.00

LIABILITIES HELD FOR SALE                                                   0.00                    0.00                    0.00

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                     $4,977,011,391.15       $2,838,365,643.83       $4,659,070,569.07
                                                           ======================  ======================  ======================

Item 10 - Consolidating Balance Sheets

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

---------------------------------------------------------------------------------------------------------------------------------

                      DESCRIPTION                             KENTUCKY POWER          KINGSPORT POWER       OHIO POWER COMPANY
                                                                  COMPANY                 COMPANY              CONSOLIDATED
---------------------------------------------------------------------------------------------------------------------------------

ASSETS

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                                            $886,067.16             $127,580.55          $58,250,285.59
ADVANCES TO AFFILIATES                                                      0.00                    0.00           67,918,020.70
ACCOUNTS RECEIVABLE - CUSTOMERS                                    21,177,464.00            2,073,503.63          100,959,701.41
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES                         25,327,057.84              316,158.42          120,531,929.50
ACCOUNTS RECEIVABLE - ACCRUED UNBILLED REVENUES                     5,533,840.37              690,520.70                    0.00
ACCOUNTS RECEIVABLE - MISCELLANEOUS                                    97,063.93               10,369.54              736,175.32
ACCOUNTS RECEIVABLE - ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS           (736,031.99)              (5,793.79)            (789,244.62)
FUEL INVENTORY                                                      9,481,117.33                    0.00           77,725,300.56
MATERIALS & SUPPLIES                                               16,584,927.95              145,822.97           92,135,723.09
RISK MANAGEMENT ASSETS                                             16,199,996.44                    0.00           56,265,271.44
MARGIN DEPOSITS                                                     2,659,669.31                    0.00            9,296,461.69
PREPAYMENTS                                                           669,689.75            1,016,986.80           10,033,003.21
OTHER                                                               1,026,407.00              162,779.00           23,070,436.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL CURRENT ASSETS                                               98,907,269.08            4,537,927.82          616,133,063.88
                                                           ----------------------  ----------------------  ----------------------

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT                                    1,349,746,447.93          103,956,347.62        6,531,314,842.29
ACCUMULATED DEPRECIATION AND AMORTIZATION                        (381,876,499.59)         (39,808,999.60)      (2,485,946,974.37)
                                                           ----------------------  ----------------------  ----------------------
ELECTRIC UTILITY PLANT - NET                                      967,869,948.33           64,147,348.02        4,045,367,867.92
                                                           ----------------------  ----------------------  ----------------------

OTHER PROPERTY AND INVESTMENTS
NUCLEAR DECOMMISSIONING AND SPENT NUCLEAR FUEL
   DISPOSAL TRUST FUNDS                                                     0.00                    0.00                    0.00
NON-UTILITY PROPERTY, NET                                           5,423,079.77              104,715.06           29,290,897.77
OTHER INVESTMENTS                                                   1,021,507.17              190,587.50           23,617,149.88
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER PROPERTY AND INVESTMENTS                                6,444,586.94              295,302.56           52,908,047.65
                                                           ----------------------  ----------------------  ----------------------

INVESTMENTS IN POWER AND DISTRIBUTION PROJECTS                              0.00                    0.00              646,814.00

REGULATORY ASSETS                                                 121,642,709.67            6,047,997.42          528,709,342.44
FAS 109 DEFERRED FIT RECLASS                                       (7,843,401.00)            (413,527.00)         (16,391,744.00)
                                                           ----------------------  ----------------------  ----------------------
NET REGULATORY ASSETS                                             113,799,308.67            5,634,470.42          512,317,598.44
                                                           ----------------------  ----------------------  ----------------------

SECURITIZED TRANSITION ASSETS                                               0.00                    0.00                    0.00

TOTAL GOODWILL                                                              0.00                    0.00                    0.00

INTANGIBLE ASSETS                                                           0.00                    0.00                    0.00

LONG-TERM RISK MANAGEMENT ASSETS                                   16,134,242.13                    0.00           52,824,714.92

SPENT NUCLEAR FUEL AND DECOMMISSIONING TRUSTS                               0.00                    0.00                    0.00

OTHER DEFERRED DEBITS                                              13,948,213.25              375,104.61           83,829,359.11
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES                        0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER DEFERRED DEBITS                                        13,948,213.25              375,104.61           83,829,359.11

OTHER ASSETS
TOTAL OTHER INVESTMENTS                                                     0.00                    0.00                    0.00
TOTAL OTHER SPECIAL FUNDS                                                   0.00                    0.00                    0.00
CLEARING ACCOUNTS                                                           0.00                    0.00                    0.01
UNAMORTIZED DEBT EXPENSE                                            4,530,228.54                2,777.70           10,489,950.22
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER ASSETS                                                 18,478,441.79              377,882.31           94,319,309.33
                                                           ----------------------  ----------------------  ----------------------

ASSETS HELD FOR SALE                                                        0.00                    0.00                    0.00

TOTAL ASSETS                                                   $1,221,633,796.94          $74,992,931.12       $5,374,517,416.14
                                                           ======================  ======================  ======================

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT  LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR                                         $0.00          $20,000,000.00         $431,853,659.00
SHORT-TERM DEBT                                                             0.00                    0.00           25,940,955.49
ADVANCES FROM AFFILIATES                                           38,095,519.39            3,407,788.16                    0.00
ACCOUNTS PAYABLE - GENERAL                                         22,802,341.50              284,539.47          104,873,746.12
ACCOUNTS PAYABLE - AFFILIATED COMPANIES                            22,647,841.61            6,157,408.25          101,758,140.78
CUSTOMER DEPOSITS                                                   9,894,337.18            1,706,672.45           17,308,672.65
TAXES ACCRUED                                                       7,329,064.07            1,526,283.12          132,792,835.06
INTEREST ACCRUED                                                    6,915,363.28              899,178.07           45,678,727.12
RISK MANAGEMENT LIABILITIES                                        11,703,584.83                    0.00           38,318,638.79
OBLIGATIONS UNDER CAPITAL LEASES                                    1,742,670.84              321,360.42            9,623,896.48
DIVIDENDS DECLARED                                                          0.00                    0.00              102,240.39
OTHER                                                               8,628,745.47            1,239,758.44           71,539,599.75
                                                           ----------------------  ----------------------  ----------------------
TOTAL CURRENT LIABILITIES                                         129,759,468.17           35,542,988.38          979,791,111.64
                                                           ----------------------  ----------------------  ----------------------

LONG-TERM RISK MANAGEMENT LIABILITIES                              12,362,838.56                    0.00           40,476,845.18

DEFERRED INCOME TAXES                                             247,385,404.06           14,183,936.00        1,090,202,075.16
DEFERRED FIT & SIT RECLASS                                        (35,264,271.00)          (3,235,753.00)        (156,619,782.24)
                                                           ----------------------  ----------------------  ----------------------
NET DEFERRED INCOME TAXES                                         212,121,133.06           10,948,183.00          933,582,292.92
                                                           ----------------------  ----------------------  ----------------------

DEFERRED INVESTMENT TAX CREDITS                                     7,954,776.00              578,524.00           15,640,519.00

ASSET REMOVAL COSTS                                                26,140,023.00              325,484.00          101,159,548.00

LONG-TERM DEBT                                                    487,601,625.00                    0.00        1,608,085,249.04

OVER-RECOVERY OF FUEL COST                                          1,418,030.00                    0.00                    0.00
OTHER REGULATORY LIABILTIES                                         9,173,641.46                    0.00                3,288.73
UNAMORTIZED GAIN ON REACQUIRED DEBT                                         0.00                    0.00                    0.00
SFAS 109 REGULATORY LIABILITY, NET                                          0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL REGULATORY LIABILITIES                                       10,591,671.46                    0.00                3,288.73
TOTAL OTHER DEFERRED CREDITS                                          365,734.36              113,809.19           23,222,475.75
                                                           ----------------------  ----------------------  ----------------------
DEFERRED CREDITS AND REGULATORY LIABILITIES                        10,957,405.82              113,809.19           23,225,764.48
                                                           ----------------------  ----------------------  ----------------------

CUSTOMER ADVANCES FOR CONSTRUCTION                                     49,851.78                    0.00                    0.00

DEFERRED GAIN ON SALE/LEASEBACK                                             0.00               65,296.00                    0.00

UNREALIZED GAIN ON FORWARD COMMITMENTS                                      0.00                    0.00                    0.00

DEFERRED CREDITS AND OTHER                                                  0.00                    0.00                    0.00

REGULATORY LIABILITIES AND
   DEFERRED INVESTMENT TAX CREDITS                                          0.00                    0.00                    0.00

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAPITAL LEASES                                    3,548,992.91              332,106.09           25,063,582.41
ACCUMULATED PROVISIONS - RATE REFUND                                        0.00                    0.00                    0.00
ASSET RETIREMENT OBLIGATIONS AND
  NUCLEAR DECOMMSSIONING TRUSTS                                             0.00                    0.00           42,656,340.00
ACCUMULATED PROVISIONS - MISCELLANEOUS                             13,999,494.26            1,711,675.27          100,601,508.71
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER NONCURRENT LIABILITIES                                 17,548,487.17            2,043,781.36          168,321,431.12
                                                           ----------------------  ----------------------  ----------------------

EMPLOYEE BENEFITS AND PENSION OBLIGATIONS                                   0.00                    0.00                    0.00

CUMULATIVE PREFERRED STOCKS OF
    SUBSIDIARIES SUBJECT TO MANDATORY REDEMPTION                            0.00                    0.00            7,250,000.00

CUMULATIVE PREFERRED STOCK OF
    SUBSIDIARIES NOT SUBJECT TO MANDATORY REDEMPTION                        0.00                    0.00           16,645,400.00

COMMON SHAREHOLDERS' EQUITY
COMMON STOCK                                                       50,450,000.00            4,100,000.00          321,201,454.00
PREMIUM ON CAPITAL STOCK                                                    0.00                    0.00                    0.00
PAID-IN CAPITAL                                                   208,750,000.00           13,800,000.00          462,483,651.86
RETAINED EARNINGS                                                  64,150,582.93            9,108,473.19          729,146,667.84
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)                      (6,212,394.55)          (1,633,608.00)         (48,806,581.56)
                                                           ----------------------  ----------------------  ----------------------
COMMON SHAREHOLDERS' EQUITY                                       317,138,188.38           25,374,865.20        1,464,025,192.14
                                                           ----------------------  ----------------------  ----------------------

MINORITY INTEREST                                                           0.00                    0.00           16,314,062.62

LIABILITIES HELD FOR SALE                                                   0.00                    0.00                    0.00

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                     $1,221,633,796.94          $74,992,931.13       $5,374,517,416.14
                                                           ======================  ======================  ======================

Item 10 - Consolidating Balance Sheets

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

---------------------------------------------------------------------------------------------------------------------------------

                      DESCRIPTION                             WHEELING POWER
                                                                  COMPANY          AEP INVESTMENTS, INC.    AEP RESOURCES, INC.
---------------------------------------------------------------------------------------------------------------------------------

ASSETS

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                                            $205,027.27              $80,225.49          $57,049,002.63
ADVANCES TO AFFILIATES                                              1,226,515.89                    0.00          229,081,580.48
ACCOUNTS RECEIVABLE - CUSTOMERS                                     5,837,715.17                    0.00           17,762,271.02
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES                            306,602.12                    0.00           93,113,583.95
ACCOUNTS RECEIVABLE - ACCRUED UNBILLED REVENUES                     2,318,153.48                    0.00          336,299,012.58
ACCOUNTS RECEIVABLE - MISCELLANEOUS                                     6,411.81              568,207.00          606,683,303.18
ACCOUNTS RECEIVABLE - ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS           (112,784.90)            (550,000.00)         (47,817,622.41)
FUEL INVENTORY                                                              0.00                    0.00          506,077,697.58
MATERIALS & SUPPLIES                                                   99,457.88                    0.00            5,864,314.63
RISK MANAGEMENT ASSETS                                                      0.00                    0.00        1,004,488,321.21
MARGIN DEPOSITS                                                             0.00                    0.00                    0.00
PREPAYMENTS                                                           183,602.12                8,359.00           31,574,775.54
OTHER                                                                 206,876.00                    0.00          295,408,597.90
                                                           ----------------------  ----------------------  ----------------------
TOTAL CURRENT ASSETS                                               10,277,576.84              106,791.49        3,135,584,838.28
                                                           ----------------------  ----------------------  ----------------------

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT                                      111,841,131.94              393,065.36        1,306,419,865.56
ACCUMULATED DEPRECIATION AND AMORTIZATION                         (48,126,022.15)             (87,697.33)        (170,043,280.03)
                                                           ----------------------  ----------------------  ----------------------
ELECTRIC UTILITY PLANT - NET                                       63,715,109.79              305,368.03        1,136,376,585.53
                                                           ----------------------  ----------------------  ----------------------

OTHER PROPERTY AND INVESTMENTS
NUCLEAR DECOMMISSIONING AND SPENT NUCLEAR FUEL
   DISPOSAL TRUST FUNDS                                                     0.00                    0.00                    0.00
NON-UTILITY PROPERTY, NET                                              16,811.00                    0.00                    0.00
OTHER INVESTMENTS                                                      28,402.64                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER PROPERTY AND INVESTMENTS                                   45,213.64                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------

INVESTMENTS IN POWER AND DISTRIBUTION PROJECTS                              0.00           36,332,221.90           71,984,503.85

REGULATORY ASSETS                                                  10,603,434.53                    0.00                    0.00
FAS 109 DEFERRED FIT RECLASS                                         (268,418.00)                   0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
NET REGULATORY ASSETS                                              10,335,016.53                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------

SECURITIZED TRANSITION ASSETS                                               0.00                    0.00                    0.00

TOTAL GOODWILL                                                              0.00                    0.00           53,708,031.39

INTANGIBLE ASSETS                                                           0.00                    0.00            3,556,975.07

LONG-TERM RISK MANAGEMENT ASSETS                                            0.00                    0.00          510,274,747.58

SPENT NUCLEAR FUEL AND DECOMMISSIONING TRUSTS                               0.00                    0.00                    0.00

OTHER DEFERRED DEBITS                                               1,912,996.68           21,358,217.03           11,905,899.21
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES                        0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER DEFERRED DEBITS                                         1,912,996.68           21,358,217.03           11,905,899.21

OTHER ASSETS
TOTAL OTHER INVESTMENTS                                                     0.00           10,942,380.58            2,707,703.55
TOTAL OTHER SPECIAL FUNDS                                                   0.00                    0.00                    0.00
CLEARING ACCOUNTS                                                           0.00                    0.00               27,153.38
UNAMORTIZED DEBT EXPENSE                                                2,777.77                    0.00            8,079,606.60
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER ASSETS                                                  1,915,774.45           32,300,597.61           22,720,362.75
                                                           ----------------------  ----------------------  ----------------------

ASSETS HELD FOR SALE                                                        0.00                    0.00                    0.00

TOTAL ASSETS                                                      $86,288,691.25          $69,044,979.04       $4,934,206,044.45
                                                           ======================  ======================  ======================

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT  LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR                                $20,000,000.00                   $0.00         $400,367,264.10
SHORT-TERM DEBT                                                             0.00                    0.00            9,217,090.88
ADVANCES FROM AFFILIATES                                                    0.00           10,356,561.62          844,725,973.48
ACCOUNTS PAYABLE - GENERAL                                            232,478.93               14,850.00          819,964,997.05
ACCOUNTS PAYABLE - AFFILIATED COMPANIES                             5,051,225.36           58,265,441.71          260,725,919.54
CUSTOMER DEPOSITS                                                     827,331.72                    0.00          220,258,672.17
TAXES ACCRUED                                                       3,555,435.33              (70,497.00)          55,699,330.44
INTEREST ACCRUED                                                      577,566.19                    0.00           18,036,689.91
RISK MANAGEMENT LIABILITIES                                                 0.00                    0.00        1,183,366,738.21
OBLIGATIONS UNDER CAPITAL LEASES                                      291,766.63                    0.00              190,685.31
DIVIDENDS DECLARED                                                          0.00                    0.00                    0.00
OTHER                                                               1,427,025.71               56,606.29          129,830,441.92
                                                           ----------------------  ----------------------  ----------------------
TOTAL CURRENT LIABILITIES                                          31,962,829.87           68,622,962.62        3,942,383,803.02
                                                           ----------------------  ----------------------  ----------------------

LONG-TERM RISK MANAGEMENT LIABILITIES                                       0.00                    0.00          589,954,994.27

DEFERRED INCOME TAXES                                              19,468,992.00             (504,610.00)         235,555,617.22
DEFERRED FIT & SIT RECLASS                                         (5,146,430.00)          (4,677,056.05)        (938,049,078.03)
                                                           ----------------------  ----------------------  ----------------------
NET DEFERRED INCOME TAXES                                          14,322,562.00           (5,181,666.05)        (702,493,460.81)
                                                           ----------------------  ----------------------  ----------------------

DEFERRED INVESTMENT TAX CREDITS                                       340,443.00                    0.00                    0.00

ASSET REMOVAL COSTS                                                   141,284.00                    0.00                    0.00

LONG-TERM DEBT                                                              0.00                    0.00          957,767,719.84

OVER-RECOVERY OF FUEL COST                                                  0.00                    0.00                    0.00
OTHER REGULATORY LIABILTIES                                                 0.00                    0.00                    0.00
UNAMORTIZED GAIN ON REACQUIRED DEBT                                         0.00                    0.00                    0.00
SFAS 109 REGULATORY LIABILITY, NET                                          0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL REGULATORY LIABILITIES                                                0.00                    0.00                    0.00
TOTAL OTHER DEFERRED CREDITS                                          111,662.01                    0.00           47,834,041.88
                                                           ----------------------  ----------------------  ----------------------
DEFERRED CREDITS AND REGULATORY LIABILITIES                           111,662.01                    0.00           47,834,041.88
                                                           ----------------------  ----------------------  ----------------------

CUSTOMER ADVANCES FOR CONSTRUCTION                                          0.00                    0.00                    0.00

DEFERRED GAIN ON SALE/LEASEBACK                                             0.00                    0.00                    0.00

UNREALIZED GAIN ON FORWARD COMMITMENTS                                      0.00                    0.00                    0.00

DEFERRED CREDITS AND OTHER                                                  0.00                    0.00                    0.00

REGULATORY LIABILITIES AND
   DEFERRED INVESTMENT TAX CREDITS                                          0.00                    0.00                    0.00

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAPITAL LEASES                                      518,198.03                    0.00              211,369.25
ACCUMULATED PROVISIONS - RATE REFUND                                        0.00                    0.00                    0.00
ASSET RETIREMENT OBLIGATIONS AND
  NUCLEAR DECOMMSSIONING TRUSTS                                             0.00                    0.00                    0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS                              5,140,547.92                    0.00           49,990,839.89
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER NONCURRENT LIABILITIES                                  5,658,745.95                    0.00           50,202,209.14
                                                           ----------------------  ----------------------  ----------------------

EMPLOYEE BENEFITS AND PENSION OBLIGATIONS                                   0.00                    0.00                    0.00

CUMULATIVE PREFERRED STOCKS OF
    SUBSIDIARIES SUBJECT TO MANDATORY REDEMPTION                            0.00                    0.00                    0.00

CUMULATIVE PREFERRED STOCK OF
    SUBSIDIARIES NOT SUBJECT TO MANDATORY REDEMPTION                        0.00                    0.00                    0.00

COMMON SHAREHOLDERS' EQUITY
COMMON STOCK                                                        2,428,460.00                  100.00                  300.00
PREMIUM ON CAPITAL STOCK                                                    0.00                9,900.00                9,900.00
PAID-IN CAPITAL                                                    15,595,573.00           40,066,111.09        2,035,591,842.17
RETAINED EARNINGS                                                  18,177,675.41          (34,472,428.62)      (1,987,045,305.05)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)                      (2,450,544.00)                   0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
COMMON SHAREHOLDERS' EQUITY                                        33,751,164.41            5,603,682.47           48,556,737.12
                                                           ----------------------  ----------------------  ----------------------

MINORITY INTEREST                                                           0.00                    0.00                    0.00

LIABILITIES HELD FOR SALE                                                   0.00                    0.00                    0.00

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                        $86,288,691.25          $69,044,979.04       $4,934,206,044.45
                                                           ======================  ======================  ======================

Item 10 - Consolidating Balance Sheets

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

---------------------------------------------------------------------------------------------------------------------------------
                                                                                       AEP UTILITIES
                      DESCRIPTION                                   AEP                INCORPORATED               AEP C&I
                                                           COMMUNICATIONS, INC.        CONSOLIDATED            COMPANY, LLC
---------------------------------------------------------------------------------------------------------------------------------

ASSETS

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                                                  $0.00         $129,782,942.65              $32,265.98
ADVANCES TO AFFILIATES                                              1,147,801.63          233,070,918.52           46,361,054.34
ACCOUNTS RECEIVABLE - CUSTOMERS                                             0.00          (91,822,041.42)          34,441,612.54
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES                            446,137.97          494,670,329.62           20,116,870.07
ACCOUNTS RECEIVABLE - ACCRUED UNBILLED REVENUES                             0.00           62,190,798.22           12,339,100.90
ACCOUNTS RECEIVABLE - MISCELLANEOUS                                11,412,624.70          121,732,542.38            1,191,775.54
ACCOUNTS RECEIVABLE - ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS         (9,604,168.51)         (23,153,255.85)         (22,670,403.08)
FUEL INVENTORY                                                              0.00           93,137,113.44                    0.00
MATERIALS & SUPPLIES                                                2,320,463.05          129,635,120.96                    0.00
RISK MANAGEMENT ASSETS                                                      0.00           70,691,758.14                    0.00
MARGIN DEPOSITS                                                             0.00                    0.00                    0.00
PREPAYMENTS                                                                 0.01           31,638,120.69                    0.00
OTHER                                                                     346.00           14,017,092.99              717,654.24
                                                           ----------------------  ----------------------  ----------------------
TOTAL CURRENT ASSETS                                                5,723,204.85        1,265,591,440.34           92,529,930.53
                                                           ----------------------  ----------------------  ----------------------

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT                                       14,737,368.20       12,692,836,758.28              542,760.09
ACCUMULATED DEPRECIATION AND AMORTIZATION                            (143,675.30)      (5,322,076,807.01)              (5,809.43)
                                                           ----------------------  ----------------------  ----------------------
ELECTRIC UTILITY PLANT - NET                                       14,593,692.90        7,370,759,951.27              536,950.66
                                                           ----------------------  ----------------------  ----------------------

OTHER PROPERTY AND INVESTMENTS
NUCLEAR DECOMMISSIONING AND SPENT NUCLEAR FUEL
   DISPOSAL TRUST FUNDS                                                     0.00                    0.00                    0.00
NON-UTILITY PROPERTY, NET                                                   0.00                    0.00                    0.00
OTHER INVESTMENTS                                                           0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER PROPERTY AND INVESTMENTS                                        0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------

INVESTMENTS IN POWER AND DISTRIBUTION PROJECTS                     52,891,934.48           31,142,620.49                    0.00

REGULATORY ASSETS                                                           0.00        2,154,058,880.21                    0.00
FAS 109 DEFERRED FIT RECLASS                                                0.00         (125,238,102.00)                   0.00
                                                           ----------------------  ----------------------  ----------------------
NET REGULATORY ASSETS                                                       0.00        2,028,820,778.21                    0.00
                                                           ----------------------  ----------------------  ----------------------

SECURITIZED TRANSITION ASSETS                                               0.00                    0.00                    0.00

TOTAL GOODWILL                                                              0.00            2,662,500.00                    0.00

INTANGIBLE ASSETS                                                           0.00           21,736,066.16                    0.00

LONG-TERM RISK MANAGEMENT ASSETS                                            0.00           33,425,251.75                    0.00

SPENT NUCLEAR FUEL AND DECOMMISSIONING TRUSTS                               0.00                    0.00                    0.00

OTHER DEFERRED DEBITS                                                 170,525.17           53,249,605.08               (4,000.02)
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES                        0.00             (786,804.57)                   0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER DEFERRED DEBITS                                           170,525.17           52,462,800.51               (4,000.02)

OTHER ASSETS
TOTAL OTHER INVESTMENTS                                           (56,538,926.00)         797,396,734.88                    0.00
TOTAL OTHER SPECIAL FUNDS                                                   0.00          125,383,429.15                    0.00
CLEARING ACCOUNTS                                                           0.00           11,687,875.88                    0.00
UNAMORTIZED DEBT EXPENSE                                              666,882.04           67,193,718.97                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER ASSETS                                                (55,701,518.79)       1,054,124,559.39               (4,000.02)
                                                           ----------------------  ----------------------  ----------------------

ASSETS HELD FOR SALE                                                        0.00                    0.00                    0.00

TOTAL ASSETS                                                      $17,507,313.44      $11,808,263,167.62          $93,062,881.17
                                                           ======================  ======================  ======================

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT  LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR                                         $0.00         $513,710,800.68                   $0.00
SHORT-TERM DEBT                                                             0.00           18,345,548.00                    0.00
ADVANCES FROM AFFILIATES                                           92,185,472.61          347,809,521.73           27,022,035.12
ACCOUNTS PAYABLE - GENERAL                                             27,256.88          225,052,317.85            2,571,754.87
ACCOUNTS PAYABLE - AFFILIATED COMPANIES                             1,225,589.31          155,582,539.32           67,807,808.99
CUSTOMER DEPOSITS                                                       1,300.00           52,485,476.96              984,027.91
TAXES ACCRUED                                                      (1,540,684.23)         173,168,685.74             (273,774.11)
INTEREST ACCRUED                                                            0.00           64,598,382.56               94,884.92
RISK MANAGEMENT LIABILITIES                                                 0.00           50,982,438.10                    0.00
OBLIGATIONS UNDER CAPITAL LEASES                                       26,569.86            4,220,302.13                    0.00
DIVIDENDS DECLARED                                                          0.00              176,649.39                    0.00
OTHER                                                                 697,335.08          171,851,126.07            1,885,054.33
                                                           ----------------------  ----------------------  ----------------------
TOTAL CURRENT LIABILITIES                                          92,622,839.51        1,777,983,788.52          100,091,792.03
                                                           ----------------------  ----------------------  ----------------------

LONG-TERM RISK MANAGEMENT LIABILITIES                                       0.00           12,022,577.16                    0.00

DEFERRED INCOME TAXES                                              10,181,050.00        2,573,021,589.40                9,058.00
DEFERRED FIT & SIT RECLASS                                        (53,223,461.00)        (569,164,461.00)          (8,610,804.00)
                                                           ----------------------  ----------------------  ----------------------
NET DEFERRED INCOME TAXES                                         (43,042,411.00)       2,003,857,128.40           (8,601,746.00)
                                                           ----------------------  ----------------------  ----------------------

DEFERRED INVESTMENT TAX CREDITS                                             0.00          202,743,229.00                    0.00

ASSET REMOVAL COSTS                                                         0.00                    0.00                    0.00

LONG-TERM DEBT                                                     99,855,600.11        3,895,446,089.03                    0.00

OVER-RECOVERY OF FUEL COST                                                  0.00           63,099,400.06                    0.00
OTHER REGULATORY LIABILTIES                                                 0.00          798,924,195.89                    0.00
UNAMORTIZED GAIN ON REACQUIRED DEBT                                         0.00              223,885.45                    0.00
SFAS 109 REGULATORY LIABILITY, NET                                          0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL REGULATORY LIABILITIES                                                0.00          862,247,481.40                    0.00
TOTAL OTHER DEFERRED CREDITS                                       10,162,201.04           66,937,011.58            1,178,864.35
                                                           ----------------------  ----------------------  ----------------------
DEFERRED CREDITS AND REGULATORY LIABILITIES                        10,162,201.04          929,184,492.98            1,178,864.35
                                                           ----------------------  ----------------------  ----------------------

CUSTOMER ADVANCES FOR CONSTRUCTION                                          0.00                    0.00                    0.00

DEFERRED GAIN ON SALE/LEASEBACK                                             0.00                    0.00                    0.00

UNREALIZED GAIN ON FORWARD COMMITMENTS                                      0.00                    0.00                    0.00

DEFERRED CREDITS AND OTHER                                                  0.00                    0.00                    0.00

REGULATORY LIABILITIES AND
   DEFERRED INVESTMENT TAX CREDITS                                          0.00                    0.00                    0.00

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAPITAL LEASES                                   26,728,878.78           19,846,727.28                    0.00
ACCUMULATED PROVISIONS - RATE REFUND                                        0.00          112,780,000.00                    0.00
ASSET RETIREMENT OBLIGATIONS AND
  NUCLEAR DECOMMSSIONING TRUSTS                                             0.00                    0.00                    0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS                                422,839.76          403,087,489.88                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER NONCURRENT LIABILITIES                                 27,151,718.54          535,714,217.16                    0.00
                                                           ----------------------  ----------------------  ----------------------

EMPLOYEE BENEFITS AND PENSION OBLIGATIONS                                   0.00                    0.00                    0.00

CUMULATIVE PREFERRED STOCKS OF
    SUBSIDIARIES SUBJECT TO MANDATORY REDEMPTION                            0.00                    0.00                    0.00

CUMULATIVE PREFERRED STOCK OF
    SUBSIDIARIES NOT SUBJECT TO MANDATORY REDEMPTION                        0.00           18,263,600.00                    0.00

COMMON SHAREHOLDERS' EQUITY
COMMON STOCK                                                              100.00                    1.00                    0.00
PREMIUM ON CAPITAL STOCK                                                9,900.00              148,975.88                    0.00
PAID-IN CAPITAL                                                    23,982,725.00          844,503,947.54           (5,727,771.11)
RETAINED EARNINGS                                                (193,235,359.76)       1,588,395,120.94            6,121,741.90
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)                               0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
COMMON SHAREHOLDERS' EQUITY                                      (169,242,634.76)       2,433,048,045.36              393,970.79
                                                           ----------------------  ----------------------  ----------------------

MINORITY INTEREST                                                           0.00                    0.00                    0.00

LIABILITIES HELD FOR SALE                                                   0.00                    0.00                    0.00

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                        $17,507,313.44      $11,808,263,167.62          $93,062,881.17
                                                           ======================  ======================  ======================

Item 10 - Consolidating Balance Sheets

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

---------------------------------------------------------------------------------------------------------------------------------

                      DESCRIPTION                               AEP DESERT              AEP DESERT
                                                                SKY LP, LLC           SKY LP II, LLC           AEP COAL, INC
---------------------------------------------------------------------------------------------------------------------------------

ASSETS

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                                                  $0.00          $14,991,266.62           $2,627,260.97
ADVANCES TO AFFILIATES                                             60,386,697.71                    0.00                    0.00
ACCOUNTS RECEIVABLE - CUSTOMERS                                             0.00                    0.00                    0.00
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES                            406,975.47           57,362,933.20            3,962,495.04
ACCOUNTS RECEIVABLE - ACCRUED UNBILLED REVENUES                             0.00                    0.00                    0.00
ACCOUNTS RECEIVABLE - MISCELLANEOUS                                         0.00            1,798,919.42           11,687,508.64
ACCOUNTS RECEIVABLE - ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS                  0.00                    0.00                    0.00
FUEL INVENTORY                                                              0.00                    0.00            6,034,266.41
MATERIALS & SUPPLIES                                                        0.00                    0.00                    0.00
RISK MANAGEMENT ASSETS                                                      0.00                    0.00                    0.00
MARGIN DEPOSITS                                                             0.00                    0.00                    0.00
PREPAYMENTS                                                                (0.00)             220,690.11              655,568.77
OTHER                                                                       0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL CURRENT ASSETS                                               60,793,673.18           74,373,809.35           24,967,099.83
                                                           ----------------------  ----------------------  ----------------------

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT                                          100,239.23          180,228,580.98           35,660,277.75
ACCUMULATED DEPRECIATION AND AMORTIZATION                              (3,459.10)         (17,930,644.68)         (20,906,905.06)
                                                           ----------------------  ----------------------  ----------------------
ELECTRIC UTILITY PLANT - NET                                           96,780.13          162,297,936.30           14,753,372.69
                                                           ----------------------  ----------------------  ----------------------

OTHER PROPERTY AND INVESTMENTS
NUCLEAR DECOMMISSIONING AND SPENT NUCLEAR FUEL
   DISPOSAL TRUST FUNDS                                                     0.00                    0.00                    0.00
NON-UTILITY PROPERTY, NET                                                   0.00                    0.00                    0.00
OTHER INVESTMENTS                                                           0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER PROPERTY AND INVESTMENTS                                        0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------

INVESTMENTS IN POWER AND DISTRIBUTION PROJECTS                              0.00                    0.00                    0.00

REGULATORY ASSETS                                                           0.00                    0.00                    0.00
FAS 109 DEFERRED FIT RECLASS                                                0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
NET REGULATORY ASSETS                                                       0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------

SECURITIZED TRANSITION ASSETS                                               0.00                    0.00                    0.00

TOTAL GOODWILL                                                              0.00                    0.00                    0.00

INTANGIBLE ASSETS                                                           0.00                    0.00                    0.00

LONG-TERM RISK MANAGEMENT ASSETS                                            0.00                    0.00                    0.00

SPENT NUCLEAR FUEL AND DECOMMISSIONING TRUSTS                               0.00                    0.00                    0.00

OTHER DEFERRED DEBITS                                                 765,558.30             (765,558.30)                   0.00
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES                        0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER DEFERRED DEBITS                                           765,558.30             (765,558.30)                   0.00

OTHER ASSETS
TOTAL OTHER INVESTMENTS                                                     0.00                    0.00                    0.00
TOTAL OTHER SPECIAL FUNDS                                                   0.00                    0.00                    0.00
CLEARING ACCOUNTS                                                           0.00                    0.00                    0.00
UNAMORTIZED DEBT EXPENSE                                                    0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER ASSETS                                                    765,558.30             (765,558.30)                   0.00
                                                           ----------------------  ----------------------  ----------------------

ASSETS HELD FOR SALE                                                        0.00                    0.00                    0.00

TOTAL ASSETS                                                      $61,656,011.60         $235,906,187.35          $39,720,472.52
                                                           ======================  ======================  ======================

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT  LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR                                         $0.00           $7,986,580.22                   $0.00
SHORT-TERM DEBT                                                             0.00                    0.00                    0.00
ADVANCES FROM AFFILIATES                                           19,527,579.83           60,386,697.71           70,547,472.54
ACCOUNTS PAYABLE - GENERAL                                                  0.00              193,345.26            3,964,462.09
ACCOUNTS PAYABLE - AFFILIATED COMPANIES                            44,718,575.35            9,255,896.01            4,044,794.06
CUSTOMER DEPOSITS                                                           0.00                    0.00                    0.00
TAXES ACCRUED                                                      (3,806,193.00)           1,396,439.00            3,869,525.62
INTEREST ACCRUED                                                            0.00              944,370.61                    0.00
RISK MANAGEMENT LIABILITIES                                                 0.00            3,785,728.00                    0.00
OBLIGATIONS UNDER CAPITAL LEASES                                            0.00                    0.00                    0.00
DIVIDENDS DECLARED                                                          0.00                    0.00                    0.00
OTHER                                                                       0.00            3,950,000.00           22,184,960.85
                                                           ----------------------  ----------------------  ----------------------
TOTAL CURRENT LIABILITIES                                          60,439,962.18           87,899,056.81          104,611,215.16
                                                           ----------------------  ----------------------  ----------------------

LONG-TERM RISK MANAGEMENT LIABILITIES                                       0.00              835,402.00                    0.00

DEFERRED INCOME TAXES                                                 374,545.00           42,124,735.00           12,353,074.00
DEFERRED FIT & SIT RECLASS                                            (16,174.00)          (1,601,222.00)         (51,019,240.07)
                                                           ----------------------  ----------------------  ----------------------
NET DEFERRED INCOME TAXES                                             358,371.00           40,523,513.00          (38,666,166.07)
                                                           ----------------------  ----------------------  ----------------------

DEFERRED INVESTMENT TAX CREDITS                                             0.00                    0.00                    0.00

ASSET REMOVAL COSTS                                                         0.00                    0.00                    0.00

LONG-TERM DEBT                                                              0.00          105,962,603.94                    0.00

OVER-RECOVERY OF FUEL COST                                                  0.00                    0.00                    0.00
OTHER REGULATORY LIABILTIES                                                 0.00                    0.00                    0.00
UNAMORTIZED GAIN ON REACQUIRED DEBT                                         0.00                    0.00                    0.00
SFAS 109 REGULATORY LIABILITY, NET                                          0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL REGULATORY LIABILITIES                                                0.00                    0.00                    0.00
TOTAL OTHER DEFERRED CREDITS                                                0.00                    0.00              120,092.80
                                                           ----------------------  ----------------------  ----------------------
DEFERRED CREDITS AND REGULATORY LIABILITIES                                 0.00                    0.00              120,092.80
                                                           ----------------------  ----------------------  ----------------------

CUSTOMER ADVANCES FOR CONSTRUCTION                                          0.00                    0.00                    0.00

DEFERRED GAIN ON SALE/LEASEBACK                                             0.00                    0.00                    0.00

UNREALIZED GAIN ON FORWARD COMMITMENTS                                      0.00                    0.00                    0.00

DEFERRED CREDITS AND OTHER                                                  0.00                    0.00                    0.00

REGULATORY LIABILITIES AND
   DEFERRED INVESTMENT TAX CREDITS                                          0.00                    0.00                    0.00

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAPITAL LEASES                                            0.00                    0.00                    0.00
ACCUMULATED PROVISIONS - RATE REFUND                                        0.00                    0.00                    0.00
ASSET RETIREMENT OBLIGATIONS AND
  NUCLEAR DECOMMSSIONING TRUSTS                                             0.00                    0.00                    0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS                                      0.00              848,771.68           53,049,811.15
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER NONCURRENT LIABILITIES                                          0.00              848,771.68           53,049,811.15
                                                           ----------------------  ----------------------  ----------------------

EMPLOYEE BENEFITS AND PENSION OBLIGATIONS                                   0.00                    0.00                    0.00

CUMULATIVE PREFERRED STOCKS OF
    SUBSIDIARIES SUBJECT TO MANDATORY REDEMPTION                            0.00                    0.00                    0.00

CUMULATIVE PREFERRED STOCK OF
    SUBSIDIARIES NOT SUBJECT TO MANDATORY REDEMPTION                        0.00                    0.00                    0.00

COMMON SHAREHOLDERS' EQUITY
COMMON STOCK                                                                0.00                    0.00                  100.00
PREMIUM ON CAPITAL STOCK                                                    0.00                    0.00                    0.00
PAID-IN CAPITAL                                                        16,174.00           (3,019,908.00)                   0.00
RETAINED EARNINGS                                                     841,504.42            2,856,747.92          (79,394,580.52)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)                               0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
COMMON SHAREHOLDERS' EQUITY                                           857,678.42             (163,160.08)         (79,394,480.52)
                                                           ----------------------  ----------------------  ----------------------

MINORITY INTEREST                                                           0.00                    0.00                    0.00

LIABILITIES HELD FOR SALE                                                   0.00                    0.00                    0.00

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                        $61,656,011.60         $235,906,187.35          $39,720,472.52
                                                           ======================  ======================  ======================

Item 10 - Consolidating Balance Sheets

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

---------------------------------------------------------------------------------------------------------------------------------

                      DESCRIPTION                                AEP POWER                                        MUTUAL
                                                              MARKETING, INC         AEP PRO SERV, INC          ENERGY LLC
---------------------------------------------------------------------------------------------------------------------------------

ASSETS

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                                                  $0.00             $802,277.24                   $0.00
ADVANCES TO AFFILIATES                                                      0.00           28,279,811.44            8,435,322.76
ACCOUNTS RECEIVABLE - CUSTOMERS                                             0.00                    0.00              151,308.56
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES                         23,154,475.01               69,044.57                    0.00
ACCOUNTS RECEIVABLE - ACCRUED UNBILLED REVENUES                             0.00              289,099.92                    0.00
ACCOUNTS RECEIVABLE - MISCELLANEOUS                                19,051,440.87           22,510,151.45                    0.00
ACCOUNTS RECEIVABLE - ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS                  0.00           (1,683,414.55)                   0.00
FUEL INVENTORY                                                              0.00                   (0.00)                   0.00
MATERIALS & SUPPLIES                                                        0.00                   (0.01)                   0.00
RISK MANAGEMENT ASSETS                                             30,507,687.70                    0.00                    0.00
MARGIN DEPOSITS                                                             0.00                    0.00                    0.00
PREPAYMENTS                                                                 0.00              453,167.96                    0.00
OTHER                                                                       0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL CURRENT ASSETS                                               72,713,603.58           50,720,138.02            8,586,631.32
                                                           ----------------------  ----------------------  ----------------------

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT                                               18.56            2,540,129.83                    0.00
ACCUMULATED DEPRECIATION AND AMORTIZATION                                   0.00             (763,194.69)                   0.00
                                                           ----------------------  ----------------------  ----------------------
ELECTRIC UTILITY PLANT - NET                                               18.56            1,776,935.14                    0.00
                                                           ----------------------  ----------------------  ----------------------

OTHER PROPERTY AND INVESTMENTS
NUCLEAR DECOMMISSIONING AND SPENT NUCLEAR FUEL
   DISPOSAL TRUST FUNDS                                                     0.00                    0.00                    0.00
NON-UTILITY PROPERTY, NET                                                   0.00                    0.00                    0.00
OTHER INVESTMENTS                                                           0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER PROPERTY AND INVESTMENTS                                        0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------

INVESTMENTS IN POWER AND DISTRIBUTION PROJECTS                              0.00                    0.00                    0.00

REGULATORY ASSETS                                                           0.00                    0.00                    0.00
FAS 109 DEFERRED FIT RECLASS                                                0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
NET REGULATORY ASSETS                                                       0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------

SECURITIZED TRANSITION ASSETS                                               0.00                    0.00                    0.00

TOTAL GOODWILL                                                              0.00                    0.00                    0.00

INTANGIBLE ASSETS                                                           0.00            8,873,904.73                    0.00

LONG-TERM RISK MANAGEMENT ASSETS                                   10,608,445.11                    0.00                    0.00

SPENT NUCLEAR FUEL AND DECOMMISSIONING TRUSTS                               0.00                    0.00                    0.00

OTHER DEFERRED DEBITS                                                      (0.00)             471,698.23              227,980.66
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES                        0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER DEFERRED DEBITS                                                (0.00)             471,698.23              227,980.66

OTHER ASSETS
TOTAL OTHER INVESTMENTS                                                     0.00                    0.00                    0.00
TOTAL OTHER SPECIAL FUNDS                                                   0.00                    0.00                    0.00
CLEARING ACCOUNTS                                                           0.00           (3,257,516.30)                   0.00
UNAMORTIZED DEBT EXPENSE                                                    0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER ASSETS                                                         (0.00)          (2,785,818.07)             227,980.66
                                                           ----------------------  ----------------------  ----------------------

ASSETS HELD FOR SALE                                                        0.00                    0.00                    0.00

TOTAL ASSETS                                                      $83,322,067.25          $58,585,159.81           $8,814,611.98
                                                           ======================  ======================  ======================

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT  LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR                                         $0.00                   $0.00                   $0.00
SHORT-TERM DEBT                                                             0.00                    0.00                    0.00
ADVANCES FROM AFFILIATES                                           11,130,290.62                    0.00                    0.00
ACCOUNTS PAYABLE - GENERAL                                         16,629,141.41           12,871,798.03              490,684.22
ACCOUNTS PAYABLE - AFFILIATED COMPANIES                             1,852,266.38            1,060,931.82              250,137.40
CUSTOMER DEPOSITS                                                     234,000.00                    0.00                    0.00
TAXES ACCRUED                                                       3,571,932.00           14,720,920.11              (80,833.00)
INTEREST ACCRUED                                                            0.00              487,573.15                    0.00
RISK MANAGEMENT LIABILITIES                                        24,941,235.87                    0.00                    0.00
OBLIGATIONS UNDER CAPITAL LEASES                                            0.00                7,344.45                    0.00
DIVIDENDS DECLARED                                                          0.00                    0.00                    0.00
OTHER                                                               1,884,150.98            4,500,647.90            2,083,532.15
                                                           ----------------------  ----------------------  ----------------------
TOTAL CURRENT LIABILITIES                                          60,243,017.26           33,649,215.46            2,743,520.77
                                                           ----------------------  ----------------------  ----------------------

LONG-TERM RISK MANAGEMENT LIABILITIES                               4,275,066.00                    0.00                    0.00

DEFERRED INCOME TAXES                                               4,164,941.00             (308,211.00)              31,248.00
DEFERRED FIT & SIT RECLASS                                               (238.00)          (7,556,998.00)            (907,728.00)
                                                           ----------------------  ----------------------  ----------------------
NET DEFERRED INCOME TAXES                                           4,164,703.00           (7,865,209.00)            (876,480.00)
                                                           ----------------------  ----------------------  ----------------------

DEFERRED INVESTMENT TAX CREDITS                                             0.00                    0.00                    0.00

ASSET REMOVAL COSTS                                                         0.00                    0.00                    0.00

LONG-TERM DEBT                                                              0.00            7,500,000.01                    0.00

OVER-RECOVERY OF FUEL COST                                                  0.00                    0.00                    0.00
OTHER REGULATORY LIABILTIES                                                 0.00                    0.00                    0.00
UNAMORTIZED GAIN ON REACQUIRED DEBT                                         0.00                    0.00                    0.00
SFAS 109 REGULATORY LIABILITY, NET                                          0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL REGULATORY LIABILITIES                                                0.00                    0.00                    0.00
TOTAL OTHER DEFERRED CREDITS                                                0.00            5,590,199.40                    0.00
                                                           ----------------------  ----------------------  ----------------------
DEFERRED CREDITS AND REGULATORY LIABILITIES                                 0.00            5,590,199.40                    0.00
                                                           ----------------------  ----------------------  ----------------------

CUSTOMER ADVANCES FOR CONSTRUCTION                                          0.00                    0.00                    0.00

DEFERRED GAIN ON SALE/LEASEBACK                                             0.00                    0.00                    0.00

UNREALIZED GAIN ON FORWARD COMMITMENTS                                      0.00                    0.00                    0.00

DEFERRED CREDITS AND OTHER                                                  0.00                    0.00                    0.00

REGULATORY LIABILITIES AND
   DEFERRED INVESTMENT TAX CREDITS                                          0.00                    0.00                    0.00

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAPITAL LEASES                                            0.00                5,729.24                    0.00
ACCUMULATED PROVISIONS - RATE REFUND                                        0.00                    0.00                    0.00
ASSET RETIREMENT OBLIGATIONS AND
  NUCLEAR DECOMMSSIONING TRUSTS                                             0.00                    0.00                    0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS                                      0.00              291,929.96                    0.00
                                                           ----------------------  ----------------------  ----------------------
TOTAL OTHER NONCURRENT LIABILITIES                                          0.00              297,659.20                    0.00
                                                           ----------------------  ----------------------  ----------------------

EMPLOYEE BENEFITS AND PENSION OBLIGATIONS                                   0.00                    0.00                    0.00

CUMULATIVE PREFERRED STOCKS OF
    SUBSIDIARIES SUBJECT TO MANDATORY REDEMPTION                            0.00                    0.00                    0.00

CUMULATIVE PREFERRED STOCK OF
    SUBSIDIARIES NOT SUBJECT TO MANDATORY REDEMPTION                        0.00                    0.00                    0.00

COMMON SHAREHOLDERS' EQUITY
COMMON STOCK                                                              100.00              110,000.00                    0.00
PREMIUM ON CAPITAL STOCK                                                    0.00                    0.00                    0.00
PAID-IN CAPITAL                                                             0.00           21,078,555.41                    0.00
RETAINED EARNINGS                                                  14,639,180.99           (1,775,260.67)           6,947,571.21
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)                               0.00                    0.00                    0.00
                                                           ----------------------  ----------------------  ----------------------
COMMON SHAREHOLDERS' EQUITY                                        14,639,280.99           19,413,294.74            6,947,571.21
                                                           ----------------------  ----------------------  ----------------------

MINORITY INTEREST                                                           0.00                    0.00                    0.00

LIABILITIES HELD FOR SALE                                                   0.00                    0.00                    0.00

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                        $83,322,067.25          $58,585,159.81           $8,814,611.98
                                                           ======================  ======================  ======================

Item 10 - Consolidating Balance Sheets

AEP UTILITIES, INCORPORATED
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

----------------------------------------------------------------------------------------------------------------------
                                                          AEP UTILITIES                              AEP UTILITIES
                                                           INCORPORATED        SEC REPORTING          INCORPORATED
                     DESCRIPTION                           CONSOLIDATED         ADJUSTMENTS           ELIMINATIONS
----------------------------------------------------------------------------------------------------------------------

ASSETS:

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                                  $129,782,942.65                $0.00                 $0.00
ADVANCES TO AFFILIATES                                      233,070,918.52                 0.00                  0.00
ACCOUNTS RECEIVABLE - CUSTOMERS                             (91,822,041.42)      (86,670,996.71)       106,666,935.86
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES                  494,670,329.62                 0.00       (202,279,955.01)
ACCOUNTS RECEIVABLE - ACCRUED UNBILLED REVENUES              62,190,798.22        34,243,095.12                  0.00
ACCOUNTS RECEIVABLE - MISCELLANEOUS                         121,732,542.38        86,670,996.71                  0.00
ACCOUNTS RECEIVABLE - ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS  (23,153,255.85)                0.00                  0.00
FUEL INVENTORY                                               93,137,113.44                 0.00                  0.00
MATERIALS & SUPPLIES                                        129,635,120.96        35,244,199.00                  0.00
REGULATORY ASSET FOR UNDER-RECOVERED FUEL COST                        0.00       (35,564,491.32)                 0.00
RISK MANAGEMENT ASSETS                                       70,691,758.14                 0.00                  0.00
MARGIN DEPOSITS                                                       0.00       (13,989,459.94)                 0.00
PREPAYMENTS                                                  31,638,120.69                 0.00           (281,290.64)
OTHER                                                        14,017,092.99        13,989,459.94                  0.00
                                                        -------------------  -------------------   -------------------
TOTAL CURRENT ASSETS                                      1,265,591,440.34        33,922,802.80        (95,894,309.79)
                                                        -------------------  -------------------   -------------------

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT                             12,692,836,758.28     2,267,407,476.78                  0.00
ACCUMULATED DEPRECIATION AND AMORTIZATION                (5,322,076,807.01)   (1,437,575,286.56)                 0.00
                                                        -------------------  -------------------   -------------------
ELECTRIC UTILITY PLANT - NET                              7,370,759,951.27       829,832,190.22                  0.00
                                                        -------------------  -------------------   -------------------

OTHER PROPERTY AND INVESTMENTS
NON-UTILITY PROPERTY, NET                                             0.00       (11,027,324.15)                 0.00
OTHER INVESTMENTS                                                     0.00       (11,478,125.42)                 0.00
                                                        -------------------  -------------------   -------------------
TOTAL OTHER PROPERTY AND INVESTMENTS                                  0.00       (22,505,449.57)                 0.00
                                                        -------------------  -------------------   -------------------

INVESTMENTS IN POWER AND DISTRIBUTION PROJECTS               31,142,620.49                 0.00     (2,590,732,522.41)

REGULATORY ASSETS                                         2,154,058,880.21        86,868,170.17                  0.00
FAS 109 DEFERRED FIT RECLASS                               (125,238,102.00)      (57,242,684.00)                 0.00
                                                        -------------------  -------------------   -------------------
NET REGULATORY ASSETS                                     2,028,820,778.21        29,625,486.17                  0.00
                                                        -------------------  -------------------   -------------------

GOODWILL                                                      2,662,500.00                 0.00                  0.00

INTANGIBLE ASSETS                                            21,736,066.16                 0.00                  0.00

LONG-TERM RISK MANAGEMENT ASSETS                             33,425,251.75                 0.00                  0.00

OTHER ASSETS
TOTAL OTHER INVESTMENTS                                     797,396,734.88        11,478,125.42                  0.00
TOTAL OTHER SPECIAL FUNDS                                   125,383,429.15       125,383,429.15                  0.00
CLEARING ACCOUNTS                                            11,687,875.88                 0.00                  0.00
UNAMORTIZED DEBT EXPENSE                                     67,193,718.97                 0.00                  0.00
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES           (786,804.57)                0.00           (786,804.57)
OTHER DEFERRED DEBITS                                        53,249,605.08                 0.00         (2,702,220.08)
                                                        -------------------  -------------------   -------------------
TOTAL OTHER ASSETS                                        1,054,124,559.39       136,861,554.57         (3,489,024.65)
                                                        -------------------  -------------------   -------------------

ASSETS HELD FOR SALE - TEXAS GENERATION PLANT                         0.00    (1,028,134,000.00)                 0.00

TOTAL ASSETS                                            $11,808,263,167.62      ($20,397,415.81)   ($2,690,115,856.85)
                                                        ===================  ===================   ===================

CAPITALIZATION AND LIABILITIES:

CURRENT  LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR                         $513,710,800.68                $0.00                 $0.00
SHORT-TERM DEBT                                              18,345,548.00                 0.00                  0.00
ADVANCES FROM AFFILIATES                                    347,809,521.73                 0.00                  0.00
ACCOUNTS PAYABLE - GENERAL                                  225,052,317.85                 0.00                  0.00
ACCOUNTS PAYABLE - AFFILIATED COMPANIES                     155,582,539.32        34,243,095.12        (95,551,686.89)
CUSTOMER DEPOSITS                                            52,485,476.96                 0.00                  0.00
TAXES ACCRUED                                               173,168,685.74                 0.00                  0.00
INTEREST ACCRUED                                             64,598,382.56        (5,942,632.51)                 0.00
RISK MANAGEMENT LIABILITIES                                  50,982,438.10                 0.00                  0.00
OBLIGATIONS UNDER CAPITAL LEASES                              4,220,302.13                 0.00                  0.00
OVER-RECOVERY OF FUEL COST                                            0.00        (4,177,623.56)                 0.00
DIVIDENDS DECLARED                                              176,649.39                 0.00           (268,284.66)
OTHER                                                       171,851,126.07        10,375,595.36                  0.00
                                                        -------------------  -------------------   -------------------
TOTAL CURRENT LIABILITIES                                 1,777,983,788.52        34,498,434.41        (95,819,971.55)
                                                        -------------------  -------------------   -------------------

LONG-TERM RISK MANAGEMENT LIABILITIES                        12,022,577.16                 0.00                  0.00

DEFERRED INCOME TAXES                                     2,573,021,589.40                 0.00                  0.00
DEFERRED FIT & SIT RECLASS                                 (569,164,461.00)                0.00                  0.00
                                                        -------------------  -------------------   -------------------
NET DEFERRED INCOME TAXES                                 2,003,857,128.40                 0.00                  0.00
                                                        -------------------  -------------------   -------------------

DEFERRED INVESTMENT TAX CREDITS                             202,743,229.00                 0.00                  0.00

SFAS 109 REGULATORY LIABILITY, NET                                    0.00       (38,593,140.00)                 0.00

ASSET REMOVAL COSTS                                                   0.00      (622,596,063.00)                 0.00

LONG-TERM DEBT                                            3,895,446,089.03                 0.00                  0.00

OVER-RECOVERY OF FUEL COST                                   63,099,400.06        (5,926,679.93)                 0.00
OTHER REGULATORY LIABILTIES                                 798,924,195.89       631,959,255.00                  0.00
UNAMORTIZED GAIN REACQUIRED DEBT                                223,885.45                 0.00                  0.00
                                                        -------------------  -------------------   -------------------
TOTAL REGULATORY LIABILITIES                                862,247,481.40       626,032,575.07                  0.00
TOTAL OTHER DEFERRED CREDITS                                 66,937,011.58        (6,648,213.33)        (3,563,362.88)
                                                        -------------------  -------------------   -------------------
TOTAL DEFERRED CREDITS & REGULATORY LIABILITIES             929,184,492.98       619,384,361.74         (3,563,362.88)
                                                        -------------------  -------------------   -------------------

CUSTOMER ADVANCES FOR CONSTRUCTION                                    0.00        (2,360,191.42)                 0.00
OBLIGATIONS UNDER CAPITAL LEASES                             19,846,727.28                 0.00                  0.00
ACCUMULATED PROVISIONS - RATE REFUND                        112,780,000.00                 0.00                  0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS                      403,087,489.88       227,199,539.07                  0.00
ASSET RETIREMENT OBLIGATIONS                                          0.00        (8,429,166.00)                 0.00
                                                        -------------------  -------------------   -------------------
TOTAL OTHER NONCURRENT LIABILITIES                          535,714,217.16       216,410,181.65                  0.00
                                                        -------------------  -------------------   -------------------

CUMULATIVE PREFERRED STOCK OF
    SUBSIDIARIES SUBJECT TO MANDATORY REDEMPTION                      0.00                 0.00                  0.00

CUMULATIVE PREFERRED STOCK OF
    SUBSIDIARIES NOT SUBJECT TO MANDATORY REDEMPTION         18,263,600.00                 0.00                  0.00

COMMON STOCK
COMMON STOCK                                                          1.00                 0.00       (485,400,464.53)
PREMIUM ON CAPITAL STOCK                                        148,975.88           148,975.92           (148,975.92)
PAID-IN CAPITAL                                             844,503,947.54      (176,491,855.92)      (908,174,107.12)
RETAINED EARNINGS                                         1,588,395,120.94                 0.00     (1,197,008,974.85)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)                         0.00       176,342,880.00                  0.00
                                                        -------------------  -------------------   -------------------
COMMON SHAREHOLDER'S EQUITY                               2,433,048,045.36                 0.00     (2,590,732,522.42)
                                                        -------------------  -------------------   -------------------

MINORITY INTEREST                                                     0.00        (1,367,190.61)                 0.00

LIABILITIES HELD FOR SALE - TEXAS GENERATION PLANTS                   0.00      (228,134,000.00)                 0.00
                                                        -------------------  -------------------   -------------------

TOTAL CAPITALIZATION AND LIABILITIES                    $11,808,263,167.62      ($20,397,415.81)   ($2,690,115,856.85)
                                                        ===================  ===================   ===================

Item 10 - Consolidating Balance Sheets

AEP UTILITIES, INCORPORATED
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

----------------------------------------------------------------------------------------------------------------------

                                                          AEP UTILITIES          AEP CREDIT             ENERSHOP
                     DESCRIPTION                           INCORPORATED         INCORPORATED          INCORPORATED
----------------------------------------------------------------------------------------------------------------------

ASSETS:

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                                   $24,365,423.45                $0.00                 $0.00
ADVANCES TO AFFILIATES                                                0.00                 0.00                  0.00
ACCOUNTS RECEIVABLE - CUSTOMERS                                       0.00      (385,107,182.58)                 0.00
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES                      678,331.67       554,121,467.15                  0.00
ACCOUNTS RECEIVABLE - ACCRUED UNBILLED REVENUES                       0.00                 0.00                  0.00
ACCOUNTS RECEIVABLE - MISCELLANEOUS                              13,639.03                 0.00                  0.00
ACCOUNTS RECEIVABLE - ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS            0.00       (13,166,951.44)                 0.00
FUEL INVENTORY                                                        0.00                 0.00                  0.00
MATERIALS & SUPPLIES                                                  0.00                 0.00                  0.00
REGULATORY ASSET FOR UNDER-RECOVERED FUEL COST                        0.00                 0.00                  0.00
RISK MANAGEMENT ASSETS                                                0.00                 0.00                  0.00
MARGIN DEPOSITS                                                       0.00                 0.00                  0.00
PREPAYMENTS                                                    (615,067.43)          350,000.00                  0.00
OTHER                                                                 0.00                 0.00                  0.00
                                                        -------------------  -------------------   -------------------
TOTAL CURRENT ASSETS                                         24,442,326.72       156,197,333.13                  0.00
                                                        -------------------  -------------------   -------------------

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT                                  1,229,419.27             8,031.46                  0.00
ACCUMULATED DEPRECIATION AND AMORTIZATION                      (202,330.24)                0.00                  0.00
                                                        -------------------  -------------------   -------------------
ELECTRIC UTILITY PLANT - NET                                  1,027,089.03             8,031.46                  0.00
                                                        -------------------  -------------------   -------------------

OTHER PROPERTY AND INVESTMENTS
NON-UTILITY PROPERTY, NET                                             0.00                 0.00                  0.00
OTHER INVESTMENTS                                                     0.00                 0.00                  0.00
                                                        -------------------  -------------------   -------------------
TOTAL OTHER PROPERTY AND INVESTMENTS                                  0.00                 0.00                  0.00
                                                        -------------------  -------------------   -------------------

INVESTMENTS IN POWER AND DISTRIBUTION PROJECTS            2,590,732,522.42                 0.00                  0.00

REGULATORY ASSETS                                                     0.00                 0.00                  0.00
FAS 109 DEFERRED FIT RECLASS                                          0.00                 0.00                  0.00
                                                        -------------------  -------------------   -------------------
NET REGULATORY ASSETS                                                 0.00                 0.00                  0.00
                                                        -------------------  -------------------   -------------------

GOODWILL                                                              0.00                 0.00                  0.00

INTANGIBLE ASSETS                                                     0.00                 0.00                  0.00

LONG-TERM RISK MANAGEMENT ASSETS                                      0.00                 0.00                  0.00

OTHER ASSETS
TOTAL OTHER INVESTMENTS                                      25,035,346.11                 0.00                  0.00
TOTAL OTHER SPECIAL FUNDS                                             0.00                 0.00                  0.00
CLEARING ACCOUNTS                                                     0.00                 0.00                  0.00
UNAMORTIZED DEBT EXPENSE                                              0.00                 0.00                  0.00
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES                  0.00                 0.00                  0.00
OTHER DEFERRED DEBITS                                         1,148,893.75                 0.00                  0.00
                                                        -------------------  -------------------   -------------------
TOTAL OTHER ASSETS                                           26,184,239.86                 0.00                  0.00
                                                        -------------------  -------------------   -------------------

ASSETS HELD FOR SALE - TEXAS GENERATION PLANT                         0.00                 0.00                  0.00

TOTAL ASSETS                                             $2,642,386,178.03      $156,205,364.59                 $0.00
                                                        ===================  ===================   ===================

CAPITALIZATION AND LIABILITIES:

CURRENT  LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR                                   $0.00                $0.00                 $0.00
SHORT-TERM DEBT                                                       0.00                 0.00                  0.00
ADVANCES FROM AFFILIATES                                              0.00       102,206,885.63                  0.00
ACCOUNTS PAYABLE - GENERAL                                      134,134.99        17,605,426.77                  0.00
ACCOUNTS PAYABLE - AFFILIATED COMPANIES                       2,553,123.22         1,561,198.01                  0.00
CUSTOMER DEPOSITS                                                     0.00                 0.00                  0.00
TAXES ACCRUED                                                 7,833,087.24          (980,023.66)                 0.00
INTEREST ACCRUED                                                      0.00           118,575.00                  0.00
RISK MANAGEMENT LIABILITIES                                           0.00                 0.00                  0.00
OBLIGATIONS UNDER CAPITAL LEASES                                      0.00                 0.00                  0.00
OVER-RECOVERY OF FUEL COST                                            0.00                 0.00                  0.00
DIVIDENDS DECLARED                                                    0.00           268,284.67                  0.00
OTHER                                                         8,115,036.29                 0.00                  0.01
                                                        -------------------  -------------------   -------------------
TOTAL CURRENT LIABILITIES                                    18,635,381.74       120,780,346.42                  0.01
                                                        -------------------  -------------------   -------------------

LONG-TERM RISK MANAGEMENT LIABILITIES                                 0.00                 0.00                  0.00

DEFERRED INCOME TAXES                                         3,494,336.91        (4,272,227.00)                 0.00
DEFERRED FIT & SIT RECLASS                                         (676.00)                0.00                  0.00
                                                        -------------------  -------------------   -------------------
NET DEFERRED INCOME TAXES                                     3,493,660.91        (4,272,227.00)                 0.00
                                                        -------------------  -------------------   -------------------

DEFERRED INVESTMENT TAX CREDITS                                       0.00                 0.00                  0.00

SFAS 109 REGULATORY LIABILITY, NET                                    0.00                 0.00                  0.00

ASSET REMOVAL COSTS                                                   0.00                 0.00                  0.00

LONG-TERM DEBT                                                        0.00                 0.00                  0.00

OVER-RECOVERY OF FUEL COST                                            0.00                 0.00                  0.00
OTHER REGULATORY LIABILTIES                                           0.00                 0.00                  0.00
UNAMORTIZED GAIN REACQUIRED DEBT                                      0.00                 0.00                  0.00
                                                        -------------------  -------------------   -------------------
TOTAL REGULATORY LIABILITIES                                          0.00                 0.00                  0.00
TOTAL OTHER DEFERRED CREDITS                                  7,509,958.83        12,654,322.75                  0.00
                                                        -------------------  -------------------   -------------------
TOTAL DEFERRED CREDITS & REGULATORY LIABILITIES               7,509,958.83        12,654,322.75                  0.00
                                                        -------------------  -------------------   -------------------

CUSTOMER ADVANCES FOR CONSTRUCTION                                    0.00                 0.00                  0.00
OBLIGATIONS UNDER CAPITAL LEASES                                      0.00                 0.00                  0.00
ACCUMULATED PROVISIONS - RATE REFUND                                  0.00                 0.00                  0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS                             (731.06)                0.00                  0.00
ASSET RETIREMENT OBLIGATIONS                                          0.00                 0.00                  0.00
                                                        -------------------  -------------------   -------------------
TOTAL OTHER NONCURRENT LIABILITIES                                 (731.06)                0.00                  0.00
                                                        -------------------  -------------------   -------------------

CUMULATIVE PREFERRED STOCK OF
    SUBSIDIARIES SUBJECT TO MANDATORY REDEMPTION                      0.00                 0.00                  0.00

CUMULATIVE PREFERRED STOCK OF
    SUBSIDIARIES NOT SUBJECT TO MANDATORY REDEMPTION                  0.00                 0.00                  0.00

COMMON STOCK
COMMON STOCK                                                          1.00             1,000.00                  0.00
PREMIUM ON CAPITAL STOCK                                        148,975.88                 0.00                  0.00
PAID-IN CAPITAL                                           1,024,203,809.67        27,041,922.42                  0.00
RETAINED EARNINGS                                         1,588,395,121.06                (0.00)                (0.00)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)                         0.00                 0.00                  0.00
                                                        -------------------  -------------------   -------------------
COMMON SHAREHOLDER'S EQUITY                               2,612,747,907.61        27,042,922.42                 (0.00)
                                                        -------------------  -------------------   -------------------

MINORITY INTEREST                                                     0.00                 0.00                  0.00

LIABILITIES HELD FOR SALE - TEXAS GENERATION PLANTS                   0.00                 0.00                  0.00
                                                        -------------------  -------------------   -------------------

TOTAL CAPITALIZATION AND LIABILITIES                     $2,642,386,178.03      $156,205,364.59                 $0.00
                                                        ===================  ===================   ===================

Item 10 - Consolidating Balance Sheets

AEP UTILITIES, INCORPORATED
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

----------------------------------------------------------------------------------------------------------------------
                                                                               AEP TEXAS CENTRAL     PUBLIC SERVICE
                                                           CSW LEASING            COMPANY              COMPANY OF
                     DESCRIPTION                           INCORPORATED         CONSOLIDATED            OKLAHOMA
----------------------------------------------------------------------------------------------------------------------

ASSETS:

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                                            $0.00       $65,882,383.28        $14,257,894.39
ADVANCES TO AFFILIATES                                                0.00        60,698,653.80                  0.00
ACCOUNTS RECEIVABLE - CUSTOMERS                                       0.00       146,630,328.79         28,515,138.85
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES                            0.00        78,484,461.21         19,851,869.43
ACCOUNTS RECEIVABLE - ACCRUED UNBILLED REVENUES                       0.00        23,076,876.57                  0.00
ACCOUNTS RECEIVABLE - MISCELLANEOUS                                   0.00                 0.00                  0.00
ACCOUNTS RECEIVABLE - ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS            0.00        (1,709,988.26)           (36,898.68)
FUEL INVENTORY                                                        0.00                 0.30         18,331,016.19
MATERIALS & SUPPLIES                                                  0.00        11,709,156.27         38,125,104.02
REGULATORY ASSET FOR UNDER-RECOVERED FUEL COST                        0.00                 0.00         24,170,491.32
RISK MANAGEMENT ASSETS                                                0.00        22,050,547.90         18,586,392.40
MARGIN DEPOSITS                                                       0.00         3,229,459.28          4,351,145.41
PREPAYMENTS                                                           0.00         6,757,510.78          2,643,823.44
OTHER                                                                 0.00            12,075.00             10,708.00
                                                        -------------------  -------------------   -------------------
TOTAL CURRENT ASSETS                                                  0.00       416,821,464.92        168,806,684.77
                                                        -------------------  -------------------   -------------------

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT                                          0.00     2,425,038,000.00      2,806,395,932.79
ACCUMULATED DEPRECIATION AND AMORTIZATION                             0.00      (695,358,935.97)    (1,069,215,752.81)
                                                        -------------------  -------------------   -------------------
ELECTRIC UTILITY PLANT - NET                                          0.00     1,729,679,064.03      1,737,180,179.98
                                                        -------------------  -------------------   -------------------

OTHER PROPERTY AND INVESTMENTS
NON-UTILITY PROPERTY, NET                                             0.00         1,302,074.99          4,631,397.63
OTHER INVESTMENTS                                                     0.00         4,639,200.00          2,320,006.00
                                                        -------------------  -------------------   -------------------
TOTAL OTHER PROPERTY AND INVESTMENTS                                  0.00         5,941,274.99          6,951,403.63
                                                        -------------------  -------------------   -------------------

INVESTMENTS IN POWER AND DISTRIBUTION PROJECTS                        0.00                 0.00                  0.00

REGULATORY ASSETS                                                     0.00     1,922,455,792.59         28,698,988.40
FAS 109 DEFERRED FIT RECLASS                                          0.00       (30,905,150.00)                 0.00
                                                        -------------------  -------------------   -------------------
NET REGULATORY ASSETS                                                 0.00     1,891,550,642.59         28,698,988.40
                                                        -------------------  -------------------   -------------------

GOODWILL                                                              0.00                 0.00                  0.00

INTANGIBLE ASSETS                                                     0.00                 0.00                  0.00

LONG-TERM RISK MANAGEMENT ASSETS                                      0.00         7,627,391.95         10,379,202.93

OTHER ASSETS
TOTAL OTHER INVESTMENTS                                               0.00       689,399,160.00                  0.00
TOTAL OTHER SPECIAL FUNDS                                             0.00                 0.00                  0.00
CLEARING ACCOUNTS                                                     0.00         9,162,796.15            540,691.80
UNAMORTIZED DEBT EXPENSE                                              0.00        40,355,271.70         14,552,614.41
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES                  0.00                 0.00                  0.00
OTHER DEFERRED DEBITS                                                 0.00         6,035,972.18          2,922,390.29
                                                        -------------------  -------------------   -------------------
TOTAL OTHER ASSETS                                                    0.00       744,953,200.04         18,015,696.50
                                                        -------------------  -------------------   -------------------

ASSETS HELD FOR SALE - TEXAS GENERATION PLANT                         0.00     1,028,134,000.00                  0.00

TOTAL ASSETS                                                         $0.00    $5,824,707,038.51     $1,970,032,156.21
                                                        ===================  ===================   ===================

CAPITALIZATION AND LIABILITIES:

CURRENT  LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR                                   $0.00      $237,651,004.00        $83,700,000.00
SHORT-TERM DEBT                                                       0.00                 0.00                  0.00
ADVANCES FROM AFFILIATES                                              0.00                 0.00         32,864,368.16
ACCOUNTS PAYABLE - GENERAL                                            0.00        90,003,762.18         48,808,315.63
ACCOUNTS PAYABLE - AFFILIATED COMPANIES                               0.00        74,209,243.66         57,205,814.00
CUSTOMER DEPOSITS                                                     0.00         1,517,146.16         26,547,008.92
TAXES ACCRUED                                                         0.00        67,017,583.55         27,156,879.29
INTEREST ACCRUED                                                      0.00        43,196,060.74          3,706,437.55
RISK MANAGEMENT LIABILITIES                                           0.00        17,888,265.90         11,067,058.39
OBLIGATIONS UNDER CAPITAL LEASES                                      0.00           406,834.52            451,935.63
OVER-RECOVERY OF FUEL COST                                            0.00                 0.00                  0.00
DIVIDENDS DECLARED                                                    0.00            40,195.58             53,151.22
OTHER                                                                 0.00        23,207,572.16         35,180,337.68
                                                        -------------------  -------------------   -------------------
TOTAL CURRENT LIABILITIES                                             0.00       555,137,668.44        326,741,306.47
                                                        -------------------  -------------------   -------------------

LONG-TERM RISK MANAGEMENT LIABILITIES                                 0.00         2,659,930.24          3,601,851.16

DEFERRED INCOME TAXES                                                 0.00     1,506,888,537.00        425,322,931.00
DEFERRED FIT & SIT RECLASS                                            0.00      (261,976,194.00)       (89,889,186.00)
                                                        -------------------  -------------------   -------------------
NET DEFERRED INCOME TAXES                                             0.00     1,244,912,343.00        335,433,745.00
                                                        -------------------  -------------------   -------------------

DEFERRED INVESTMENT TAX CREDITS                                       0.00       112,478,774.00         30,410,644.00

SFAS 109 REGULATORY LIABILITY, NET                                    0.00                 0.00         24,937,751.00

ASSET REMOVAL COSTS                                                   0.00        95,414,745.00        214,032,762.00

LONG-TERM DEBT                                                        0.00     2,053,974,012.58        490,597,772.92

OVER-RECOVERY OF FUEL COST                                            0.00        69,026,079.99                  0.00
OTHER REGULATORY LIABILTIES                                           0.00       102,506,263.58         15,406,284.00
UNAMORTIZED GAIN REACQUIRED DEBT                                      0.00             5,258.50                  0.00
                                                        -------------------  -------------------   -------------------
TOTAL REGULATORY LIABILITIES                                          0.00       171,537,602.07         15,406,284.00
TOTAL OTHER DEFERRED CREDITS                                          0.00         5,487,416.56            246,925.96
                                                        -------------------  -------------------   -------------------
TOTAL DEFERRED CREDITS & REGULATORY LIABILITIES                       0.00       177,025,018.63         15,653,209.96
                                                        -------------------  -------------------   -------------------

CUSTOMER ADVANCES FOR CONSTRUCTION                                    0.00         2,065,500.00            294,691.42
OBLIGATIONS UNDER CAPITAL LEASES                                      0.00           635,714.96            557,776.36
ACCUMULATED PROVISIONS - RATE REFUND                                  0.00        82,597,000.00                  0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS                                0.00        54,682,880.65         39,495,938.08
ASSET RETIREMENT OBLIGATIONS                                          0.00                 0.00                  0.00
                                                        -------------------  -------------------   -------------------
TOTAL OTHER NONCURRENT LIABILITIES                                    0.00       139,981,095.61         40,348,405.86
                                                        -------------------  -------------------   -------------------

CUMULATIVE PREFERRED STOCK OF
    SUBSIDIARIES SUBJECT TO MANDATORY REDEMPTION                      0.00                 0.00                  0.00

CUMULATIVE PREFERRED STOCK OF
    SUBSIDIARIES NOT SUBJECT TO MANDATORY REDEMPTION                  0.00         5,940,300.00          5,266,700.00

COMMON STOCK
COMMON STOCK                                                          0.00        55,291,944.53        157,230,000.00
PREMIUM ON CAPITAL STOCK                                              0.00                 0.00                  0.00
PAID-IN CAPITAL                                                       0.00       132,606,982.69        230,015,879.19
RETAINED EARNINGS                                                    (0.00)    1,083,022,567.79        139,604,354.66
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)                         0.00       (61,872,344.00)       (43,842,226.00)
                                                        -------------------  -------------------   -------------------
COMMON SHAREHOLDER'S EQUITY                                          (0.00)    1,209,049,151.01        483,008,007.85
                                                        -------------------  -------------------   -------------------

MINORITY INTEREST                                                     0.00                 0.00                  0.00

LIABILITIES HELD FOR SALE - TEXAS GENERATION PLANTS                   0.00       228,134,000.00                  0.00
                                                        -------------------  -------------------   -------------------

TOTAL CAPITALIZATION AND LIABILITIES                                ($0.00)   $5,824,707,038.51     $1,970,032,156.21
                                                        ===================  ===================   ===================

Item 10 - Consolidating Balance Sheets

AEP UTILITIES, INCORPORATED
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

----------------------------------------------------------------------------------------------------------------------
                                                                                                      SOUTHWESTERN
                                                                                                     ELECTRIC POWER
                                                         AEP TEXAS NORTH         CSW ENERGY             COMPANY
                     DESCRIPTION                             COMPANY            INCORPORATED          CONSOLIDATED
----------------------------------------------------------------------------------------------------------------------

ASSETS:

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                                    $2,862,572.24        $8,922,544.67        $11,724,352.26
ADVANCES TO AFFILIATES                                       41,593,327.78        64,303,296.81         66,475,640.13
ACCOUNTS RECEIVABLE - CUSTOMERS                              56,670,028.92                 0.00         41,473,705.45
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES                   28,909,712.82         4,386,475.30         10,393,624.25
ACCOUNTS RECEIVABLE - ACCRUED UNBILLED REVENUES               4,870,826.53                 0.00                  0.00
ACCOUNTS RECEIVABLE - MISCELLANEOUS                           3,410,673.07         1,836,780.85          4,682,309.38
ACCOUNTS RECEIVABLE - ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS     (175,175.18)                0.00         (2,092,942.10)
FUEL INVENTORY                                               10,925,299.22                 0.00         63,880,797.74
MATERIALS & SUPPLIES                                          8,865,753.45                (0.02)        33,775,398.67
REGULATORY ASSET FOR UNDER-RECOVERED FUEL COST                        0.00                 0.00         11,394,000.00
RISK MANAGEMENT ASSETS                                       10,340,274.72                 0.00         19,714,543.12
MARGIN DEPOSITS                                               1,286,116.95                 0.00          5,122,738.30
PREPAYMENTS                                                   1,834,000.55           629,497.98         19,073,635.00
OTHER                                                                 0.00                 0.00              4,850.00
                                                        -------------------  -------------------   -------------------
TOTAL CURRENT ASSETS                                        171,393,411.08        80,078,595.60        285,622,652.21
                                                        -------------------  -------------------   -------------------

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT                              1,233,426,999.54       148,768,348.40      3,799,459,946.09
ACCUMULATED DEPRECIATION AND AMORTIZATION                  (460,512,708.70)      (41,365,428.09)    (1,617,846,204.00)
                                                        -------------------  -------------------   -------------------
ELECTRIC UTILITY PLANT - NET                                772,914,290.84       107,402,920.31      2,181,613,742.10
                                                        -------------------  -------------------   -------------------

OTHER PROPERTY AND INVESTMENTS
NON-UTILITY PROPERTY, NET                                     1,285,840.98                 0.00          3,808,010.55
OTHER INVESTMENTS                                                     2.00                 0.00          4,518,917.42
                                                        -------------------  -------------------   -------------------
TOTAL OTHER PROPERTY AND INVESTMENTS                          1,285,842.98                 0.00          8,326,927.97
                                                        -------------------  -------------------   -------------------

INVESTMENTS IN POWER AND DISTRIBUTION PROJECTS                        0.00        30,951,236.78            191,383.70

REGULATORY ASSETS                                            40,520,303.95                 0.00         75,515,625.10
FAS 109 DEFERRED FIT RECLASS                                          0.00                 0.00        (37,090,268.00)
                                                        -------------------  -------------------   -------------------
NET REGULATORY ASSETS                                        40,520,303.95                 0.00         38,425,357.10
                                                        -------------------  -------------------   -------------------

GOODWILL                                                              0.00                 0.00                  0.00

INTANGIBLE ASSETS                                                     0.00                 0.00         21,736,066.16

LONG-TERM RISK MANAGEMENT ASSETS                              3,106,370.16           134,784.00         12,177,502.71

OTHER ASSETS
TOTAL OTHER INVESTMENTS                                               0.00        71,484,103.35                  0.00
TOTAL OTHER SPECIAL FUNDS                                             0.00                 0.00                  0.00
CLEARING ACCOUNTS                                               153,725.85             1,831.74          1,828,830.34
UNAMORTIZED DEBT EXPENSE                                      2,295,453.06         2,930,297.79          5,820,310.78
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES                  0.00                 0.00                  0.00
OTHER DEFERRED DEBITS                                        17,839,990.98           528,370.13         26,219,904.39
                                                        -------------------  -------------------   -------------------
TOTAL OTHER ASSETS                                           20,289,169.89        74,944,603.01         33,869,045.51
                                                        -------------------  -------------------   -------------------

ASSETS HELD FOR SALE - TEXAS GENERATION PLANT                         0.00                 0.00                  0.00

TOTAL ASSETS                                             $1,009,509,388.90      $293,512,139.70     $2,581,962,677.45
                                                        ===================  ===================   ===================

CAPITALIZATION AND LIABILITIES:

CURRENT  LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR                          $42,505,000.00        $7,140,586.00       $142,714,210.68
SHORT-TERM DEBT                                                       0.00                 0.00                  0.00
ADVANCES FROM AFFILIATES                                              0.00        98,868,873.33                  0.00
ACCOUNTS PAYABLE - GENERAL                                   28,189,890.39         2,110,957.36         37,645,508.97
ACCOUNTS PAYABLE - AFFILIATED COMPANIES                      40,600,638.32         2,050,651.97         35,138,037.99
CUSTOMER DEPOSITS                                               161,386.96                 0.00         24,259,934.92
TAXES ACCRUED                                                22,876,901.47           (31,245.38)        28,690,883.86
INTEREST ACCRUED                                              6,037,537.73           630,630.00         16,851,774.05
RISK MANAGEMENT LIABILITIES                                   8,658,146.73         2,007,517.00         11,361,450.08
OBLIGATIONS UNDER CAPITAL LEASES                                202,774.11                 0.00          3,158,757.87
OVER-RECOVERY OF FUEL COST                                            0.00                 0.00          4,177,623.56
DIVIDENDS DECLARED                                               26,039.16                 0.00             57,263.42
OTHER                                                         9,394,003.03           686,861.13         53,696,014.94
                                                        -------------------  -------------------   -------------------
TOTAL CURRENT LIABILITIES                                   158,652,317.89       113,464,831.41        357,751,460.34
                                                        -------------------  -------------------   -------------------

LONG-TERM RISK MANAGEMENT LIABILITIES                         1,093,647.92                 0.00          4,667,147.84

DEFERRED INCOME TAXES                                       153,953,354.00        56,923,442.49        429,778,451.00
DEFERRED FIT & SIT RECLASS                                  (40,934,693.00)        7,975,877.00        (80,714,472.00)
                                                        -------------------  -------------------   -------------------
NET DEFERRED INCOME TAXES                                   113,018,661.00        64,899,319.49        349,063,979.00
                                                        -------------------  -------------------   -------------------

DEFERRED INVESTMENT TAX CREDITS                              19,989,507.00                 0.00         39,864,304.00

SFAS 109 REGULATORY LIABILITY, NET                           13,655,389.00                 0.00                  0.00

ASSET REMOVAL COSTS                                          76,739,857.00                 0.00        236,408,699.00

LONG-TERM DEBT                                              314,249,126.46       107,051,654.10        741,594,997.01

OVER-RECOVERY OF FUEL COST                                            0.00                 0.00                  0.00
OTHER REGULATORY LIABILTIES                                  27,857,434.27                 0.00         21,194,959.04
UNAMORTIZED GAIN REACQUIRED DEBT                                 34,560.93                 0.00            184,066.02
                                                        -------------------  -------------------   -------------------
TOTAL REGULATORY LIABILITIES                                 27,891,995.20                 0.00         21,379,025.06
TOTAL OTHER DEFERRED CREDITS                                  1,399,883.32        13,502,955.86         32,967,177.65
                                                        -------------------  -------------------   -------------------
TOTAL DEFERRED CREDITS & REGULATORY LIABILITIES              29,291,878.52        13,502,955.86         54,346,202.71
                                                        -------------------  -------------------   -------------------

CUSTOMER ADVANCES FOR CONSTRUCTION                                    0.00                 0.00                  0.00
OBLIGATIONS UNDER CAPITAL LEASES                                270,031.50                 0.00         18,383,204.46
ACCUMULATED PROVISIONS - RATE REFUND                         21,621,000.00                 0.00          8,562,000.00
ACCUMULATED PROVISIONS - MISCELLANEOUS                       20,296,069.27         1,219,978.66         60,165,014.45
ASSET RETIREMENT OBLIGATIONS                                          0.00                 0.00          8,429,166.00
                                                        -------------------  -------------------   -------------------
TOTAL OTHER NONCURRENT LIABILITIES                           42,187,100.77         1,219,978.66         95,539,384.91
                                                        -------------------  -------------------   -------------------

CUMULATIVE PREFERRED STOCK OF
    SUBSIDIARIES SUBJECT TO MANDATORY REDEMPTION                      0.00                 0.00                  0.00

CUMULATIVE PREFERRED STOCK OF
    SUBSIDIARIES NOT SUBJECT TO MANDATORY REDEMPTION          2,357,000.00                 0.00          4,699,600.00

COMMON STOCK
COMMON STOCK                                                137,214,000.00             1,000.00        135,659,520.00
PREMIUM ON CAPITAL STOCK                                              0.00                 0.00                  0.00
PAID-IN CAPITAL                                               2,350,434.87        88,480,323.68        245,003,620.64
RETAINED EARNINGS                                           125,428,607.47       (95,107,923.50)       359,906,742.39
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)               (26,718,139.00)                0.00        (43,910,171.00)
                                                        -------------------  -------------------   -------------------
COMMON SHAREHOLDER'S EQUITY                                 238,274,903.34        (6,626,599.81)       696,659,712.03
                                                        -------------------  -------------------   -------------------

MINORITY INTEREST                                                     0.00                 0.00          1,367,190.61

LIABILITIES HELD FOR SALE - TEXAS GENERATION PLANTS                   0.00                 0.00                  0.00
                                                        -------------------  -------------------   -------------------

TOTAL CAPITALIZATION AND LIABILITIES                     $1,009,509,388.90      $293,512,139.70     $2,581,962,677.45
                                                        ===================  ===================   ===================

Item 10 - Consolidating Balance Sheets

AEP UTILITIES, INCORPORATED
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

----------------------------------------------------------------------------------------------------------------------
                                                                                                       CSW ENERGY
                                                        CSW INTERNATIONAL      C3 COMMUNICATIONS        SERVICES
                     DESCRIPTION                           INCORPORATED         INCORPORATED          INCORPORATED
----------------------------------------------------------------------------------------------------------------------

ASSETS:

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                                    $2,332,801.50           $58,828.18          ($623,857.33)
ADVANCES TO AFFILIATES                                                0.00                 0.00                  0.00
ACCOUNTS RECEIVABLE - CUSTOMERS                                       0.00                 0.00                  0.00
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES                       56,820.03            28,848.77             38,674.00
ACCOUNTS RECEIVABLE - ACCRUED UNBILLED REVENUES                       0.00                 0.00                  0.00
ACCOUNTS RECEIVABLE - MISCELLANEOUS                           5,950,271.21            21,680.44         19,146,191.69
ACCOUNTS RECEIVABLE - ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS   (5,950,242.47)          (21,057.72)                 0.00
FUEL INVENTORY                                                        0.00                 0.00                  0.00
MATERIALS & SUPPLIES                                                  0.00                 0.00          1,915,509.57
REGULATORY ASSET FOR UNDER-RECOVERED FUEL COST                        0.00                 0.00                  0.00
RISK MANAGEMENT ASSETS                                                0.00                 0.00                  0.00
MARGIN DEPOSITS                                                       0.00                 0.00                  0.00
PREPAYMENTS                                                      17,500.21            45,586.13          1,182,924.67
OTHER                                                                 0.00                 0.04                  0.00
                                                        -------------------  -------------------   -------------------
TOTAL CURRENT ASSETS                                          2,407,150.48           133,885.84         21,659,442.60
                                                        -------------------  -------------------   -------------------

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT                                          0.00              (131.37)        11,102,735.31
ACCUMULATED DEPRECIATION AND AMORTIZATION                             0.00                 0.00               (160.64)
                                                        -------------------  -------------------   -------------------
ELECTRIC UTILITY PLANT - NET                                          0.00              (131.37)        11,102,574.67
                                                        -------------------  -------------------   -------------------

OTHER PROPERTY AND INVESTMENTS
NON-UTILITY PROPERTY, NET                                             0.00                 0.00                  0.00
OTHER INVESTMENTS                                                     0.00                 0.00                  0.00
                                                        -------------------  -------------------   -------------------
TOTAL OTHER PROPERTY AND INVESTMENTS                                  0.00                 0.00                  0.00
                                                        -------------------  -------------------   -------------------

INVESTMENTS IN POWER AND DISTRIBUTION PROJECTS                        0.00                 0.00                  0.00

REGULATORY ASSETS                                                     0.00                 0.00                  0.00
FAS 109 DEFERRED FIT RECLASS                                          0.00                 0.00                  0.00
                                                        -------------------  -------------------   -------------------
NET REGULATORY ASSETS                                                 0.00                 0.00                  0.00
                                                        -------------------  -------------------   -------------------

GOODWILL                                                              0.00                 0.00          2,662,500.00

INTANGIBLE ASSETS                                                     0.00                 0.00                  0.00

LONG-TERM RISK MANAGEMENT ASSETS                                      0.00                 0.00                  0.00

OTHER ASSETS
TOTAL OTHER INVESTMENTS                                               0.00                 0.00                  0.00
TOTAL OTHER SPECIAL FUNDS                                             0.00                 0.00                  0.00
CLEARING ACCOUNTS                                                     0.00                 0.00                  0.00
UNAMORTIZED DEBT EXPENSE                                              0.00           919,667.92            320,103.31
PREFERRED STOCK DIVIDEND REQUIREMENT OF SUBSIDIARIES                  0.00                 0.00                  0.00
OTHER DEFERRED DEBITS                                           (20,883.49)          833,300.00            443,886.93
                                                        -------------------  -------------------   -------------------
TOTAL OTHER ASSETS                                              (20,883.49)        1,752,967.92            763,990.24
                                                        -------------------  -------------------   -------------------

ASSETS HELD FOR SALE - TEXAS GENERATION PLANT                         0.00                 0.00                  0.00

TOTAL ASSETS                                                 $2,386,266.99        $1,886,722.39        $36,188,507.50
                                                        ===================  ===================   ===================

CAPITALIZATION AND LIABILITIES:

CURRENT  LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR                                   $0.00                $0.00                 $0.00
SHORT-TERM DEBT                                                       0.00                 0.00         18,345,548.00
ADVANCES FROM AFFILIATES                                     42,518,442.70        43,041,340.68         28,309,611.23
ACCOUNTS PAYABLE - GENERAL                                       27,031.57                 0.00            527,290.00
ACCOUNTS PAYABLE - AFFILIATED COMPANIES                       1,633,960.62         1,509,498.68            428,964.60
CUSTOMER DEPOSITS                                                     0.00                 0.00                  0.00
TAXES ACCRUED                                                22,513,672.34        (1,477,570.71)          (431,482.26)
INTEREST ACCRUED                                                      0.00                 0.00                  0.00
RISK MANAGEMENT LIABILITIES                                           0.00                 0.00                  0.00
OBLIGATIONS UNDER CAPITAL LEASES                                      0.00                 0.00                  0.00
OVER-RECOVERY OF FUEL COST                                            0.00                 0.00                  0.00
DIVIDENDS DECLARED                                                    0.00                 0.00                  0.00
OTHER                                                        13,385,620.84         8,353,316.15          9,456,768.49
                                                        -------------------  -------------------   -------------------
TOTAL CURRENT LIABILITIES                                    80,078,728.07        51,426,584.80         56,636,700.06
                                                        -------------------  -------------------   -------------------

LONG-TERM RISK MANAGEMENT LIABILITIES                                 0.00                 0.00                  0.00

DEFERRED INCOME TAXES                                             3,535.00           381,303.00            547,926.00
DEFERRED FIT & SIT RECLASS                                  (89,104,187.00)       (4,322,813.00)       (10,198,117.00)
                                                        -------------------  -------------------   -------------------
NET DEFERRED INCOME TAXES                                   (89,100,652.00)       (3,941,510.00)        (9,650,191.00)
                                                        -------------------  -------------------   -------------------

DEFERRED INVESTMENT TAX CREDITS                                       0.00                 0.00                  0.00

SFAS 109 REGULATORY LIABILITY, NET                                    0.00                 0.00                  0.00

ASSET REMOVAL COSTS                                                   0.00                 0.00                  0.00

LONG-TERM DEBT                                                        0.00       139,797,839.96         48,180,686.00

OVER-RECOVERY OF FUEL COST                                            0.00                 0.00                  0.00
OTHER REGULATORY LIABILTIES                                           0.00                 0.00                  0.00
UNAMORTIZED GAIN REACQUIRED DEBT                                      0.00                 0.00                  0.00
                                                        -------------------  -------------------   -------------------
TOTAL REGULATORY LIABILITIES                                          0.00                 0.00                  0.00
TOTAL OTHER DEFERRED CREDITS                                    480,325.62           263,999.00          2,635,622.24
                                                        -------------------  -------------------   -------------------
                                                        -------------------  -------------------   -------------------
TOTAL DEFERRED CREDITS & REGULATORY LIABILITIES                 480,325.62           263,999.00          2,635,622.24
                                                        -------------------  -------------------   -------------------

CUSTOMER ADVANCES FOR CONSTRUCTION                                    0.00                 0.00                  0.00
OBLIGATIONS UNDER CAPITAL LEASES                                      0.00                 0.00                  0.00
ACCUMULATED PROVISIONS - RATE REFUND                                  0.00                 0.00                  0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS                                0.00            28,800.77                  0.00
ASSET RETIREMENT OBLIGATIONS                                          0.00                 0.00                  0.00
                                                        -------------------  -------------------   -------------------
TOTAL OTHER NONCURRENT LIABILITIES                                    0.00            28,800.77                  0.00
                                                        -------------------  -------------------   -------------------

CUMULATIVE PREFERRED STOCK OF
    SUBSIDIARIES SUBJECT TO MANDATORY REDEMPTION                      0.00                 0.00                  0.00

CUMULATIVE PREFERRED STOCK OF
    SUBSIDIARIES NOT SUBJECT TO MANDATORY REDEMPTION                  0.00                 0.00                  0.00

COMMON STOCK
COMMON STOCK                                                      1,000.00             1,000.00              1,000.00
PREMIUM ON CAPITAL STOCK                                              0.00                 0.00                  0.00
PAID-IN CAPITAL                                             179,466,937.42                 0.00                  0.00
RETAINED EARNINGS                                          (168,540,072.12)     (185,689,992.14)       (61,615,309.80)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)                         0.00                 0.00                  0.00
                                                        -------------------  -------------------   -------------------
COMMON SHAREHOLDER'S EQUITY                                  10,927,865.30      (185,688,992.14)       (61,614,309.80)
                                                        -------------------  -------------------   -------------------

MINORITY INTEREST                                                     0.00                 0.00                  0.00

LIABILITIES HELD FOR SALE - TEXAS GENERATION PLANTS                   0.00                 0.00                  0.00
                                                        -------------------  -------------------   -------------------

TOTAL CAPITALIZATION AND LIABILITIES                         $2,386,266.99        $1,886,722.39        $36,188,507.50
                                                        ===================  ===================   ===================

Item 10 - Consolidating Balance Sheets

AEP TEXAS CENTRAL COMPANY AND SUBSIDIARY
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

-----------------------------------------------------------------------------------------------------------------------------------
                                                                    AEP TEXAS CENTRAL                             AEP TEXAS CENTRAL
                            DESCRIPTION                                 COMPANY             SEC REPORTING             COMPANY
                                                                      CONSOLIDATED           ADJUSTMENTS            ELIMINATIONS
-----------------------------------------------------------------------------------------------------------------------------------

ASSETS:

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT                                       $2,425,038,000.00     ($2,206,275,866.07)                 $0.00
ACCUMULATED DEPRECIATION AND AMORTIZATION                            (695,358,935.97)      1,492,248,937.00                   0.00
                                                                ---------------------  ---------------------  ---------------------
ELECTRIC UTILITY PLANT - NET                                        1,729,679,064.03        (714,026,929.07)                  0.00
                                                                ---------------------  ---------------------  ---------------------

OTHER PROPERTY AND INVESTMENTS
NON-UTILITY PROPERTY, NET                                               1,302,074.99                   0.00                   0.00
INVESTMENT IN SUBSIDIARIES AND ASSOCIATES                                       0.00                   0.00          (4,066,241.86)
OTHER INVESTMENTS                                                       4,639,200.00           4,639,200.00                   0.00
                                                                ---------------------  ---------------------  ---------------------
TOTAL OTHER PROPERTY AND INVESTMENTS                                    5,941,274.99           4,639,200.00          (4,066,241.86)
                                                                ---------------------  ---------------------  ---------------------

CURRENT ASSETS
CASH AND CASH EQUIVALENTS                                              65,882,383.28                   0.00                   0.00
ADVANCES TO AFFILIATES                                                 60,698,653.80                   0.00                   0.00
ACCOUNTS RECEIVABLE - CUSTOMERS                                       146,630,328.79          50,988,548.24                   0.00
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES                             78,484,461.21                   0.00         (14,801,842.28)
ACCOUNTS RECEIVABLE - ACCRUED UNBILLED REVENUES                        23,076,876.57                   0.00                   0.00
ACCOUNTS RECEIVABLE - MISCELLANEOUS                                             0.00         (50,988,548.24)                  0.00
ACCOUNTS RECEIVABLE - ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS             (1,709,988.26)                  0.00                   0.00
FUEL INVENTORY                                                                  0.30                   0.00                   0.00
MATERIALS AND SUPPLIES                                                 11,709,156.27         (35,244,199.00)                  0.00
RISK MANAGEMENT ASSETS                                                 22,050,547.90                   0.00                   0.00
MARGIN DEPOSITS                                                         3,229,459.28           3,229,459.28                   0.00
PREPAYMENTS                                                             6,757,510.78                   0.00                   0.00
OTHER                                                                      12,075.00          (3,229,459.28)                  0.00
                                                                ---------------------  ---------------------  ---------------------
TOTAL CURRENT ASSETS                                                  416,821,464.92         (35,244,199.00)        (14,801,842.28)
                                                                ---------------------  ---------------------  ---------------------

DEFERRED DEBITS AND OTHER ASSETS
REGULATORY ASSETS                                                   1,922,455,792.59         (48,701,070.85)                  0.00
FAS 109 DEFERRED FIT RECLASS                                          (30,905,150.00)                  0.00                   0.00
CLEARING ACCOUNTS                                                       9,162,796.15                   0.00                   0.00
UNAMORTIZED DEBT EXPENSE                                               40,355,271.70                   0.00                   0.00
TOTAL OTHER SPECIAL FUNDS                                                       0.00        (125,383,429.15)                  0.00
TOTAL OTHER INVESTMENTS                                               689,399,160.00          (4,639,200.00)                  0.00
LONG-TERM RISK MANAGEMENT ASSETS                                        7,627,391.95                   0.00                   0.00
OTHER DEFERRED DEBITS                                                   6,035,972.18                   0.00                  (0.04)
                                                                ---------------------  ---------------------  ---------------------
TOTAL DEFERRED DEBITS AND OTHER ASSETS                              2,644,131,234.58        (178,723,700.00)                 (0.04)
                                                                ---------------------  ---------------------  ---------------------

ASSETS HELD FOR SALE                                                1,028,134,000.00       1,028,134,000.00                   0.00
                                                                ---------------------  ---------------------  ---------------------

TOTAL ASSETS                                                       $5,824,707,038.51        $104,778,371.93        ($18,868,084.18)
                                                                =====================  =====================  =====================

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK                                                          $55,291,944.53                  $0.00                  $0.00
PREMIUM ON CAPITAL STOCK                                                        0.00             (15,041.22)                  0.00
PAID-IN CAPITAL                                                       132,606,982.69          61,887,385.22          (3,986,675.00)
RETAINED EARNINGS                                                   1,083,022,567.79                   0.00             (79,566.86)
ACCUMULATED OTHER COMPREHENSIVE INCOME                                (61,872,344.00)        (61,872,344.00)                  0.00
                                                                ---------------------  ---------------------  ---------------------
COMMON SHAREHOLDERS' EQUITY                                         1,209,049,151.01                   0.00          (4,066,241.86)
CUMULATIVE PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION          5,940,300.00                   0.00                   0.00
LONG-TERM DEBT                                                      2,053,974,012.58                   0.00                   0.00
                                                                ---------------------  ---------------------  ---------------------
TOTAL CAPITALIZATION                                                3,268,963,463.59                   0.00          (4,066,241.86)
                                                                ---------------------  ---------------------  ---------------------

CURRENT  LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR                                    237,651,004.00                   0.00                   0.00
ACCOUNTS PAYABLE - GENERAL                                             90,003,762.18                   0.00                   0.00
ACCOUNTS PAYABLE - AFFILIATED COMPANIES                                74,209,243.66                   0.00         (14,801,842.32)
CUSTOMER DEPOSITS                                                       1,517,146.16                   0.00                   0.00
TAXES ACCRUED                                                          67,017,583.55                   0.00                   0.00
INTEREST ACCRUED                                                       43,196,060.74           1,287,875.00                   0.00
RISK MANAGEMENT LIABILITIES                                            17,888,265.90                   0.00                   0.00
OBLIGATIONS UNDER CAPITAL LEASES                                          406,834.52                   0.00                   0.00
DIVIDENDS DECLARED                                                         40,195.58                   0.00                   0.00
OTHER                                                                  23,207,572.16                   0.00                   0.00
                                                                ---------------------  ---------------------  ---------------------
TOTAL CURRENT LIABILITIES                                             555,137,668.44           1,287,875.00         (14,801,842.32)
                                                                ---------------------  ---------------------  ---------------------

DEFERRED CREDITS AND OTHER LIABILITIES
DEFERRED INCOME TAXES                                               1,506,888,537.00                   0.00                   0.00
DEFERRED FIT & SIT RECLASS                                           (261,976,194.00)                  0.00                   0.00
LONG-TERM RISK MANAGEMENT LIABILITIES                                   2,659,930.24                   0.00                   0.00
ASSET REMOVAL COSTS                                                    95,414,745.00          95,414,745.00                   0.00
DEFERRED INVESTMENT TAX CREDITS                                       112,478,774.00                   0.00                   0.00
OBLIGATIONS UNDER CAPITAL LEASES                                          635,714.96                   0.00                   0.00
OVER-RECOVERY OF FUEL COST                                             69,026,079.99          (1,287,875.00)                  0.00
OTHER REGULATORY LIABILTIES                                           102,506,263.58                   0.00                   0.00
UNAMORT GAIN ON REACQUIRED DEBT                                             5,258.50                   0.00                   0.00
CUSTOMER ADVANCES FOR CONSTRUCTION                                      2,065,500.00                   0.00                   0.00
ACCUMULATED PROVISIONS - RATE REFUND                                   82,597,000.00                   0.00                   0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS                                 54,682,880.65        (218,770,373.07)                  0.00
OTHER DEFERRED CREDITS                                                  5,487,416.56                   0.00                   0.00
                                                                ---------------------  ---------------------  ---------------------
TOTAL DEFERRED CREDITS AND OTHER LIABILITIES                        1,772,471,906.48        (124,643,503.07)                  0.00
                                                                ---------------------  ---------------------  ---------------------

LIABILITIES HELD FOR SALE - TEXAS GENERATION PLANTS                   228,134,000.00         228,134,000.00                   0.00
                                                                ---------------------  ---------------------  ---------------------

TOTAL CAPITALIZATION & LIABILITIES                                 $5,824,707,038.51        $104,778,371.93        ($18,868,084.18)
                                                                =====================  =====================  =====================

Item 10 - Consolidating Balance Sheets

AEP TEXAS CENTRAL COMPANY AND SUBSIDIARY
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

--------------------------------------------------------------------------------------------------------------------
                                                                                                AEP TEXAS CENTRAL
                            DESCRIPTION                                  AEP TEXAS CENTRAL           COMPANY
                                                                              COMPANY                  SEC
--------------------------------------------------------------------------------------------------------------------

ASSETS:

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT                                               $4,631,313,866.07                  $0.00
ACCUMULATED DEPRECIATION AND AMORTIZATION                                  (2,187,607,872.97)                  0.00
                                                                        ---------------------  ---------------------
ELECTRIC UTILITY PLANT - NET                                                2,443,705,993.10                   0.00
                                                                        ---------------------  ---------------------

OTHER PROPERTY AND INVESTMENTS
NON-UTILITY PROPERTY, NET                                                       1,302,074.99                   0.00
INVESTMENT IN SUBSIDIARIES AND ASSOCIATES                                       4,066,241.86                   0.00
OTHER INVESTMENTS                                                                       0.00                   0.00
                                                                        ---------------------  ---------------------
TOTAL OTHER PROPERTY AND INVESTMENTS                                            5,368,316.85                   0.00
                                                                        ---------------------  ---------------------

CURRENT ASSETS
CASH AND CASH EQUIVALENTS                                                       5,693,508.30          60,188,874.98
ADVANCES TO AFFILIATES                                                         60,698,653.80                   0.00
ACCOUNTS RECEIVABLE - CUSTOMERS                                                95,641,780.55                   0.00
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES                                     78,542,599.71          14,743,703.78
ACCOUNTS RECEIVABLE - ACCRUED UNBILLED REVENUES                                23,076,876.57                   0.00
ACCOUNTS RECEIVABLE - MISCELLANEOUS                                            50,988,548.24                   0.00
ACCOUNTS RECEIVABLE - ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS                     (1,709,988.26)                  0.00
FUEL INVENTORY                                                                          0.30                   0.00
MATERIALS AND SUPPLIES                                                         46,953,355.27                   0.00
RISK MANAGEMENT ASSETS                                                         22,050,547.90                   0.00
MARGIN DEPOSITS                                                                         0.00                   0.00
PREPAYMENTS                                                                     6,755,684.03               1,826.75
OTHER                                                                           3,241,534.28                   0.00
                                                                        ---------------------  ---------------------
TOTAL CURRENT ASSETS                                                          391,933,100.69          74,934,405.51
                                                                        ---------------------  ---------------------

DEFERRED DEBITS AND OTHER ASSETS
REGULATORY ASSETS                                                           1,971,156,863.44                   0.00
FAS 109 DEFERRED FIT RECLASS                                                  (30,905,150.00)                  0.00
CLEARING ACCOUNTS                                                               9,162,796.15                   0.00
UNAMORTIZED DEBT EXPENSE                                                       13,344,803.70          27,010,468.00
TOTAL OTHER SPECIAL FUNDS                                                     125,383,429.15                   0.00
TOTAL OTHER INVESTMENTS                                                         4,639,234.00         689,399,126.00
LONG-TERM RISK MANAGEMENT ASSETS                                                7,627,391.95                   0.00
OTHER DEFERRED DEBITS                                                           6,035,972.22                   0.00
                                                                        ---------------------  ---------------------
TOTAL DEFERRED DEBITS AND OTHER ASSETS                                      2,106,445,340.62         716,409,594.00
                                                                        ---------------------  ---------------------

ASSETS HELD FOR SALE                                                                    0.00                   0.00
                                                                        ---------------------  ---------------------

TOTAL ASSETS                                                               $4,947,452,751.25        $791,343,999.51
                                                                        =====================  =====================

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK                                                                  $55,291,944.53                  $0.00
PREMIUM ON CAPITAL STOCK                                                           15,041.22                   0.00
PAID-IN CAPITAL                                                                70,719,597.47           3,986,675.00
RETAINED EARNINGS                                                           1,083,022,567.79              79,566.86
ACCUMULATED OTHER COMPREHENSIVE INCOME                                                  0.00                   0.00
                                                                        ---------------------  ---------------------
COMMON SHAREHOLDERS' EQUITY                                                 1,209,049,151.01           4,066,241.86
CUMULATIVE PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION                  5,940,300.00                   0.00
LONG-TERM DEBT                                                              1,356,845,147.58         697,128,865.00
                                                                        ---------------------  ---------------------
TOTAL CAPITALIZATION                                                        2,571,834,598.59         701,195,106.86
                                                                        ---------------------  ---------------------

CURRENT  LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR                                            189,100,000.00          48,551,004.00
ACCOUNTS PAYABLE - GENERAL                                                     90,003,762.18                   0.00
ACCOUNTS PAYABLE - AFFILIATED COMPANIES                                        88,952,947.48              58,138.50
CUSTOMER DEPOSITS                                                               1,517,146.16                   0.00
TAXES ACCRUED                                                                  67,017,583.55                   0.00
INTEREST ACCRUED                                                               22,867,463.46          19,040,722.28
RISK MANAGEMENT LIABILITIES                                                    17,888,265.90                   0.00
OBLIGATIONS UNDER CAPITAL LEASES                                                  406,834.52                   0.00
DIVIDENDS DECLARED                                                                 40,195.58                   0.00
OTHER                                                                          23,207,572.16                   0.00
                                                                        ---------------------  ---------------------
TOTAL CURRENT LIABILITIES                                                     501,001,770.98          67,649,864.78
                                                                        ---------------------  ---------------------

DEFERRED CREDITS AND OTHER LIABILITIES
DEFERRED INCOME TAXES                                                       1,506,888,537.00                   0.00
DEFERRED FIT & SIT RECLASS                                                   (261,976,194.00)                  0.00
LONG-TERM RISK MANAGEMENT LIABILITIES                                           2,659,930.24                   0.00
ASSET REMOVAL COSTS                                                                     0.00                   0.00
DEFERRED INVESTMENT TAX CREDITS                                               112,478,774.00                   0.00
OBLIGATIONS UNDER CAPITAL LEASES                                                  635,714.96                   0.00
OVER-RECOVERY OF FUEL COST                                                     70,313,954.99                   0.00
OTHER REGULATORY LIABILTIES                                                    80,007,235.71          22,499,027.87
UNAMORT GAIN ON REACQUIRED DEBT                                                     5,258.50                   0.00
CUSTOMER ADVANCES FOR CONSTRUCTION                                              2,065,500.00                   0.00
ACCUMULATED PROVISIONS - RATE REFUND                                           82,597,000.00                   0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS                                        273,453,253.72                   0.00
OTHER DEFERRED CREDITS                                                          5,487,416.56                   0.00
                                                                        ---------------------  ---------------------
TOTAL DEFERRED CREDITS AND OTHER LIABILITIES                                1,874,616,381.68          22,499,027.87
                                                                        ---------------------  ---------------------

LIABILITIES HELD FOR SALE - TEXAS GENERATION PLANTS                                     0.00                   0.00
                                                                        ---------------------  ---------------------

TOTAL CAPITALIZATION & LIABILITIES                                         $4,947,452,751.25        $791,343,999.51
                                                                        =====================  =====================

Item 10 - Consolidating Balance Sheets

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

------------------------------------------------------------------------------------------------------------------------------------
                                                          APPALACHIAN POWER                     APPALACHIAN POWER
                      DESCRIPTION                             COMPANY         SEC REPORTING         COMPANY       APPALACHIAN POWER
                                                            CONSOLIDATED       ADJUSTMENTS        ELIMINATIONS         COMPANY
------------------------------------------------------------------------------------------------------------------------------------

ASSETS:

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT                             $6,140,930,644.39              $0.00             $0.00  $6,140,930,644.39
ACCUMULATED DEPRECIATION AND AMORTIZATION                (2,321,359,209.92)     92,497,334.00              0.00  (2,413,856,543.92)
                                                         ------------------  -----------------  ---------------- ------------------
ELECTRIC UTILITY PLANT - NET                              3,819,571,434.47      92,497,334.00              0.00   3,727,074,100.47
                                                         ------------------  -----------------  ---------------- ------------------

OTHER PROPERTY AND INVESTMENTS
NON-UTILITY PROPERTY, NET                                    20,574,430.78               0.00              0.00      20,481,580.78
INVESTMENTS IN SUBSIDIARIES AND ASSOCIATES                      603,868.00               0.00    (17,600,574.94)     18,204,442.94
OTHER INVESTMENTS                                            26,064,029.59               0.00              0.00      23,078,230.59
                                                         ------------------  -----------------  ---------------- ------------------
TOTAL OTHER PROPERTY AND INVESTMENTS                         47,242,328.37               0.00    (17,600,574.94)     61,764,254.31
                                                         ------------------  -----------------  ---------------- ------------------

CURRENT ASSETS
CASH AND CASH EQUIVALENTS                                    45,880,666.27               0.00              0.00      45,880,666.27
ADVANCES TO AFFILIATES                                                0.00     (23,453,681.22)             0.00               0.00
ACCOUNTS RECEIVABLE - CUSTOMERS                             133,716,961.09      16,033,933.67              0.00     117,683,027.42
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES                  137,281,246.61               0.00     (5,073,517.21)    141,104,655.71
ACCOUNTS RECEIVABLE - ACCRUED UNBILLED REVENUES              35,020,281.49               0.00              0.00      35,020,281.49
ACCOUNTS RECEIVABLE - MISCELLANEOUS                           3,961,188.95     (16,033,933.67)             0.00      17,036,971.62
ACCOUNTS RECEIVABLE - ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS   (2,085,327.62)              0.00              0.00      (2,085,327.62)
FUEL INVENTORY                                               42,806,440.47               0.00              0.00      42,806,440.47
MATERIALS AND SUPPLIES                                       71,977,745.12               0.00              0.00      71,977,745.12
RISK MANAGEMENT ASSETS                                       71,189,275.85               0.00              0.00      71,189,275.85
MARGIN DEPOSITS                                              11,524,954.90      11,524,954.90              0.00               0.00
PREPAYMENTS                                                   6,782,863.88               0.00              0.00       6,782,863.88
OTHER CURRENT ASSETS                                          6,517,480.00     (11,524,954.90)             0.00      17,962,388.90
                                                         ------------------  -----------------  ---------------- ------------------
TOTAL CURRENT ASSETS                                        564,573,777.02     (23,453,681.22)    (5,073,517.21)    565,358,989.12
                                                         ------------------  -----------------  ---------------- ------------------

DEFERRED DEBITS AND OTHER ASSETS
REGULATORY ASSETS                                           446,327,739.76               0.00              0.00     446,327,739.76
FAS 109 DEFERRED FIT RECLASS                                (29,131,302.00)              0.00              0.00     (29,131,302.00)
LONG-TERM RISK MANAGEMENT ASSETS                             70,899,438.64               0.00              0.00      70,899,438.64
CLEARING ACCOUNTS                                               158,833.16               0.00              0.00         158,833.16
UNAMORTIZED DEBT EXPENSE                                      7,721,257.00               0.00              0.00       7,721,257.00
OTHER DEFERRED CHARGES                                       49,647,884.72               0.00             (0.03)     49,647,884.75
                                                         ------------------  -----------------  ---------------- ------------------
TOTAL DEFERRED DEBITS AND OTHER ASSETS                      545,623,851.29               0.00             (0.03)    545,623,851.31
                                                         ------------------  -----------------  ---------------- ------------------

TOTAL ASSETS                                             $4,977,011,391.15     $69,043,652.78   ($22,674,092.18) $4,899,821,195.21
                                                         ==================  =================  ================ ==================

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK                                               $260,457,768.00              $0.00      ($209,950.00)   $260,457,768.00
PREMIUM ON CAPITAL STOCK                                              0.00        (762,543.38)    (8,900,000.01)        762,543.38
PAID-IN CAPITAL                                             719,899,208.64      52,850,234.02     (5,318,393.00)    668,548,415.62
RETAINED EARNINGS                                           408,718,478.89               0.00     (3,172,231.96)    408,718,478.87
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)               (52,087,690.64)    (52,087,690.64)             0.00               0.00
                                                         ------------------  -----------------  ---------------- ------------------
COMMON SHAREHOLDER'S EQUITY                               1,336,987,764.89               0.00    (17,600,574.97)  1,338,487,205.87
CUMULATIVE PREFERRED STOCK
     NOT SUBJECT TO MANDATORY REDEMPTION                     17,783,900.00               0.00              0.00      17,783,900.00
LIABILITY FOR CUMULATIVE PREFERRED STOCK
     SUBJECT TO MANDATORY REDEMPTION                          5,360,000.00       5,360,000.00              0.00               0.00
LONG-TERM DEBT                                            1,703,072,765.43      (5,360,000.00)             0.00   1,708,432,765.43
                                                         ------------------  -----------------  ---------------- ------------------
TOTAL CAPITALIZATION                                      3,063,204,430.32               0.00    (17,600,574.97)  3,064,703,871.30
                                                         ------------------  -----------------  ---------------- ------------------

CURRENT  LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR                          161,008,387.76               0.00              0.00     161,008,387.76
ADVANCES FROM AFFILIATES                                     82,994,492.48     (23,453,681.22)             0.00     106,448,173.70
ACCOUNTS PAYABLE - GENERAL                                  140,497,345.72               0.00              0.00     140,497,345.72
ACCOUNTS PAYABLE - AFFILIATED COMPANIES                      81,812,226.37               0.00     (5,073,517.21)     81,973,069.72
CUSTOMER DEPOSITS                                            33,929,606.82               0.00              0.00      33,929,606.82
TAXES ACCRUED                                                50,258,565.75               0.00              0.00      50,120,834.75
INTEREST ACCRUED                                             22,112,796.08               0.00              0.00      22,112,796.08
RISK MANAGEMENT LIABILITIES                                  51,429,954.00               0.00              0.00      51,429,954.00
OBLIGATIONS UNDER CAPITAL LEASES                              9,217,759.36               0.00              0.00       9,217,759.36
DIVIDENDS DECLARED                                              186,190.92               0.00              0.00         186,190.92
OTHER                                                        60,102,649.59               0.00              0.00      58,753,448.90
                                                         ------------------  -----------------  ---------------- ------------------
TOTAL CURRENT LIABILITIES                                   693,549,974.85     (23,453,681.22)    (5,073,517.21)    715,677,567.73
                                                         ------------------  -----------------  ---------------- ------------------

DEFERRED CREDITS AND OTHER LIABILITIES
DEFERRED INCOME TAXES                                     1,008,854,037.88               0.00              0.00   1,007,387,625.88
DEFERRED FIT & SIT RECLASS                                 (205,498,809.48)              0.00              0.00    (193,911,621.48)
ASSET REMOVAL COSTS                                          92,497,334.00      92,497,334.00              0.00               0.00
DEFERRED INVESTMENT TAX CREDITS                              30,544,863.00               0.00              0.00      30,544,863.00
OVER-RECOVERY OF FUEL COST                                   68,704,458.11               0.00              0.00      68,704,458.11
UNREALIZED GAIN ON FORWARD COMMITMENTS                       17,282,832.10               0.00              0.00      17,282,832.10
UNAMORTIZED GAIN ON REACQUIRED DEBT                              43,054.00               0.00              0.00          43,054.00
LONG-TERM RISK MANAGEMENT LIABILITIES                        54,326,567.66               0.00              0.00      54,326,567.66
OBLIGATIONS UNDER CAP LEASE                                  16,134,017.39               0.00              0.00      16,134,017.39
ASSET RETIREMENT OBLIGATIONS                                 21,776,104.85      21,776,104.85              0.00               0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS                      102,462,814.22     (21,776,104.85)             0.00     105,953,247.28
DEFERRED GAINS ON SALE/LEASEBACK                                 88,288.00               0.00              0.00          88,288.00
OTHER DEFERRED CREDITS                                       13,041,424.25               0.00              0.00      12,886,424.25
                                                         ------------------  -----------------  ---------------- ------------------
TOTAL DEFERRED CREDITS AND OTHER LIABILITIES              1,220,256,985.97      92,497,334.00              0.00   1,119,439,756.18
                                                         ------------------  -----------------  ---------------- ------------------

TOTAL CAPITALIZATION AND LIABILITIES                     $4,977,011,391.15     $69,043,652.78   ($22,674,092.18) $4,899,821,195.21
                                                         ==================  =================  ================ ==================

Item 10 - Consolidating Balance Sheets

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

----------------------------------------------------------------------------------------------------------------
                                                              CENTRAL            SOUTHERN
                      DESCRIPTION                           APPALACHIAN        APPALACHIAN        CEDAR COAL
                                                            COAL COMPANY       COAL COMPANY         COMPANY
----------------------------------------------------------------------------------------------------------------

ASSETS:

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT                                         $0.00              $0.00             $0.00
ACCUMULATED DEPRECIATION AND AMORTIZATION                             0.00               0.00              0.00
                                                          -----------------  -----------------  ----------------
ELECTRIC UTILITY PLANT - NET                                          0.00               0.00              0.00
                                                          -----------------  -----------------  ----------------

OTHER PROPERTY AND INVESTMENTS
NON-UTILITY PROPERTY, NET                                             0.00          92,850.00              0.00
INVESTMENTS IN SUBSIDIARIES AND ASSOCIATES                            0.00               0.00              0.00
OTHER INVESTMENTS                                               113,467.00       1,436,169.00      1,436,163.00
                                                          -----------------  -----------------  ----------------
TOTAL OTHER PROPERTY AND INVESTMENTS                            113,467.00       1,529,019.00      1,436,163.00
                                                          -----------------  -----------------  ----------------

CURRENT ASSETS
CASH AND CASH EQUIVALENTS                                             0.00               0.00              0.00
ADVANCES TO AFFILIATES                                        1,755,084.92       7,813,474.51     13,885,121.79
ACCOUNTS RECEIVABLE - CUSTOMERS                                       0.00               0.00              0.00
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES                      237,736.71               0.00      1,012,371.40
ACCOUNTS RECEIVABLE - ACCRUED UNBILLED REVENUES                       0.00               0.00              0.00
ACCOUNTS RECEIVABLE - MISCELLANEOUS                              92,416.00       1,695,943.00      1,169,792.00
ACCOUNTS RECEIVABLE - ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS            0.00               0.00              0.00
FUEL INVENTORY                                                        0.00               0.00              0.00
MATERIALS AND SUPPLIES                                                0.00               0.00              0.00
RISK MANAGEMENT ASSETS                                                0.00               0.00              0.00
MARGIN DEPOSITS                                                       0.00               0.00              0.00
PREPAYMENTS                                                           0.00               0.00              0.00
OTHER CURRENT ASSETS                                                  0.00               0.00         80,046.00
                                                          -----------------  -----------------  ----------------
TOTAL CURRENT ASSETS                                          2,085,237.63       9,509,417.51     16,147,331.19
                                                          -----------------  -----------------  ----------------

DEFERRED DEBITS AND OTHER ASSETS
REGULATORY ASSETS                                                     0.00               0.00              0.00
FAS 109 DEFERRED FIT RECLASS                                          0.00               0.00              0.00
LONG-TERM RISK MANAGEMENT ASSETS                                      0.00               0.00              0.00
CLEARING ACCOUNTS                                                     0.00               0.00              0.00
UNAMORTIZED DEBT EXPENSE                                              0.00               0.00              0.00
OTHER DEFERRED CHARGES                                                0.00               0.00              0.00
                                                          -----------------  -----------------  ----------------
TOTAL DEFERRED DEBITS AND OTHER ASSETS                                0.00               0.00              0.00
                                                          -----------------  -----------------  ----------------

TOTAL ASSETS                                                 $2,198,704.63     $11,038,436.51    $17,583,494.19
                                                          =================  =================  ================

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK                                                     $3,000.00          $6,950.00       $200,000.00
PREMIUM ON CAPITAL STOCK                                              0.00       8,900,000.01              0.00
PAID-IN CAPITAL                                                 449,990.00               0.00      3,368,962.00
RETAINED EARNINGS                                               428,746.01       1,864,897.01        878,588.96
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)                         0.00               0.00              0.00
                                                          -----------------  -----------------  ----------------
COMMON SHAREHOLDER'S EQUITY                                     881,736.01      10,771,847.02      4,447,550.96
CUMULATIVE PREFERRED STOCK
     NOT SUBJECT TO MANDATORY REDEMPTION                              0.00               0.00              0.00
LIABILITY FOR CUMULATIVE PREFERRED STOCK
     SUBJECT TO MANDATORY REDEMPTION                                  0.00               0.00              0.00
LONG-TERM DEBT                                                        0.00               0.00              0.00
                                                          -----------------  -----------------  ----------------
TOTAL CAPITALIZATION                                            881,736.01      10,771,847.02      4,447,550.96
                                                          -----------------  -----------------  ----------------

CURRENT  LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR                                    0.00               0.00              0.00
ADVANCES FROM AFFILIATES                                              0.00               0.00              0.00
ACCOUNTS PAYABLE - GENERAL                                            0.00               0.00              0.00
ACCOUNTS PAYABLE - AFFILIATED COMPANIES                         142,659.62         207,074.49      4,562,939.75
CUSTOMER DEPOSITS                                                     0.00               0.00              0.00
TAXES ACCRUED                                                    83,222.00         (80,038.00)       134,547.00
INTEREST ACCRUED                                                      0.00               0.00              0.00
RISK MANAGEMENT LIABILITIES                                           0.00               0.00              0.00
OBLIGATIONS UNDER CAPITAL LEASES                                      0.00               0.00              0.00
DIVIDENDS DECLARED                                                    0.00               0.00              0.00
OTHER                                                           569,903.00         132,978.00        646,319.69
                                                          -----------------  -----------------  ----------------
TOTAL CURRENT LIABILITIES                                       795,784.62         260,014.49      5,343,806.44
                                                          -----------------  -----------------  ----------------

DEFERRED CREDITS AND OTHER LIABILITIES
DEFERRED INCOME TAXES                                            58,100.00         171,463.00      1,236,849.00
DEFERRED FIT & SIT RECLASS                                   (1,026,296.00)       (773,424.00)    (9,787,468.00)
ASSET REMOVAL COSTS                                                   0.00               0.00              0.00
DEFERRED INVESTMENT TAX CREDITS                                       0.00               0.00              0.00
OVER-RECOVERY OF FUEL COST                                            0.00               0.00              0.00
UNREALIZED GAIN ON FORWARD COMMITMENTS                                0.00               0.00              0.00
UNAMORTIZED GAIN ON REACQUIRED DEBT                                   0.00               0.00              0.00
LONG-TERM RISK MANAGEMENT LIABILITIES                                 0.00               0.00              0.00
OBLIGATIONS UNDER CAP LEASE                                           0.00               0.00              0.00
ASSET RETIREMENT OBLIGATIONS                                          0.00               0.00              0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS                        1,489,380.00         453,536.00     16,342,755.79
DEFERRED GAINS ON SALE/LEASEBACK                                      0.00               0.00              0.00
OTHER DEFERRED CREDITS                                                0.00         155,000.00              0.00
                                                          -----------------  -----------------  ----------------
TOTAL DEFERRED CREDITS AND OTHER LIABILITIES                    521,184.00           6,575.00      7,792,136.79
                                                          -----------------  -----------------  ----------------

TOTAL CAPITALIZATION AND LIABILITIES                         $2,198,704.63     $11,038,436.51    $17,583,494.19
                                                          =================  =================  ================

Item 10 - Consolidating Balance Sheets

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

------------------------------------------------------------------------------------------------------------------------------------
                                                       COLUMBUS SOUTHERN                       COLUMBUS SOUTHERN
                      DESCRIPTION                        POWER COMPANY       SEC REPORTING      POWER COMPANY     COLUMBUS SOUTHERN
                                                         CONSOLIDATED         ADJUSTMENTS        ELIMINATIONS       POWER COMPANY
------------------------------------------------------------------------------------------------------------------------------------

ASSETS:

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT                           $3,570,443,772.21               $0.00              $0.00   $3,557,784,306.94
ACCUMULATED DEPRECIATION AND AMORTIZATION              (1,389,586,507.63)      99,118,885.00               0.00   (1,485,433,455.31)
                                                       ------------------  ------------------  -----------------  ------------------
ELECTRIC UTILITY PLANT - NET                            2,180,857,264.58       99,118,885.00               0.00    2,072,350,851.63
                                                       ------------------  ------------------  -----------------  ------------------

OTHER PROPERTY AND INVESTMENTS
NON-UTILITY PROPERTY, NET                                  22,417,574.08                0.00               0.00       21,793,822.70
INVESTMENTS IN SUBSIDIARIES AND ASSOCIATES                    430,000.00                0.00      (9,603,038.46)      10,033,038.46
OTHER INVESTMENTS                                           8,232,793.95                0.00               0.00        8,140,857.95
                                                       ------------------  ------------------  -----------------  ------------------
TOTAL OTHER PROPERTY AND INVESTMENTS                       31,080,368.03                0.00      (9,603,038.46)      39,967,719.11
                                                       ------------------  ------------------  -----------------  ------------------

CURRENT ASSETS
CASH AND CASH EQUIVALENTS                                   4,142,432.16                0.00               0.00        4,140,432.16
ADVANCES TO AFFILIATES, NET                                         0.00       (2,376,280.91)              0.00                0.00
ACCOUNTS RECEIVABLE - CUSTOMERS                            47,098,947.82       12,959,165.57               0.00       34,135,691.82
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES                 68,168,358.88                0.00        (221,595.17)      68,167,673.55
ACCOUNTS RECEIVABLE - ACCRUED UNBILLED REVENUES            23,722,456.95                0.00               0.00       23,722,456.95
ACCOUNTS RECEIVABLE - MISCELLANEOUS                         5,256,826.22      (12,959,165.57)              0.00       18,194,150.08
ACCOUNTS RECEIVABLE - ALLOWANCE FOR
  UNCOLLECTIBLE ACCOUNTS                                     (531,483.10)               0.00               0.00         (531,483.10)
FUEL INVENTORY                                             14,364,800.66                0.00               0.00       14,364,800.66
MATERIALS AND SUPPLIES                                     44,376,806.74                0.00               0.00       43,062,755.57
RISK MANAGEMENT ASSETS                                     40,095,004.24                0.00               0.00       40,095,004.24
MARGIN DEPOSITS                                             6,636,268.45        6,636,268.45               0.00                0.00
PREPAYMENTS                                                 8,341,261.47                0.00               0.00        8,341,131.47
OTHER CURRENT ASSETS                                        4,102,393.00       (6,636,268.45)              0.00       10,710,143.45
                                                       ------------------  ------------------  -----------------  ------------------
TOTAL CURRENT ASSETS                                      265,774,073.48       (2,376,280.91)       (221,595.17)     264,402,756.85
                                                       ------------------  ------------------  -----------------  ------------------

DEFERRED DEBITS AND OTHER ASSETS
REGULATORY ASSETS                                         255,480,401.79                0.00               0.00      255,480,401.79
FAS 109 DEFERRED FIT RECLASS                              (12,296,669.00)               0.00               0.00      (12,296,669.00)
LONG-TERM RISK MANAGEMENT ASSETS                           39,932,076.92                0.00               0.00       39,932,076.92
CLEARING ACCOUNTS                                                  57.87                0.00               0.00               57.87
UNAMORTIZED DEBT EXPENSE                                    5,986,961.53                0.00               0.00        5,986,961.53
OTHER DEFERRED DEBITS                                      71,551,108.63                0.00               0.01       71,428,726.46
                                                       ------------------  ------------------  -----------------  ------------------
TOTAL DEFERRED DEBITS AND OTHER ASSETS                    360,653,937.74                0.00               0.01       77,415,745.86
                                                       ------------------  ------------------  -----------------  ------------------

TOTAL ASSETS                                           $2,838,365,643.83      $96,742,604.09     ($9,824,633.61)  $2,737,252,883.16
                                                       ==================  ==================  =================  ==================

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK                                              $41,026,065.00               $0.00     ($1,609,000.00)     $41,026,065.00
PREMIUM ON CAPITAL STOCK                                            0.00     (257,892,417.79)        (30,000.00)     257,892,417.79
PAID-IN CAPITAL                                           576,399,735.58      304,219,836.79        (668,589.30)     272,245,567.79
RETAINED EARNINGS                                         326,781,977.65                0.00      (4,473,147.15)     326,781,977.38
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)             (46,327,419.00)     (46,327,419.00)              0.00                0.00
                                                       ------------------  ------------------  -----------------  ------------------
COMMON SHAREHOLDER'S EQUITY                               897,880,359.23                0.00      (6,780,736.45)     897,946,027.96
LONG-TERM DEBT                                            886,564,409.59                0.00      (2,822,302.00)     886,564,409.59
                                                       ------------------  ------------------  -----------------  ------------------
TOTAL CAPITALIZATION                                    1,784,444,768.82                0.00      (9,603,038.45)   1,784,510,437.55
                                                       ------------------  ------------------  -----------------  ------------------

CURRENT  LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR - NONAFFILIATED         11,000,000.00                0.00               0.00       11,000,000.00
ADVANCES FROM AFFILIATES, NET                               6,516,507.98       (2,376,280.91)              0.00        7,913,350.83
ACCOUNTS PAYABLE - GENERAL                                 58,219,859.77                0.00               0.00       57,992,150.33
ACCOUNTS PAYABLE - AFFILIATED COMPANIES                    53,571,895.14                0.00        (221,595.17)      53,603,514.24
CUSTOMER DEPOSITS                                          19,727,363.58                0.00               0.00       19,727,363.58
TAXES ACCRUED                                             132,853,280.48                0.00               0.00      132,574,795.91
INTEREST ACCRUED                                           16,528,117.07                0.00               0.00       16,477,117.07
RISK MANAGEMENT LIABILITIES                                28,966,379.38                0.00               0.00       28,966,379.38
OBLIGATIONS UNDER CAPITAL LEASES                            4,220,839.94                0.00               0.00        4,220,839.94
DIVIDENDS DECLARED                                                 (0.00)               0.00               0.00               (0.00)
OTHER                                                      25,364,137.62                0.00               0.00       25,006,558.27
                                                       ------------------  ------------------  -----------------  ------------------
TOTAL CURRENT LIABILITIES                                 356,968,380.96       (2,376,280.91)       (221,595.17)     357,482,069.55
                                                       ------------------  ------------------  -----------------  ------------------

DEFERRED CREDITS AND OTHER LIABILITIES
DEFERRED INCOME TAXES                                     546,259,293.00                0.00               0.00      545,238,093.00
DEFERRED FIT & SIT RECLASS                                (87,760,993.00)               0.00               0.00      (86,118,764.00)
ASSET REMOVAL COSTS                                        99,118,885.00       99,118,885.00               0.00                0.00
ACCUMULATED PROVISIONS - MISC                              41,689,669.16       (8,739,918.67)              0.00       47,314,088.84
DEFERRED INVESTMENT TAX CREDITS                            30,796,639.00                0.00               0.00       30,789,093.00
LONG-TERM RISK MANAGEMENT LIABILITIES                      30,597,885.62                0.00               0.00       30,597,885.62
CUSTOMER ADVANCES FOR CONSTRUCTION                            250,000.00                0.00               0.00          250,000.00
OBLIGATIONS UNDER CAPITAL LEASES                           11,396,660.35                0.00               0.00       11,396,660.35
ASSET RETIREMENT OBLIGATIONS                                8,739,918.67        8,739,918.67               0.00                0.00
OTHER DEFERRED CREDITS                                     15,864,536.26                0.00               0.00       15,793,319.26
                                                       ------------------  ------------------  -----------------  ------------------
TOTAL DEFERRED CREDITS AND OTHER LIABILITIES              696,952,494.06       99,118,885.00               0.00      595,260,376.07
                                                       ------------------  ------------------  -----------------  ------------------

TOTAL CAPITALIZATION AND LIABILITIES                   $2,838,365,643.83      $96,742,604.09     ($9,824,633.61)  $2,737,252,883.16
                                                       ==================  ==================  =================  ==================

Item 10 - Consolidating Balance Sheets

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

-------------------------------------------------------------------------------------------------------------------
                                                                                                  CONESVILLE COAL
                      DESCRIPTION                               SIMCO              COLOMET          PREPARATION
                                                            INCORPORATED        INCORPORATED          COMPANY
-------------------------------------------------------------------------------------------------------------------

ASSETS:

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT                                  $1,821,376.18       $9,078,866.95      $1,759,222.15
ACCUMULATED DEPRECIATION AND AMORTIZATION                     (1,636,239.29)        (206,922.12)     (1,428,775.91)
                                                          ------------------  ------------------  -----------------
ELECTRIC UTILITY PLANT - NET                                     185,136.89        8,871,944.83         330,446.24
                                                          ------------------  ------------------  -----------------

OTHER PROPERTY AND INVESTMENTS
NON-UTILITY PROPERTY, NET                                              0.00          623,751.38               0.00
INVESTMENTS IN SUBSIDIARIES AND ASSOCIATES                             0.00                0.00               0.00
OTHER INVESTMENTS                                                      0.00                0.00          91,936.00
                                                          ------------------  ------------------  -----------------
TOTAL OTHER PROPERTY AND INVESTMENTS                                   0.00          623,751.38          91,936.00
                                                          ------------------  ------------------  -----------------

CURRENT ASSETS
CASH AND CASH EQUIVALENTS                                              0.00                0.00           2,000.00
ADVANCES TO AFFILIATES, NET                                      333,003.98                0.00       2,043,276.93
ACCOUNTS RECEIVABLE - CUSTOMERS                                        0.00                0.00           4,090.43
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES                        14,300.00              343.68         207,636.81
ACCOUNTS RECEIVABLE - ACCRUED UNBILLED REVENUES                        0.00                0.00               0.00
ACCOUNTS RECEIVABLE - MISCELLANEOUS                                    0.00            2,260.00          19,581.71
ACCOUNTS RECEIVABLE - ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS             0.00                0.00               0.00
FUEL INVENTORY                                                         0.00                0.00               0.00
MATERIALS AND SUPPLIES                                                 0.00                0.00       1,314,051.17
RISK MANAGEMENT ASSETS                                                 0.00                0.00               0.00
MARGIN DEPOSITS                                                        0.00                0.00               0.00
PREPAYMENTS                                                            0.00                0.00             130.00
OTHER CURRENT ASSETS                                                   0.00                0.00          28,518.00
                                                          ------------------  ------------------  -----------------
TOTAL CURRENT ASSETS                                             347,303.98            2,603.68       3,619,285.05
                                                          ------------------  ------------------  -----------------

DEFERRED DEBITS AND OTHER ASSETS
REGULATORY ASSETS                                                      0.00                0.00               0.00
FAS 109 DEFERRED FIT RECLASS                                           0.00                0.00               0.00
LONG-TERM RISK MANAGEMENT ASSETS                                       0.00                0.00               0.00
CLEARING ACCOUNTS                                                      0.00                0.00               0.00
UNAMORTIZED DEBT EXPENSE                                               0.00                0.00               0.00
OTHER DEFERRED DEBITS                                                  0.00          122,382.16              (0.00)
                                                          ------------------  ------------------  -----------------
TOTAL DEFERRED DEBITS AND OTHER ASSETS                                 0.00          122,382.16              (0.00)
                                                          ------------------  ------------------  -----------------

TOTAL ASSETS                                                    $532,440.87       $9,620,682.04      $4,041,667.28
                                                          ==================  ==================  =================

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK                                                      $9,000.00       $1,500,000.00        $100,000.00
PREMIUM ON CAPITAL STOCK                                               0.00           30,000.00               0.00
PAID-IN CAPITAL                                                  268,589.30                0.00         334,331.00
RETAINED EARNINGS                                                220,020.95        3,013,143.48       1,239,982.99
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)                          0.00                0.00               0.00
                                                          ------------------  ------------------  -----------------
COMMON SHAREHOLDER'S EQUITY                                      497,610.25        4,543,143.48       1,674,313.99
LONG-TERM DEBT                                                         0.00        2,822,302.00               0.00
                                                          ------------------  ------------------  -----------------
TOTAL CAPITALIZATION                                             497,610.25        7,365,445.48       1,674,313.99
                                                          ------------------  ------------------  -----------------

CURRENT  LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR - NONAFFILIATED                     0.00                0.00               0.00
ADVANCES FROM AFFILIATES, NET                                          0.00          979,438.06               0.00
ACCOUNTS PAYABLE - GENERAL                                             0.00                0.00         227,709.44
ACCOUNTS PAYABLE - AFFILIATED COMPANIES                                0.00              319.51         189,656.55
CUSTOMER DEPOSITS                                                      0.00                0.00               0.00
TAXES ACCRUED                                                     11,061.62          213,353.00          54,069.95
INTEREST ACCRUED                                                       0.00                0.00          51,000.00
RISK MANAGEMENT LIABILITIES                                            0.00                0.00               0.00
OBLIGATIONS UNDER CAPITAL LEASES                                       0.00                0.00               0.00
DIVIDENDS DECLARED                                                     0.00                0.00               0.00
OTHER                                                                  0.00                0.00         357,579.35
                                                          ------------------  ------------------  -----------------
TOTAL CURRENT LIABILITIES                                         11,061.62        1,193,110.57         880,015.30
                                                          ------------------  ------------------  -----------------

DEFERRED CREDITS AND OTHER LIABILITIES
DEFERRED INCOME TAXES                                             71,385.00          990,909.00         (41,094.00)
DEFERRED FIT & SIT RECLASS                                       (55,162.00)               0.00      (1,587,067.00)
ASSET REMOVAL COSTS                                                    0.00                0.00               0.00
ACCUMULATED PROVISIONS - MISC                                          0.00                0.00       3,115,498.99
DEFERRED INVESTMENT TAX CREDITS                                    7,546.00                0.00               0.00
LONG-TERM RISK MANAGEMENT LIABILITIES                                  0.00                0.00               0.00
CUSTOMER ADVANCES FOR CONSTRUCTION                                     0.00                0.00               0.00
OBLIGATIONS UNDER CAPITAL LEASES                                       0.00                0.00               0.00
ASSET RETIREMENT OBLIGATIONS                                           0.00                0.00               0.00
OTHER DEFERRED CREDITS                                                 0.00           71,217.00               0.00
                                                          ------------------  ------------------  -----------------
TOTAL DEFERRED CREDITS AND OTHER LIABILITIES                      23,769.00        1,062,126.00       1,487,337.99
                                                          ------------------  ------------------  -----------------

TOTAL CAPITALIZATION AND LIABILITIES                            $532,440.87       $9,620,682.04      $4,041,667.28
                                                          ==================  ==================  =================

Item 10 - Consolidating Balance Sheets

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

-----------------------------------------------------------------------------------------------------------------------------------
                                                                      INDIANA MICHIGAN                           INDIANA MICHIGAN
                              DESCRIPTION                              POWER COMPANY        SEC REPORTING         POWER COMPANY
                                                                        CONSOLIDATED         ADJUSTMENTS           ELIMINATIONS
-----------------------------------------------------------------------------------------------------------------------------------

ASSETS:

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT                                          $5,306,182,181.52                $0.00                 $0.00
ACCUMULATED DEPRECIATION AND AMORTIZATION                             (2,490,912,459.57)      263,014,780.00                  0.00
                                                                     -------------------  -------------------   -------------------
NET ELECTRIC UTILITY PLANT                                             2,815,269,721.95       263,014,780.00                  0.00
                                                                     -------------------  -------------------   -------------------

OTHER PROPERTY AND INVESTMENTS
NUCLEAR DECOMMISSIONING AND SPENT NUCLEAR FUEL DISPOSAL TRUST FUNDS      982,394,078.70                 0.00                  0.00
NON-UTILITY PROPERTY, NET                                                 52,302,710.78                 0.00                  0.00
INVESTMENTS IN SUBSIDIARIES & ASSOCIATES                                           0.00                 0.00        (43,774,895.50)
TOTAL OTHER INVESTMENTS                                                   43,796,994.81                 0.00                  0.00
                                                                     -------------------  -------------------   -------------------
TOTAL OTHER PROPERTY AND INVESTMENTS                                   1,078,493,784.29                 0.00        (43,774,895.50)
                                                                     -------------------  -------------------   -------------------

CURRENT ASSETS
CASH AND CASH EQUIVALENTS                                                  3,913,780.56                 0.00                  0.00
ADVANCES TO AFFILIATES                                                             0.00       (15,322,775.15)                 0.00
ACCOUNTS RECEIVABLE - CUSTOMERS                                           61,083,821.63         8,153,247.25                  0.00
ACCOUNTS RECEIVABLE- AFFILIATED COMPANIES                                124,826,019.97                 0.00           (897,402.14)
ACCOUNTS RECEIVABLE - ACCRUED UNBILLED REVENUES                            2,000,068.39                 0.00                  0.00
ACCOUNTS RECEIVABLE - MISCELLANEOUS                                        4,498,304.57        (8,153,247.25)                 0.00
ACCOUNTS RECEIVABLE - ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS                  (531,487.62)                0.00                  0.00
FUEL                                                                      33,967,999.70                 0.00                  0.00
MATERIALS AND SUPPLIES                                                   105,328,541.58                 0.00                  0.00
RISK MANAGEMENT ASSETS                                                    44,071,259.67                 0.00                  0.00
MARGIN DEPOSITS                                                            7,245,494.99         7,245,494.99                  0.00
PREPAYMENTS                                                                5,731,502.81                 0.00                  0.00
OTHER                                                                      4,941,140.00        (7,245,494.99)                 0.00
                                                                     -------------------  -------------------   -------------------
TOTAL CURRENT ASSETS                                                     397,076,446.26       (15,322,775.15)          (897,402.14)
                                                                     -------------------  -------------------   -------------------

DEFERRED DEBITS AND OTHER ASSETS
REGULATORY ASSETS                                                        349,254,126.72                 0.00                  0.00
FAS 109 DEFERRED FIT RECLASS                                             (72,977,329.00)                0.00                  0.00
LONG-TERM ENERGY TRADING CONTRACTS                                        43,768,348.63                 0.00                  0.00
UNAMORTIZED DEBT EXPENSE                                                  11,981,425.14                 0.00                  0.00
OTHER DEFERRED DEBITS                                                     36,204,045.08                 0.00                 (0.02)
                                                                     -------------------  -------------------   -------------------
TOTAL DEFERRED DEBITS AND OTHER ASSETS                                   368,230,616.57                 0.00                 (0.02)
                                                                     -------------------  -------------------   -------------------

TOTAL ASSETS                                                          $4,659,070,569.06      $247,692,004.85       ($44,672,297.66)
                                                                     ===================  ===================   ===================

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK                                                             $56,583,866.43                $0.00       ($39,548,275.00)
PREMIUM ON CAPITAL STOCK                                                           0.00        (4,318,031.53)                 0.00
PAID-IN CAPITAL                                                          858,694,392.60        29,423,914.53         (1,303,000.00)
RETAINED EARNINGS                                                        187,875,312.84                 0.00         (2,923,620.52)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)                            (25,105,883.00)      (25,105,883.00)                 0.00
                                                                     -------------------  -------------------   -------------------
COMMON SHAREHOLDER'S EQUITY                                            1,078,047,688.86                 0.00        (43,774,895.52)
CUMULATIVE PREFERRED STOCK - NOT SUBJECT TO MANDATORY REDEMPTION           8,101,100.00                 0.00                  0.00
LIABILITY FOR CUMULATIVE PREFERRED STOCK - SUBJECT
  TO MANDATORY REDEMPTION                                                 63,445,000.00        63,445,000.00                  0.00
LONG-TERM DEBT                                                         1,134,358,851.38       (63,445,000.00)                 0.00
                                                                     -------------------  -------------------   -------------------
TOTAL CAPITALIZATION                                                   2,283,952,640.25                 0.00        (43,774,895.52)
                                                                     -------------------  -------------------   -------------------

CURRENT  LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR                                       205,000,000.00                 0.00                  0.00
ADVANCES FROM AFFILIATES                                                  98,821,518.88       (15,322,775.15)                 0.00
ACCOUNTS PAYABLE - GENERAL                                               101,776,021.61                 0.00                  0.00
ACCOUNTS PAYABLE - AFFILIATED COMPANIES                                   47,483,810.79                 0.00           (897,402.14)
CUSTOMER DEPOSITS                                                         21,954,513.91                 0.00                  0.00
TAXES ACCRUED                                                             42,189,106.92                 0.00                  0.00
INTEREST ACCRUED                                                          17,962,933.11                 0.00                  0.00
RISK MANAGEMENT LIABILITIES                                               31,898,490.87                 0.00                  0.00
OBLIGATIONS UNDER CAPITAL LEASES                                           6,527,938.79                 0.00                  0.00
DIVIDENDS DECLARED                                                         1,089,389.03                 0.00                  0.00
OTHER                                                                     56,586,413.96                 0.00                  0.00
                                                                     -------------------  -------------------   -------------------
TOTAL CURRENT LIABILITIES                                                631,290,137.87       (15,322,775.15)          (897,402.14)
                                                                     -------------------  -------------------   -------------------

DEFERRED CREDITS AND OTHER LIABILITIES
DEFERRED INCOME TAXES                                                    940,358,147.00                 0.00                  0.00
DEFERRED FIT & SIT RECLASS                                              (602,982,549.00)                0.00                  0.00
ASSET REMOVAL COSTS                                                      263,014,780.00       263,014,780.00                  0.00
DEFERRED INVESTMENT TAX CREDITS                                           90,278,100.00                 0.00                  0.00
OTHER REGULATORY LIABILTIES                                              276,948,842.49                 0.00                  0.00
OBLIGATIONS UNDER CAPITAL LEASES                                          31,315,130.69                 0.00                  0.00
ASSET RETIREMENT OBLIGATIONS                                             553,219,318.01       553,219,318.01                  0.00
NUCLEAR DECOMMSSIONING                                                             0.00                 0.00                  0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS                                    55,783,588.26      (553,219,318.01)                 0.00
UNAMORTIZED GAIN REACQUIRED DEBT                                              34,223.72                 0.00                  0.00
LONG-TERM RISK MANAGEMENT LIABILITIES                                     33,537,420.82                 0.00                  0.00
CUSTOMER ADVANCES FOR CONSTRUCTION                                         4,263,378.85                 0.00                  0.00
DEFERRED GAINS ON SALE/LEASEBACK                                          70,178,525.01                 0.00                  0.00
OTHER DEFERRED CREDITS                                                    27,878,885.11                 0.00                  0.00
                                                                     -------------------  -------------------   -------------------
TOTAL DEFERRED CREDITS AND OTHER LIABILITIES                           1,743,827,790.95       263,014,780.00                  0.00
                                                                     -------------------  -------------------   -------------------

TOTAL CAPITALIZATION AND LIABILITIES                                  $4,659,070,569.07      $247,692,004.85       ($44,672,297.66)
                                                                     ===================  ===================   ===================

Item 10 - Consolidating Balance Sheets

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

-----------------------------------------------------------------------------------------------------------------------------------

                              DESCRIPTION                             INDIANA MICHIGAN       PRICE RIVER            BLACKHAWK
                                                                       POWER COMPANY         COAL COMPANY          COAL COMPANY
-----------------------------------------------------------------------------------------------------------------------------------

ASSETS:

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT                                          $5,306,182,181.52                $0.00                 $0.00
ACCUMULATED DEPRECIATION AND AMORTIZATION                             (2,753,927,239.57)                0.00                  0.00
                                                                     -------------------  -------------------   -------------------
NET ELECTRIC UTILITY PLANT                                             2,552,254,941.95                 0.00                  0.00
                                                                     -------------------  -------------------   -------------------

OTHER PROPERTY AND INVESTMENTS
NUCLEAR DECOMMISSIONING AND SPENT NUCLEAR FUEL DISPOSAL TRUST FUNDS      982,394,078.70                 0.00                  0.00
NON-UTILITY PROPERTY, NET                                                 37,302,710.78                 0.00         15,000,000.00
INVESTMENTS IN SUBSIDIARIES & ASSOCIATES                                  43,774,895.50                 0.00                  0.00
TOTAL OTHER INVESTMENTS                                                   40,451,246.81                 0.00          3,345,748.00
                                                                     -------------------  -------------------   -------------------
TOTAL OTHER PROPERTY AND INVESTMENTS                                   1,103,922,931.79                 0.00         18,345,748.00
                                                                     -------------------  -------------------   -------------------

CURRENT ASSETS
CASH AND CASH EQUIVALENTS                                                  3,913,780.56                 0.00                  0.00
ADVANCES TO AFFILIATES                                                             0.00                 0.00         15,322,775.15
ACCOUNTS RECEIVABLE - CUSTOMERS                                           52,930,574.38                 0.00                  0.00
ACCOUNTS RECEIVABLE- AFFILIATED COMPANIES                                125,618,607.28            27,275.00             77,539.83
ACCOUNTS RECEIVABLE - ACCRUED UNBILLED REVENUES                            2,000,068.39                 0.00                  0.00
ACCOUNTS RECEIVABLE - MISCELLANEOUS                                        9,552,654.69                 0.00          3,098,897.13
ACCOUNTS RECEIVABLE - ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS                  (531,487.62)                0.00                  0.00
FUEL                                                                      33,966,439.65                 0.00              1,560.05
MATERIALS AND SUPPLIES                                                   105,328,541.58                 0.00                  0.00
RISK MANAGEMENT ASSETS                                                    44,071,259.67                 0.00                  0.00
MARGIN DEPOSITS                                                                    0.00                 0.00                  0.00
PREPAYMENTS                                                                5,731,502.81                 0.00                  0.00
OTHER                                                                     12,177,434.99                 0.00              9,200.00
                                                                     -------------------  -------------------   -------------------
TOTAL CURRENT ASSETS                                                     394,759,376.39            27,275.00         18,509,972.16
                                                                     -------------------  -------------------   -------------------

DEFERRED DEBITS AND OTHER ASSETS
REGULATORY ASSETS                                                        349,254,126.72                 0.00                  0.00
FAS 109 DEFERRED FIT RECLASS                                             (72,977,329.00)                0.00                  0.00
LONG-TERM ENERGY TRADING CONTRACTS                                        43,768,348.63                 0.00                  0.00
UNAMORTIZED DEBT EXPENSE                                                  11,981,425.14                 0.00                  0.00
OTHER DEFERRED DEBITS                                                     36,204,045.09                 0.00                  0.00
                                                                     -------------------  -------------------   -------------------
TOTAL DEFERRED DEBITS AND OTHER ASSETS                                   368,230,616.58                 0.00                  0.00
                                                                     -------------------  -------------------   -------------------

TOTAL ASSETS                                                          $4,419,167,866.71           $27,275.00        $36,855,720.16
                                                                     ===================  ===================   ===================

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK                                                             $56,583,866.43           $27,275.00        $39,521,000.00
PREMIUM ON CAPITAL STOCK                                                   4,318,031.53                 0.00                  0.00
PAID-IN CAPITAL                                                          829,429,120.07                 0.00          1,144,358.00
RETAINED EARNINGS                                                        187,875,312.81                 0.00          2,923,620.54
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)                                      0.00                 0.00                  0.00
                                                                     -------------------  -------------------   -------------------
COMMON SHAREHOLDER'S EQUITY                                            1,078,206,330.83            27,275.00         43,588,978.54
CUMULATIVE PREFERRED STOCK - NOT SUBJECT TO MANDATORY REDEMPTION           8,101,100.00                 0.00                  0.00
LIABILITY FOR CUMULATIVE PREFERRED STOCK - SUBJECT
  TO MANDATORY REDEMPTION                                                          0.00                 0.00                  0.00
LONG-TERM DEBT                                                         1,197,803,851.38                 0.00                  0.00
                                                                     -------------------  -------------------   -------------------
TOTAL CAPITALIZATION                                                   2,284,111,282.22            27,275.00         43,588,978.54
                                                                     -------------------  -------------------   -------------------

CURRENT  LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR                                       205,000,000.00                 0.00                  0.00
ADVANCES FROM AFFILIATES                                                 114,144,294.03                 0.00                  0.00
ACCOUNTS PAYABLE - GENERAL                                               101,776,021.61                 0.00                  0.00
ACCOUNTS PAYABLE - AFFILIATED COMPANIES                                   47,465,121.87                 0.00            916,091.06
CUSTOMER DEPOSITS                                                         21,954,513.91                 0.00                  0.00
TAXES ACCRUED                                                             40,932,133.92                 0.00          1,256,973.00
INTEREST ACCRUED                                                          17,962,933.11                 0.00                  0.00
RISK MANAGEMENT LIABILITIES                                               31,898,490.87                 0.00                  0.00
OBLIGATIONS UNDER CAPITAL LEASES                                           6,527,938.79                 0.00                  0.00
DIVIDENDS DECLARED                                                         1,089,389.03                 0.00                  0.00
OTHER                                                                     56,547,992.50                 0.00             38,421.46
                                                                     -------------------  -------------------   -------------------
TOTAL CURRENT LIABILITIES                                                645,298,829.65                 0.00          2,211,485.52
                                                                     -------------------  -------------------   -------------------

DEFERRED CREDITS AND OTHER LIABILITIES
DEFERRED INCOME TAXES                                                    938,420,807.00                 0.00          1,937,340.00
DEFERRED FIT & SIT RECLASS                                              (590,759,292.00)                0.00        (12,223,257.00)
ASSET REMOVAL COSTS                                                                0.00                 0.00                  0.00
DEFERRED INVESTMENT TAX CREDITS                                           90,278,100.00                 0.00                  0.00
OTHER REGULATORY LIABILTIES                                              276,948,842.49                 0.00                  0.00
OBLIGATIONS UNDER CAPITAL LEASES                                          31,315,130.69                 0.00                  0.00
ASSET RETIREMENT OBLIGATIONS                                                       0.00                 0.00                  0.00
NUCLEAR DECOMMSSIONING                                                             0.00                 0.00                  0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS                                   607,815,069.17                 0.00          1,187,837.10
UNAMORTIZED GAIN REACQUIRED DEBT                                              34,223.72                 0.00                  0.00
LONG-TERM RISK MANAGEMENT LIABILITIES                                     33,537,420.82                 0.00                  0.00
CUSTOMER ADVANCES FOR CONSTRUCTION                                         4,263,378.85                 0.00                  0.00
DEFERRED GAINS ON SALE/LEASEBACK                                          70,178,525.01                 0.00                  0.00
OTHER DEFERRED CREDITS                                                    27,725,549.11                 0.00            153,336.00
                                                                     -------------------  -------------------   -------------------
TOTAL DEFERRED CREDITS AND OTHER LIABILITIES                           1,489,757,754.85                 0.00         (8,944,743.90)
                                                                     -------------------  -------------------   -------------------

TOTAL CAPITALIZATION AND LIABILITIES                                  $4,419,167,866.71           $27,275.00        $36,855,720.16
                                                                     ===================  ===================   ===================

Item 10 - Consolidating Balance Sheets

OHIO POWER COMPANY CONSOLIDATED
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

-----------------------------------------------------------------------------------------------------------------------------
                                                                       OHIO POWER                              OHIO POWER
                           DESCRIPTION                                   COMPANY          SEC REPORTING         COMPANY
                                                                      CONSOLIDATED         ADJUSTMENTS        ELIMINATIONS
-----------------------------------------------------------------------------------------------------------------------------

ASSETS:

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT                                        $6,531,314,842.29               $0.00              $0.00
ACCUMULATED DEPRECIATION AND AMORTIZATION                           (2,485,946,974.37)     101,159,548.00               0.00
                                                                    ------------------  ------------------  -----------------
ELECTRIC UTILITY PLANT - NET                                         4,045,367,867.92      101,159,548.00               0.00
                                                                    ------------------  ------------------  -----------------

OTHER PROPERTY AND INVESTMENTS
NON-UTILITY PROPERTY, NET                                               29,290,897.77                0.00               0.00
INVESTMENTS IN SUBSIDIARIES & ASSOCIATES                                   646,814.00                0.00               0.00
TOTAL OTHER INVESTMENTS                                                 23,617,149.88                0.00               0.00
                                                                    ------------------  ------------------  -----------------
TOTAL OTHER PROPERTY AND INVESTMENTS                                    53,554,861.65                0.00               0.00
                                                                    ------------------  ------------------  -----------------

CURRENT ASSETS
CASH AND CASH EQUIVALENTS                                               58,250,285.59                0.00               0.00
ADVANCES TO AFFILIATES                                                  67,918,020.70                0.00               0.00
ACCOUNTS RECEIVABLE - CUSTOMERS                                        100,959,701.41       23,060,143.88               0.00
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES                             120,531,929.50                0.00               0.00
ACCOUNTS RECEIVABLE - MISCELLANEOUS                                        736,175.32      (23,060,143.88)              0.00
ACCOUNTS RECEIVABLE - ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS                (789,244.62)               0.00               0.00
FUEL INVENTORY                                                          77,725,300.56                0.00               0.00
MATERIALS AND SUPPLIES                                                  92,135,723.09                0.00               0.00
RISK MANAGEMENT ASSETS                                                  56,265,271.44                0.00               0.00
ACCRUED UNBILLED REVENUES                                                        0.00      (17,220,879.00)              0.00
MARGIN DEPOSITS                                                          9,296,461.69        9,296,461.69               0.00
PREPAYMENTS                                                             10,033,003.21                0.00     (16,506,225.00)
OTHER                                                                   23,070,436.00        7,924,417.31               0.00
                                                                    ------------------  ------------------  -----------------
TOTAL CURRENT ASSETS                                                   616,133,063.88                0.00     (16,506,225.00)
                                                                    ------------------  ------------------  -----------------

DEFERRED DEBITS AND OTHER ASSETS
REGULATORY ASSETS                                                      528,709,342.44                0.00               0.00
FAS 109 DEFERRED FIT RECLASS                                           (16,391,744.00)               0.00               0.00
CLEARING ACCOUNTS                                                                0.01                0.00               0.00
LONG-TERM RISK MANAGEMENT ASSETS                                        52,824,714.92                0.00               0.00
UNAMORTIZED DEBT EXPENSE                                                10,489,950.22                0.00               0.00
OTHER DEFERRED DEBITS                                                   83,829,359.11                0.00     (39,416,939.00)
                                                                    ------------------  ------------------  -----------------
TOTAL DEFERRED CHARGES                                                 659,461,622.69                0.00     (39,416,939.00)
                                                                    ------------------  ------------------  -----------------

TOTAL ASSETS                                                        $5,374,517,416.14     $101,159,548.00    ($55,923,164.00)
                                                                    ==================  ==================  =================

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK                                                          $321,201,454.00               $0.00              $0.00
PREMIUM ON CAPITAL STOCK                                                         0.00         (728,972.21)              0.00
PAID-IN CAPITAL                                                        462,483,651.86       49,535,553.77     (16,314,062.62)
RETAINED EARNINGS                                                      729,146,667.84                0.00               0.00
ACCUMULATED OTHER COMPREHENSIVE INCOME                                 (48,806,581.56)     (48,806,581.56)              0.00
                                                                    ------------------  ------------------  -----------------
COMMON SHAREHOLDER'S EQUITY                                          1,464,025,192.14                0.00     (16,314,062.62)
CUMULATIVE PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION          16,645,400.00                0.00               0.00
LIABILITY FOR CUMULATIVE PREFERRED STOCK SUBJECT
  TO MANDATORY REDEMPTION                                                7,250,000.00        7,250,000.00               0.00
LONG-TERM DEBT - NONAFFILIATED                                       1,608,085,249.04       (7,250,000.00)              0.00
                                                                    ------------------  ------------------  -----------------
TOTAL CAPITALIZATION                                                 3,096,005,841.18                0.00     (16,314,062.62)
                                                                    ------------------  ------------------  -----------------

MINORITY INTEREST                                                       16,314,062.62       16,314,062.62               0.00
                                                                    ------------------  ------------------  -----------------

CURRENT  LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR - NONAFFILIATED                     431,853,659.00                0.00               0.00
SHORT-TERM DEBT - GENERAL                                               25,940,955.49                0.00               0.00
ADVANCES FROM AFFILIATES                                                         0.00                0.00               0.00
ACCOUNTS PAYABLE - GENERAL                                             104,873,746.12                0.00               0.00
ACCOUNTS PAYABLE - AFFILIATES                                          101,758,140.78                0.00     (55,923,164.00)
CUSTOMER DEPOSITS                                                       17,308,672.65                0.00               0.00
TAXES ACCRUED                                                          132,792,835.06                0.00               0.00
INTEREST ACCRUED                                                        45,678,727.12                0.00               0.00
RISK MANAGEMENT LIABILITIES                                             38,318,638.79                0.00               0.00
OBLIGATIONS UNDER CAPITAL LEASES                                         9,623,896.48                0.00               0.00
DIVIDENDS DECLARED                                                         102,240.39                0.00               0.00
OTHER CURRENT LIABILITIES                                               71,539,599.75                0.00               0.00
                                                                    ------------------  ------------------  -----------------
TOTAL CURRENT LIABILITIES                                              979,791,111.64                0.00     (55,923,164.00)
                                                                    ------------------  ------------------  -----------------

DEFERRED CREDITS AND REGULATORY LIABILITIES
DEFERRED INCOME TAXES                                                1,090,202,075.16                0.00               0.00
DEFERRED FIT & DSIT RECLASS                                           (156,619,782.24)               0.00               0.00
ASSET REMOVAL COSTS                                                    101,159,548.00      101,159,548.00               0.00
DEFERRED INVESTMENT TAX CREDITS                                         15,640,519.00                0.00               0.00
OTHER REGULATORY LIABILTIES                                                  3,288.73                0.00               0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS                                 100,601,508.71      (42,656,340.00)              0.00
OBLIGATIONS UNDER CAPITAL LEASES                                        25,063,582.41                0.00               0.00
ASSET RETIREMENT OBLIGATIONS                                            42,656,340.00       42,656,340.00               0.00
LONG-TERM RISK MANAGEMENT LIABILITIES                                   40,476,845.18                0.00               0.00
OTHER DEFERRED CREDITS                                                  23,222,475.75      (16,314,062.62)     16,314,062.62
                                                                    ------------------  ------------------  -----------------
TOTAL DEFERRED CREDITS AND REGULATORY LIABILITIES                    1,282,406,400.70       84,845,485.38      16,314,062.62
                                                                    ------------------  ------------------  -----------------

TOTAL CAPITALIZATION AND LIABILITIES                                $5,374,517,416.14     $101,159,548.00    ($55,923,164.00)
                                                                    ==================  ==================  =================

Item 10 - Consolidating Balance Sheets

OHIO POWER COMPANY CONSOLIDATED
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

----------------------------------------------------------------------------------------------------------

                           DESCRIPTION                                 OHIO POWER
                                                                         COMPANY         JMG FUNDING LP
----------------------------------------------------------------------------------------------------------

ASSETS:

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT                                        $5,844,174,108.83     $687,140,733.46
ACCUMULATED DEPRECIATION AND AMORTIZATION                           (2,421,875,305.21)    (165,231,217.16)
                                                                    ------------------  ------------------
ELECTRIC UTILITY PLANT - NET                                         3,422,298,803.62      521,909,516.30
                                                                    ------------------  ------------------

OTHER PROPERTY AND INVESTMENTS
NON-UTILITY PROPERTY, NET                                               29,290,897.77                0.00
INVESTMENTS IN SUBSIDIARIES & ASSOCIATES                                   646,814.00                0.00
TOTAL OTHER INVESTMENTS                                                 23,617,149.88                0.00
                                                                    ------------------  ------------------
TOTAL OTHER PROPERTY AND INVESTMENTS                                    53,554,861.65                0.00
                                                                    ------------------  ------------------

CURRENT ASSETS
CASH AND CASH EQUIVALENTS                                               56,067,591.37        2,182,694.22
ADVANCES TO AFFILIATES                                                  67,918,020.70                0.00
ACCOUNTS RECEIVABLE - CUSTOMERS                                         77,899,557.53                0.00
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES                             120,531,929.50                0.00
ACCOUNTS RECEIVABLE - MISCELLANEOUS                                     23,764,296.48           32,022.72
ACCOUNTS RECEIVABLE - ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS                (789,244.62)               0.00
FUEL INVENTORY                                                          77,725,300.56                0.00
MATERIALS AND SUPPLIES                                                  92,135,723.09                0.00
RISK MANAGEMENT ASSETS                                                  56,265,271.44                0.00
ACCRUED UNBILLED REVENUES                                               17,220,879.00                0.00
MARGIN DEPOSITS                                                                  0.00                0.00
PREPAYMENTS                                                             26,539,228.21                0.00
OTHER                                                                   15,146,018.69                0.00
                                                                    ------------------  ------------------
TOTAL CURRENT ASSETS                                                   630,424,571.94        2,214,716.94
                                                                    ------------------  ------------------

DEFERRED DEBITS AND OTHER ASSETS
REGULATORY ASSETS                                                      528,709,342.44                0.00
FAS 109 DEFERRED FIT RECLASS                                           (16,391,744.00)               0.00
CLEARING ACCOUNTS                                                                0.01                0.00
LONG-TERM RISK MANAGEMENT ASSETS                                        52,824,714.92                0.00
UNAMORTIZED DEBT EXPENSE                                                10,489,950.22                0.00
OTHER DEFERRED DEBITS                                                  123,246,298.11                0.00
                                                                    ------------------  ------------------
TOTAL DEFERRED CHARGES                                                 698,878,561.69                0.00
                                                                    ------------------  ------------------

TOTAL ASSETS                                                        $4,805,156,798.90     $524,124,233.24
                                                                    ==================  ==================

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK                                                          $321,201,454.00               $0.00
PREMIUM ON CAPITAL STOCK                                                   728,972.21                0.00
PAID-IN CAPITAL                                                        412,948,098.09       16,314,062.62
RETAINED EARNINGS                                                      729,146,667.84                0.00
ACCUMULATED OTHER COMPREHENSIVE INCOME                                           0.00                0.00
                                                                    ------------------  ------------------
COMMON SHAREHOLDER'S EQUITY                                          1,464,025,192.14       16,314,062.62
CUMULATIVE PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION          16,645,400.00                0.00
LIABILITY FOR CUMULATIVE PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION         0.00                0.00
LONG-TERM DEBT - NONAFFILIATED                                       1,221,349,806.12      393,985,442.92
                                                                    ------------------  ------------------
TOTAL CAPITALIZATION                                                 2,702,020,398.26      410,299,505.54
                                                                    ------------------  ------------------

MINORITY INTEREST                                                                0.00                0.00
                                                                    ------------------  ------------------

CURRENT  LIABILITIES
LONG-TERM DEBT DUE WITHIN ONE YEAR - NONAFFILIATED                     423,000,000.00        8,853,659.00
SHORT-TERM DEBT - GENERAL                                                        0.00       25,940,955.49
ADVANCES FROM AFFILIATES                                                         0.00                0.00
ACCOUNTS PAYABLE - GENERAL                                             104,873,746.12                0.00
ACCOUNTS PAYABLE - AFFILIATES                                          101,758,140.78       55,923,164.00
CUSTOMER DEPOSITS                                                       17,308,672.65                0.00
TAXES ACCRUED                                                          132,792,835.06                0.00
INTEREST ACCRUED                                                        40,357,768.58        5,320,958.54
RISK MANAGEMENT LIABILITIES                                             38,318,638.79                0.00
OBLIGATIONS UNDER CAPITAL LEASES                                         9,623,896.48                0.00
DIVIDENDS DECLARED                                                         102,240.39                0.00
OTHER CURRENT LIABILITIES                                               53,753,609.08       17,785,990.67
                                                                    ------------------  ------------------
TOTAL CURRENT LIABILITIES                                              921,889,547.94      113,824,727.70
                                                                    ------------------  ------------------

DEFERRED CREDITS AND REGULATORY LIABILITIES
DEFERRED INCOME TAXES                                                1,090,202,075.16                0.00
DEFERRED FIT & DSIT RECLASS                                           (156,619,782.24)               0.00
ASSET REMOVAL COSTS                                                              0.00                0.00
DEFERRED INVESTMENT TAX CREDITS                                         15,640,519.00                0.00
OTHER REGULATORY LIABILTIES                                                  3,288.73                0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS                                 143,257,848.71                0.00
OBLIGATIONS UNDER CAPITAL LEASES                                        25,063,582.41                0.00
ASSET RETIREMENT OBLIGATIONS                                                     0.00                0.00
LONG-TERM RISK MANAGEMENT LIABILITIES                                   40,476,845.18                0.00
OTHER DEFERRED CREDITS                                                  23,222,475.75                0.00
                                                                    ------------------  ------------------
TOTAL DEFERRED CREDITS AND REGULATORY LIABILITIES                    1,181,246,852.70                0.00
                                                                    ------------------  ------------------

TOTAL CAPITALIZATION AND LIABILITIES                                $4,805,156,798.90     $524,124,233.24
                                                                    ==================  ==================

Item 10 - Consolidating Balance Sheets

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

------------------------------------------------------------------------------------------------------------------------------------
                                                                     SOUTHWESTERN                                  SOUTHWESTERN
                             DESCRIPTION                            ELECTRIC POWER                                ELECTRIC POWER
                                                                       COMPANY             SEC REPORTING             COMPANY
                                                                     CONSOLIDATED           ADJUSTMENTS            ELIMINATIONS
------------------------------------------------------------------------------------------------------------------------------------

ASSETS:

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT                                        $3,799,459,946.09                  $0.00                  $0.00
ACCUMULATED DEPRECIATION AND AMORTIZATION                           (1,617,846,204.00)        236,408,699.00                   0.00
                                                                 ---------------------  ---------------------  ---------------------
ELECTRIC UTILITY PLANT - NET                                         2,181,613,742.10         236,408,699.00                   0.00
                                                                 ---------------------  ---------------------  ---------------------

OTHER PROPERTY AND INVESTMENTS
NON-UTILITY PROPERTY, NET                                                3,808,010.55                   0.00                   0.00
INVESTMENTS IN SUBSIDIARIES AND ASSOCIATES                                 191,383.70                   0.00         (15,223,869.28)
TOTAL OTHER INVESTMENTS                                                  4,518,917.42                   0.00          (4,179,728.00)
                                                                 ---------------------  ---------------------  ---------------------
TOTAL OTHER PROPERTY AND INVESTMENTS                                     8,518,311.67                   0.00         (19,403,597.28)
                                                                 ---------------------  ---------------------  ---------------------

CURRENT ASSETS
CASH AND CASH EQUIVALENTS                                               11,724,352.26                   0.00                   0.00
ADVANCES TO AFFILIATES                                                  66,475,640.13                   0.00          (1,820,038.80)
ACCOUNTS RECEIVABLE - CUSTOMERS                                         41,473,705.45          15,050,164.44                   0.00
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES                              10,393,624.25                   0.00          (8,989,201.98)
ACCOUNTS RECEIVABLE - ACCRUED UNBILLED REVENUES                                  0.00         (22,099,134.95)                  0.00
ACCOUNTS RECEIVABLE - MISCELLANEOUS                                      4,682,309.38         (15,050,164.44)                  0.00
ACCOUNTS RECEIVABLE - ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS              (2,092,942.10)                  0.00                   0.00
FUEL INVENTORY                                                          63,880,797.74                   0.00                   0.00
MATERIALS AND SUPPLIES                                                  33,775,398.67                   0.00                   0.00
REGULATORY ASSET FOR UNDER-RECOVERED FUEL COSTS                         11,394,000.00          11,394,000.00                   0.00
RISK MANAGEMENT ASSETS                                                  19,714,543.12                   0.00                   0.00
MARGIN DEPOSITS                                                          5,122,738.30           5,122,738.30                   0.00
PREPAYMENTS                                                             19,073,635.00                   0.00                   0.00
OTHER                                                                        4,850.00          (5,122,738.30)                  0.00
                                                                 ---------------------  ---------------------  ---------------------
TOTAL CURRENT ASSETS                                                   285,622,652.21         (10,705,134.95)        (10,809,240.78)
                                                                 ---------------------  ---------------------  ---------------------

DEFERRED DEBITS AND OTHER ASSETS
REGULATORY ASSETS                                                       75,515,625.10                   0.00                   0.00
FAS 109 DEFERRED FIT RECLASS                                           (37,090,268.00)                  0.00                   0.00
CLEARING ACCOUNTS                                                        1,828,830.34                   0.00                   0.00
UNAMORTIZED DEBT EXPENSE                                                 5,820,310.78                   0.00                   0.00
LONG-TERM RISK MANAGEMENT ASSETS                                        12,177,502.71                   0.00                   0.00
OTHER DEFERRED DEBITS                                                   47,955,970.55                   0.00          (4,249,437.99)
                                                                 ---------------------  ---------------------  ---------------------
TOTAL DEFERRED CHARGES                                                 106,207,971.48                   0.00          (4,249,437.99)
                                                                 ---------------------  ---------------------  ---------------------

TOTAL ASSETS                                                        $2,581,962,677.45        $225,703,564.05        ($34,462,276.05)
                                                                 =====================  =====================  =====================

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK                                                          $135,659,520.00                  $0.00             ($1,000.00)
PREMIUM ON CAPITAL STOCK                                                         0.00              (3,620.64)                  0.00
PAID-IN CAPITAL                                                        245,003,620.64          43,913,791.64          (4,242,153.08)
RETAINED EARNINGS                                                      359,906,742.39                   0.00          (2,719,344.68)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)                          (43,910,171.00)        (43,910,171.00)                  0.00
                                                                 ---------------------  ---------------------  ---------------------
COMMON SHAREHOLDER'S EQUITY                                            696,659,712.03                   0.00          (6,962,497.76)
CUMULATIVE PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION           4,699,600.00                   0.00                   0.00
LONG-TERM DEBT                                                         741,594,997.01                   0.00          (9,628,562.12)
                                                                 ---------------------  ---------------------  ---------------------
TOTAL CAPITALIZATION                                                 1,442,954,309.04                   0.00         (16,591,059.88)
                                                                 ---------------------  ---------------------  ---------------------

MINORITY INTEREST                                                        1,367,190.61           1,367,190.61                   0.00
                                                                 ---------------------  ---------------------  ---------------------

CURRENT  LIABILITIES
LONG-TERM DEBT DUE WITHIN 1 YR                                         142,714,210.68                   0.00                   0.00
ADVANCES FROM AFFILIATES                                                         0.00                   0.00          (1,820,038.80)
ACCOUNTS PAYABLE - GENERAL                                              37,645,508.97                   0.00                   0.00
ACCOUNTS PAYABLE - AFFILIATED COMPANIES                                 35,138,037.99         (22,099,134.95)         (8,989,201.98)
CUSTOMER DEPOSITS                                                       24,259,934.92                   0.00                   0.00
TAXES ACCRUED                                                           28,690,883.86                   0.00                   0.00
INTEREST ACCRUED                                                        16,851,774.05               1,821.51                   0.00
RISK MANAGEMENT LIABILITIES                                             11,361,450.08                   0.00                   0.00
OBLIGATIONS UNDER CAPITAL LEASES                                         3,158,757.87                   0.00                   0.00
OVER-RECOVERY OF FUEL COST                                               4,177,623.56          11,392,178.49                   0.00
DIVIDENDS DECLARED                                                          57,263.42                   0.00                   0.00
OTHER                                                                   53,696,014.94         (10,375,595.36)         (8,429,166.00)
                                                                 ---------------------  ---------------------  ---------------------
TOTAL CURRENT LIABILITIES                                              357,751,460.34         (21,080,730.31)        (19,238,406.78)
                                                                 ---------------------  ---------------------  ---------------------

DEFERRED CREDITS AND OTHER LIABILITIES
DEFERRED INCOME TAXES                                                  429,778,451.00                   0.00                   0.00
DEFERRED FIT & SIT RECLASS                                             (80,714,472.00)                  0.00                   0.00
LONG-TERM RISK MANAGEMENT LIABILITIES                                    4,667,147.84                   0.00                   0.00
ASSET REMOVAL COSTS                                                    236,408,699.00         236,408,699.00                   0.00
DEFERRED INVESTMENT TAX CREDITS                                         39,864,304.00                   0.00                   0.00
OTHER REGULATORY LIABILTIES                                             21,194,959.04                   0.00                   0.00
UNAMORTIZED GAIN ON REACQUIRED DEBT                                        184,066.02                   0.00                   0.00
ASSET RETIREMENT OBLIGATIONS                                             8,429,166.00           8,429,166.00                   0.00
OBLIGATIONS UNDER CAPITAL LEASES                                        18,383,204.46                   0.00                   0.00
ACCUMULATED PROVISIONS - RATE REFUND                                     8,562,000.00                   0.00                   0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS                                  60,165,014.45          (8,429,166.00)                  0.00
OTHER DEFERRED CREDITS                                                  32,967,177.65           9,008,404.75           1,367,190.61
                                                                 ---------------------  ---------------------  ---------------------
TOTAL DEFERRED CREDITS AND OTHER LIABILITIES                           779,889,717.46         245,417,103.75           1,367,190.61
                                                                 ---------------------  ---------------------  ---------------------

TOTAL CAPITALIZATION & LIABILITIES                                  $2,581,962,677.45        $225,703,564.05        ($34,462,276.05)
                                                                 =====================  =====================  =====================

Item 10 - Consolidating Balance Sheets

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

------------------------------------------------------------------------------------------------------------------------------------

                             DESCRIPTION                              SOUTHWESTERN
                                                                     ELECTRIC POWER          DOLET HILLS           SABINE MINING
                                                                        COMPANY            LIGNITE COMPANY            COMPANY
------------------------------------------------------------------------------------------------------------------------------------

ASSETS:

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT                                         $3,605,376,479.75         $54,461,471.86       $139,621,994.48
ACCUMULATED DEPRECIATION AND AMORTIZATION                            (1,744,363,068.12)        (18,616,481.57)       (91,275,353.31)
                                                                  ---------------------  ---------------------  --------------------
ELECTRIC UTILITY PLANT - NET                                          1,861,013,411.64          35,844,990.29         48,346,641.17
                                                                  ---------------------  ---------------------  --------------------

OTHER PROPERTY AND INVESTMENTS
NON-UTILITY PROPERTY, NET                                                 3,808,010.55                   0.00                  0.00
INVESTMENTS IN SUBSIDIARIES AND ASSOCIATES                               15,415,252.98                   0.00                  0.00
TOTAL OTHER INVESTMENTS                                                   4,518,917.42                   0.00          4,179,728.00
                                                                  ---------------------  ---------------------  --------------------
TOTAL OTHER PROPERTY AND INVESTMENTS                                     23,742,180.95                   0.00          4,179,728.00
                                                                  ---------------------  ---------------------  --------------------

CURRENT ASSETS
CASH AND CASH EQUIVALENTS                                                 8,760,167.09             150,500.00          2,813,685.17
ADVANCES TO AFFILIATES                                                   65,384,536.69           2,911,142.24                  0.00
ACCOUNTS RECEIVABLE - CUSTOMERS                                          26,422,790.18                   0.00                750.83
ACCOUNTS RECEIVABLE - AFFILIATED COMPANIES                               10,405,276.25           3,019,117.62          5,958,432.36
ACCOUNTS RECEIVABLE - ACCRUED UNBILLED REVENUES                          22,099,134.95                   0.00                  0.00
ACCOUNTS RECEIVABLE - MISCELLANEOUS                                      14,868,300.38           2,580,558.72          2,283,614.72
ACCOUNTS RECEIVABLE - ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS               (2,092,942.10)                  0.00                  0.00
FUEL INVENTORY                                                           51,307,459.16           4,119,657.33          8,453,681.25
MATERIALS AND SUPPLIES                                                   29,403,398.67           4,372,000.00                  0.00
REGULATORY ASSET FOR UNDER-RECOVERED FUEL COSTS                                   0.00                   0.00                  0.00
RISK MANAGEMENT ASSETS                                                   19,714,543.12                   0.00                  0.00
MARGIN DEPOSITS                                                                   0.00                   0.00                  0.00
PREPAYMENTS                                                              18,723,501.18             289,290.93             60,842.89
OTHER                                                                     5,127,588.30                   0.00                  0.00
                                                                  ---------------------  ---------------------  --------------------
TOTAL CURRENT ASSETS                                                    270,123,753.88          17,442,266.84         19,571,007.22
                                                                  ---------------------  ---------------------  --------------------

DEFERRED DEBITS AND OTHER ASSETS
REGULATORY ASSETS                                                        75,515,625.10                   0.00                  0.00
FAS 109 DEFERRED FIT RECLASS                                            (37,090,268.00)                  0.00                  0.00
CLEARING ACCOUNTS                                                         1,828,830.34                   0.00                  0.00
UNAMORTIZED DEBT EXPENSE                                                  5,141,732.59             352,488.25            326,089.94
LONG-TERM RISK MANAGEMENT ASSETS                                         12,177,502.71                   0.00                  0.00
OTHER DEFERRED DEBITS                                                     2,541,629.38          34,130,513.16         15,533,266.00
                                                                  ---------------------  ---------------------  --------------------
TOTAL DEFERRED CHARGES                                                   60,115,052.12          34,483,001.41         15,859,355.94
                                                                  ---------------------  ---------------------  --------------------

TOTAL ASSETS                                                         $2,214,994,398.59         $87,770,258.54        $87,956,732.33
                                                                  =====================  =====================  ====================

CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK                                                           $135,659,520.00                  $0.00             $1,000.00
PREMIUM ON CAPITAL STOCK                                                      3,620.64                   0.00                  0.00
PAID-IN CAPITAL                                                         201,089,829.00           4,907,153.08           (665,000.00)
RETAINED EARNINGS                                                       359,906,742.37             688,154.09          2,031,190.61
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)                                     0.00                   0.00                  0.00
                                                                  ---------------------  ---------------------  --------------------
COMMON SHAREHOLDER'S EQUITY                                             696,659,712.01           5,595,307.17          1,367,190.61
CUMULATIVE PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION            4,699,600.00                   0.00                  0.00
LONG-TERM DEBT                                                          673,583,566.92          43,139,992.21         34,500,000.00
                                                                  ---------------------  ---------------------  --------------------
TOTAL CAPITALIZATION                                                  1,374,942,878.93          48,735,299.38         35,867,190.61
                                                                  ---------------------  ---------------------  --------------------

MINORITY INTEREST                                                                 0.00                   0.00                  0.00
                                                                  ---------------------  ---------------------  --------------------

CURRENT  LIABILITIES
LONG-TERM DEBT DUE WITHIN 1 YR                                          132,885,000.00           6,829,210.68          3,000,000.00
ADVANCES FROM AFFILIATES                                                          0.00           1,820,038.80                  0.00
ACCOUNTS PAYABLE - GENERAL                                               35,889,323.37              98,422.00          1,657,763.60
ACCOUNTS PAYABLE - AFFILIATED COMPANIES                                  66,125,081.60             101,293.32                  0.00
CUSTOMER DEPOSITS                                                        24,259,934.92                   0.00                  0.00
TAXES ACCRUED                                                            29,174,084.25          (1,943,546.60)         1,460,346.21
INTEREST ACCRUED                                                         16,254,044.14              40,071.70            555,836.70
RISK MANAGEMENT LIABILITIES                                              10,790,450.08                   0.00            571,000.00
OBLIGATIONS UNDER CAPITAL LEASES                                            328,977.87                   0.00          2,829,780.00
OVER-RECOVERY OF FUEL COST                                               (7,214,554.93)                  0.00                  0.00
DIVIDENDS DECLARED                                                           57,263.42                   0.00                  0.00
OTHER                                                                    56,875,959.75          11,629,566.67          3,995,249.88
                                                                  ---------------------  ---------------------  --------------------
TOTAL CURRENT LIABILITIES                                               365,425,564.47          18,575,056.57         14,069,976.39
                                                                  ---------------------  ---------------------  --------------------

DEFERRED CREDITS AND OTHER LIABILITIES
DEFERRED INCOME TAXES                                                   420,106,254.00           4,069,987.00          5,602,210.00
DEFERRED FIT & SIT RECLASS                                              (80,151,123.00)           (122,502.00)          (440,847.00)
LONG-TERM RISK MANAGEMENT LIABILITIES                                     4,215,147.84                   0.00            452,000.00
ASSET REMOVAL COSTS                                                               0.00                   0.00                  0.00
DEFERRED INVESTMENT TAX CREDITS                                          39,864,304.00                   0.00                  0.00
OTHER REGULATORY LIABILTIES                                              21,194,959.04                   0.00                  0.00
UNAMORTIZED GAIN ON REACQUIRED DEBT                                         184,066.02                   0.00                  0.00
ASSET RETIREMENT OBLIGATIONS                                                      0.00                   0.00                  0.00
OBLIGATIONS UNDER CAPITAL LEASES                                            338,932.46                   0.00         18,044,272.00
ACCUMULATED PROVISIONS - RATE REFUND                                      8,562,000.00                   0.00                  0.00
ACCUMULATED PROVISIONS - MISCELLANEOUS                                   37,999,554.59          16,512,417.59         14,082,208.27
OTHER DEFERRED CREDITS                                                   22,311,860.23                   0.00            279,722.06
                                                                  ---------------------  ---------------------  --------------------
TOTAL DEFERRED CREDITS AND OTHER LIABILITIES                            474,625,955.18          20,459,902.59         38,019,565.33
                                                                  ---------------------  ---------------------  --------------------

TOTAL CAPITALIZATION & LIABILITIES                                   $2,214,994,398.59         $87,770,258.54        $87,956,732.33
                                                                  =====================  =====================  ====================

 Item 10 - Consolidating Statements of Cash Flows

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2003
   (IN THOUSANDS)

Note - Totals and subtotals may be off due to rounding

------------------------------------------------------------------------------------------------------------------------------------
                                                                                   AMERICAN ELECTRIC SEC REPORTING
                                                                                     POWER COMPANY   ADJUSTMENTS/ AMERICAN ELECTRIC
                                                                                     CONSOLIDATED    ELIMINATIONS   POWER COMPANY
------------------------------------------------------------------------------------------------------------------------------------

 OPERATING ACTIVITIES
 NET INCOME (LOSS)                                                                        $109,735      ($231,699)       $106,393
 PLUS: DISCONTINUED OPERATIONS                                                             605,379        605,379               0
                                                                                     -------------- -------------- ---------------
 INCOME FROM CONTINUING OPERATIONS                                                         715,114        373,680         106,393
                                                                                     -------------- -------------- ---------------
 ADJUSTMENTS FOR NONCASH ITEMS
     DEPRECIATION AND AMORTIZATION                                                       1,299,428         (8,753)            147
     DEFERRED INCOME TAXES                                                                 162,844        (15,669)              0
     DEFERRED INVESTMENT TAX CREDITS                                                       (33,326)         1,026               0
     CUMULATIVE EFFECT OF ACCOUNTING CHANGES                                              (192,763)             0               0
     ASSET AND INVESTMENT VALUE IMPAIRMENTS AND OTHER RELATED CHARGES                      720,074              0               0
     AMORTIZATION OF DEFERRED PROPERTY TAXES                                                (2,019)          (222)              0
     AMORTIZATION OF COOK PLANT RESTART COSTS                                               40,000              0               0
     PENSION AND POSTEMPLOYMENT BENEFITS RESERVES                                          (74,000)       (74,000)              0
     MARK-TO-MARKET OF RISK MANAGEMENT CONTRACTS                                          (121,565)        (2,535)              0
     EQUITY (EARNINGS) / LOSS - CONSOLIDATING SUBSIDIARIES                                       0        218,692        (218,692)
 CHANGES IN CERTAIN CURRENT ASSETS AND LIABILITIES
     ACCOUNTS RECEIVABLE, NET                                                              362,644       (405,002)         16,693
     ACCRUED UTILITY REVENUES                                                                    0         20,301               0
     PREPAYMENTS AND OTHER                                                                       0         13,096               0
     FUEL, MATERIALS AND SUPPLIES                                                          (71,038)         8,050               0
     ACCOUNTS PAYABLE                                                                     (631,923)       321,706         (14,555)
     INTEREST ACCRUED                                                                            0        (28,263)              0
     CUSTOMER DEPOSITS                                                                           0         (4,339)              0
     INCENTIVE PLAN ACCRUED                                                                      0          7,210               0
     EMPLOYEE BENEFITS AND OTHER NONCURRENT LIABILITIES                                          0         75,822               0
     TAXES ACCRUED                                                                          86,629            136         (10,491)
 FUEL RECOVERY                                                                             137,987              0               0
 ROCKPORT PLANT UNIT 2                                                                           0          5,571               0
 RATE STABILIZATION DEFERRAL                                                                     0         75,601               0
 CHANGE IN OPERATING RESERVES                                                                    0         46,984               0
 DEFERRAL OF INCREMENTAL NUCLEAR REFUELING OUTAGE EXPENSES                                       0         27,754               0
 CHANGE IN OTHER ASSETS                                                                   (162,409)      (510,613)         19,236
 CHANGE IN OTHER LIABILITIES                                                                72,067       (741,680)        617,471
                                                                                     -------------- -------------- ---------------
 NET CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES                                     2,307,743       (595,447)        516,202
                                                                                     -------------- -------------- ---------------

 INVESTING ACTIVITIES
 CONSTRUCTION EXPENDITURES                                                              (1,358,401)       (15,603)              0
 INVESTMENT IN DISCONTINUED OPERATIONS, NET                                               (614,978)             0               0
 INVESTMENT IN SUBSIDIARIES                                                                     (0)      (489,843)        502,118
 PROCEEDS FROM SALE OF ASSETS                                                               81,768          7,325               0
 OTHER                                                                                       3,723        (13,004)              0
                                                                                     -------------- -------------- ---------------
 NET CASH FLOWS FROM (USED FOR) INVESTING ACTIVITIES                                    (1,887,888)      (511,125)        502,118
                                                                                     -------------- -------------- ---------------

 FINANCING ACTIVITIES
 ISSUANCE OF COMMON STOCK                                                                1,142,206              0       1,142,206
 CAPITAL CONTRIBUTION FROM PARENT                                                                0     (1,118,564)         12,264
 ISSUANCE OF LONG-TERM DEBT                                                              4,761,086           (499)        757,022
 CHANGE IN SHORT-TERM DEBT, NET                                                         (2,781,148)       787,052      (2,132,328)
 CHANGE IN SHORT-TERM DEBT - AFFILIATES                                                          0        565,000               0
 CHANGE IN ADVANCES FROM AFFILIATES, NET                                                         0       (197,282)              0
 RETIREMENT OF LONG-TERM DEBT                                                           (2,707,134)      (124,392)       (311,215)
 RETIREMENT OF LONG-TERM DEBT AFFILIATES                                                         0        475,000               0
 RETIREMENT OF PREFERRED STOCK                                                              (9,122)          (500)              0
 RETIREMENT OF MINORITY INTEREST                                                          (225,000)             0               0
 DIVIDENDS PAID ON CUMULATIVE PREFERRED STOCK                                                    0          4,474               0
 DIVIDENDS PAID ON COMMON STOCK                                                           (618,053)       726,373        (618,053)
                                                                                     -------------- -------------- ---------------
 NET CASH FLOWS FROM (USED FOR) FINANCING ACTIVITIES                                      (437,164)     1,116,662      (1,150,103)
                                                                                     -------------- -------------- ---------------

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                      (17,309)        10,090        (131,783)
 CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                        1,199,449        (23,253)      1,006,665
                                                                                     -------------- -------------- ---------------
 CASH AND CASH EQUIVALENTS AT END OF PERIOD                                              1,182,140        (13,163)        874,882
                                                                                     ============== ============== ===============

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS         (10,090)       (10,090)              0
 CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - BEGINNING OF PERIOD               23,253         23,253               0
                                                                                     -------------- -------------- ---------------
 CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - END OF PERIOD                    $13,163        $13,163              $0
                                                                                     ============== ============== ===============

 Item 10 - Consolidating Statements of Cash Flows

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2003
   (IN THOUSANDS)

Note - Totals and subtotals may be off due to rounding

------------------------------------------------------------------------------------------------------------------------------------
                                                                                    AMERICAN ELECTRIC
                                                                                      POWER SERVICE    AEP TEXAS      AEP MONEY
                                                                                      CORPORATION      POLR, LLC        POOL
------------------------------------------------------------------------------------------------------------------------------------

 OPERATING ACTIVITIES
 NET INCOME (LOSS)                                                                              $0        ($6,429)            $0
 PLUS: DISCONTINUED OPERATIONS                                                                   0              0              0
                                                                                     -------------- -------------- --------------
 INCOME FROM CONTINUING OPERATIONS                                                               0         (6,429)             0
                                                                                     -------------- -------------- --------------
 ADJUSTMENTS FOR NONCASH ITEMS
     DEPRECIATION AND AMORTIZATION                                                           8,618              2              0
     DEFERRED INCOME TAXES                                                                 (36,937)        (1,240)             0
     DEFERRED INVESTMENT TAX CREDITS                                                           (51)             0              0
     CUMULATIVE EFFECT OF ACCOUNTING CHANGES                                                     0              0              0
     ASSET AND INVESTMENT VALUE IMPAIRMENTS AND OTHER RELATED CHARGES                            0              0              0
     AMORTIZATION OF DEFERRED PROPERTY TAXES                                                     0              0              0
     AMORTIZATION OF COOK PLANT RESTART COSTS                                                    0              0              0
     PENSION AND POSTEMPLOYMENT BENEFITS RESERVES
     MARK-TO-MARKET OF RISK MANAGEMENT CONTRACTS                                                 0              0              0
     EQUITY (EARNINGS) / LOSS - CONSOLIDATING SUBSIDIARIES                                       0              0              0
 CHANGES IN CERTAIN CURRENT ASSETS AND LIABILITIES
     ACCOUNTS RECEIVABLE, NET                                                              304,552          8,533        (48,046)
     ACCRUED UTILITY REVENUES                                                                    0              0              0
     PREPAYMENTS AND OTHER                                                                       0              0              0
     FUEL, MATERIALS AND SUPPLIES                                                               13              0              0
     ACCOUNTS PAYABLE                                                                      (67,897)          (568)        31,581
     INTEREST ACCRUED                                                                            0              0              0
     CUSTOMER DEPOSITS                                                                           0              0              0
     INCENTIVE PLAN ACCRUED                                                                      0              0              0
     EMPLOYEE BENEFITS AND OTHER NONCURRENT LIABILITIES                                          0              0              0
     TAXES ACCRUED                                                                           8,799           (192)             0
 FUEL RECOVERY                                                                                   0              0              0
 ROCKPORT PLANT UNIT 2                                                                           0              0              0
 RATE STABILIZATION DEFERRAL                                                                     0              0              0
 CHANGE IN OPERATING RESERVES                                                                    0              0              0
 DEFERRAL OF INCREMENTAL NUCLEAR REFUELING OUTAGE EXPENSES                                       0              0              0
 CHANGE IN OTHER ASSETS                                                                      6,793             (0)        (2,288)
 CHANGE IN OTHER LIABILITIES                                                              (100,511)        (2,260)             0
                                                                                     -------------- -------------- --------------
 NET CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES                                       123,379         (2,155)       (18,752)
                                                                                     -------------- -------------- --------------

 INVESTING ACTIVITIES
 CONSTRUCTION EXPENDITURES                                                                  46,012              0              0
 INVESTMENT IN DISCONTINUED OPERATIONS, NET                                                      0              0              0
 INVESTMENT IN SUBSIDIARIES                                                                      0              0              0
 PROCEEDS FROM SALE OF ASSETS                                                                    0              0              0
 OTHER                                                                                           0              0              0
                                                                                     -------------- -------------- --------------
 NET CASH FLOWS FROM (USED FOR) INVESTING ACTIVITIES                                        46,012              0              0
                                                                                     -------------- -------------- --------------

 FINANCING ACTIVITIES
 ISSUANCE OF COMMON STOCK                                                                        0              0              0
 CAPITAL CONTRIBUTION FROM PARENT                                                                0              0              0
 ISSUANCE OF LONG-TERM DEBT                                                                      0              0              0
 CHANGE IN SHORT-TERM DEBT, NET                                                           (155,669)         3,156         18,752
 CHANGE IN SHORT-TERM DEBT - AFFILIATES                                                          0              0              0
 CHANGE IN ADVANCES FROM AFFILIATES, NET                                                         0              0              0
 RETIREMENT OF LONG-TERM DEBT                                                              (15,100)             0              0
 RETIREMENT OF LONG-TERM DEBT AFFILIATES                                                         0              0              0
 RETIREMENT OF PREFERRED STOCK                                                                   0              0              0
 RETIREMENT OF MINORITY INTEREST                                                                 0              0              0
 DIVIDENDS PAID ON CUMULATIVE PREFERRED STOCK                                                    0              0              0
 DIVIDENDS PAID ON COMMON STOCK                                                                  0              0              0
                                                                                     -------------- -------------- --------------
 NET CASH FLOWS FROM (USED FOR) FINANCING ACTIVITIES                                      (170,769)         3,156         18,752
                                                                                     -------------- -------------- --------------

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                       (1,378)         1,002              0
 CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                            2,998           (969)             0
                                                                                     -------------- -------------- --------------
 CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                  1,620             33              0
                                                                                     ============== ============== ==============

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS               0              0              0
 CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - BEGINNING OF PERIOD                    0              0              0
                                                                                     -------------- -------------- --------------
 CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - END OF PERIOD                         $0             $0             $0
                                                                                     ============== ============== ==============

 Item 10 - Consolidating Statements of Cash Flows

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2003
   (IN THOUSANDS)

Note - Totals and subtotals may be off due to rounding

------------------------------------------------------------------------------------------------------------------------------------

                                                                                      AEP GENERATING  CENTRAL COAL     AEP T&D
                                                                                         COMPANY        COMPANY     SERVICES, LLC
------------------------------------------------------------------------------------------------------------------------------------

 OPERATING ACTIVITIES
 NET INCOME (LOSS)                                                                          $7,964             $0            $28
 PLUS: DISCONTINUED OPERATIONS                                                                   0              0              0
                                                                                     -------------- -------------- --------------
 INCOME FROM CONTINUING OPERATIONS                                                           7,964              0             28
                                                                                     -------------- -------------- --------------
 ADJUSTMENTS FOR NONCASH ITEMS
     DEPRECIATION AND AMORTIZATION                                                          22,686              0              4
     DEFERRED INCOME TAXES                                                                  (5,838)          (110)             9
     DEFERRED INVESTMENT TAX CREDITS                                                        (3,354)             0              0
     CUMULATIVE EFFECT OF ACCOUNTING CHANGES                                                     0              0              0
     ASSET AND INVESTMENT VALUE IMPAIRMENTS AND OTHER RELATED CHARGES                            0              0              0
     AMORTIZATION OF DEFERRED PROPERTY TAXES                                                   (45)             0              0
     AMORTIZATION OF COOK PLANT RESTART COSTS                                                    0              0              0
     PENSION AND POSTEMPLOYMENT BENEFITS RESERVES
     MARK-TO-MARKET OF RISK MANAGEMENT CONTRACTS                                                 0              0              0
     EQUITY (EARNINGS) / LOSS - CONSOLIDATING SUBSIDIARIES                                       0              0              0
 CHANGES IN CERTAIN CURRENT ASSETS AND LIABILITIES
     ACCOUNTS RECEIVABLE, NET                                                               (6,294)            20            105
     ACCRUED UTILITY REVENUES                                                                    0              0              0
     PREPAYMENTS AND OTHER                                                                       0              0              0
     FUEL, MATERIALS AND SUPPLIES                                                             (385)             0              0
     ACCOUNTS PAYABLE                                                                          476            118            (37)
     INTEREST ACCRUED                                                                            0              0              0
     CUSTOMER DEPOSITS                                                                           0              0              0
     INCENTIVE PLAN ACCRUED                                                                      0              0              0
     EMPLOYEE BENEFITS AND OTHER NONCURRENT LIABILITIES                                          0              0              0
     TAXES ACCRUED                                                                           3,743              3            (92)
 FUEL RECOVERY                                                                                   0              0              0
 ROCKPORT PLANT UNIT 2                                                                      (5,571)             0              0
 RATE STABILIZATION DEFERRAL                                                                     0              0              0
 CHANGE IN OPERATING RESERVES                                                                    0              0              0
 DEFERRAL OF INCREMENTAL NUCLEAR REFUELING OUTAGE EXPENSES                                       0              0              0
 CHANGE IN OTHER ASSETS                                                                      3,531            (55)            (5)
 CHANGE IN OTHER LIABILITIES                                                                 1,007            223            (11)
                                                                                     -------------- -------------- --------------
 NET CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES                                        17,920            200              2
                                                                                     -------------- -------------- --------------

 INVESTING ACTIVITIES
 CONSTRUCTION EXPENDITURES                                                                 (22,197)             0              0
 INVESTMENT IN DISCONTINUED OPERATIONS, NET                                                      0              0              0
 INVESTMENT IN SUBSIDIARIES                                                                      0              0              0
 PROCEEDS FROM SALE OF ASSETS                                                                  105              0              0
 OTHER                                                                                           0              0              0
                                                                                     -------------- -------------- --------------
 NET CASH FLOWS FROM (USED FOR) INVESTING ACTIVITIES                                       (22,092)             0              0
                                                                                     -------------- -------------- --------------

 FINANCING ACTIVITIES
 ISSUANCE OF COMMON STOCK                                                                        0              0              0
 CAPITAL CONTRIBUTION FROM PARENT                                                                0              0              0
 ISSUANCE OF LONG-TERM DEBT                                                                      0              0              0
 CHANGE IN SHORT-TERM DEBT, NET                                                                  0           (200)            (2)
 CHANGE IN SHORT-TERM DEBT - AFFILIATES                                                          0              0              0
 CHANGE IN ADVANCES FROM AFFILIATES, NET                                                     8,858              0              0
 RETIREMENT OF LONG-TERM DEBT                                                                    0              0              0
 RETIREMENT OF LONG-TERM DEBT AFFILIATES                                                         0              0              0
 RETIREMENT OF PREFERRED STOCK                                                                   0              0              0
 RETIREMENT OF MINORITY INTEREST                                                                 0              0              0
 DIVIDENDS PAID ON CUMULATIVE PREFERRED STOCK                                                    0              0              0
 DIVIDENDS PAID ON COMMON STOCK                                                             (4,686)             0              0
                                                                                     -------------- -------------- --------------
 NET CASH FLOWS FROM (USED FOR) FINANCING ACTIVITIES                                         4,172           (200)            (2)
                                                                                     -------------- -------------- --------------

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                            0              0             (0)
 CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                                0              0              0
                                                                                     -------------- -------------- --------------
 CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                      0              0             (0)
                                                                                     ============== ============== ==============

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS               0              0              0
 CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - BEGINNING OF PERIOD                    0              0              0
                                                                                     -------------- -------------- --------------
 CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - END OF PERIOD                         $0             $0             $0
                                                                                     ============== ============== ==============

 Item 10 - Consolidating Statements of Cash Flows

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2003
   (IN THOUSANDS)

Note - Totals and subtotals may be off due to rounding

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     APPALACHIAN
                                                                                       INDIANA                          POWER
                                                                                      FRANKLIN       FRANKLIN REAL     COMPANY
                                                                                      REALTY, INC.   ESTATE COMPANY  CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------------------

 OPERATING ACTIVITIES
 NET INCOME (LOSS)                                                                              $0             $0       $280,040
 PLUS: DISCONTINUED OPERATIONS                                                                   0              0              0
                                                                                     -------------- -------------- --------------
 INCOME FROM CONTINUING OPERATIONS                                                               0              0        280,040
                                                                                     -------------- -------------- --------------
 ADJUSTMENTS FOR NONCASH ITEMS
     DEPRECIATION AND AMORTIZATION                                                               0              0        175,772
     DEFERRED INCOME TAXES                                                                       0              0         24,563
     DEFERRED INVESTMENT TAX CREDITS                                                             0              0         (3,146)
     CUMULATIVE EFFECT OF ACCOUNTING CHANGES                                                     0              0        (77,257)
     ASSET AND INVESTMENT VALUE IMPAIRMENTS AND OTHER RELATED CHARGES                            0              0              0
     AMORTIZATION OF DEFERRED PROPERTY TAXES                                                     0              0              0
     AMORTIZATION OF COOK PLANT RESTART COSTS                                                    0              0              0
     PENSION AND POSTEMPLOYMENT BENEFITS RESERVES
     MARK-TO-MARKET OF RISK MANAGEMENT CONTRACTS                                                 0              0         56,409
     EQUITY (EARNINGS) / LOSS - CONSOLIDATING SUBSIDIARIES                                       0              0              0
 CHANGES IN CERTAIN CURRENT ASSETS AND LIABILITIES
     ACCOUNTS RECEIVABLE, NET                                                                   78            214         (6,825)
     ACCRUED UTILITY REVENUES                                                                    0              0              0
     PREPAYMENTS AND OTHER                                                                       0              0              0
     FUEL, MATERIALS AND SUPPLIES                                                                0              0         (1,252)
     ACCOUNTS PAYABLE                                                                          (97)           (80)       (17,611)
     INTEREST ACCRUED                                                                            0              0              0
     CUSTOMER DEPOSITS                                                                           0              0              0
     INCENTIVE PLAN ACCRUED                                                                      0              0         (7,210)
     EMPLOYEE BENEFITS AND OTHER NONCURRENT LIABILITIES                                          0              0              0
     TAXES ACCRUED                                                                               0              1         21,078
 FUEL RECOVERY                                                                                   0              0         74,071
 ROCKPORT PLANT UNIT 2                                                                           0              0              0
 RATE STABILIZATION DEFERRAL                                                                     0              0        (75,601)
 CHANGE IN OPERATING RESERVES                                                                    0              0        (46,984)
 DEFERRAL OF INCREMENTAL NUCLEAR REFUELING OUTAGE EXPENSES                                       0              0              0
 CHANGE IN OTHER ASSETS                                                                          0              0        (17,813)
 CHANGE IN OTHER LIABILITIES                                                                  (131)          (603)        83,042
                                                                                     -------------- -------------- --------------
 NET CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES                                          (151)          (468)       461,276
                                                                                     -------------- -------------- --------------

 INVESTING ACTIVITIES
 CONSTRUCTION EXPENDITURES                                                                       0              0       (288,577)
 INVESTMENT IN DISCONTINUED OPERATIONS, NET                                                      0              0              0
 INVESTMENT IN SUBSIDIARIES                                                                      0              0              0
 PROCEEDS FROM SALE OF ASSETS                                                                    0              0          1,969
 OTHER                                                                                           0              0              0
                                                                                     -------------- -------------- --------------
 NET CASH FLOWS FROM (USED FOR) INVESTING ACTIVITIES                                             0              0       (286,608)
                                                                                     -------------- -------------- --------------

 FINANCING ACTIVITIES
 ISSUANCE OF COMMON STOCK                                                                        0              0              0
 CAPITAL CONTRIBUTION FROM PARENT                                                                0              0              0
 ISSUANCE OF LONG-TERM DEBT                                                                      0              0        580,649
 CHANGE IN SHORT-TERM DEBT, NET                                                                 30           (194)             0
 CHANGE IN SHORT-TERM DEBT - AFFILIATES                                                          0              0              0
 CHANGE IN ADVANCES FROM AFFILIATES, NET                                                         0              0         43,789
 RETIREMENT OF LONG-TERM DEBT                                                                    0              0       (622,737)
 RETIREMENT OF LONG-TERM DEBT AFFILIATES                                                         0              0              0
 RETIREMENT OF PREFERRED STOCK                                                                   0              0         (5,506)
 RETIREMENT OF MINORITY INTEREST                                                                 0              0              0
 DIVIDENDS PAID ON CUMULATIVE PREFERRED STOCK                                                    0              0         (1,001)
 DIVIDENDS PAID ON COMMON STOCK                                                                  0              0       (128,266)
                                                                                     -------------- -------------- --------------
 NET CASH FLOWS FROM (USED FOR) FINANCING ACTIVITIES                                            30           (194)      (133,072)
                                                                                     -------------- -------------- --------------

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                         (120)          (662)        41,596
 CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                              120            662          4,285
                                                                                     -------------- -------------- --------------
 CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                     (0)            (0)        45,881
                                                                                     ============== ============== ==============

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS               0              0              0
 CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - BEGINNING OF PERIOD                    0              0              0
                                                                                     -------------- -------------- --------------
 CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - END OF PERIOD                         $0             $0             $0
                                                                                     ============== ============== ==============

 Item 10 - Consolidating Statements of Cash Flows

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2003
   (IN THOUSANDS)

Note - Totals and subtotals may be off due to rounding

---------------------------------------------------------------------------------------------------------------------------------
                                                                                       COLUMBUS       INDIANA
                                                                                       SOUTHERN       MICHIGAN
                                                                                     POWER COMPANY  POWER COMPANY  KENTUCKY POWER
                                                                                     CONSOLIDATED   CONSOLIDATED      COMPANY
---------------------------------------------------------------------------------------------------------------------------------

 OPERATING ACTIVITIES
 NET INCOME (LOSS)                                                                        $200,430        $86,388        $32,330
 PLUS: DISCONTINUED OPERATIONS                                                                   0              0              0
                                                                                     -------------- -------------- --------------
 INCOME FROM CONTINUING OPERATIONS                                                         200,430         86,388         32,330
                                                                                     -------------- -------------- --------------
 ADJUSTMENTS FOR NONCASH ITEMS
     DEPRECIATION AND AMORTIZATION                                                         135,964        171,281         39,309
     DEFERRED INCOME TAXES                                                                  (4,514)       (14,894)        20,107
     DEFERRED INVESTMENT TAX CREDITS                                                        (3,110)        (7,431)        (1,210)
     CUMULATIVE EFFECT OF ACCOUNTING CHANGES                                               (27,283)         3,160          1,134
     ASSET AND INVESTMENT VALUE IMPAIRMENTS AND OTHER RELATED CHARGES                            0         10,300              0
     AMORTIZATION OF DEFERRED PROPERTY TAXES                                                  (529)             0              0
     AMORTIZATION OF COOK PLANT RESTART COSTS                                                    0         40,000              0
     PENSION AND POSTEMPLOYMENT BENEFITS RESERVES
     MARK-TO-MARKET OF RISK MANAGEMENT CONTRACTS                                            41,830         43,938         15,112
     EQUITY (EARNINGS) / LOSS - CONSOLIDATING SUBSIDIARIES                                       0              0              0
 CHANGES IN CERTAIN CURRENT ASSETS AND LIABILITIES
     ACCOUNTS RECEIVABLE, NET                                                               (5,590)        34,346          2,445
     ACCRUED UTILITY REVENUES                                                                    0              0              0
     PREPAYMENTS AND OTHER                                                                       0              0              0
     FUEL, MATERIALS AND SUPPLIES                                                            6,441        (11,013)           878
     ACCOUNTS PAYABLE                                                                      (59,543)       (69,396)       (45,100)
     INTEREST ACCRUED                                                                        6,730              0              0
     CUSTOMER DEPOSITS                                                                           0              0              0
     INCENTIVE PLAN ACCRUED                                                                      0              0              0
     EMPLOYEE BENEFITS AND OTHER NONCURRENT LIABILITIES                                          0              0              0
     TAXES ACCRUED                                                                          20,681        (29,370)         8,582
 FUEL RECOVERY                                                                                   0         37,501            233
 ROCKPORT PLANT UNIT 2                                                                           0              0              0
 RATE STABILIZATION DEFERRAL                                                                     0              0              0
 CHANGE IN OPERATING RESERVES                                                                    0              0              0
 DEFERRAL OF INCREMENTAL NUCLEAR REFUELING OUTAGE EXPENSES                                       0        (27,754)             0
 CHANGE IN OTHER ASSETS                                                                    (20,563)       (24,302)       (16,588)
 CHANGE IN OTHER LIABILITIES                                                                (8,762)       (19,981)         4,565
                                                                                     -------------- -------------- --------------
 NET CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES                                       282,182        222,773         61,797
                                                                                     -------------- -------------- --------------

 INVESTING ACTIVITIES
 CONSTRUCTION EXPENDITURES                                                                (136,291)      (184,188)       (81,707)
 INVESTMENT IN DISCONTINUED OPERATIONS, NET                                                      0              0              0
 INVESTMENT IN SUBSIDIARIES                                                                      0              0              0
 PROCEEDS FROM SALE OF ASSETS                                                                1,644              0            967
 OTHER                                                                                           0          1,485              0
                                                                                     -------------- -------------- --------------
 NET CASH FLOWS FROM (USED FOR) INVESTING ACTIVITIES                                      (134,647)      (182,703)       (80,740)
                                                                                     -------------- -------------- --------------

 FINANCING ACTIVITIES
 ISSUANCE OF COMMON STOCK                                                                        0              0              0
 CAPITAL CONTRIBUTION FROM PARENT                                                                0              0              0
 ISSUANCE OF LONG-TERM DEBT                                                                643,097         64,434         74,263
 CHANGE IN SHORT-TERM DEBT, NET                                                                  0              0              0
 CHANGE IN SHORT-TERM DEBT - AFFILIATES                                                   (290,000)             0              0
 CHANGE IN ADVANCES FROM AFFILIATES, NET                                                    37,774        290,048         14,710
 RETIREMENT OF LONG-TERM DEBT                                                             (212,500)      (350,000)       (40,000)
 RETIREMENT OF LONG-TERM DEBT AFFILIATES                                                  (160,000)             0        (15,000)
 RETIREMENT OF PREFERRED STOCK                                                                   0         (1,500)             0
 RETIREMENT OF MINORITY INTEREST                                                                 0              0              0
 DIVIDENDS PAID ON CUMULATIVE PREFERRED STOCK                                                    0         (2,375)             0
 DIVIDENDS PAID ON COMMON STOCK                                                           (163,243)       (40,000)       (16,448)
                                                                                     -------------- -------------- --------------
 NET CASH FLOWS FROM (USED FOR) FINANCING ACTIVITIES                                      (144,872)       (39,393)        17,525
                                                                                     -------------- -------------- --------------

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                        2,663            677         (1,418)
 CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                            1,479          3,237          2,304
                                                                                     -------------- -------------- --------------
 CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                  4,142          3,914            886
                                                                                     ============== ============== ==============

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS               0              0              0
 CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - BEGINNING OF PERIOD                    0              0              0
                                                                                     -------------- -------------- --------------
 CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - END OF PERIOD                         $0             $0             $0
                                                                                     ============== ============== ==============

 Item 10 - Consolidating Statements of Cash Flows

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2003
   (IN THOUSANDS)

Note - Totals and subtotals may be off due to rounding

---------------------------------------------------------------------------------------------------------------------------------

                                                                                       KINGSPORT     OHIO POWER       WHEELING
                                                                                         POWER        COMPANY          POWER
                                                                                        COMPANY     CONSOLIDATED      COMPANY
---------------------------------------------------------------------------------------------------------------------------------

 OPERATING ACTIVITIES
 NET INCOME (LOSS)                                                                          $4,729       $375,663        $10,275
 PLUS: DISCONTINUED OPERATIONS                                                                   0              0              0
                                                                                     -------------- -------------- --------------
 INCOME FROM CONTINUING OPERATIONS                                                           4,729        375,663         10,275
                                                                                     -------------- -------------- --------------
 ADJUSTMENTS FOR NONCASH ITEMS
     DEPRECIATION AND AMORTIZATION                                                           3,632        257,417          2,455
     DEFERRED INCOME TAXES                                                                     511         24,482            697
     DEFERRED INVESTMENT TAX CREDITS                                                           (64)        (3,107)           (34)
     CUMULATIVE EFFECT OF ACCOUNTING CHANGES                                                     0       (124,632)             0
     ASSET AND INVESTMENT VALUE IMPAIRMENTS AND OTHER RELATED CHARGES                            0              0              0
     AMORTIZATION OF DEFERRED PROPERTY TAXES                                                     0           (855)           (18)
     AMORTIZATION OF COOK PLANT RESTART COSTS                                                    0              0              0
     PENSION AND POSTEMPLOYMENT BENEFITS RESERVES
     MARK-TO-MARKET OF RISK MANAGEMENT CONTRACTS                                                 0         60,064              0
     EQUITY (EARNINGS) / LOSS - CONSOLIDATING SUBSIDIARIES                                       0              0              0
 CHANGES IN CERTAIN CURRENT ASSETS AND LIABILITIES
     ACCOUNTS RECEIVABLE, NET                                                                  478         16,335            909
     ACCRUED UTILITY REVENUES                                                                    0        (20,301)             0
     PREPAYMENTS AND OTHER                                                                       0        (13,096)             0
     FUEL, MATERIALS AND SUPPLIES                                                               22          2,927             35
     ACCOUNTS PAYABLE                                                                      (10,194)      (173,218)        (6,555)
     INTEREST ACCRUED                                                                            0         21,533              0
     CUSTOMER DEPOSITS                                                                           0          4,339              0
     INCENTIVE PLAN ACCRUED                                                                      0              0              0
     EMPLOYEE BENEFITS AND OTHER NONCURRENT LIABILITIES                                          0        (75,822)             0
     TAXES ACCRUED                                                                           1,187         21,015          1,800
 FUEL RECOVERY                                                                                   0              0              0
 ROCKPORT PLANT UNIT 2                                                                           0              0              0
 RATE STABILIZATION DEFERRAL                                                                     0              0              0
 CHANGE IN OPERATING RESERVES                                                                    0              0              0
 DEFERRAL OF INCREMENTAL NUCLEAR REFUELING OUTAGE EXPENSES                                       0              0              0
 CHANGE IN OTHER ASSETS                                                                         44        (23,302)         4,682
 CHANGE IN OTHER LIABILITIES                                                                  (227)        24,001         (6,153)
                                                                                     -------------- -------------- --------------
 NET CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES                                           118        373,443          8,091
                                                                                     -------------- -------------- --------------

 INVESTING ACTIVITIES
 CONSTRUCTION EXPENDITURES                                                                  (4,121)      (244,312)        (5,472)
 INVESTMENT IN DISCONTINUED OPERATIONS, NET                                                      0              0              0
 INVESTMENT IN SUBSIDIARIES                                                                      0              0              0
 PROCEEDS FROM SALE OF ASSETS                                                                    0          7,301            314
 OTHER                                                                                           0              0              0
                                                                                     -------------- -------------- --------------
 NET CASH FLOWS FROM (USED FOR) INVESTING ACTIVITIES                                        (4,121)      (237,011)        (5,158)
                                                                                     -------------- -------------- --------------

 FINANCING ACTIVITIES
 ISSUANCE OF COMMON STOCK                                                                        0              0              0
 CAPITAL CONTRIBUTION FROM PARENT                                                                0              0              0
 ISSUANCE OF LONG-TERM DEBT                                                                      0        988,914              0
 CHANGE IN SHORT-TERM DEBT, NET                                                              8,196           (671)         1,168
 CHANGE IN SHORT-TERM DEBT - AFFILIATES                                                          0       (275,000)             0
 CHANGE IN ADVANCES FROM AFFILIATES, NET                                                         0       (197,897)             0
 RETIREMENT OF LONG-TERM DEBT                                                                    0       (128,378)             0
 RETIREMENT OF LONG-TERM DEBT AFFILIATES                                                         0       (300,000)             0
 RETIREMENT OF PREFERRED STOCK                                                                   0         (1,603)             0
 RETIREMENT OF MINORITY INTEREST                                                                 0              0              0
 DIVIDENDS PAID ON CUMULATIVE PREFERRED STOCK                                                    0         (1,098)             0
 DIVIDENDS PAID ON COMMON STOCK                                                             (4,000)      (167,734)        (4,000)
                                                                                     -------------- -------------- --------------
 NET CASH FLOWS FROM (USED FOR) FINANCING ACTIVITIES                                         4,196        (83,467)        (2,832)
                                                                                     -------------- -------------- --------------

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                          192         52,965            101
 CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                              (65)         5,285            104
                                                                                     -------------- -------------- --------------
 CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                    127         58,250            205
                                                                                     ============== ============== ==============

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS               0              0              0
 CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - BEGINNING OF PERIOD                    0              0              0
                                                                                     -------------- -------------- --------------
 CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - END OF PERIOD                         $0             $0             $0
                                                                                     ============== ============== ==============

 Item 10 - Consolidating Statements of Cash Flows

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2003
   (IN THOUSANDS)

Note - Totals and subtotals may be off due to rounding

------------------------------------------------------------------------------------------------------------------------------------

                                                                                         AEP             AEP               AEP
                                                                                      INVESTMENTS     RESOURCES      COMMUNICATIONS
                                                                                         INC.            INC.              INC.
------------------------------------------------------------------------------------------------------------------------------------

 OPERATING ACTIVITIES
 NET INCOME (LOSS)                                                                         ($5,018)   ($1,121,424)       ($3,600)
 PLUS: DISCONTINUED OPERATIONS                                                                   0              0              0
                                                                                     -------------- -------------- --------------
 INCOME FROM CONTINUING OPERATIONS                                                          (5,018)    (1,121,424)        (3,600)
                                                                                     -------------- -------------- --------------

 ADJUSTMENTS FOR NONCASH ITEMS
     DEPRECIATION AND AMORTIZATION                                                              59         30,194          1,359
     DEFERRED INCOME TAXES                                                                    (531)        82,744          7,231
     DEFERRED INVESTMENT TAX CREDITS                                                             0              0              0
     CUMULATIVE EFFECT OF ACCOUNTING CHANGES                                                     0         43,610              0
     ASSET AND INVESTMENT VALUE IMPAIRMENTS AND OTHER RELATED CHARGES                            0        573,148              0
     AMORTIZATION OF DEFERRED PROPERTY TAXES                                                     0              0            484
     AMORTIZATION OF COOK PLANT RESTART COSTS                                                    0              0              0
     PENSION AND POSTEMPLOYMENT BENEFITS RESERVES
     MARK-TO-MARKET OF RISK MANAGEMENT CONTRACTS                                                 0       (292,897)             0
     EQUITY (EARNINGS) / LOSS - CONSOLIDATING SUBSIDIARIES                                       0              0              0
 CHANGES IN CERTAIN CURRENT ASSETS AND LIABILITIES
     ACCOUNTS RECEIVABLE, NET                                                                   86        290,857          5,820
     ACCRUED UTILITY REVENUES                                                                    0              0              0
     PREPAYMENTS AND OTHER                                                                       0              0              0
     FUEL, MATERIALS AND SUPPLIES                                                                0       (105,376)            15
     ACCOUNTS PAYABLE                                                                       57,646       (335,097)       (14,145)
     INTEREST ACCRUED                                                                            0              0              0
     CUSTOMER DEPOSITS                                                                           0              0              0
     INCENTIVE PLAN ACCRUED                                                                      0              0              0
     EMPLOYEE BENEFITS AND OTHER NONCURRENT LIABILITIES                                          0              0              0
     TAXES ACCRUED                                                                            (473)       (55,517)        (5,628)
 FUEL RECOVERY                                                                                   0              0              0
 ROCKPORT PLANT UNIT 2                                                                           0              0              0
 RATE STABILIZATION DEFERRAL                                                                     0              0              0
 CHANGE IN OPERATING RESERVES                                                                    0              0              0
 DEFERRAL OF INCREMENTAL NUCLEAR REFUELING OUTAGE EXPENSES                                       0              0              0
 CHANGE IN OTHER ASSETS                                                                    (22,874)       719,450          2,520
 CHANGE IN OTHER LIABILITIES                                                                 2,205        111,553         (1,826)
                                                                                     -------------- -------------- --------------
 NET CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES                                        31,099        (58,755)        (7,772)
                                                                                     -------------- -------------- --------------

 INVESTING ACTIVITIES
 CONSTRUCTION EXPENDITURES                                                                       0        (25,315)             0
 INVESTMENT IN DISCONTINUED OPERATIONS, NET                                                      0       (646,602)             0
 INVESTMENT IN SUBSIDIARIES                                                                 (4,993)        (7,500)             0
 PROCEEDS FROM SALE OF ASSETS                                                                    0          8,200              0
 OTHER                                                                                     (35,517)        23,979          3,790
                                                                                     -------------- -------------- --------------
 NET CASH FLOWS FROM (USED FOR) INVESTING ACTIVITIES                                       (40,510)      (647,238)         3,790
                                                                                     -------------- -------------- --------------

 FINANCING ACTIVITIES
 ISSUANCE OF COMMON STOCK                                                                        0              0              0
 CAPITAL CONTRIBUTION FROM PARENT                                                            7,107      1,097,285              0
 ISSUANCE OF LONG-TERM DEBT                                                                      0              0              0
 CHANGE IN SHORT-TERM DEBT, NET                                                              2,377        (18,148)        29,350
 CHANGE IN SHORT-TERM DEBT - AFFILIATES                                                          0              0              0
 CHANGE IN ADVANCES FROM AFFILIATES, NET                                                         0              0              0
 RETIREMENT OF LONG-TERM DEBT                                                                    0       (139,944)       (25,000)
 RETIREMENT OF LONG-TERM DEBT AFFILIATES                                                         0              0              0
 RETIREMENT OF PREFERRED STOCK                                                                   0              0              0
 RETIREMENT OF MINORITY INTEREST                                                                 0       (225,000)             0
 DIVIDENDS PAID ON CUMULATIVE PREFERRED STOCK                                                    0              0              0
 DIVIDENDS PAID ON COMMON STOCK                                                                  0              0              0
                                                                                     -------------- -------------- --------------
 NET CASH FLOWS FROM (USED FOR) FINANCING ACTIVITIES                                         9,484        714,194          4,350
                                                                                     -------------- -------------- --------------

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                           73          8,200            368
 CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                                7         48,849           (368)
                                                                                     -------------- -------------- --------------
 CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                     80         57,049              0
                                                                                     ============== ============== ==============

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS               0              0              0
 CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - BEGINNING OF PERIOD                    0              0              0
                                                                                     -------------- -------------- --------------
 CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - END OF PERIOD                         $0             $0             $0
                                                                                     ============== ============== ==============

 Item 10 - Consolidating Statements of Cash Flows

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2003
   (IN THOUSANDS)

Note - Totals and subtotals may be off due to rounding

---------------------------------------------------------------------------------------------------------------------------------

                                                                                     AEP UTILITIES
                                                                                      INCORPORATED     AEP C&I       AEP DESERT
                                                                                      CONSOLIDATED   COMPANY, LLC    SKY LP, LLC
---------------------------------------------------------------------------------------------------------------------------------

 OPERATING ACTIVITIES
 NET INCOME (LOSS)                                                                        $375,937           $739          ($595)
 PLUS: DISCONTINUED OPERATIONS                                                                   0              0              0
                                                                                     -------------- -------------- --------------
 INCOME FROM CONTINUING OPERATIONS                                                         375,937            739           (595)
                                                                                     -------------- -------------- --------------
 ADJUSTMENTS FOR NONCASH ITEMS
     DEPRECIATION AND AMORTIZATION                                                         442,140              6              3
     DEFERRED INCOME TAXES                                                                 121,520        (23,326)           106
     DEFERRED INVESTMENT TAX CREDITS                                                       (12,845)             0              0
     CUMULATIVE EFFECT OF ACCOUNTING CHANGES                                               (11,710)             0              0
     ASSET AND INVESTMENT VALUE IMPAIRMENTS AND OTHER RELATED CHARGES                       70,000              0              0
     AMORTIZATION OF DEFERRED PROPERTY TAXES                                                  (833)             0              0
     AMORTIZATION OF COOK PLANT RESTART COSTS                                                    0              0              0
     PENSION AND POSTEMPLOYMENT BENEFITS RESERVES                                                0
     MARK-TO-MARKET OF RISK MANAGEMENT CONTRACTS                                           (31,813)             0              0
     EQUITY (EARNINGS) / LOSS - CONSOLIDATING SUBSIDIARIES                                       0              0              0
 CHANGES IN CERTAIN CURRENT ASSETS AND LIABILITIES
     ACCOUNTS RECEIVABLE, NET                                                              177,577         46,612           (307)
     ACCRUED UTILITY REVENUES                                                                    0              0              0
     PREPAYMENTS AND OTHER                                                                       0              0              0
     FUEL, MATERIALS AND SUPPLIES                                                           24,868          2,529              0
     ACCOUNTS PAYABLE                                                                     (239,486)       (29,204)        44,465
     INTEREST ACCRUED                                                                            0              0              0
     CUSTOMER DEPOSITS                                                                           0              0              0
     INCENTIVE PLAN ACCRUED                                                                      0              0              0
     EMPLOYEE BENEFITS AND OTHER NONCURRENT LIABILITIES                                          0              0              0
     TAXES ACCRUED                                                                         131,381        (44,760)        (3,445)
 FUEL RECOVERY                                                                              26,182              0              0
 ROCKPORT PLANT UNIT 2                                                                           0              0              0
 RATE STABILIZATION DEFERRAL                                                                     0              0              0
 CHANGE IN OPERATING RESERVES                                                                    0              0              0
 DEFERRAL OF INCREMENTAL NUCLEAR REFUELING OUTAGE EXPENSES                                       0              0              0
 CHANGE IN OTHER ASSETS                                                                   (224,440)         2,110          6,416
 CHANGE IN OTHER LIABILITIES                                                               128,860         24,207        (46,931)
                                                                                     -------------- -------------- --------------
 NET CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES                                       977,338        (21,087)          (287)
                                                                                     -------------- -------------- --------------

 INVESTING ACTIVITIES
 CONSTRUCTION EXPENDITURES                                                                (396,630)             0              0
 INVESTMENT IN DISCONTINUED OPERATIONS, NET                                                 31,624              0              0
 INVESTMENT IN SUBSIDIARIES                                                                    836           (618)             0
 PROCEEDS FROM SALE OF ASSETS                                                               14,805              0              0
 OTHER                                                                                      22,990              0              0
                                                                                     -------------- -------------- --------------
 NET CASH FLOWS FROM (USED FOR) INVESTING ACTIVITIES                                      (326,375)          (618)             0
                                                                                     -------------- -------------- --------------

 FINANCING ACTIVITIES
 ISSUANCE OF COMMON STOCK                                                                        0              0              0
 CAPITAL CONTRIBUTION FROM PARENT                                                           (3,651)        (6,872)             0
 ISSUANCE OF LONG-TERM DEBT                                                              1,653,206              0              0
 CHANGE IN SHORT-TERM DEBT, NET                                                         (1,372,397)        23,490            287
 CHANGE IN SHORT-TERM DEBT - AFFILIATES                                                          0              0              0
 CHANGE IN ADVANCES FROM AFFILIATES, NET                                                         0              0              0
 RETIREMENT OF LONG-TERM DEBT                                                             (738,609)             0              0
 RETIREMENT OF LONG-TERM DEBT AFFILIATES                                                         0              0              0
 RETIREMENT OF PREFERRED STOCK                                                                 (13)             0              0
 RETIREMENT OF MINORITY INTEREST                                                                 0              0              0
 DIVIDENDS PAID ON CUMULATIVE PREFERRED STOCK                                                    0              0              0
 DIVIDENDS PAID ON COMMON STOCK                                                           (183,996)             0              0
                                                                                     -------------- -------------- --------------
 NET CASH FLOWS FROM (USED FOR) FINANCING ACTIVITIES                                      (645,460)        16,618            287
                                                                                     -------------- -------------- --------------

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                        5,503         (5,087)            (0)
 CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                          124,279          5,120              0
                                                                                     -------------- -------------- --------------
 CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                129,782             33             (0)
                                                                                     ============== ============== ==============

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS               0              0              0
 CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - BEGINNING OF PERIOD                    0              0              0
                                                                                     -------------- -------------- --------------
 CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - END OF PERIOD                         $0             $0             $0
                                                                                     ============== ============== ==============

 Item 10 - Consolidating Statements of Cash Flows

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2003
   (IN THOUSANDS)

Note - Totals and subtotals may be off due to rounding

------------------------------------------------------------------------------------------------------------------------------------

                                                                                       AEP DESERT         AEP          AEP POWER
                                                                                     SKY LP II, LLC    COAL, INC.   MARKETING, INC.
------------------------------------------------------------------------------------------------------------------------------------

 OPERATING ACTIVITIES
 NET INCOME (LOSS)                                                                          $2,857       ($41,382)       $14,640
 PLUS: DISCONTINUED OPERATIONS                                                                   0              0              0
                                                                                     -------------- -------------- --------------
 INCOME FROM CONTINUING OPERATIONS                                                           2,857        (41,382)        14,640
                                                                                     -------------- -------------- --------------
 ADJUSTMENTS FOR NONCASH ITEMS
     DEPRECIATION AND AMORTIZATION                                                           9,053          6,014              0
     DEFERRED INCOME TAXES                                                                   1,968        (19,224)         4,165
     DEFERRED INVESTMENT TAX CREDITS                                                             0              0              0
     CUMULATIVE EFFECT OF ACCOUNTING CHANGES                                                   215              0              0
     ASSET AND INVESTMENT VALUE IMPAIRMENTS AND OTHER RELATED CHARGES                            0         66,626              0
     AMORTIZATION OF DEFERRED PROPERTY TAXES                                                     0              0              0
     AMORTIZATION OF COOK PLANT RESTART COSTS                                                    0              0              0
     PENSION AND POSTEMPLOYMENT BENEFITS RESERVES
     MARK-TO-MARKET OF RISK MANAGEMENT CONTRACTS                                                 0              0        (11,900)
     EQUITY (EARNINGS) / LOSS - CONSOLIDATING SUBSIDIARIES                                       0              0              0
 CHANGES IN CERTAIN CURRENT ASSETS AND LIABILITIES
     ACCOUNTS RECEIVABLE, NET                                                              (57,916)         5,477        (42,206)
     ACCRUED UTILITY REVENUES                                                                    0              0              0
     PREPAYMENTS AND OTHER                                                                       0              0              0
     FUEL, MATERIALS AND SUPPLIES                                                                0         (1,654)             0
     ACCOUNTS PAYABLE                                                                        8,048         (2,971)        18,480
     INTEREST ACCRUED                                                                            0              0              0
     CUSTOMER DEPOSITS                                                                           0              0              0
     INCENTIVE PLAN ACCRUED                                                                      0              0              0
     EMPLOYEE BENEFITS AND OTHER NONCURRENT LIABILITIES                                          0              0              0
     TAXES ACCRUED                                                                           1,396            153          3,572
 FUEL RECOVERY                                                                                   0              0              0
 ROCKPORT PLANT UNIT 2                                                                           0              0              0
 RATE STABILIZATION DEFERRAL                                                                     0              0              0
 CHANGE IN OPERATING RESERVES                                                                    0              0              0
 DEFERRAL OF INCREMENTAL NUCLEAR REFUELING OUTAGE EXPENSES                                       0              0              0
 CHANGE IN OTHER ASSETS                                                                     (4,487)        (7,664)            (0)
 CHANGE IN OTHER LIABILITIES                                                                46,260         (6,352)         2,118
                                                                                     -------------- -------------- --------------
 NET CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES                                         7,393           (976)       (11,130)
                                                                                     -------------- -------------- --------------

 INVESTING ACTIVITIES
 CONSTRUCTION EXPENDITURES                                                                       0              0              0
 INVESTMENT IN DISCONTINUED OPERATIONS, NET                                                      0              0              0
 INVESTMENT IN SUBSIDIARIES                                                                      0              0              0
 PROCEEDS FROM SALE OF ASSETS                                                                    0          6,072              0
 OTHER                                                                                           0              0              0
                                                                                     -------------- -------------- --------------
 NET CASH FLOWS FROM (USED FOR) INVESTING ACTIVITIES                                             0          6,072              0
                                                                                     -------------- -------------- --------------

 FINANCING ACTIVITIES
 ISSUANCE OF COMMON STOCK                                                                        0              0              0
 CAPITAL CONTRIBUTION FROM PARENT                                                                0              0              0
 ISSUANCE OF LONG-TERM DEBT                                                                      0              0              0
 CHANGE IN SHORT-TERM DEBT, NET                                                                998         (6,694)        11,130
 CHANGE IN SHORT-TERM DEBT - AFFILIATES                                                          0              0              0
 CHANGE IN ADVANCES FROM AFFILIATES, NET                                                         0              0              0
 RETIREMENT OF LONG-TERM DEBT                                                               (6,759)             0              0
 RETIREMENT OF LONG-TERM DEBT AFFILIATES                                                         0              0              0
 RETIREMENT OF PREFERRED STOCK                                                                   0              0              0
 RETIREMENT OF MINORITY INTEREST                                                                 0              0              0
 DIVIDENDS PAID ON CUMULATIVE PREFERRED STOCK                                                    0              0              0
 DIVIDENDS PAID ON COMMON STOCK                                                                  0              0              0
                                                                                     -------------- -------------- --------------
 NET CASH FLOWS FROM (USED FOR) FINANCING ACTIVITIES                                        (5,761)        (6,694)        11,130
                                                                                     -------------- -------------- --------------

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                        1,631         (1,598)            (0)
 CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                           13,360          4,225              0
                                                                                     -------------- -------------- --------------
 CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                 14,991          2,627             (0)
                                                                                     ============== ============== ==============

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS               0              0              0
 CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - BEGINNING OF PERIOD                    0              0              0
                                                                                     -------------- -------------- --------------
 CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - END OF PERIOD                         $0             $0             $0
                                                                                     ============== ============== ==============

 Item 10 - Consolidating Statements of Cash Flows

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2003
   (IN THOUSANDS)

Note - Totals and subtotals may be off due to rounding

------------------------------------------------------------------------------------------------------------------


                                                                                         AEP PRO         MUTUAL
                                                                                        SERV, INC.     ENERGY LLC
------------------------------------------------------------------------------------------------------------------

 OPERATING ACTIVITIES
 NET INCOME (LOSS)                                                                         ($6,361)       $27,833
 PLUS: DISCONTINUED OPERATIONS                                                                   0              0
                                                                                     -------------- --------------
 INCOME FROM CONTINUING OPERATIONS                                                          (6,361)        27,833
                                                                                     -------------- --------------
 ADJUSTMENTS FOR NONCASH ITEMS
     DEPRECIATION AND AMORTIZATION                                                           1,708            358
     DEFERRED INCOME TAXES                                                                     661         (3,634)
     DEFERRED INVESTMENT TAX CREDITS                                                             0              0
     CUMULATIVE EFFECT OF ACCOUNTING CHANGES                                                     0              0
     ASSET AND INVESTMENT VALUE IMPAIRMENTS AND OTHER RELATED CHARGES                            0              0
     AMORTIZATION OF DEFERRED PROPERTY TAXES                                                     0              0
     AMORTIZATION OF COOK PLANT RESTART COSTS                                                    0              0
     PENSION AND POSTEMPLOYMENT BENEFITS RESERVES
     MARK-TO-MARKET OF RISK MANAGEMENT CONTRACTS                                                 0            227
     EQUITY (EARNINGS) / LOSS - CONSOLIDATING SUBSIDIARIES                                       0              0
 CHANGES IN CERTAIN CURRENT ASSETS AND LIABILITIES
     ACCOUNTS RECEIVABLE, NET                                                               18,235          5,457
     ACCRUED UTILITY REVENUES                                                                    0              0
     PREPAYMENTS AND OTHER                                                                       0              0
     FUEL, MATERIALS AND SUPPLIES                                                               86          2,778
     ACCOUNTS PAYABLE                                                                      (21,530)        (7,162)
     INTEREST ACCRUED                                                                            0              0
     CUSTOMER DEPOSITS                                                                           0              0
     INCENTIVE PLAN ACCRUED                                                                      0              0
     EMPLOYEE BENEFITS AND OTHER NONCURRENT LIABILITIES                                          0              0
     TAXES ACCRUED                                                                          15,796         (2,727)
 FUEL RECOVERY                                                                                   0              0
 ROCKPORT PLANT UNIT 2                                                                           0              0
 RATE STABILIZATION DEFERRAL                                                                     0              0
 CHANGE IN OPERATING RESERVES                                                                    0              0
 DEFERRAL OF INCREMENTAL NUCLEAR REFUELING OUTAGE EXPENSES                                       0              0
 CHANGE IN OTHER ASSETS                                                                      2,645        (54,842)
 CHANGE IN OTHER LIABILITIES                                                               (39,723)         1,706
                                                                                     -------------- --------------
 NET CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES                                       (28,483)       (30,006)
                                                                                     -------------- --------------

 INVESTING ACTIVITIES
 CONSTRUCTION EXPENDITURES                                                                       0              0
 INVESTMENT IN DISCONTINUED OPERATIONS, NET                                                      0              0
 INVESTMENT IN SUBSIDIARIES                                                                      0              0
 PROCEEDS FROM SALE OF ASSETS                                                                    0         33,066
 OTHER                                                                                           0              0
                                                                                     -------------- --------------
 NET CASH FLOWS FROM (USED FOR) INVESTING ACTIVITIES                                             0         33,066
                                                                                     -------------- --------------

 FINANCING ACTIVITIES
 ISSUANCE OF COMMON STOCK                                                                        0              0
 CAPITAL CONTRIBUTION FROM PARENT                                                           12,431              0
 ISSUANCE OF LONG-TERM DEBT                                                                      0              0
 CHANGE IN SHORT-TERM DEBT, NET                                                              8,070         11,099
 CHANGE IN SHORT-TERM DEBT - AFFILIATES                                                          0              0
 CHANGE IN ADVANCES FROM AFFILIATES, NET                                                         0              0
 RETIREMENT OF LONG-TERM DEBT                                                                7,500              0
 RETIREMENT OF LONG-TERM DEBT AFFILIATES                                                         0              0
 RETIREMENT OF PREFERRED STOCK                                                                   0              0
 RETIREMENT OF MINORITY INTEREST                                                                 0              0
 DIVIDENDS PAID ON CUMULATIVE PREFERRED STOCK                                                    0              0
 DIVIDENDS PAID ON COMMON STOCK                                                                  0        (14,000)
                                                                                     -------------- --------------
 NET CASH FLOWS FROM (USED FOR) FINANCING ACTIVITIES                                        28,001         (2,901)
                                                                                     -------------- --------------

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                         (482)           159
 CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                            1,284           (159)
                                                                                     -------------- --------------
 CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                    802             (0)
                                                                                     ============== ==============

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS               0              0
 CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - BEGINNING OF PERIOD                    0              0
                                                                                     -------------- --------------
 CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - END OF PERIOD                         $0             $0
                                                                                     ============== ==============

 Item 10 - Consolidating Statements of Cash Flows

AEP UTILITIES, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2003
  (IN THOUSANDS)

Note - Totals and subtotals may be off due to rounding

------------------------------------------------------------------------------------------------------------------------------------
                                                                                     AEP UTILITIES   AEP UTILITIES
                                                                                      INCORPORATED    INCORPORATED   AEP UTILITIES
                                                                                      CONSOLIDATED    ELIMINATIONS    INCORPORATED
------------------------------------------------------------------------------------------------------------------------------------

 OPERATING ACTIVITIES
 NET INCOME (LOSS)                                                                        $375,937      ($393,273)      $375,938
 PLUS: DISCONTINUED OPERATIONS                                                                   0              0              0
                                                                                      -------------  -------------  -------------
 INCOME FROM CONTINUING OPERATIONS                                                         375,937       (393,273)       375,938
                                                                                      -------------  -------------  -------------
 ADJUSTMENTS FOR NONCASH ITEMS
     DEPRECIATION AND AMORTIZATION                                                         442,140              0            431
     EXTRAORDINARY LOSS - NET OF TAX                                                             0           (177)             0
     DEFERRED INCOME TAXES                                                                 121,520              0          8,389
     DEFERRED INVESTMENT TAX CREDITS                                                       (12,845)            (2)             0
     PENSION AND POSTEMPLOYMENT BENEFITS RESERVES                                                0
     CUMULATIVE EFFECT OF ACCOUNTING CHANGES                                               (11,710)             0              0
     ASSET AND INVESTMENT VALUE IMPAIRMENTS AND OTHER RELATED CHARGES                       70,000              0              0
     AMORTIZATION OF DEFERRED PROPERTY TAXES                                                  (833)             0              0
     AMORTIZATION OF COOK PLANT RESTART COSTS                                                    0              0              0
     MARK-TO-MARKET OF RISK MANAGEMENT CONTRACTS                                           (31,813)       (10,511)             0
     WHOLESALE CAPACITY AUCTION TRUE-UP                                                          0        218,000              0
     EQUITY (EARNINGS) / LOSS - CONSOLIDATING SUBSIDIARIES                                       0        392,486       (392,486)
 CHANGES IN CERTAIN CURRENT ASSETS AND LIABILITIES
     ACCOUNTS RECEIVABLE, NET                                                              177,577        136,202         (5,893)
     FUEL, MATERIALS AND SUPPLIES                                                           24,868             (1)             0
     ACCOUNTS PAYABLE                                                                     (239,486)      (139,309)       (16,758)
     INTEREST ACCRUED                                                                            0          8,009              0
     TAXES ACCRUED                                                                         131,381              1         11,154
 FUEL RECOVERY                                                                              26,182         (4,541)             0
 CHANGE IN OTHER ASSETS                                                                   (224,440)      (227,824)         2,945
 CHANGE IN OTHER LIABILITIES                                                               128,860       (214,551)       165,989
                                                                                      -------------  -------------  -------------
 NET CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES                                       977,339       (235,491)       149,708
                                                                                      -------------  -------------  -------------

 INVESTING ACTIVITIES
 CONSTRUCTION EXPENDITURES                                                                (396,630)             0           (237)
 INVESTMENT IN DISCONTINUED OPERATIONS, NET                                                 31,624              0              0
 INVESTMENT IN SUBSIDIARIES                                                                    836         18,467        (18,467)
 PROCEEDS FROM SALE OF ASSETS                                                               14,805              0              0
 OTHER                                                                                      22,990              0              0
                                                                                      -------------  -------------  -------------
 NET CASH FLOWS FROM (USED FOR) INVESTING ACTIVITIES                                      (326,375)        18,467        (18,704)
                                                                                      -------------  -------------  -------------

 FINANCING ACTIVITIES
 ISSUANCE OF COMMON STOCK                                                                        0              0              0
 CAPITAL CONTRIBUTION FROM PARENT                                                           (3,651)       (11,294)        55,758
 ISSUANCE OF LONG-TERM DEBT                                                              1,653,206              1              0
 CHANGE IN SHORT-TERM DEBT, NET                                                         (1,372,397)    (1,227,450)        21,596
 CHANGE IN SHORT-TERM DEBT AFFILIATES                                                            0        775,000              0
 CHANGE IN ADVANCES FROM AFFILIATES, NET                                                         0        452,366              0
 RETIREMENT OF LONG-TERM DEBT                                                             (738,609)             0              0
 RETIREMENT OF PREFERRED STOCK                                                                 (13)            (1)             0
 RETIREMENT OF MINORITY INTEREST                                                                 0              0              0
 DIVIDENDS PAID ON CUMULATIVE PREFERRED STOCK                                                   (0)           787              0
 DIVIDENDS PAID ON COMMON STOCK                                                           (183,996)       227,619       (183,997)
                                                                                      -------------  -------------  -------------
 NET CASH FLOWS FROM (USED FOR) FINANCING ACTIVITIES                                      (645,461)       217,028       (106,643)
                                                                                      -------------  -------------  -------------

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                        5,503              4         24,361
 CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                          124,279              0              5
                                                                                      -------------  -------------  -------------
 CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                129,782              4         24,366
                                                                                      =============  =============  =============

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS               0              0              0
 CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - BEGINNING OF PERIOD                    0              0              0
                                                                                      -------------  -------------  -------------
 CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - END OF PERIOD                         $0             $0             $0
                                                                                      =============  =============  =============

 Item 10 - Consolidating Statements of Cash Flows

AEP UTILITIES, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2003
  (IN THOUSANDS)

Note - Totals and subtotals may be off due to rounding

---------------------------------------------------------------------------------------------------------------------------------


                                                                                       AEP CREDIT      ENERSHOP      CSW LEASING
                                                                                      INCORPORATED   INCORPORATED   INCORPORATED
---------------------------------------------------------------------------------------------------------------------------------

 OPERATING ACTIVITIES
 NET INCOME (LOSS)                                                                          $4,356          ($985)           ($0)
 PLUS: DISCONTINUED OPERATIONS                                                                   0              0              0
                                                                                      -------------  -------------  -------------
 INCOME FROM CONTINUING OPERATIONS                                                           4,356           (985)            (0)
                                                                                      -------------  -------------  -------------
 ADJUSTMENTS FOR NONCASH ITEMS
     DEPRECIATION AND AMORTIZATION                                                               0              1              0
     EXTRAORDINARY LOSS - NET OF TAX                                                             0              0              0
     DEFERRED INCOME TAXES                                                                   5,120            (54)             0
     DEFERRED INVESTMENT TAX CREDITS                                                             0              0              0
     PENSION AND POSTEMPLOYMENT BENEFITS RESERVES
     CUMULATIVE EFFECT OF ACCOUNTING CHANGES                                                     0              0              0
     ASSET AND INVESTMENT VALUE IMPAIRMENTS AND OTHER RELATED CHARGES                            0              0              0
     AMORTIZATION OF DEFERRED PROPERTY TAXES                                                     0              0              0
     AMORTIZATION OF COOK PLANT RESTART COSTS                                                    0              0              0
     MARK-TO-MARKET OF RISK MANAGEMENT CONTRACTS                                                 0              0              0
     WHOLESALE CAPACITY AUCTION TRUE-UP                                                          0              0              0
     EQUITY (EARNINGS) / LOSS - CONSOLIDATING SUBSIDIARIES                                       0              0              0
 CHANGES IN CERTAIN CURRENT ASSETS AND LIABILITIES
     ACCOUNTS RECEIVABLE, NET                                                              (44,884)           744              0
     FUEL, MATERIALS AND SUPPLIES                                                                0              0              0
     ACCOUNTS PAYABLE                                                                      (13,530)          (182)            (6)
     INTEREST ACCRUED                                                                            0              0              0
     TAXES ACCRUED                                                                          (4,284)           168         15,599
 FUEL RECOVERY                                                                                   0              0              0
 CHANGE IN OTHER ASSETS                                                                       (358)           449              0
 CHANGE IN OTHER LIABILITIES                                                                (5,021)        19,909         44,749
                                                                                      -------------  -------------  -------------
 NET CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES                                       (58,601)        20,051         60,343
                                                                                      -------------  -------------  -------------

 INVESTING ACTIVITIES
 CONSTRUCTION EXPENDITURES                                                                       0              0              0
 INVESTMENT IN DISCONTINUED OPERATIONS, NET                                                      0              0              0
 INVESTMENT IN SUBSIDIARIES                                                                      0              0              0
 PROCEEDS FROM SALE OF ASSETS                                                                    0              0              0
 OTHER                                                                                           0              0              0
                                                                                      -------------  -------------  -------------
 NET CASH FLOWS FROM (USED FOR) INVESTING ACTIVITIES                                             0              0              0
                                                                                      -------------  -------------  -------------

 FINANCING ACTIVITIES
 ISSUANCE OF COMMON STOCK                                                                        0              0              0
 CAPITAL CONTRIBUTION FROM PARENT                                                           (1,184)            (1)       (60,349)
 ISSUANCE OF LONG-TERM DEBT                                                                      0              0              0
 CHANGE IN SHORT-TERM DEBT, NET                                                             59,784         (6,003)             0
 CHANGE IN SHORT-TERM DEBT AFFILIATES                                                            0              0              0
 CHANGE IN ADVANCES FROM AFFILIATES, NET                                                         0              0              0
 RETIREMENT OF LONG-TERM DEBT                                                                    0        (15,000)             0
 RETIREMENT OF PREFERRED STOCK                                                                   0              0              0
 RETIREMENT OF MINORITY INTEREST                                                                 0              0              0
 DIVIDENDS PAID ON CUMULATIVE PREFERRED STOCK                                                    0              0              0
 DIVIDENDS PAID ON COMMON STOCK                                                                  0            985            (38)
                                                                                      -------------  -------------  -------------
 NET CASH FLOWS FROM (USED FOR) FINANCING ACTIVITIES                                        58,601        (20,020)       (60,387)
                                                                                      -------------  -------------  -------------

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                           (1)            31            (44)
 CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                                0            (32)            44
                                                                                      -------------  -------------  -------------
 CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                     (1)            (1)             0
                                                                                      =============  =============  =============

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS               0              0              0
 CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - BEGINNING OF PERIOD                    0              0              0
                                                                                      -------------  -------------  -------------
 CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - END OF PERIOD                         $0             $0             $0
                                                                                      =============  =============  =============

 Item 10 - Consolidating Statements of Cash Flows

AEP UTILITIES, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2003
  (IN THOUSANDS)

Note - Totals and subtotals may be off due to rounding

------------------------------------------------------------------------------------------------------------------------------------

                                                                                   AEP TEXAS CENTRAL PUBLIC SERVICE
                                                                                        COMPANY        COMPANY OF    AEP TEXAS NORTH
                                                                                      CONSOLIDATED      OKLAHOMA         COMPANY
------------------------------------------------------------------------------------------------------------------------------------

 OPERATING ACTIVITIES
 NET INCOME (LOSS)                                                                        $217,669        $53,891        $58,557
 PLUS: DISCONTINUED OPERATIONS                                                                   0              0              0
                                                                                      -------------  -------------  -------------
 INCOME FROM CONTINUING OPERATIONS                                                         217,669         53,891         58,557
                                                                                      -------------  -------------  -------------
 ADJUSTMENTS FOR NONCASH ITEMS
     DEPRECIATION AND AMORTIZATION                                                         189,130         86,455         36,242
     EXTRAORDINARY LOSS - NET OF TAX                                                             0              0            177
     DEFERRED INCOME TAXES                                                                  19,393        (14,641)        (3,493)
     DEFERRED INVESTMENT TAX CREDITS                                                        (5,207)        (1,790)        (1,520)
     PENSION AND POSTEMPLOYMENT BENEFITS RESERVES
     CUMULATIVE EFFECT OF ACCOUNTING CHANGES                                                  (122)             0         (3,071)
     ASSET AND INVESTMENT VALUE IMPAIRMENTS AND OTHER RELATED CHARGES                            0              0              0
     AMORTIZATION OF DEFERRED PROPERTY TAXES                                                     0              0              0
     AMORTIZATION OF COOK PLANT RESTART COSTS                                                    0              0              0
     MARK-TO-MARKET OF RISK MANAGEMENT CONTRACTS                                            (6,341)             0         (2,558)
     WHOLESALE CAPACITY AUCTION TRUE-UP                                                   (218,000)             0              0
     EQUITY (EARNINGS) / LOSS - CONSOLIDATING SUBSIDIARIES                                       0              0              0
 CHANGES IN CERTAIN CURRENT ASSETS AND LIABILITIES
     ACCOUNTS RECEIVABLE, NET                                                               15,190         (2,588)        14,393
     FUEL, MATERIALS AND SUPPLIES                                                           15,850            892          2,460
     ACCOUNTS PAYABLE                                                                       55,772        (33,231)       (40,140)
     INTEREST ACCRUED                                                                       (8,009)             0              0
     TAXES ACCRUED                                                                          42,227         20,303         19,180
 FUEL RECOVERY                                                                                   0         52,300              0
 CHANGE IN OTHER ASSETS                                                                     30,341        (10,421)        (8,955)
 CHANGE IN OTHER LIABILITIES                                                                19,330         14,987          5,996
                                                                                      -------------  -------------  -------------
 NET CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES                                       367,223        166,157         77,268
                                                                                      -------------  -------------  -------------

 INVESTING ACTIVITIES
 CONSTRUCTION EXPENDITURES                                                                (141,771)       (86,815)       (46,683)
 INVESTMENT IN DISCONTINUED OPERATIONS, NET                                                      0              0              0
 INVESTMENT IN SUBSIDIARIES                                                                      0              0              0
 PROCEEDS FROM SALE OF ASSETS                                                                7,455          2,862            688
 OTHER                                                                                           0              0              0
                                                                                      -------------  -------------  -------------
 NET CASH FLOWS FROM (USED FOR) INVESTING ACTIVITIES                                      (134,316)       (83,953)       (45,995)
                                                                                      -------------  -------------  -------------

 FINANCING ACTIVITIES
 ISSUANCE OF COMMON STOCK                                                                        0              0              0
 CAPITAL CONTRIBUTION FROM PARENT                                                                0         50,000              0
 ISSUANCE OF LONG-TERM DEBT                                                                953,136        148,734        222,455
 CHANGE IN SHORT-TERM DEBT, NET                                                                  0              0              0
 CHANGE IN SHORT-TERM DEBT AFFILIATES                                                     (650,000)             0       (125,000)
 CHANGE IN ADVANCES FROM AFFILIATES, NET                                                  (187,410)       (53,241)      (122,000)
 RETIREMENT OF LONG-TERM DEBT                                                             (247,127)      (200,000)             0
 RETIREMENT OF PREFERRED STOCK                                                                  (2)             0            (10)
 RETIREMENT OF MINORITY INTEREST                                                                 0              0              0
 DIVIDENDS PAID ON CUMULATIVE PREFERRED STOCK                                                 (241)          (213)          (104)
 DIVIDENDS PAID ON COMMON STOCK                                                           (120,801)       (30,000)        (4,970)
                                                                                      -------------  -------------  -------------
 NET CASH FLOWS FROM (USED FOR) FINANCING ACTIVITIES                                      (252,445)       (84,720)       (29,629)
                                                                                      -------------  -------------  -------------

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                      (19,538)        (2,516)         1,644
 CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                           85,420         16,774          1,219
                                                                                      -------------  -------------  -------------
 CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                 65,882         14,258          2,863
                                                                                      =============  =============  =============

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS               0              0              0
 CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - BEGINNING OF PERIOD                    0              0              0
                                                                                      -------------  -------------  -------------
 CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - END OF PERIOD                         $0             $0             $0
                                                                                      =============  =============  =============

 Item 10 - Consolidating Statements of Cash Flows

AEP UTILITIES, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2003
  (IN THOUSANDS)

Note - Totals and subtotals may be off due to rounding

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                      SOUTHWESTERN
                                                                                                     ELECTRIC POWER
                                                                                       CSW ENERGY       COMPANY    CSW INTERNATIONAL
                                                                                      INCORPORATED    CONSOLIDATED    INCORPORATED
------------------------------------------------------------------------------------------------------------------------------------

 OPERATING ACTIVITIES
 NET INCOME (LOSS)                                                                        ($43,719)       $98,141        $16,184
 PLUS: DISCONTINUED OPERATIONS                                                                   0              0              0
                                                                                      -------------  -------------  -------------
 INCOME FROM CONTINUING OPERATIONS                                                         (43,719)        98,141         16,184
                                                                                      -------------  -------------  -------------
 ADJUSTMENTS FOR NONCASH ITEMS
     DEPRECIATION AND AMORTIZATION                                                           7,644        121,072              0
     EXTRAORDINARY LOSS - NET OF TAX                                                             0              0              0
     DEFERRED INCOME TAXES                                                                  66,501          9,942          1,825
     DEFERRED INVESTMENT TAX CREDITS                                                             0         (4,326)             0
     PENSION AND POSTEMPLOYMENT BENEFITS RESERVES
     CUMULATIVE EFFECT OF ACCOUNTING CHANGES                                                     0         (8,517)             0
     ASSET AND INVESTMENT VALUE IMPAIRMENTS AND OTHER RELATED CHARGES                       70,000              0              0
     AMORTIZATION OF DEFERRED PROPERTY TAXES                                                     0              0              0
     AMORTIZATION OF COOK PLANT RESTART COSTS                                                    0              0              0
     MARK-TO-MARKET OF RISK MANAGEMENT CONTRACTS                                                 0        (12,403)             0
     WHOLESALE CAPACITY AUCTION TRUE-UP                                                          0              0              0
     EQUITY (EARNINGS) / LOSS - CONSOLIDATING SUBSIDIARIES                                       0              0              0
 CHANGES IN CERTAIN CURRENT ASSETS AND LIABILITIES
     ACCOUNTS RECEIVABLE, NET                                                               (4,663)        27,527         34,251
     FUEL, MATERIALS AND SUPPLIES                                                                0          4,165              0
     ACCOUNTS PAYABLE                                                                       67,591        (51,687)       (59,330)
     INTEREST ACCRUED                                                                            0              0              0
     TAXES ACCRUED                                                                           8,389          8,446          5,054
 FUEL RECOVERY                                                                                   0        (21,577)             0
 CHANGE IN OTHER ASSETS                                                                     (7,238)        16,268        (19,815)
 CHANGE IN OTHER LIABILITIES                                                                 8,030         61,043          5,403
                                                                                      -------------  -------------  -------------
 NET CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES                                       172,536        248,094        (16,428)
                                                                                      -------------  -------------  -------------

 INVESTING ACTIVITIES
 CONSTRUCTION EXPENDITURES                                                                       0       (121,124)             0
 INVESTMENT IN DISCONTINUED OPERATIONS, NET                                                 31,624              0              0
 INVESTMENT IN SUBSIDIARIES                                                                    836              0              0
 PROCEEDS FROM SALE OF ASSETS                                                                    0          3,800              0
 OTHER                                                                                      16,515          6,475              0
                                                                                      -------------  -------------  -------------
 NET CASH FLOWS FROM (USED FOR) INVESTING ACTIVITIES                                        48,975       (110,849)             0
                                                                                      -------------  -------------  -------------

 FINANCING ACTIVITIES
 ISSUANCE OF COMMON STOCK                                                                        0              0              0
 CAPITAL CONTRIBUTION FROM PARENT                                                          (12,609)             0        (23,972)
 ISSUANCE OF LONG-TERM DEBT                                                                 74,250        254,630              0
 CHANGE IN SHORT-TERM DEBT, NET                                                           (279,776)             0         40,903
 CHANGE IN SHORT-TERM DEBT AFFILIATES                                                            0              0              0
 CHANGE IN ADVANCES FROM AFFILIATES, NET                                                         0        (89,715)             0
 RETIREMENT OF LONG-TERM DEBT                                                              (10,000)      (219,482)             0
 RETIREMENT OF PREFERRED STOCK                                                                   0              0              0
 RETIREMENT OF MINORITY INTEREST                                                                 0              0              0
 DIVIDENDS PAID ON CUMULATIVE PREFERRED STOCK                                                    0           (229)             0
 DIVIDENDS PAID ON COMMON STOCK                                                                  0        (72,794)             0
                                                                                      -------------  -------------  -------------
 NET CASH FLOWS FROM (USED FOR) FINANCING ACTIVITIES                                      (228,135)      (127,590)        16,931
                                                                                      -------------  -------------  -------------

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                       (6,625)         9,655            502
 CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                           15,544          2,069          1,830
                                                                                      -------------  -------------  -------------
 CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                  8,919         11,724          2,332
                                                                                      =============  =============  =============

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS               0              0              0
 CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - BEGINNING OF PERIOD                    0              0              0
                                                                                      -------------  -------------  -------------
 CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - END OF PERIOD                         $0             $0             $0
                                                                                      =============  =============  =============

 Item 10 - Consolidating Statements of Cash Flows

AEP UTILITIES, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2003
  (IN THOUSANDS)

Note - Totals and subtotals may be off due to rounding

-------------------------------------------------------------------------------------------------------------------
                                                                                                       CSW ENERGY
                                                                                    C3 COMMUNICATIONS   SERVICES
                                                                                      INCORPORATED    INCORPORATED
-------------------------------------------------------------------------------------------------------------------

 OPERATING ACTIVITIES
 NET INCOME (LOSS)                                                                         ($8,107)       ($2,714)
 PLUS: DISCONTINUED OPERATIONS                                                                   0              0
                                                                                      -------------  -------------
 INCOME FROM CONTINUING OPERATIONS                                                          (8,107)        (2,714)
                                                                                      -------------  -------------
 ADJUSTMENTS FOR NONCASH ITEMS
     DEPRECIATION AND AMORTIZATION                                                               0          1,166
     EXTRAORDINARY LOSS - NET OF TAX                                                             0              0
     DEFERRED INCOME TAXES                                                                  28,991           (452)
     DEFERRED INVESTMENT TAX CREDITS                                                             0              0
     PENSION AND POSTEMPLOYMENT BENEFITS RESERVES
     CUMULATIVE EFFECT OF ACCOUNTING CHANGES                                                     0              0
     ASSET AND INVESTMENT VALUE IMPAIRMENTS AND OTHER RELATED CHARGES                            0              0
     AMORTIZATION OF DEFERRED PROPERTY TAXES                                                  (833)             0
     AMORTIZATION OF COOK PLANT RESTART COSTS                                                    0              0
     MARK-TO-MARKET OF RISK MANAGEMENT CONTRACTS                                                 0              0
     WHOLESALE CAPACITY AUCTION TRUE-UP                                                          0              0
     EQUITY (EARNINGS) / LOSS - CONSOLIDATING SUBSIDIARIES                                       0              0
 CHANGES IN CERTAIN CURRENT ASSETS AND LIABILITIES
     ACCOUNTS RECEIVABLE, NET                                                                  943          6,354
     FUEL, MATERIALS AND SUPPLIES                                                                0          1,502
     ACCOUNTS PAYABLE                                                                       (3,848)        (4,827)
     INTEREST ACCRUED                                                                            0              0
     TAXES ACCRUED                                                                           4,619            524
 FUEL RECOVERY                                                                                   0              0
 CHANGE IN OTHER ASSETS                                                                      1,089           (922)
 CHANGE IN OTHER LIABILITIES                                                                  (332)         3,328
                                                                                      -------------  -------------
 NET CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES                                        22,522          3,958
                                                                                      -------------  -------------

 INVESTING ACTIVITIES
 CONSTRUCTION EXPENDITURES                                                                       0              0
 INVESTMENT IN DISCONTINUED OPERATIONS, NET                                                      0              0
 INVESTMENT IN SUBSIDIARIES                                                                      0              0
 PROCEEDS FROM SALE OF ASSETS                                                                    0              0
 OTHER                                                                                           0              0
                                                                                      -------------  -------------
 NET CASH FLOWS FROM (USED FOR) INVESTING ACTIVITIES                                             0              0
                                                                                      -------------  -------------

 FINANCING ACTIVITIES
 ISSUANCE OF COMMON STOCK                                                                        0              0
 CAPITAL CONTRIBUTION FROM PARENT                                                                0              0
 ISSUANCE OF LONG-TERM DEBT                                                                      0              0
 CHANGE IN SHORT-TERM DEBT, NET                                                             12,031          6,518
 CHANGE IN SHORT-TERM DEBT AFFILIATES                                                            0              0
 CHANGE IN ADVANCES FROM AFFILIATES, NET                                                         0              0
 RETIREMENT OF LONG-TERM DEBT                                                              (35,000)       (12,000)
 RETIREMENT OF PREFERRED STOCK                                                                   0              0
 RETIREMENT OF MINORITY INTEREST                                                                 0              0
 DIVIDENDS PAID ON CUMULATIVE PREFERRED STOCK                                                    0              0
 DIVIDENDS PAID ON COMMON STOCK                                                                  0              0
                                                                                      -------------  -------------
 NET CASH FLOWS FROM (USED FOR) FINANCING ACTIVITIES                                       (22,969)        (5,482)
                                                                                      -------------  -------------

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                         (447)        (1,524)
 CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                              505            901
                                                                                      -------------  -------------
 CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                     58           (623)
                                                                                      =============  =============

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS               0              0
 CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - BEGINNING OF PERIOD                    0              0
                                                                                      -------------  -------------
 CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS - END OF PERIOD                         $0             $0
                                                                                      =============  =============

PAGE>

Item 10 - Consolidating Statements of Retained Earnings

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

-----------------------------------------------------------------------------------------------------------------------------------
                                  AMERICAN ELECTRIC   AMERICAN ELECTRIC    AMERICAN ELECTRIC  AMERICAN ELECTRIC
              DESCRIPTION           POWER COMPANY      POWER COMPANY            POWER           POWER SERVICE        AEP TEXAS
                                    CONSOLIDATED        ELIMINATIONS           COMPANY           CORPORATION         POLR, LLC
-----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 2002    $1,998,738,032.96   ($1,707,389,642.71)   $2,002,080,274.40             ($0.01)        ($178,504.87)
NET INCOME (LOSS)                  109,734,841.36      (231,699,334.10)      106,392,846.17               0.01        (6,429,314.42)
                                ------------------  -------------------   ------------------  -----------------  -------------------
TOTAL                            2,108,472,874.32    (1,939,088,976.82)    2,108,473,120.56              (0.01)       (6,607,819.30)
                                ------------------  -------------------   ------------------  -----------------  -------------------

DEDUCTIONS:
COMMON STOCK DIVIDENDS             618,052,809.55      (726,374,634.54)      618,052,809.55               0.00                 0.00
PREFERRED STOCK DIVIDENDS                   (0.00)       (4,474,076.85)                0.00               0.00                 0.00
OTHER                                  601,279.87      (125,647,139.08)          601,254.33              (0.01)               (0.61)
                                ------------------  -------------------   ------------------   ----------------   ------------------
TOTAL DEDUCTIONS                   618,654,089.42      (856,495,850.47)      618,654,063.88              (0.01)               (0.61)
                                ------------------  -------------------   ------------------  -----------------   ------------------

                                ------------------  -------------------   ------------------   ----------------   ------------------
BALANCE AT DECEMBER 31, 2003     $1,489,818,784.90  ($1,082,593,126.35)   $1,489,819,056.68              $0.01       ($6,607,818.69)
                                ==================  ===================   ==================   ================   ==================

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

------------------------------------------------------------------------------------------------------------------------------------

              DESCRIPTION               AEP MONEY        AEP GENERATING       CENTRAL COAL          AEP T&D        INDIANA FRANKLIN
                                           POOL             COMPANY             COMPANY          SERVICES, LLC       REALTY, INC.
------------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 2002                    $0.01     $18,163,297.09               $0.02       ($126,675.37)              $0.00
NET INCOME (LOSS)                                0.02       7,963,595.50                0.01          28,385.59               (0.01)
                                     -----------------  -----------------   -----------------   ----------------   -----------------
TOTAL                                            0.03      26,126,892.59                0.03         (98,289.78)              (0.01)
                                     -----------------  -----------------   -----------------   ----------------   -----------------

DEDUCTIONS:
COMMON STOCK DIVIDENDS                           0.00       4,686,000.00                0.00               0.00                0.00
PREFERRED STOCK DIVIDENDS                        0.00               0.00                0.00               0.00                0.00
OTHER                                            0.00               0.00                0.00               0.00                0.00
                                     -----------------  -----------------   -----------------   ----------------   -----------------
TOTAL DEDUCTIONS                                 0.00       4,686,000.00                0.00               0.00                0.00
                                     -----------------  -----------------   -----------------   ----------------   -----------------

                                     -----------------  -----------------   -----------------   ----------------   -----------------
BALANCE AT DECEMBER 31, 2003                    $0.03     $21,440,892.59               $0.03        ($98,289.78)             ($0.01)
                                     =================  =================   =================   ================   =================

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

------------------------------------------------------------------------------------------------------------------------------------
                                                        APPALACHIAN POWER   COLUMBUS SOUTHERN   INDIANA MICHIGAN
              DESCRIPTION              FRANKLIN REAL        COMPANY          POWER COMPANY       POWER COMPANY      KENTUCKY POWER
                                       ESTATE COMPANY     CONSOLIDATED        CONSOLIDATED       CONSOLIDATED          COMPANY
------------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 2002               $19,968.87    $260,439,456.01     $290,610,579.41    $143,996,166.53      $48,268,596.38
NET INCOME (LOSS)                               (0.01)    280,039,542.22      200,429,983.53      86,388,224.71       32,330,250.50
                                     -----------------  -----------------   -----------------   ----------------   -----------------
TOTAL                                       19,968.86     540,478,998.23      491,040,562.94     230,384,391.24       80,598,846.88
                                     -----------------  -----------------   -----------------   ----------------   -----------------

DEDUCTIONS:
COMMON STOCK DIVIDENDS                           0.00     128,266,309.27      163,243,204.94      40,000,015.97       16,448,263.95
PREFERRED STOCK DIVIDENDS                        0.00       1,001,275.90                0.00       2,374,750.98                0.00
OTHER                                            0.00       2,492,934.17        1,015,380.35         134,311.45                0.00
                                     -----------------  -----------------   -----------------   ----------------   -----------------
TOTAL DEDUCTIONS                                 0.00     131,760,519.34      164,258,585.29      42,509,078.40       16,448,263.95
                                     -----------------  -----------------   -----------------   ----------------   -----------------

                                     -----------------  -----------------   -----------------   ----------------   -----------------
BALANCE AT DECEMBER 31, 2003               $19,968.86    $408,718,478.89     $326,781,977.65    $187,875,312.84      $64,150,582.93
                                     =================  =================   =================   ================   =================

Item 10 - Consolidating Statements of Retained Earnings

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

---------------------------------------------------------------------------------------------------------------------------------
                                                       OHIO POWER
              DESCRIPTION       KINGSPORT POWER          COMPANY         WHEELING POWER          AEP                  AEP
                                    COMPANY           CONSOLIDATED          COMPANY         INVESTMENTS, INC.    RESOURCES, INC.
---------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 2002        $8,379,585.78    $522,316,153.93     $11,902,685.06      ($29,453,975.51)    ($781,690,091.62)
NET INCOME (LOSS)                    4,728,896.62     375,662,409.52      10,274,992.36        (5,018,453.13)   (1,121,423,559.22)
                               -------------------   ----------------   ----------------  -------------------  -------------------
TOTAL                               13,108,482.40     897,978,563.45      22,177,677.41       (34,472,428.64)   (1,903,113,650.84)
                               -------------------   ----------------   ----------------  -------------------  -------------------

DEDUCTIONS:
COMMON STOCK DIVIDENDS               4,000,009.20     167,733,845.64       4,000,002.00                 0.00                 0.00
PREFERRED STOCK DIVIDENDS                    0.00       1,098,049.97               0.00                 0.00                 0.00
OTHER                                        0.00               0.00               0.00                (0.02)       83,931,654.22
                               -------------------   ----------------   ----------------  -------------------  -------------------
TOTAL DEDUCTIONS                     4,000,009.20     168,831,895.62       4,000,002.00                (0.02)       83,931,654.22
                               -------------------   ----------------   ----------------  -------------------  -------------------

                               -------------------   ----------------   ----------------  -------------------  -------------------
BALANCE AT DECEMBER 31, 2003        $9,108,473.19    $729,146,667.84     $18,177,675.41      ($34,472,428.62)  ($1,987,045,305.05)
                               ===================   ================   ================  ===================  ===================

AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

----------------------------------------------------------------------------------------------------------------------------------
                                                       AEP UTILITIES
              DESCRIPTION              AEP             INCORPORATED          AEP C&I           AEP DESERT          AEP DESERT
                                COMMUNICATIONS, INC.   CONSOLIDATED       COMPANY, LLC        SKY LP, LLC        SKY LP II, LLC
----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 2002      ($189,634,901.83)  $1,434,527,437.70      $5,383,114.56        $8,139,770.98      ($6,703,265.60)
NET INCOME (LOSS)                    (3,600,462.92)     375,937,524.17         738,627.04          (595,000.95)       2,856,747.92
                                -------------------  ------------------   ----------------  -------------------  ------------------
TOTAL                              (193,235,364.75)   1,810,464,961.87       6,121,741.60         7,544,770.03       (3,846,517.68)
                                -------------------  ------------------   ----------------  -------------------  ------------------

DEDUCTIONS:
COMMON STOCK DIVIDENDS                        0.00      183,996,983.57               0.00                 0.00                0.00
PREFERRED STOCK DIVIDENDS                     0.00               (0.00)              0.00                 0.00                0.00
OTHER                                        (4.99)      38,072,857.36              (0.29)        6,703,265.61       (6,703,265.60)
                                -------------------  ------------------   ----------------  -------------------  ------------------
TOTAL DEDUCTIONS                             (4.99)     222,069,840.93              (0.29)        6,703,265.61       (6,703,265.60)
                                -------------------  ------------------   ----------------  -------------------  ------------------

                                -------------------  ------------------   ----------------  -------------------  ------------------
BALANCE AT DECEMBER 31, 2003      ($193,235,359.76)  $1,588,395,120.94      $6,121,741.90          $841,504.42       $2,856,747.92
                                ===================  ==================   ================  ===================  ==================

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

------------------------------------------------------------------------------------------------------------------------

              DESCRIPTION                                          AEP POWER                               MUTUAL
                                            AEP COAL, INC       MARKETING, INC     AEP PRO SERV, INC     ENERGY LLC
------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 2002                 ($38,012,552.02)          ($539.27)     $4,586,179.10       ($6,885,084.04)
NET INCOME (LOSS)                             (41,382,028.50)     14,639,720.26      (6,361,406.76)       27,832,655.25
                                          -------------------   ----------------   ----------------  -------------------
TOTAL                                         (79,394,580.52)     14,639,180.99      (1,775,227.66)       20,947,571.21
                                          -------------------   ----------------   ----------------  -------------------

DEDUCTIONS:
COMMON STOCK DIVIDENDS                                  0.00               0.00               0.00        14,000,000.00
PREFERRED STOCK DIVIDENDS                               0.00               0.00               0.00                 0.00
OTHER                                                   0.00               0.00              33.00                (0.00)
                                          -------------------   ----------------   ----------------  -------------------
TOTAL DEDUCTIONS                                        0.00               0.00              33.00        14,000,000.00
                                          -------------------   ----------------   ----------------  -------------------

                                          -------------------   ----------------   ----------------  -------------------
BALANCE AT DECEMBER 31, 2003                 ($79,394,580.52)    $14,639,180.99     ($1,775,260.67)       $6,947,571.21
                                          ===================   ================   ================  ===================

Item 10 - Consolidating Statements of Retained Earnings

AEP UTILITIES, INCORPORATED AND SUBSIDIARY COMPANIES
STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

----------------------------------------------------------------------------------------------------------------------------------
                                    AEP UTILITIES       AEP UTILITIES
             DESCRIPTION             INCORPORATED        INCORPORATED       AEP UTILITIES         AEP CREDIT         ENERSHOP
                                     CONSOLIDATED        ELIMINATIONS       INCORPORATED         INCORPORATED      INCORPORATED
----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 2002       $1,434,527,437.70   ($972,441,952.54)  $1,434,527,435.74              $0.00    ($19,852,749.72)
NET INCOME (LOSS)                    375,937,524.17     (393,272,790.51)     375,937,524.29       4,355,644.36        (984,763.46)
                                   -----------------  ------------------  ------------------   ----------------  -----------------
TOTAL                              1,810,464,961.87   (1,365,714,743.05)   1,810,464,960.03       4,355,644.36     (20,837,513.18)
                                   -----------------  -----------------   ------------------   ----------------  -----------------

DEDUCTIONS:
COMMON STOCK DIVIDENDS               183,996,983.57    (227,619,576.58)      183,996,983.57               0.00        (984,763.46)
PREFERRED STOCK DIVIDENDS                     (0.00)       (786,804.57)                0.00               0.00               0.00
OTHER                                 38,072,857.36      59,700,612.95        38,072,855.40       4,355,644.37     (19,852,749.72)
                                   -----------------  -----------------   ------------------   ----------------  -----------------
TOTAL DEDUCTIONS                     222,069,840.93    (168,705,768.20)      222,069,838.97       4,355,644.37     (20,837,513.18)
                                   -----------------  -----------------   ------------------   ----------------  -----------------

                                   ----------------- -------------------  ------------------   ----------------  -----------------
BALANCE AT DECEMBER 31, 2003       $1,588,395,120.94 ($1,197,008,974.85)  $1,588,395,121.06             ($0.00)            ($0.00)
                                   ================= ===================  ==================   ================  =================

AEP UTILITIES, INCORPORATED AND SUBSIDIARY COMPANIES
STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

-----------------------------------------------------------------------------------------------------------------------------------
                                                                             PUBLIC SERVICE
                                                          AEP TEXAS CENTRAL    COMPANY OF        AEP TEXAS NORTH
             DESCRIPTION                 CSW LEASING          COMPANY           OKLAHOMA            COMPANY          CSW ENERGY
                                         INCORPORATED       CONSOLIDATED      CONSOLIDATED       CONSOLIDATED       INCORPORATED
-----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 2002            ($44,711,370.12)   $986,395,393.85   $116,476,481.36     $71,942,097.47    ($51,388,235.11)
NET INCOME (LOSS)                               (127.60)    217,669,247.67     53,890,350.31      58,556,940.79     (43,718,785.27)
                                       -----------------  -----------------  ----------------   ----------------  -----------------
TOTAL                                    (44,711,497.72)  1,204,064,641.52    170,366,831.68     130,499,038.25     (95,107,020.38)
                                       -----------------  -----------------  ----------------   ----------------  -----------------

DEDUCTIONS:
COMMON STOCK DIVIDENDS                        37,942.30     120,801,410.04     29,999,950.76       4,970,439.94               0.00
PREFERRED STOCK DIVIDENDS                          0.00         241,143.84        212,606.61         104,044.56               0.00
OTHER                                    (44,749,440.02)           (480.15)       549,919.65          (4,053.72)            903.11
                                       -----------------  -----------------  ----------------   ----------------  -----------------
TOTAL DEDUCTIONS                         (44,711,497.72)    121,042,073.73     30,762,477.02       5,070,430.78             903.11
                                       -----------------  -----------------  ----------------   ----------------  -----------------

                                       -----------------  -----------------  ----------------   ----------------  -----------------
BALANCE AT DECEMBER 31, 2003                     ($0.00)  $1,083,022,567.79  $139,604,354.66    $125,428,607.47    ($95,107,923.49)
                                       =================  =================  ================   ================  =================

AEP UTILITIES, INCORPORATED AND SUBSIDIARY COMPANIES
STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

--------------------------------------------------------------------------------------------------------------------
                                           SOUTHWESTERN
                                          ELECTRIC POWER                                            CSW ENERGY
             DESCRIPTION                     COMPANY        CSW INTERNATIONAL  C3 COMMUNICATIONS     SERVICES
                                           CONSOLIDATED       INCORPORATED       INCORPORATED      INCORPORATED
--------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 2002              $334,788,640.33   ($184,723,912.22)  ($177,582,649.10)  ($58,901,742.24)
NET INCOME (LOSS)                           98,141,354.11      16,183,840.10     (8,107,343.05)     (2,713,567.56)
                                         -----------------  -----------------  ----------------   ----------------
TOTAL                                      432,929,994.44    (168,540,072.12)  (185,689,992.15)    (61,615,309.80)
                                         -----------------  -----------------  ----------------   ----------------

DEDUCTIONS:
COMMON STOCK DIVIDENDS                      72,794,597.00               0.00              0.00               0.00
PREFERRED STOCK DIVIDENDS                      229,009.56               0.00              0.00               0.00
OTHER                                             (354.51)              0.00              0.00               0.00
                                         -----------------  -----------------  ----------------   ----------------
TOTAL DEDUCTIONS                            73,023,252.05               0.00              0.00               0.00
                                         -----------------  -----------------  ----------------   ----------------

                                         -----------------  -----------------  ----------------   ----------------
BALANCE AT DECEMBER 31, 2003              $359,906,742.39   ($168,540,072.12)  ($185,689,992.15)  ($61,615,309.80)
                                         =================  =================  ================   ================

Item 10 - Consolidating Statements of Retained Earnings

AEP TEXAS CENTRAL COMPANY AND SUBSIDIARY
STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

---------------------------------------------------------------------------------------------------------------------------------
                                                AEP TEXAS CENTRAL    AEP TEXAS CENTRAL                        AEP TEXAS CENTRAL
                DESCRIPTION                         COMPANY             COMPANY           AEP TEXAS CENTRAL        COMPANY
                                                 CONSOLIDATED         ELIMINATIONS            COMPANY                SEC
---------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 2002                     $986,395,393.85                $0.00                 $0.00      $986,395,393.85
NET INCOME (LOSS)                                 217,669,247.67           (79,566.86)       217,669,247.67            79,566.86
                                               ------------------  -------------------   -------------------  -------------------
TOTAL                                           1,204,064,641.52           (79,566.86)       217,669,247.67       986,474,960.71
                                               ------------------  -------------------   -------------------  -------------------

DEDUCTIONS:
COMMON STOCK DIVIDENDS                            120,801,410.04                 0.00        120,801,410.04                 0.00
PREFERRED STOCK DIVIDENDS                             241,143.84                 0.00            241,143.84                 0.00
CAPITAL STOCK EXPENSE                                    (480.15)                0.00       (986,395,874.00)      986,395,393.85
                                               ------------------  -------------------   -------------------  -------------------
TOTAL DEDUCTIONS                                  121,042,073.73                 0.00       (865,353,320.12)      986,395,393.85
                                               ------------------  -------------------   -------------------  -------------------

                                               ------------------  -------------------   -------------------  -------------------
BALANCE AT DECEMBER 31, 2003                   $1,083,022,567.79          ($79,566.86)    $1,083,022,567.79           $79,566.86
                                               ==================  ===================   ===================  ===================

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

------------------------------------------------------------------------------------------------------------
                                                APPALACHIAN POWER    APPALACHIAN POWER
                DESCRIPTION                         COMPANY             COMPANY           APPALACHIAN POWER
                                                 CONSOLIDATED         ELIMINATIONS            COMPANY
------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 2002                     $260,439,456.01       ($1,605,534.20)      $260,439,456.01
NET INCOME (LOSS)                                 280,039,542.22        (1,566,697.76)       280,039,542.20
                                               ------------------  -------------------   -------------------
TOTAL                                             540,478,998.23        (3,172,231.96)       540,478,998.21
                                               ------------------  -------------------   -------------------

DEDUCTIONS:
COMMON STOCK DIVIDENDS                            128,266,309.27                 0.00        128,266,309.27
PREFERRED STOCK DIVIDENDS                           1,001,275.90                 0.00          1,001,275.90
CAPITAL STOCK EXPENSE                               2,492,934.17                (0.00)         2,492,934.17
                                               ------------------  -------------------   -------------------
TOTAL DEDUCTIONS                                  131,760,519.34                (0.00)       131,760,519.34
                                               ------------------  -------------------   -------------------

                                               ------------------  -------------------   -------------------
BALANCE AT DECEMBER 31, 2003                     $408,718,478.89       ($3,172,231.96)      $408,718,478.87
                                               ==================  ===================   ===================

APPALACHIAN POWER COMPANY AND SUBSIDIARIES
STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

------------------------------------------------------------------------------------------------------------
                                                    CENTRAL             SOUTHERN
                DESCRIPTION                       APPALACHIAN         APPALACHIAN            CEDAR COAL
                                                 COAL COMPANY         COAL COMPANY            COMPANY
------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 2002                         $313,168.99        $1,419,656.00          ($127,290.80)
NET INCOME (LOSS)                                     115,577.01           445,241.01          1,005,879.76
                                               ------------------  -------------------   -------------------
TOTAL                                                 428,746.01         1,864,897.01            878,588.96
                                               ------------------  -------------------   -------------------

DEDUCTIONS:
COMMON STOCK DIVIDENDS                                      0.00                 0.00                  0.00
PREFERRED STOCK DIVIDENDS                                   0.00                 0.00                  0.00
CAPITAL STOCK EXPENSE                                       0.00                 0.00                  0.00
                                               ------------------  -------------------   -------------------
TOTAL DEDUCTIONS                                            0.00                 0.00                  0.00
                                               ------------------  -------------------   -------------------

                                               ------------------  -------------------   -------------------
BALANCE AT DECEMBER 31, 2003                         $428,746.01        $1,864,897.01           $878,588.96
                                               ==================  ===================   ===================

Item 10 - Consolidating Statements of Retained Earnings

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

-------------------------------------------------------------------------------------------------------
                                                COLUMBUS SOUTHERN  COLUMBUS SOUTHERN
                 DESCRIPTION                      POWER COMPANY      POWER COMPANY   COLUMBUS SOUTHERN
                                                  CONSOLIDATED       ELIMINATIONS      POWER COMPANY
-------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 2002                     $290,610,579.41    ($3,400,134.19)  $290,610,579.42
NET INCOME (LOSS)                                 200,429,983.53     (1,073,012.97)   200,429,983.25
                                                 ----------------  ----------------  ----------------
TOTAL                                             491,040,562.94     (4,473,147.16)   491,040,562.68
                                                 ----------------  ----------------  ----------------

DEDUCTIONS:
COMMON STOCK DIVIDENDS                            163,243,204.94              0.00    163,243,204.94
CAPITAL STOCK EXPENSE                               1,015,380.35             (0.01)     1,015,380.36
                                                 ----------------  ----------------  ----------------
TOTAL DEDUCTIONS                                  164,258,585.29             (0.01)   164,258,585.30
                                                 ----------------  ----------------  ----------------

                                                 ----------------  ----------------  ----------------
BALANCE AT DECEMBER 31, 2003                     $326,781,977.65    ($4,473,147.15)  $326,781,977.38
                                                 ================  ================  ================

COLUMBUS SOUTHERN POWER COMPANY AND SUBSIDIARIES
STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

-------------------------------------------------------------------------------------------------------
                                                                                      CONESVILLE COAL
                 DESCRIPTION                          SIMCO            COLOMET         PREPARATION
                                                  INCORPORATED      INCORPORATED         COMPANY
-------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 2002                         $144,231.34     $2,085,919.84     $1,169,983.00
NET INCOME (LOSS)                                      75,789.61        927,223.64         70,000.00
                                                 ----------------  ----------------  ----------------
TOTAL                                                 220,020.95      3,013,143.48      1,239,982.99
                                                 ----------------  ----------------  ----------------

DEDUCTIONS:
COMMON STOCK DIVIDENDS                                      0.00              0.00              0.00
CAPITAL STOCK EXPENSE                                       0.00              0.00              0.00
                                                 ----------------  ----------------  ----------------
TOTAL DEDUCTIONS                                            0.00              0.00              0.00
                                                 ----------------  ----------------  ----------------

                                                 ----------------  ----------------  ----------------
BALANCE AT DECEMBER 31, 2003                         $220,020.95     $3,013,143.48     $1,239,982.99
                                                 ================  ================  ================

INDIANA MICHIGAN POWER COMPANY AND SUBSIDIARIES
STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

----------------------------------------------------------------------------------------------------------------------------------
                                         INDIANA MICHIGAN  INDIANA MICHIGAN
                 DESCRIPTION               POWER COMPANY     POWER COMPANY   INDIANA MICHIGAN    PRICE RIVER         BLACKHAWK
                                          CONSOLIDATED      ELIMINATIONS       POWER COMPANY    COAL COMPANY       COAL COMPANY
----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 2002             $143,996,166.53    ($9,329,674.83)  $143,996,166.52             $0.00      $9,329,674.85
NET INCOME (LOSS)                          86,388,224.71      6,406,054.33     86,388,224.68              0.00      (6,406,054.30)
                                         ----------------  ----------------  ----------------  ----------------   ----------------
TOTAL                                     230,384,391.24     (2,923,620.50)   230,384,391.20              0.00       2,923,620.54
                                         ----------------  ----------------  ----------------  ----------------   ----------------

DEDUCTIONS:
COMMON STOCK DIVIDENDS                     40,000,015.97              0.00     40,000,015.97              0.00               0.00
PREFERRED STOCK DIVIDENDS                   2,374,750.98              0.00      2,374,750.98              0.00               0.00
CAPITAL STOCK EXPENSE                         134,311.45              0.02        134,311.44              0.00               0.00
                                         ----------------  ----------------  ----------------  ----------------   ----------------
TOTAL DEDUCTIONS                           42,509,078.40              0.02     42,509,078.39              0.00               0.00
                                         ----------------  ----------------  ----------------  ----------------   ----------------

                                         ----------------  ----------------  ----------------  ----------------   ----------------
BALANCE AT DECEMBER 31, 2003             $187,875,312.84    ($2,923,620.52)  $187,875,312.81             $0.00      $2,923,620.54
                                         ================  ================  ================  ================   ================

Item 10 - Consolidating Statements of Retained Earnings

OHIO POWER COMPANY CONSOLIDATED
STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

----------------------------------------------------------------------------------------------------------------------------
                                                     OHIO POWER        OHIO POWER
                  DESCRIPTION                         COMPANY            COMPANY          OHIO POWER
                                                    CONSOLIDATED      ELIMINATIONS         COMPANY        JMG FUNDING LP
----------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 2002                       $522,316,153.93             $0.00    $522,316,153.93             $0.00
NET INCOME (LOSS)                                   375,662,409.52              0.00     375,662,409.52              0.00
                                                  -----------------  ----------------  -----------------  ----------------
TOTAL                                               897,978,563.45              0.00     897,978,563.45              0.00
                                                  -----------------  ----------------  -----------------  ----------------

DEDUCTIONS:
COMMON STOCK DIVIDENDS                              167,733,845.64              0.00     167,733,845.64              0.00
PREFERRED STOCK DIVIDENDS                             1,098,049.97              0.00       1,098,049.97              0.00
                                                  -----------------  ----------------  -----------------  ----------------
TOTAL DEDUCTIONS                                    168,831,895.61              0.00     168,831,895.61              0.00
                                                  -----------------  ----------------  -----------------  ----------------

                                                  -----------------  ----------------  -----------------  ----------------
BALANCE AT DECEMBER 31, 2003                       $729,146,667.84             $0.00    $729,146,667.84             $0.00
                                                  =================  ================  =================  ================

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2003

Note - Totals and subtotals may be off due to rounding

------------------------------------------------------------------------------------------------------------------------------------
                                           SOUTHWESTERN      SOUTHWESTERN
                                          ELECTRIC POWER    ELECTRIC POWER      SOUTHWESTERN
                  DESCRIPTION                COMPANY            COMPANY        ELECTRIC POWER      DOLET HILLS      SABINE MINING
                                           CONSOLIDATED      ELIMINATIONS         COMPANY         LIGNITE COMPANY      COMPANY
------------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 2002              $334,788,640.33    ($1,316,742.00)   $334,788,640.34     $1,316,741.99              $0.00
NET INCOME (LOSS)                           98,141,354.11     (2,861,477.22)     98,141,354.10      1,362,023.02       1,499,454.22
                                         -----------------  ----------------  -----------------  ----------------  -----------------
TOTAL                                      432,929,994.44     (4,178,219.22)    432,929,994.43      2,678,765.01       1,499,454.22
                                         -----------------  ----------------  -----------------  ----------------  -----------------

DEDUCTIONS:
COMMON STOCK DIVIDENDS                      72,794,597.00     (5,530,507.48)     72,794,597.00      1,990,610.92       3,539,896.56
PREFERRED STOCK DIVIDENDS                      229,009.56              0.00         229,009.56              0.00               0.00
CAPITAL STOCK EXPENSE                             (354.51)     4,071,632.94            (354.50)             0.00      (4,071,632.95)
                                         -----------------  ----------------  -----------------  ----------------  -----------------
TOTAL DEDUCTIONS                            73,023,252.05     (1,458,874.54)     73,023,252.06      1,990,610.92        (531,736.39)
                                         -----------------  ----------------  -----------------  ----------------  -----------------

                                         -----------------  ----------------  -----------------  ----------------  -----------------
BALANCE AT DECEMBER 31, 2003              $359,906,742.39    ($2,719,344.68)   $359,906,742.37       $688,154.09      $2,031,190.61
                                         =================  ================  =================  ================  =================

Notes to Consolidating Financial Statements

Notes to financial statements are incorporated herein by reference to the 2003 Annual Report on Form 10-K filed by the respective companies reporting to the Securities and Exchange Commission pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934.

Item 10 - Financial Statements of Subsidiares Not Consolidated

OHIO VALLEY ELECTRIC CORPORATION
STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2003
  (IN THOUSANDS)
  (UNAUDITED)


--------------------------------------------------------------------------------
                                                              OHIO VALLEY
                                                                ELECTRIC
              DESCRIPTION                                     CORPORATION
--------------------------------------------------------------------------------

OPERATING REVENUES                                                    $453,903
                                                        -----------------------

OPERATING EXPENSES
FUEL FOR ELECTRIC GENERATION                                            81,424
PURCHASED ELECTRICITY FOR RESALE                                       220,718
OTHER OPERATION                                                         93,126
MAINTENANCE                                                             22,801
DEPRECIATION                                                             4,185
TAXES OTHER THAN FEDERAL INCOME TAXES                                      835
FEDERAL INCOME TAXES                                                     1,544
                                                        -----------------------
TOTAL OPERATING EXPENSES                                               424,633
                                                        -----------------------

OPERATING INCOME                                                        29,270

NONOPERATING INCOME (LOSS)                                                (322)
                                                        -----------------------

INCOME BEFORE INTEREST CHARGES                                          28,948

NET INTEREST CHARGES                                                    27,096

                                                        -----------------------
NET INCOME                                                              $1,852
                                                        =======================


OHIO VALLEY ELECTRIC COMPANY
STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2003
  (IN THOUSANDS)
  (UNAUDITED)

Note - Totals and subtotals may be off due to rounding

-------------------------------------------------------------------------------
                                                             OHIO VALLEY
                                                               ELECTRIC
              DESCRIPTION                                    CORPORATION
-------------------------------------------------------------------------------


BALANCE AT DECEMBER 31, 2002                                            $1,888
NET INCOME                                                               1,852
CASH DIVIDENDS DECLARED                                                  1,800
                                                        -----------------------
BALANCE AT DECEMBER 31, 2003                                            $1,940
                                                        =======================

Item 10 - Financial Statements of Subsidiares Not Consolidated

OHIO VALLEY ELECTRIC CORPORATION
BALANCE SHEET
DECEMBER 31, 2003
  (IN THOUSANDS)
  (UNAUDITED)


-------------------------------------------------------------------------------
                                                            OHIO VALLEY
                                                             ELECTRIC
              DESCRIPTION                                   CORPORATION
-------------------------------------------------------------------------------


ASSETS:

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                                              $11,656
ACCOUNTS RECEIVABLE                                                    117,422
COAL IN STORAGE - AT AVERAGE COST                                        9,424
MATERIALS & SUPPLIES - AT AVERAGE COST                                   8,685
PREPAYMENTS AND OTHER                                                    3,989
                                                   ----------------------------
TOTAL CURRENT ASSETS                                                   151,176
                                                   ----------------------------

ELECTRIC UTILITY PLANT
TOTAL ELECTRIC UTILITY PLANT                                           505,084
ACCUMULATED DEPRECIATION AND AMORTIZATION                             (311,990)
                                                   ----------------------------
                                                                       193,094
CONSTRUCTION WORK IN PROGRESS                                           13,886
                                                   ----------------------------
ELECTRIC UTILITY PLANT - NET                                           206,980
                                                   ----------------------------

INVESTMENTS AND OTHER                                                  167,020

REGULATORY ASSETS                                                       42,028

DEFERRED CHARGES                                                        23,469

TOTAL ASSETS                                                          $590,673
                                                   ============================

CAPITALIZATION AND LIABILITIES:

CURRENT  LIABILITIES
SHORT-TERM DEBT                                                        $50,000
ACCOUNTS PAYABLE                                                        40,612
TAXES ACCRUED                                                           29,478
INTEREST ACCRUED AND OTHER                                              10,565
                                                   ----------------------------
TOTAL CURRENT LIABILITIES                                              130,655
                                                   ----------------------------

REGULATORY LIABILITIES                                                  41,816

DEFERRED CREDITS                                                        41,262

LONG-TERM DEBT                                                         365,000

COMMON STOCK                                                            10,000
RETAINED EARNINGS                                                        1,940
                                                   ----------------------------
COMMON SHAREHOLDER'S EQUITY                                             11,940
                                                   ----------------------------

TOTAL CAPITALIZATION AND LIABILITIES                                  $590,673
                                                   ============================

Item 10 - Financial Statements of Subsidiares Not Consolidated

OHIO VALLEY ELECTRIC CORPORATION
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2003
  (IN THOUSANDS)
  (UNAUDITED)


-----------------------------------------------------------------------------
                                                               OHIO VALLEY
                                                                 ELECTRIC
           DESCRIPTION                                         CORPORATION
-----------------------------------------------------------------------------

 OPERATING ACTIVITIES
 NET INCOME                                                           $1,852
 ADJUSTMENTS FOR NONCASH ITEMS
     DEPRECIATION                                                      4,185
     AMORTIZATION OF DEBT EXPENSE                                      5,617
     DEFERRED TAXES                                                  (27,116)
     DEFERRED INVESTMENT TAX CREDITS                                  (7,217)
 CHANGES IN CERTAIN CURRENT ASSETS AND LIABILITIES
     ACCOUNTS RECEIVABLE, NET                                        (92,286)
     FUEL, MATERIALS AND SUPPLIES                                      8,047
     ACCOUNTS PAYABLE                                                 16,632
     TAXES ACCRUED                                                    16,115
 OTHER ( NET)                                                         65,517
                                                          -------------------
 NET CASH FLOWS FROM OPERATING ACTIVITIES                             (8,654)
                                                          -------------------

 INVESTING ACTIVITIES
 CONSTRUCTION EXPENDITURES                                           (46,197)
 ADVANCES TO SUBSIDIARIES FOR CONSTRUCTION                           (11,816)
                                                          -------------------
 NET CASH FLOWS USED FOR INVESTING ACTIVITIES                        (58,013)
                                                          -------------------

 FINANCING ACTIVITIES
 ISSUANCE OF LONG-TERM DEBT                                           56,772
 RETIREMENT OF LONG-TERM DEBT                                        (27,734)
 CHANGES IN SHORT-TERM DEBT                                           40,000
 DIVIDENDS PAID ON COMMON STOCK                                       (1,800)
                                                          -------------------
 NET CASH USED FOR FINANCING ACTIVITIES                               67,238
                                                          -------------------

 NET DECREASE IN CASH AND CASH EQUIVALENTS                               571
 CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                     11,085
                                                          -------------------
 CASH AND CASH EQUIVALENTS AT END OF PERIOD                          $11,656
                                                          ===================

EXHIBIT A - 10-K FILE REFERENCES - AEP REGISTRANT COMPANIES
-----------------------------------------------------------

                           Incorporation by Reference
                                   Form 10K
                                 Annual Report

                           Year                    File Number
                           ----                    -----------
AEP                        2003                      1-3525
AEGCo                      2003                      0-18135
APCo                       2003                      1-3457
TCC                        2003                      0-346
TNC                        2003                      0-340
CSP                        2003                      1-2680
I&M                        2003                      1-3570
KPCo                       2003                      1-6858
OPCo                       2003                      1-6543
PSO                        2003                      0-343
SWEPCo                     2003                      1-3146

EXHIBITS B&C - 10-K EXHIBIT INDEX
---------------------------------

                                  EXHIBIT INDEX

   Certain of the following exhibits, designated with an asterisk (*), are filed herewith. The exhibits not so designated have heretofore been filed with the Commission and, pursuant to 17 C.F.R. 229.10(d) and 240.12b-32, are incorporated herein by reference to the documents indicated in brackets following the descriptions of such exhibits. Exhibits, designated with a dagger (+), are management contracts or compensatory plans or arrangements required to be filed as an Exhibit to this Form pursuant to Item 14(c) of this report.

Exhibit Number                        Description

  AEGCo
    3(a)       -- Articles of Incorporation of AEGCo [Registration Statement
                  on Form 10 for the Common Shares of AEGCo, File No. 0-18135,
                  Exhibit 3(a)].
    3(b)       -- Copy of the Code of Regulations of AEGCo (amended as of
                  June 15, 2000) [Annual Report on Form 10-K of AEGCo for the fiscal year ended December 31, 2000, File No. 0-18135, Exhibit 3(b)].
   10(a)       -- Capital Funds Agreement dated as of December 30, 1988
                  between AEGCo and AEP [Registration Statement No. 33-32752,
                  Exhibit 28(a)].
   10(b)(1)    -- Unit Power Agreement dated as of March 31, 1982 between
                  AEGCo and I&M, as amended [Registration Statement No. 33-32752, Exhibits 28(b)(1)(A) and 28(b)(1)(B)].
   10(b)(2)    -- Unit Power Agreement, dated as of August 1, 1984, among
                  AEGCo, I&M and KPCo [Registration Statement No. 33-32752,
                  Exhibit 28(b)(2)].
   10(c)       -- Lease Agreements, dated as of December 1, 1989, between AEGCo and Wilmington Trust Company, as amended [Registration Statement No. 33-32752, Exhibits 28(c)(1)(C), 28(c)(2)(C),
                  28(c)(3)(C), 28(c)(4)(C), 28(c)(5)(C) and 28(c)(6)(C); Annual
                  Report on Form 10-K of AEGCo for the fiscal year ended December 31, 1993, File No. 0-18135, Exhibits 10(c)(1)(B),
                  10(c)(2)(B), 10(c)(3)(B), 10(c)(4)(B), 10(c)(5)(B) and
                  10(c)(6)(B)].
  *13          -- Copy of those portions of the AEGCo 2003 Annual Report (for the fiscal year ended December 31, 2003) which are incorporated by reference in this filing.
  *24          -- Power of Attorney.
  *31(a)       -- Certification of Chief Executive Officer Pursuant to
                  Section 302 of the Sarbanes-Oxley Act of 2002.
  *31(b)       -- Certification of Chief Financial Officer Pursuant to
                  Section 302 of the Sarbanes-Oxley Act of 2002.
  *32(a)       -- Certification of Chief Executive Officer Pursuant to
                  Section 1350 of Chapter 63 of Title 18 of the United States Code.
  *32(b)       -- Certification of Chief Financial Officer Pursuant to
                  Section 1350 of Chapter 63 of Title 18 of the United States Code.
  AEP++
    3(a)       -- Restated Certificate of Incorporation of AEP, dated October
                  29, 1997 [Quarterly Report on Form 10-Q of AEP for the quarter ended September 30, 1997, File No. 1-3525, Exhibit 3(a)].
    3(b)       -- Certificate of Amendment of the Restated Certificate of
                  Incorporation of AEP, dated January 13, 1999 [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1998, File No. 1-3525, Exhibit 3(b)].
    3(c)       -- Composite of the Restated Certificate of Incorporation of
                  AEP, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1998, File No. 1-3525, Exhibit 3(c)].
   *3(d)       -- By-Laws of AEP, as amended through December 15, 2003.
    4(a)       -- Indenture (for unsecured debt securities), dated as of May 1,
                  2001, between AEP and The Bank of New York, as Trustee [Registration Statement No. 333-86050, Exhibits 4(a), 4(b) and 4(c); Registration Statement No. 333-105532, Exhibits 4(d), and 4(e) and 4(f)].
    4(b)       -- Forward Purchase Contract Agreement, dated as of June 11,
                  2002, between AEP and The Bank of New York, as Forward Purchase Contract Agent [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 2002, File No. 1-3525,
                  Exhibit 4(c)].
   10(a)       -- Interconnection Agreement, dated July 6, 1951, among APCo,
                  CSPCo, KPCo, OPCo and I&M and with AEPSC, as amended [Registration Statement No. 2-52910, Exhibit 5(a); Registration Statement No. 2-61009, Exhibit 5(b); and Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit 10(a)(3)].
   10(b)       -- Restated and Amended Operating Agreement, dated as of
                  January 1, 1998, among PSO, TCC, TNC, SWEPCo and AEPSC [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 2002, File No. 1-3525; Exhibit 10(b)].
   10(c)       -- Transmission Agreement, dated April 1, 1984, among APCo,
                  CSPCo, I&M, KPCo, OPCo and with AEPSC as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(b); and Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1988, File No. 1-3525, Exhibit 10(b)(2)].
   10(d)       -- Transmission Coordination Agreement, dated October 29,
                  1998, among PSO, TCC, TNC, SWEPCo and AEPSC [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 2002, File No. 1-3525; Exhibit 10(d)].
   10(e)       -- Lease Agreements, dated as of December 1, 1989, between AEGCo or I&M and Wilmington Trust Company, as amended [Registration Statement No. 33-32752, Exhibits 28(c)(1)(C), 28(c)(2)(C),
                  28(c)(3)(C), 28(c)(4)(C), 28(c)(5)(C) and 28(c)(6)(C);
                  Registration Statement No. 33-32753, Exhibits 28(a)(1)(C), 28(a)(2)(C), 28(a)(3)(C), 28(a)(4)(C), 28(a)(5)(C) and 28(a)
                  (6)(C); and Annual Report on Form 10-K of AEGCo for the fiscal year ended December 31, 1993, File No. 0-18135, Exhibits 10(c)
                  (1)(B), 10(c)(2)(B), 10(c)(3)(B), 10(c)(4)(B), 10(c)(5)(B) and
                  10(c)(6)(B); Annual Report on Form 10-K of I&M for the fiscal year ended December 31, 1993, File No. 1-3570, Exhibits 10(e)
                  (1)(B), 10(e)(2)(B), 10(e)(3)(B), 10(e)(4)(B), 10(e)(5)(B) and
                  10(e)(6)(B)].
   10(f)       -- Lease Agreement dated January 20, 1995 between OPCo and JMG
                  Funding, Limited Partnership, and amendment thereto (confidential treatment requested) [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1994, File No. 1-6543, Exhibit 10(l)(2)].
   10(g)       -- Modification No. 1 to the AEP System Interim Allowance
                  Agreement, dated July 28, 1994, among APCo, CSPCo, I&M, KPCo, OPCo and AEPSC [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(l)].
   10(h)(1)    -- Agreement and Plan of Merger, dated as of December 21,
                  1997, by and among American Electric Power Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1997, File No. 1-3525, Exhibit 10(f)].
   10(h)(2)    -- Amendment No. 1, dated as of December 31, 1999, to the
                  Agreement and Plan of Merger [Current Report on Form 8-K of AEP dated December 15, 1999, File No. 1-3525, Exhibit 10].
  +10(i)(1)    -- AEP Deferred Compensation Agreement for certain executive officers [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(e)].
  +10(i)(2)    -- Amendment to AEP Deferred Compensation Agreement for
                  certain executive officers [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1986, File No. 1-3525,
                  Exhibit 10(d)(2)].
  +10(j)       -- AEP Accident Coverage Insurance Plan for directors [Annual
                  Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(g)].
 *+10(k)(1)    -- AEP Deferred Compensation and Stock Plan for Non-Employee
                  Directors, as amended December 10, 2003.
 *+10(k)(2)    -- AEP Stock Unit Accumulation Plan for Non-Employee
                  Directors, as amended December 10, 2003.
  +10(l)(1)(A) -- AEP System Excess Benefit Plan, Amended and Restated as of
                  January 1, 2001 [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 2000, File No. 1-3525, Exhibit 10(j)(1)(A)].
  +10(l)(1)(B) -- Guaranty by AEP of AEPSC Excess Benefits Plan [Annual
                  Report on Form 10-K of AEP for the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit 10(h)(1)(B)].
  +10(l)(1)(C) -- First Amendment to AEP System Excess Benefit Plan, dated as of March 5, 2003 [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 2002, File No. 1-3525; Exhibit 10(1)(1)(c)].
 *+10(l)(2)    -- AEP System Supplemental Retirement Savings Plan, Amended
                  and Restated as of January 1, 2003 (Non-Qualified)
  +10(l)(3)    -- Service Corporation Umbrella Trust for Executives [Annual
                  Report on Form 10-K of AEP for the fiscal year ended December 31, 1993, File No. 1-3525, Exhibit 10(g)(3)].
 *+10(m)(1)    -- Employment Agreement between AEP, AEPSC and Michael G.
                  Morris dated December 15, 2003.
  +10(m)(2)    -- Memorandum of agreement between Susan Tomasky and AEPSC dated January 3, 2001 [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 2000, File No. 1-3525,
                  Exhibit 10(s)].
  +10(m)(3)    -- Letter Agreement dated June 23, 2000 between AEPSC and
                  Holly K. Koeppel [Annual Report on Form 10-K of AEP for the Fiscal year ended December 31, 2002, File No. 1-3525; Exhibit 10(m)(3)(A)].
  +10(m)(4)    -- Employment Agreement dated July 29, 1998 between AEPSC and
                  Robert P. Powers [Annual Report on Form 10-K of AEP for the Fiscal year ended December 31, 2002, File No. 1-3525; Exhibit 10(m)(4)].
  +10(n)       -- AEP System Senior Officer Annual Incentive Compensation
                  Plan [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(i)(1)].
  +10(o)(1)    -- AEP System Survivor Benefit Plan, effective January 27,
                  1998 [Quarterly Report on Form 10-Q of AEP for the quarter ended September 30, 1998, File No. 1-3525, Exhibit 10].
  +10(o)(2)    -- First Amendment to AEP System Survivor Benefit Plan, as
                  amended and restated effective January 31, 2000 [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 2002, File No. 1-3525; Exhibit 10(o)(2)].
  +10(p)       -- AEP Senior Executive Severance Plan for Merger with Central and South West Corporation, effective March 1, 1999 [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1998, File No. 1-3525, Exhibit 10(o)].
 *+10(q)(1)    -- AEP System Incentive Compensation Deferral Plan Amended and
                  Restated as of January 1, 2003.
  +10(r)       -- AEP System Nuclear Performance Long Term Incentive
                  Compensation Plan dated August 1, 1998 [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 2002, file No. 1-3525; Exhibit 10(r)].
  +10(s)       -- Nuclear Key Contributor Retention Plan dated May 1, 2000
                  [Annual Report on Form 10-K of AEP for the Fiscal year ended December 31, 2002, File No. 1-3525; Exhibit 10(s)].
  +10(t)       -- AEP Change In Control Agreement [Annual Report on Form 10-K
                  of AEP for the fiscal year ended December 31, 2001, File No. 1-3525, Exhibit 10(o)].
 *+10(u)       -- AEP System 2000 Long-Term Incentive Plan, as amended
                  December 10, 2003.
  +10(v)(1)    -- Central and South West System Special Executive Retirement
                  Plan as amended and restated effective July 1, 1997 [Annual Report on Form 10-K of CSW for the fiscal year ended December 31, 1998, File No. 1-1443, Exhibit 18].
  +10(v)(2)    -- Certified CSW Board Resolution of April 18, 1991 [Annual
                  Report on Form 10-K of AEP for the fiscal year ended December 31, 2001, File No. 1-3525, Exhibit 10(r)(2)].
 *+10(v)(3)    -- Certified AEP Utilities, Inc. (formerly CSW) Board
                  Resolutions of July 16, 1996.
  +10(v)(4)    -- CSW 1992 Long-Term Incentive Plan [Proxy Statement of CSW,
                  March 13, 1992].
  +10(v)(5)    -- Central and South West Corporation Executive Deferred
                  Savings Plan as amended and restated effective as of January 1, 1997 [Annual Report on Form 10-K of CSW for the fiscal year ended December 31, 1998, File No. 1-1443, Exhibit 24].
  *12          -- Statement re: Computation of Ratios.
  *13          -- Copy of those portions of the AEP 2003 Annual Report (for the fiscal year ended December 31, 2003) which are incorporated by reference in this filing.
  *21          -- List of subsidiaries of AEP.
  *23          -- Consent of Deloitte & Touche LLP.
  *24          -- Power of Attorney.
  *31(a)       -- Certification of Chief Executive Officer Pursuant to
                  Section 302 of the Sarbanes-Oxley Act of 2002.
  *31(b)       -- Certification of Chief Financial Officer Pursuant to
                  Section 302 of the Sarbanes-Oxley Act of 2002.
  *32(a)       -- Certification of Chief Executive Officer Pursuant to
                  Section 1350 of Chapter 63 of Title 18 of the United States Code.
  *32(b)       -- Certification of Chief Financial Officer Pursuant to
                  Section 1350 of Chapter 63 of Title 18 of the United States Code.
  APCo++
    3(a)       -- Restated Articles of Incorporation of APCo, and amendments thereto to November 4, 1993 [Registration Statement No. 33-50163, Exhibit 4(a); Registration Statement No. 33-53805, Exhibits 4(b) and 4(c)].
    3(b)       -- Articles of Amendment to the Restated Articles of
                  Incorporation of APCo, dated June 6, 1994 [Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1994, File No. 1-3457, Exhibit 3(b)].
    3(c)       -- Articles of Amendment to the Restated Articles of
                  Incorporation of APCo, dated March 6, 1997 [Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1996, File No. 1-3457, Exhibit 3(c)].
    3(d)       -- Composite of the Restated Articles of Incorporation of APCo
                  (amended as of March 7, 1997) [Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1996, File No. 1-3457, Exhibit 3(d)].
    3(e)       -- By-Laws of APCo (amended as of October 24, 2001) [Annual
                  Report on Form 10-K of APCo for the fiscal year ended December 31, 2001, File No. 1-3457, Exhibit 3(e)].
    4(a)       -- Mortgage and Deed of Trust, dated as of December 1, 1940, between APCo and Bankers Trust Company and R. Gregory Page, as Trustees, as amended and supplemented [Registration Statement No. 2-7289, Exhibit 7(b); Registration Statement No. 2-19884,
                  Exhibit 2(1); Registration Statement No. 2-24453, Exhibit 2(n); Registration Statement No. 2-60015, Exhibits 2(b)(2), 2(b)(3), 2(b)(4), 2(b)(5), 2(b)(6), 2(b)(7), 2(b)(8), 2(b)(9),
                  2(b)(10), 2(b)(12), 2(b)(14), 2(b)(15), 2(b)(16), 2(b)(17),
                  2(b)(18), 2(b)(19), 2(b)(20), 2(b)(21), 2(b)(22), 2(b)(23),
                  2(b)(24), 2(b)(25), 2(b)(26), 2(b)(27) and 2(b)(28);
                  Registration Statement No. 2-64102, Exhibit 2(b)(29); Registration Statement No. 2-66457, Exhibits (2)(b)(30) and 2(b)(31); Registration Statement No.2-69217, Exhibit 2(b)(32); Registration Statement No. 2-86237, Exhibit 4(b); Registration Statement No. 33-11723, Exhibit 4(b); Registration Statement No. 33-17003, Exhibit 4(a)(ii), Registration Statement No. 33-30964, Exhibit 4(b); Registration Statement No. 33-40720,
                  Exhibit 4(b); Registration Statement No. 33-45219, Exhibit 4(b); Registration Statement No. 33-46128, Exhibits 4(b) and 4(c); Registration Statement No. 33-53410, Exhibit 4(b); Registration Statement No. 33-59834, Exhibit 4(b); Registration Statement No. 33-50229, Exhibits 4(b) and 4(c); Registration Statement No. 33-58431, Exhibits 4(b), 4(c), 4(d) and 4(e); Registration Statement No. 333-01049, Exhibits 4(b) and 4(c); Registration Statement No. 333-20305, Exhibits 4(b) and 4(c); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1996, File No. 1-3457, Exhibit 4(b); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1998, File No. 1-3457, Exhibit 4(b)].
    4(b)       -- Indenture (for unsecured debt securities), dated as of January
                  1, 1998, between APCo and The Bank of New York, As Trustee [Registration Statement No. 333-45927, Exhibit 4(a); Registration Statement No. 333-49071, Exhibit 4(b); Registration Statement No. 333-84061, Exhibits 4(b) and
                  4(c); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1999, File No. 1-3457, Exhibit 4(c); Registration Statement No. 333-81402, Exhibits 4(b), 4(c) and 4(d); Registration Statement No. 333-100451, Exhibit 4(b); and Annual Report on Form 10-K of APCo for fiscal year ended December 31, 2002, File 1-3457, Exhibit 4(c)].
   *4(c)       -- Company Order and Officer's Certificate, dated May 5, 2003, establishing terms of 3.60% Senior Notes, Series G, due 2008 and 5.95% Senior Notes, Series H, due 2033.
   10(a)(1)    -- Power Agreement, dated October 15, 1952, between OVEC and
                  United States of America, acting by and through the United States Atomic Energy Commission, and, subsequent to January 18, 1975, the Administrator of the Energy Research and Development Administration, as amended [Registration
                  Statement No. 2-60015, Exhibit 5(a); Registration Statement No. 2-63234, Exhibit 5(a)(1)(B); Registration Statement
                  No 2-66301, Exhibit 5(a)(1)(C); Registration Statement
                  No. 2-67728, Exhibit 5(a)(1)(D); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1989, File No. 1-3457, Exhibit 10(a)(1)(F); and Annual Report on Form
                  10-K of APCo for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit 10(a)(1)(B)].
   10(a)(2)    -- Inter-Company Power Agreement, dated as of July 10, 1953, among OVEC and the Sponsoring Companies, as amended [Registration Statement No. 2-60015, Exhibit 5(c); Registration Statement No. 2-67728, Exhibit 5(a)(3)(B); and Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit 10(a)(2)(B)].
   10(a)(3)    -- Power Agreement, dated July 10, 1953, between OVEC and
                  Indiana-Kentucky Electric Corporation, as amended [Registration Statement No. 2-60015, Exhibit 5(e)].
   10(b)       -- Interconnection Agreement, dated July 6, 1951, among APCo,
                  CSPCo, KPCo, OPCo and I&M and with AEPSC, as amended [Registration Statement No. 2-52910, Exhibit 5(a); Registration Statement No. 2-61009, Exhibit 5(b); Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit 10(a)(3)].
   10(c)       -- Transmission Agreement, dated April 1, 1984, among APCo,
                  CSPCo, I&M, KPCo, OPCo and with AEPSC as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(b); Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1988, File No. 1-3525, Exhibit 10(b)(2)].
   10(d)       -- Modification No. 1 to the AEP System Interim Allowance
                  Agreement, dated July 28, 1994, among APCo, CSPCo, I&M, KPCo, OPCo and AEPSC [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(l)].
   10(e)(1)    -- Agreement and Plan of Merger, dated as of December 21,
                  1997, By and Among American Electric Power Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1997, File No. 1-3525, Exhibit 10(f)].
   10(e)(2)    -- Amendment No. 1, dated as of December 31, 1999, to the
                  Agreement and Plan of Merger [Current Report on Form 8-K of APCo dated December 15, 1999, File No. 1-3457, Exhibit 10].
  +10(f)(1)    -- AEP Deferred Compensation Agreement for certain executive officers [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(e)].
  +10(f)(2)    -- Amendment to AEP Deferred Compensation Agreement for
                  certain executive officers [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1986, File No. 1-3525,
                  Exhibit 10(d)(2)].
  +10(g)       -- AEP System Senior Officer Annual Incentive Compensation
                  Plan [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(i)(1)].
  +10(h)(1)(A) -- AEP System Excess Benefit Plan, Amended and Restated as of
                  January 1, 2001 [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 2000, File No. 1-3525, Exhibit 10(j)(1)(A)].
  +10(h)(1)(B) -- First Amendment to AEP System Excess Benefit Plan, dated as of March 5, 2003 [Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 2002, File No. 1-3457; Exhibit 10(h)(1)(B)].
 *+10(h)(2)    -- AEP System Supplemental Retirement Savings Plan, Amended
                  and Restated as of January 1, 2003 (Non-Qualified).
  +10(h)(3)    -- Service Corporation Umbrella Trust for Executives [Annual
                  Report on Form 10-K of AEP for the fiscal year ended December 31, 1993, File No. 1-3525, Exhibit 10(g)(3)].
 *+10(i)(1)    -- Employment Agreement between AEP, AEPSC and Michael G.
                  Morris dated December 15, 2003.
  +10(i)(2)    -- Memorandum of agreement between Susan Tomasky and AEPSC dated January 3, 2001 [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 2000, File No. 1-3525,
                  Exhibit 10(s)].
  +10(i)(3)    -- Employment Agreement dated July 29, 1998 between AEPSC and
                  Robert P. Powers [Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 2002, File No. 1-3457; Exhibit 10(i)(3)].
  +10(j)(1)    -- AEP System Survivor Benefit Plan, effective January 27,
                  1998 [Quarterly Report on Form 10-Q of AEP for the quarter ended September 30, 1998, File No. 1-3525, Exhibit 10].
  +10(j)(2)    -- First Amendment to AEP System Survivor Benefit Plan, as
                  amended and restated effective January 31, 2000 [Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 2002, File No. 1-3457; Exhibit 10(j)(2)].
  +10(k)       -- AEP Senior Executive Severance Plan for Merger with Central and South West Corporation, effective March 1, 1999[Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1998, File No. 1-3525, Exhibit 10(o)].
  +10(l)       -- AEP Change In Control Agreement [Annual Report on Form 10-K
                  of AEP for the fiscal year ended December 31, 2001, File No. 1-3525, Exhibit 10(o)].
 *+10(m)       -- AEP System 2000 Long-Term Incentive Plan, as amended
                  December 10, 2003.
  +10(n)(1)    -- Central and South West System Special Executive Retirement
                  Plan as amended and restated effective July 1, 1997 [Annual Report on Form 10-K of CSW for the fiscal year ended December 31, 1998, File No. 1-1443, Exhibit 18].
  +10(n)(2)    -- Certified CSW Board Resolution of April 18, 1991 [Annual
                  Report on Form 10-K of AEP for the fiscal year ended December 31, 2001, File No. 1-3525, Exhibit 10(r)(2)].
 *+10(n)(3)    -- Certified AEP Utilities, Inc. (formerly CSW) Board
                  Resolutions of July 16, 1996.
  +10(n)(4)    -- CSW 1992 Long-Term Incentive Plan [Proxy Statement of CSW,
                  March 13, 1992].
 *+10(o)(1)    -- AEP System Incentive Compensation Deferral Plan Amended and
                  Restated as of January 1, 2003.
  +10(p)       -- AEP System Nuclear Performance Long Term Incentive
                  Compensation Plan dated August 1, 1998 [Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 2002, file No. 1-3457; Exhibit 10(p)].
  +10(q)       -- Nuclear Key Contributor Retention Plan dated May 1, 2000
                  [Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 2002, File No. 1-3457; Exhibit 10(q)].
  *12          -- Statement re: Computation of Ratios.
  *13          -- Copy of those portions of the APCo 2003 Annual Report (for the fiscal year ended December 31, 2003) which are incorporated by reference in this filing.
   21          -- List of subsidiaries of APCo [Annual Report on Form 10-K of
                  AEP for the fiscal year ended December 31, 2003, File No. 1-3525, Exhibit 21].
  *23          -- Consent of Deloitte & Touche LLP
  *24          -- Power of Attorney.
  *31(a)       -- Certification of Chief Executive Officer Pursuant to
                  Section 302 of the Sarbanes-Oxley Act of 2002.
  *31(b)       -- Certification of Chief Financial Officer Pursuant to
                  Section 302 of the Sarbanes-Oxley Act of 2002.
  *32(a)       -- Certification of Chief Executive Officer Pursuant to
                  Section 1350 of Chapter 63 of Title 18 of the United States Code.
  *32(b)       -- Certification of Chief Financial Officer Pursuant to
                  Section 1350 of Chapter 63 of Title 18 of the United States Code.
  CSPCo++
    3(a)       -- Amended Articles of Incorporation of CSPCo, as amended to
                  March 6, 1992 [Registration Statement No. 33-53377, Exhibit 4(a)].
    3(b)       -- Certificate of Amendment to Amended Articles of
                  Incorporation of CSPCo, dated May 19, 1994 [Annual Report on Form 10-K of CSPCo for the fiscal year ended December 31, 1994, File No. 1-2680, Exhibit 3(b)].
    3(c)       -- Composite of Amended Articles of Incorporation of CSPCo, as
                  amended [Annual Report on Form 10-K of CSPCo for the fiscal year ended December 31, 1994, File No. 1-2680, Exhibit 3(c)].
    3(d)       -- Code of Regulations and By-Laws of CSPCo [Annual Report on
                  Form 10-K of CSPCo for the fiscal year ended December 31, 1987, File No. 1-2680, Exhibit 3(d)].
    4(a)       -- Indenture of Mortgage and Deed of Trust, dated September 1,
                  1940, between CSPCo and City Bank Farmers Trust Company (now Citibank, N.A.), as trustee, as supplemented and amended [Registration Statement No. 2-59411, Exhibits 2(B) and 2(C); Registration Statement No.2-80535, Exhibit 4(b); Registration Statement No. 2-87091, Exhibit 4(b); Registration Statement No. 2-93208, Exhibit 4(b); Registration Statement No. 2-97652,
                  Exhibit 4(b); Registration Statement No. 33-7081, Exhibit 4(b); Registration Statement No. 33-12389, Exhibit 4(b); Registration Statement No. 33-19227, Exhibits 4(b), 4(e), 4(f), 4(g) and 4(h); Registration Statement No. 33-35651,
                  Exhibit 4(b); Registration Statement No. 33-46859, Exhibits 4(b) and 4(c); Registration Statement No. 33-50316,
                  Exhibits 4(b) and 4(c); Registration Statement No. 33-60336, Exhibits 4(b), 4(c) and 4(d); Registration Statement No. 33-50447, Exhibits 4(b) and 4(c); Annual Report on Form 10-K of CSPCo for the fiscal year ended December 31, 1993, File No. 1-2680, Exhibit 4(b)].
    4(b)       -- Indenture (for unsecured debt securities), dated as of
                  September 1, 1997, between CSPCo and Bankers Trust Company, as Trustee [Registration Statement No. 333-54025, Exhibits 4(a), 4(b), 4(c) and 4(d); Annual Report on Form 10-K of CSPCo for the fiscal year ended December 31, 1998, File No. 1-2680, Exhibits 4(c) and 4(d)].
   *4(c)       -- First Supplemental Indenture between CSPCo and Deutsche
                  Bank Trust Company Americas, as Trustee, dated November 25, 2003, establishing terms of 4.40% Senior Notes, Series E, due 2010.
   *4(d)       -- Indenture (for unsecured debt securities), dated as of
                  February 1, 2003, between CSPCo and Bank One, N.A., as Trustee
   *4(e)       -- First Supplemental Indenture, dated as of February 1, 2003, between CSPCo and Bank One, N.A., as trustee, establishing the terms of 5.50% Senior Notes, Series A, due 2013 and 5.50% Senior Notes, Series C, due 2013.
   *4(f)       -- Second Supplemental Indenture, dated as of February 1,
                  2003, between CSPCo and Bank One, N.A. establishing the terms of 6.60% Senior Notes, Series B, due 2033 and 6.60% Senior Notes, Series D, due 2033.
   10(a)(1)    -- Power Agreement, dated October 15, 1952, between OVEC and
                  United States of America, acting by and through the United States Atomic Energy Commission, and, subsequent to January 18, 1975, the Administrator of the Energy Research and Development Administration, as amended [Registration
                  Statement No. 2-60015, Exhibit 5(a); Registration Statement No. 2-63234, Exhibit 5(a)(1)(B); Registration Statement
                  No. 2-66301, Exhibit 5(a)(1)(C); Registration Statement
                  No. 2-67728, Exhibit 5(a)(1)(B); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1989, File No. 1-3457, Exhibit 10(a)(1)(F); and Annual Report on Form
                  10-K of APCo for the fiscal year ended December 31, 1992,
                  File No. 1-3457, Exhibit 10(a)(1)(B)].
   10(a)(2)    -- Inter-Company Power Agreement, dated July 10, 1953, among
                  OVEC and the Sponsoring Companies, as amended [Registration Statement No. 2-60015, Exhibit 5(c); Registration Statement No. 2-67728, Exhibit 5(a)(3)(B); and Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit 10(a)(2)(B)].
   10(a)(3)    -- Power Agreement, dated July 10, 1953, between OVEC and
                  Indiana-Kentucky Electric Corporation, as amended [Registration Statement No. 2-60015, Exhibit 5(e)].
   10(b)       -- Interconnection Agreement, dated July 6, 1951, among APCo,
                  CSPCo, KPCo, OPCo and I&M and AEPSC, as amended [Registration Statement No. 2-52910, Exhibit 5(a); Registration Statement No. 2-61009, Exhibit 5(b); and Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit 10(a)(3)].
   10(c)       -- Transmission Agreement, dated April 1, 1984, among APCo,
                  CSPCo, I&M, KPCo, OPCo, and with AEPSC as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(b); and Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1988, File No. 1-3525, Exhibit 10(b)(2)].
   10(d)       -- Modification No. 1 to the AEP System Interim Allowance
                  Agreement, dated July 28, 1994, among APCo, CSPCo, I&M, KPCo, OPCo and AEPSC [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(l)].
   10(e)(1)    -- Agreement and Plan of Merger, dated as of December 21,
                  1997, By and Among American Electric Power Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1997, File No. 1-3525, Exhibit 10(f)].
   10(e)(2)    -- Amendment No. 1, dated as of December 31, 1999, to the
                  Agreement and Plan of Merger [Current Report on Form 8-K of CSPCo dated December 15, 1999, File No. 1-2680, Exhibit 10].
  *12          -- Statement re: Computation of Ratios.
  *13          -- Copy of those portions of the CSPCo 2003 Annual Report (for the fiscal year ended December 31, 2003) which are incorporated by reference in this filing.
   21          -- List of subsidiaries of CSPCo [Annual Report on Form 10-K of
                  AEP for the fiscal year ended December 31, 2003, File No. 1-3525, Exhibit 21]
  *23          -- Consent of Deloitte & Touche LLP.
  *24          -- Power of Attorney.
  *31(a)       -- Certification of Chief Executive Officer Pursuant to
                  Section 302 of the Sarbanes-Oxley Act of 2002.
  *31(b)       -- Certification of Chief Financial Officer Pursuant to
                  Section 302 of the Sarbanes-Oxley Act of 2002.
  *32(a)       -- Certification of Chief Executive Officer Pursuant to
                  Section 1350 of Chapter 63 of Title 18 of the United States Code.
  *32(b)       -- Certification of Chief Financial Officer Pursuant to
                  Section 1350 of Chapter 63 of Title 18 of the United States Code.
  I&M++
    3(a)       -- Amended Articles of Acceptance of I&M and amendments
                  thereto [Annual Report on Form 10-K of I&M for fiscal year ended December 31, 1993, File No. 1-3570, Exhibit 3(a)].
    3(b)       -- Articles of Amendment to the Amended Articles of Acceptance
                  of I&M, dated March 6, 1997 [Annual Report on Form 10-K of I&M for fiscal year ended December 31, 1996, File No. 1-3570,
                  Exhibit 3(b)].
    3(c)       -- Composite of the Amended Articles of Acceptance of I&M
                  (amended as of March 7, 1997) [Annual Report on Form 10-K of I&M for the fiscal year ended December 31, 1996, File No. 1-3570, Exhibit 3(c)].
    3(d)       -- By-Laws of I&M (amended as of November 28, 2001) [Annual
                  Report on Form 10-K of I&M for the fiscal year ended December 31, 2001, File No. 1-3570, Exhibit 3(d)].
    4(a)       -- Mortgage and Deed of Trust, dated as of June 1, 1939, between
                  I&M and Irving Trust Company (now The Bank of New York) and various individuals, as Trustees, as amended and supplemented [Registration Statement No. 2-7597, Exhibit 7(a); Registration Statement No. 2-60665, Exhibits 2(c)(2), 2(c)(3), 2(c)(4),
                  2(c)(5), 2(c)(6), 2(c)(7), 2(c)(8), 2(c)(9), 2(c)(10),
                  2(c)(11), 2(c)(12), 2(c)(13), 2(c)(14), 2(c)(15), (2)(c)(16),
                  and 2(c)(17); Registration Statement No. 2-63234, Exhibit 2(b)(18); Registration Statement No. 2-65389,
                  Exhibit 2(a)(19); Registration Statement No. 2-67728,
                  Exhibit 2(b)(20); Registration Statement No. 2-85016,
                  Exhibit 4(b); Registration Statement No.33-5728, Exhibit 4(c); Registration Statement No. 33-9280, Exhibit 4(b); Registration Statement No. 33-11230, Exhibit 4(b); Registration Statement No. 33-19620, Exhibits 4(a)(ii), 4(a)(iii), 4(a)(iv)
                  and 4(a)(v); Registration Statement No.33-46851, Exhibits 4(b)(i), 4(b)(ii) and 4(b)(iii); Registration Statement
                  No. 33-54480, Exhibits 4(b)(i) and 4(b)(ii); Registration Statement No. 33-60886, Exhibit 4(b)(i); Registration Statement No. 33-50521, Exhibits 4(b)(i), 4(b)(ii)
                  and 4(b)(iii); Annual Report on Form 10-K of I&M for the fiscal year ended December 31, 1993, File No. 1-3570,
                  Exhibit 4(b); Annual Report on Form 10-K of I&M for the fiscal year ended December 31, 1994, File No. 1-3570, Exhibit 4(b); Annual Report on Form 10-K of I&M for the fiscal year ended December 31, 1996, File No. 1-3570, Exhibit 4(b)].
    4(b)       -- Indenture (for unsecured debt securities), dated as of
                  October 1, 1998, between I&M and The Bank of New York, as Trustee [Registration Statement No. 333-88523, Exhibits 4(a), 4(b) and 4(c); Registration Statement No. 333-58656, Exhibits 4(b) and 4(c); Registration Statement No. 333-108975, Exhibits 4(b), 4(c) and 4(d)].
   10(a)(1)    -- Power Agreement, dated October 15, 1952, between OVEC and
                  United States of America, acting by and through the United States Atomic Energy Commission, and, subsequent to
                  January 18, 1975, the Administrator of the Energy Research and Development Administration, as amended [Registration
                  Statement No. 2-60015, Exhibit 5(a); Registration Statement No. 2-63234, Exhibit 5(a)(1)(B); Registration Statement
                  No. 2-66301, Exhibit 5(a)(1)(C); Registration Statement
                  No. 2-67728, Exhibit 5(a)(1)(D); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1989, File No. 1-3457, Exhibit 10(a)(1)(F); and Annual Report on Form
                  10-K of APCo for the fiscal year ended December 31, 1992,
                  File No. 1-3457, Exhibit 10(a)(1)(B)].
   10(a)(2)    -- Inter-Company Power Agreement, dated as of July 10, 1953, among OVEC and the Sponsoring Companies, as amended [Registration Statement No. 2-60015, Exhibit 5(c); Registration Statement No. 2-67728, Exhibit 5(a)(3)(B); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit 10(a)(2)(B)].
   10(a)(3)    -- Power Agreement, dated July 10, 1953, between OVEC and
                  Indiana-Kentucky Electric Corporation, as amended [Registration Statement No. 2-60015, Exhibit 5(e)].
   10(a)(4)    -- Inter-Company Power Agreement, dated as of July 10, 1953, among OVEC and the Sponsoring Companies, as amended [Registration Statement No. 2-60015, Exhibit 5(c); Registration Statement No. 2-67728, Exhibit 5(a)(3)(B); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit 10(a)(2)(B)].
   10(b)       -- Interconnection Agreement, dated July 6, 1951, among APCo,
                  CSPCo, KPCo, I&M, and OPCo and with AEPSC, as amended [Registration Statement No. 2-52910, Exhibit 5(a); Registration Statement No. 2-61009, Exhibit 5(b); and Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit 10(a)(3)].
   10(c)       -- Transmission Agreement, dated April 1, 1984, among APCo,
                  CSPCo, I&M, KPCo, OPCo and with AEPSC as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(b); and Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1988, File No. 1-3525, Exhibit 10(b)(2)].
   10(d)       -- Modification No. 1 to the AEP System Interim Allowance
                  Agreement, dated July 28, 1994, among APCo, CSPCo, I&M, KPCo, OPCo and AEPSC [Annual Report on Form 10-K of AEP for the fiscal year ended December 1, 1996, File No. 1-3525, Exhibit 10(l)].
   10(e)       -- Lease Agreements, dated as of December 1, 1989, between I&M and Wilmington Trust Company, as amended [Registration Statement No. 33-32753, Exhibits 28(a)(1)(C), 28(a)(2)(C),
                  28(a)(3)(C), 28(a)(4)(C), 28(a)(5)(C) and 28(a)(6)(C); Annual
                  Report on Form 10-K of I&M for the fiscal year ended December 31, 1993, File No. 1-3570, Exhibits 10(e)(1)(B), 10(e)(2)(B),
                  10(e)(3)(B), 10(e)(4)(B), 10(e)(5)(B) and 10(e)(6)(B)].
   10(f)(1)    -- Agreement and Plan of Merger, dated as of December 21,
                  1997, By and Among American Electric Power Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1997, File No. 1-3525, Exhibit 10(f)].
   10(f)(2)    -- Amendment No. 1, dated as of December 31, 1999, to the
                  Agreement and Plan of Merger [Current Report on Form 8-K of I&M dated December 15, 1999, File No. 1-3570, Exhibit 10].
  *12          -- Statement re: Computation of Ratios.
  *13          -- Copy of those portions of the I&M 2003 Annual Report (for the fiscal year ended December 31, 2003) which are incorporated by reference in this filing.
   21          -- List of subsidiaries of I&M [Annual Report on Form 10-K of
                  AEP for the fiscal year ended December 31, 2003, File No. 1-3525, Exhibit 21].
  *23          -- Consent of Deloitte & Touche LLP.
  *24          -- Power of Attorney.
  *31(a)       -- Certification of Chief Executive Officer Pursuant to
                  Section 302 of the Sarbanes-Oxley Act of 2002.
  *31(b)       -- Certification of Chief Financial Officer Pursuant to
                  Section 302 of the Sarbanes-Oxley Act of 2002.
  *32(a)       -- Certification of Chief Executive Officer Pursuant to
                  Section 1350 of Chapter 63 of Title 18 of the United States Code.
  *32(b)       -- Certification of Chief Financial Officer Pursuant to
                  Section 1350 of Chapter 63 of Title 18 of the United States Code.
  KPCo++
    3(a)       -- Restated Articles of Incorporation of KPCo [Annual Report
                  on Form 10-K of KPCo for the fiscal year ended December 31, 1991, File No. 1-6858, Exhibit 3(a)].
    3(b)       -- By-Laws of KPCo (amended as of June 15, 2000) [Annual
                  Report on Form 10-K of KPCo for the fiscal year ended December 31, 2000, File No. 1-6858, Exhibit 3(b)].
    4(a)       -- Indenture (for unsecured debt securities), dated as of
                  September 1, 1997, between KPCo and Bankers Trust Company, as Trustee [Registration Statement No. 333-75785, Exhibits 4(a), 4(b), 4(c) and 4(d); Registration Statement No. 333-87216, Exhibits 4(e) and 4(f); Annual Report on Form 10-K of KPCo for the fiscal year ended December 31, 2002, File No. 1-6858, Exhibits 4(c), 4(d) and 4(e)].
   *4(b)       -- Company Order and Officer's Certificate, dated June 13,
                  2003 establishing certain terms of the 5.625% Senior Notes, Series D, due 2032.
   10(a)       -- Interconnection Agreement, dated July 6, 1951, among APCo,
                  CSPCo, KPCo, I&M and OPCo and with AEPSC, as amended [Registration Statement No. 2-52910, Exhibit 5(a);Registration Statement No. 2-61009, Exhibit 5(b); and Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit 10(a)(3)].
   10(b)       -- Transmission Agreement, dated April 1, 1984, among APCo,
                  CSPCo, I&M, KPCo, OPCo and with AEPSC as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(b); and Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1988, File No. 1-3525, Exhibit 10(b)(2)].
   10(c)       -- Modification No. 1 to the AEP System Interim Allowance
                  Agreement, dated July 28, 1994, among APCo, CSPCo, I&M, KPCo, OPCo and AEPSC [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(l)].
   10(d)(1)    -- Agreement and Plan of Merger, dated as of December 21,
                  1997, By and Among American Electric Power Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1997, File No. 1-3525, Exhibit 10(f)].
   10(d)(2)    -- Amendment No. 1, dated as of December 31, 1999, to the
                  Agreement and Plan of Merger [Current Report on Form 8-K of KPCo dated December 15, 1999, File No. 1-6858, Exhibit 10].
  *12          -- Statement re: Computation of Ratios.
  *13          -- Copy of those portions of the KPCo 2003 Annual Report (for the fiscal year ended December 31, 2003) which are incorporated by reference in this filing.
  *23          -- Consent of Deloitte & Touche LLP
  *24          -- Power of Attorney.
  *31(a)       -- Certification of Chief Executive Officer Pursuant to
                  Section 302 of the Sarbanes-Oxley Act of 2002.
  *31(b)       -- Certification of Chief Financial Officer Pursuant to
                  Section 302 of the Sarbanes-Oxley Act of 2002.
  *32(a)       -- Certification of Chief Executive Officer Pursuant to
                  Section 1350 of Chapter 63 of Title 18 of the United States Code.
  *32(b)       -- Certification of Chief Financial Officer Pursuant to
                  Section 1350 of Chapter 63 of Title 18 of the United States Code.
  OPCo++
    3(a)       -- Amended Articles of Incorporation of OPCo, and amendments thereto to December 31, 1993 [Registration Statement No. 33-50139, Exhibit 4(a); Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1993, File No. 1-6543,
                  Exhibit 3(b)].
    3(b)       -- Certificate of Amendment to Amended Articles of
                  Incorporation of OPCo, dated May 3, 1994 [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1994, File No. 1-6543, Exhibit 3(b)].
    3(c)       -- Certificate of Amendment to Amended Articles of
                  Incorporation of OPCo, dated March 6, 1997 [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1996, File No. 1-6543, Exhibit 3(c)].
    3(d)       -- Certificate of Amendment to Amended Articles of
                  Incorporation of OPCo, dated June 3, 2002 [Quarterly Report on Form 10-Q of OPCo for the quarter ended June 30, 2002, File No. 1-6543, Exhibit 3(d)].
    3(e)       -- Composite of the Amended Articles of Incorporation of OPCo
                  (amended as of June 3, 2002) [[Quarterly Report on Form 10-Q of OPCo for the quarter ended June 30, 2002, File No. 1-6543,
                  Exhibit 3(e)].
    3(f)       -- Code of Regulations of OPCo [Annual Report on Form 10-K of
                  OPCo for the fiscal year ended December 31, 1990, File No. 1-6543, Exhibit 3(d)].
    4(a)       -- Mortgage and Deed of Trust, dated as of October 1, 1938, between OPCo and Manufacturers Hanover Trust Company (now Chemical Bank), as Trustee, as amended and supplemented [Registration Statement No. 2-3828, Exhibit B-4;
                  Registration Statement No. 2-60721, Exhibits 2(c)(2), 2(c)(3), 2(c)(4), 2(c)(5), 2(c)(6), 2(c)(7), 2(c)(8), 2(c)(9),
                  2(c)(10), 2(c)(11), 2(c)(12), 2(c)(13), 2(c)(14), 2(c)(15),
                  2(c)(16), 2(c)(17), 2(c)(18), 2(c)(19), 2(c)(20), 2(c)(21),
                  2(c)(22), 2(c)(23), 2(c)(24), 2(c)(25), 2(c)(26), 2(c)(27),
                  2(c)(28), 2(c)(29), 2(c)(30), and 2(c)(31); Registration
                  Statement No. 2-83591, Exhibit 4(b); Registration Statement No. 33-21208, Exhibits 4(a)(ii), 4(a)(iii) and 4(a)(iv);
                  Registration Statement No. 33-31069, Exhibit 4(a)(ii); Registration Statement No. 33-44995, Exhibit 4(a)(ii); Registration Statement No. 33-59006, Exhibits 4(a)(ii), 4(a)(iii) and 4(a)(iv); Registration Statement No. 33-50373, Exhibits 4(a)(ii), 4(a)(iii) and 4(a)(iv); Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1993, File No. 1-6543, Exhibit 4(b)].
    4(b)       -- Indenture (for unsecured debt securities), dated as of
                  September 1, 1997, between OPCo and Bankers Trust Company (now Deutsche Bank Trust Company Americas), as Trustee [Registration Statement No. 333-49595, Exhibits 4(a), 4(b) and 4(c); Registration Statement No. 333-106242, Exhibit 4(b), 4(c) and 4(d); Registration Statement No. 333-75783, Exhibits 4(b) and 4(c)].
   *4(c)       -- First Supplemental Indenture between OPCo and Deutsche Bank
                  Trust Company Americas, as Trustee, dated July 11, 2003, establishing terms of 4.85% Senior Notes, Series H, due 2014.
   *4(d)       -- Second Supplemental Indenture between OPCo and Deutsche
                  Bank Trust Company Americas, as Trustee, dated July 11, 2003, establishing terms of 6.375% Senior Notes, Series I, due 2033.
   *4(e)       -- Indenture (for unsecured debt securities), dated as of
                  February 1, 2003, between OPCo and Bank One, N.A., as Trustee
   *4(f)       -- First Supplemental Indenture, dated as of February 1, 2003, between OPCo and Bank One, N.A., as Trustee, establishing the terms of 5.50% Senior Notes, Series D, due 2013 and 5.50% Senior Notes, Series F, due 2013.
   *4(g)       -- Second Supplemental Indenture, dated as of February 1,
                  2003, between OPCo and Bank One, N.A., as Trustee, establishing the terms of 6.60% Senior Notes, Series E, due 2033 and 6.60% Senior Notes, Series G, due 2033.
   10(a)(1)    -- Power Agreement, dated October 15, 1952, between OVEC and
                  United States of America, acting by and through the United States Atomic Energy Commission, and, subsequent to
                  January 18, 1975, the Administrator of the Energy Research and Development Administration, as amended [Registration
                  Statement No. 2-60015, Exhibit 5(a); Registration Statement No. 2-63234, Exhibit 5(a)(1)(B); Registration Statement No. 2-66301, Exhibit 5(a)(1)(C); Registration Statement No. 2-67728, Exhibit 5(a)(1)(D); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1989, File No. 1-3457, Exhibit 10(a)(1)(F); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit 10(a)(1)(B)].
   10(a)(2)    -- Inter-Company Power Agreement, dated July 10, 1953, among
                  OVEC and the Sponsoring Companies, as amended [Registration Statement No. 2-60015, Exhibit 5(c); Registration Statement No. 2-67728, Exhibit 5(a)(3)(B); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit 10(a)(2)(B)].
   10(a)(3)    -- Power Agreement, dated July 10, 1953, between OVEC and
                  Indiana-Kentucky Electric Corporation, as amended [Registration Statement No. 2-60015, Exhibit 5(e)].
   10(b)       -- Interconnection Agreement, dated July 6, 1951, among APCo,
                  CSPCo, KPCo, I&M and OPCo and with AEPSC, as amended [Registration Statement No. 2-52910, Exhibit 5(a); Registration Statement No. 2-61009, Exhibit 5(b); Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1990, File 1-3525, Exhibit 10(a)(3)].
   10(c)       -- Transmission Agreement, dated April 1, 1984, among APCo,
                  CSPCo, I&M, KPCo, OPCo and with AEPSC as agent [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(b); Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1988, File No. 1-3525, Exhibit 10(b)(2)].
   10(d)       -- Modification No. 1 to the AEP System Interim Allowance
                  Agreement, dated July 28, 1994, among APCo, CSPCo, I&M, KPCo, OPCo and AEPSC [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(l)].
   10(e)       -- Amendment No. 1, dated October 1, 1973, to Station
                  Agreement dated January 1, 1968, among OPCo, Buckeye and Cardinal Operating Company, and amendments thereto [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1993, File No. 1-6543, Exhibit 10(f)].
   10(f)       -- Lease Agreement dated January 20, 1995 between OPCo and JMG
                  Funding, Limited Partnership, and amendment thereto (confidential treatment requested) [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1994, File No. 1-6543, Exhibit 10(l)(2)].
   10(g)(1)    -- Agreement and Plan of Merger, dated as of December 21,
                  1997, by and among American Electric Power Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1997, File No. 1-3525, Exhibit 10(f)].
   10(g)(2)    -- Amendment No. 1, dated as of December 31, 1999, to the
                  Agreement and Plan of Merger [Current Report on Form 8-K of OPCo dated December 15, 1999, File No. 1-6543, Exhibit 10].
  +10(h)       -- AEP System Senior Officer Annual Incentive Compensation
                  Plan [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(i)(1)].
  +10(i)(1)(A  -- AEP System Excess Benefit Plan, Amended and Restated as of
                  January 1, 2001 [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 2000, File No. 1-3525, Exhibit 10(j)(1)(A)].
  +10(i)(1)(B) -- First Amendment to AEP System Excess Benefit Plan, dated as of March 5, 2003 [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 2002, File No. 1-6543; Exhibit 10(i)(1)(B)].
 *+10(i)(2)    -- AEP System Supplemental Retirement Savings Plan, Amended
                  and Restated as of January 1, 2003 (Non-Qualified).
  +10(i)(3)    -- Service Corporation Umbrella Trust for Executives [Annual
                  Report on Form 10-K of AEP for the fiscal year ended December 31, 1993, File No. 1-3525, Exhibit 10(g)(3)].
 *+10(j)(1)    -- Employment Agreement between AEP, AEPSC and Michael G.
                  Morris dated December 15, 2003.
  +10(j)(2)    -- Memorandum of agreement between Susan Tomasky and AEPSC dated January 3, 2001 [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 2000, File No. 1-3525,
                  Exhibit 10(s)].
  +10(j)(3)    -- Employment Agreement dated July 29, 1998 between AEPSC and
                  Robert P. Powers [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 2002, File No. 1-6543; Exhibit 10(j)(3)].
  +10(k)(1)    -- AEP System Survivor Benefit Plan, effective January 27,
                  1998 [Quarterly Report on Form 10-Q of AEP for the quarter ended September 30, 1998, File No. 1-3525, Exhibit 10].
  +10(k)(2)    -- First Amendment to AEP System Survivor Benefit Plan, as
                  amended and restated effective January 31, 2000 [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 2002, File No. 1-6543; Exhibit 10(k)(2)].
  +10(l)       -- AEP Senior Executive Severance Plan for Merger with Central and South West Corporation, effective March 1, 1999[Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1998, File No. 1-3525, Exhibit 10(o)].
  +10(m)       -- AEP Change In Control Agreement [Annual Report on Form 10-K
                  of AEP for the fiscal year ended December 31, 2001, File No. 1-3525, Exhibit 10(o)].
 *+10(n)       -- AEP System 2000 Long-Term Incentive Plan, as amended December
                  10, 2003.
  +10(o)(1)    -- Central and South West System Special Executive Retirement
                  Plan as amended and restated effective July 1, 1997 [Annual Report on Form 10-K of CSW for the fiscal year ended December 31, 1998, File No. 1-1443, Exhibit 18].
  +10(o)(2)    -- Certified CSW Board Resolution of April 18, 1991 [Annual
                  Report on Form 10-K of AEP for the fiscal year ended December 31, 2001, File No. 1-3525, Exhibit 10(r)(2)].
 *+10(o)(3)    -- Certified AEP Utilities, Inc. (formerly CSW) Board
                  Resolutions of July 16, 1996.
  +10(o)(4)    -- CSW 1992 Long-Term Incentive Plan [Proxy Statement of CSW,
                  March 13, 1992].
 *+10(p)(1)    -- AEP System Incentive Compensation Deferral Plan Amended and
                  Restated as of January 1, 2003.
  +10(q)       -- AEP System Nuclear Performance Long Term Incentive
                  Compensation Plan dated August 1, 1998 [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 2002, File No. 1-6543; Exhibit 10(q)].
  +10(r)       -- Nuclear Key Contributor Retention Plan dated May 1, 2000
                  [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 2002, File No. 1-6543; Exhibit 10(r)].
  *12          -- Statement re: Computation of Ratios.
  *13          -- Copy of those portions of the OPCo 2003 Annual Report (for the fiscal year ended December 31, 2003) which are incorporated by reference in this filing.
   21          -- List of subsidiaries of OPCo [Annual Report on Form 10-K of
                  AEP for the fiscal year ended December 31, 2003, File No. 1-3525, Exhibit 21].
  *23          -- Consent of Deloitte & Touche LLP.
  *24          -- Power of Attorney.
  *31(a)       -- Certification of Chief Executive Officer Pursuant to
                  Section 302 of the Sarbanes-Oxley Act of 2002.
  *31(b)       -- Certification of Chief Financial Officer Pursuant to
                  Section 302 of the Sarbanes-Oxley Act of 2002.
  *32(a)       -- Certification of Chief Executive Officer Pursuant to
                  Section 1350 of Chapter 63 of Title 18 of the United States Code.
  *32(b)       -- Certification of Chief Financial Officer Pursuant to
                  Section 1350 of Chapter 63 of Title 18 of the United States Code.
  PSO++
    3(a)       -- Restated Certificate of Incorporation of PSO [Annual Report
                  on Form U5S of Central and South West Corporation for the fiscal year ended December 31, 1996, File No. 1-1443, Exhibit B-3.1].
    3(b)       -- By-Laws of PSO (amended as of June 28, 2000) [Annual Report on Form 10-K of PSO for the fiscal year ended December 31, 2000, File No. 0-343, Exhibit 3(b)].
    4(a)       -- Indenture, dated July 1, 1945, between and Liberty Bank and
                  Trust Company of Tulsa, National Association, as Trustee, as amended and supplemented [Registration Statement No. 2-60712,
                  Exhibit 5.03; Registration Statement No.2-64432, Exhibit 2.02; Registration Statement No. 2-65871, Exhibit 2.02; Form U-1 No. 70-6822, Exhibit 2; Form U-1 No. 70-7234, Exhibit 3;
                  Registration Statement No. 33-48650, Exhibit 4(b); Registration Statement No. 33-49143, Exhibit 4(c); Registration Statement No. 33-49575, Exhibit 4(b); Annual Report on Form 10-K of PSO for the fiscal year ended
                  December 31, 1993, File No. 0-343, Exhibit 4(b); Current Report on Form 8-K of PSO dated March 4, 1996, No. 0-343,
                  Exhibit 4.01; Current Report on Form 8-K of PSO dated March 4, 1996, No. 0-343, Exhibit 4.02; Current Report on Form 8-K of PSO dated March 4, 1996, No. 0-343, Exhibit 4.03].
    4(b)       -- PSO-obligated, mandatorily redeemable preferred securities of subsidiary trust holding solely Junior Subordinated Debentures of PSO:
                  (1) Indenture, dated as of May 1, 1997, between PSO and The Bank of New York, as Trustee [Quarterly Report on Form 10-Q of PSO dated March 31, 1997, File No. 0-343, Exhibits 4.6 and 4.7].
                  (2) Amended and Restated Trust Agreement of PSO Capital I, dated as of May 1, 1997, among PSO, as Depositor, The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, and the Administrative Trustee [Quarterly Report on Form 10-Q of PSO dated March 31, 1997, File No. 0-343, Exhibit 4.8].
                  (3) Guarantee Agreement, dated as of May 1, 1997, delivered by PSO for the benefit of the holders of PSO Capital I's Preferred Securities [Quarterly Report on Form 10-Q of PSO dated March 31, 1997, File No. 0-343, Exhibits 4.9].
                  (4) Agreement as to Expenses and Liabilities, dated as of May 1, 1997, between PSO and PSO Capital I [Quarterly Report on Form 10-Q of PSO dated March 31, 1997, File No. 0-343, Exhibits 4.10].
    4(c)       -- Indenture (for unsecured debt securities), dated as of
                  November 1, 2000, between PSO and The Bank of New York, as Trustee [Registration Statement No. 333-100623, Exhibits 4(a) and 4(b); [Annual Report on Form 10-K of PSO for the fiscal year ended December 31, 2002, File No. 0-343; Exhibit 4(c)].
   *4(d)       -- Third Supplemental Indenture, dated as of September 15,
                  2003, between PSO and The Bank of New York, as Trustee, establishing terms of the 4.85% Senior Notes, Series C, due 2010.
   10(a)       -- Restated and Amended Operating Agreement, dated as of
                  January 1, 1998, among PSO, TCC, TNC, SWEPCo and AEPSC [Annual Report on Form 10-K of PSO for the fiscal year ended December 31, 2002, File No. 0-343; Exhibit 10(a)].
   10(b)       -- Transmission Coordination Agreement, dated October 29,
                  1998, among PSO, TCC, TNC, SWEPCo and AEPSC [Annual Report on Form 10-K of PSO for the fiscal year ended December 31, 2002, File No. 0-343; Exhibit 10(b)].
  *12          -- Statement re: Computation of Ratios.
  *13          -- Copy of those portions of the PSO 2003 Annual Report (for the fiscal year ended December 31, 2003) which are incorporated by reference in this filing.
  *23          -- Consent of Deloitte & Touche LLP.
  *24          -- Power of Attorney.
  *31(a)       -- Certification of Chief Executive Officer Pursuant to
                  Section 302 of the Sarbanes-Oxley Act of 2002.
  *31(b)       -- Certification of Chief Financial Officer Pursuant to
                  Section 302 of the Sarbanes-Oxley Act of 2002.
  *32(a)       -- Certification of Chief Executive Officer Pursuant to
                  Section 1350 of Chapter 63 of Title 18 of the United States Code.
  *32(b)       -- Certification of Chief Financial Officer Pursuant to
                  Section 1350 of Chapter 63 of Title 18 of the United States Code.
  SWEPCo++
    3(a)       -- Restated Certificate of Incorporation, as amended through
                  May 6, 1997, including Certificate of Amendment of Restated Certificate of Incorporation [Quarterly Report on Form 10-Q of SWEPCo for the quarter ended March 31, 1997, File No. 1-3146,
                  Exhibit 3.4].
    3(b)       -- By-Laws of SWEPCo (amended as of April 27, 2000) [Quarterly
                  Report on Form 10-Q of SWEPCo for the quarter ended March 31, 2000, File No. 1-3146, Exhibit 3.3].
    4(a)       -- Indenture, dated February 1, 1940, between SWEPCo and
                  Continental Bank, National Association and M. J. Kruger, as Trustees, as amended and supplemented [Registration Statement No. 2-60712, Exhibit 5.04; Registration Statement No. 2-61943,
                  Exhibit 2.02; Registration Statement No.2-66033, Exhibit 2.02; Registration Statement No. 2-71126, Exhibit 2.02; Registration Statement No. 2-77165, Exhibit 2.02; Form U-1 No. 70-7121,
                  Exhibit 4; Form U-1 No. 70-7233, Exhibit 3; Form U-1 No. 70-7676, Exhibit 3; Form U-1 No. 70-7934, Exhibit 10;
                  Form U-1 No. 72-8041, Exhibit 10(b); Form U-1 No. 70-8041,
                  Exhibit 10(c); Form U-1 No. 70-8239, Exhibit 10(a)].
   *4(b)       -- SWEPCO-obligated, mandatorily redeemable preferred
                  securities of subsidiary trust holding solely Junior Subordinated Debentures of SWEPCo:
                  (1) Subordinated Indenture, dated as of September 1, 2003, between SWEPCo and The Bank of New York, as Trustee.
                  (2) Amended and Restated Trust Agreement of SWEPCo Capital Trust I, dated as of September 1, 2003, among SWEPCo, as Depositor, The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, and the Administrative Trustees.
                  (3) Guarantee Agreement, dated as of September 1, 2003, delivered by SWEPCo for the benefit of the holders of SWEPCo Capital Trust I's Preferred Securities.
                  (4) First Supplemental Indenture dated as of October 1, 2003, providing for the issuance of Series B Junior Subordinated Debentures between SWEPCo, as Issuer and The Bank of New York, as Trustee
                  (5) Agreement as to Expenses and Liabilities, dated as of October 1, 2003 between SWEPCo and SWEPCo Capital Trust I (included in Item (4) above as exhibit 4(f)(i)(A).
    4(c)       -- Indenture (for unsecured debt securities), dated as of
                  February 4, 2000, between SWEPCo and The Bank of New York, as Trustee [Registration Statement No. 333-87834, Exhibits 4(a) and 4(b); Registration Statement No. 333-100632, Exhibit 4(b); Registration Statement No. 333-108045 Exhibit 4(b)].
   *4(d)       -- Third Supplemental Indenture, between SWEPCo and The Bank of New York, as Trustee, dated April 11, 2003, establishing terms of 5.375% Senior Notes, Series C, due 2015.
   10(a)       -- Restated and Amended Operating Agreement, dated as of
                  January 1, 1998, among PSO, TCC, TNC, SWEPCo and AEPSC [Annual Report on Form 10-K of SWEPCo for the fiscal year ended December 31, 2002, File No. 1-3146; Exhibit 10(a)].
   10(b)       -- Transmission Coordination Agreement, dated October 29,
                  1998, among PSO, TCC, TNC, SWEPCo and AEPSC [Annual Report on Form 10-K of SWEPCo for the fiscal year ended December 31, 2002, File No. 1-3146; Exhibit 10(b)].
  *12          -- Statement re: Computation of Ratios.
  *13          -- Copy of those portions of the SWEPCo 2003 Annual Report
                  (for the fiscal year ended December 31, 2003) which are incorporated by reference in this filing.
   21          -- List of subsidiaries of SWEPCo [Annual Report on Form 10-K of
                  AEP for the fiscal year ended December 31, 2003, File No. 1-3525, Exhibit 21]
  *23          -- Consent of Deloitte & Touche LLP.
  *24          -- Power of Attorney.
  *31(a)       -- Certification of Chief Executive Officer Pursuant to
                  Section 302 of the Sarbanes-Oxley Act of 2002.
  *31(b)       -- Certification of Chief Financial Officer Pursuant to
                  Section 302 of the Sarbanes-Oxley Act of 2002.
  *32(a)       -- Certification of Chief Executive Officer Pursuant to
                  Section 1350 of Chapter 63 of Title 18 of the United States Code.
  *32(b)       -- Certification of Chief Financial Officer Pursuant to
                  Section 1350 of Chapter 63 of Title 18 of the United States Code.
  TCC++
    3(a)       -- Restated Articles of Incorporation Without Amendment,
                  Articles of Correction to Restated Articles of Incorporation Without Amendment, Articles of Amendment to Restated Articles of Incorporation, Statements of Registered Office and/or Agent, and Articles of Amendment to the Articles of Incorporation [Quarterly Report on Form 10-Q of TCC for the quarter ended March 31, 1997, File No. 0-346, Exhibit 3.1].
    3(b)       -- Articles of Amendment to Restated Articles of Incorporation
                  of TCC dated December 18, 2002 [Annual Report on Form 10-K of TCC for the fiscal year ended December 31, 2002, File No. 0-346; Exhibit 3(b)].
    3(c)       -- By-Laws of TCC (amended as of April 19, 2000) [Annual
                  Report on Form 10-K of TCC for the fiscal year ended December 31, 2000, File No. 0-346, Exhibit 3(b)].
    4(a)       -- Indenture of Mortgage or Deed of Trust, dated November 1,
                  1943, between TCC and The First National Bank of Chicago and
                  R. D. Manella, as Trustees, as amended and supplemented [Registration Statement No. 2-60712, Exhibit 5.01; Registration Statement No. 2-62271, Exhibit 2.02;
                  Form U-1 No. 70-7003, Exhibit 17; Registration Statement
                  No. 2-98944, Exhibit 4 (b); Form U-1 No. 70-7236, Exhibit 4;
                  Form U-1 No. 70-7249, Exhibit 4; Form U-1 No. 70-7520,
                  Exhibit 2; Form U-1 No. 70-7721, Exhibit 3; Form U-1
                  No. 70-7725, Exhibit 10; Form U-1 No. 70-8053, Exhibit 10
                  (a); Form U-1 No. 70-8053, Exhibit 10 (b); Form U-1
                  No. 70-8053, Exhibit 10 (c); Form U-1 No. 70-8053, Exhibit 10
                  (d); Form U-1 No. 70-8053, Exhibit 10 (e); Form U-1
                  No. 70-8053, Exhibit 10 (f)].
    4(b)       -- TCC-obligated, mandatorily redeemable preferred securities of subsidiary trust holding solely Junior Subordinated Debentures of TCC:
                  (1) Indenture, dated as of May 1, 1997, between TCC and the Bank of New York, as Trustee [Quarterly Report on Form 10-Q of TCC dated March 31, 1997, File No. 0-346, Exhibits 4.1 and 4.2].
                  (2) Amended and Restated Trust Agreement of TCC Capital I, dated as of May 1, 1997, among TCC, as Depositor, The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, and the Administrative Trustee [Quarterly Report on Form 10-Q of TCC dated March 31, 1997, File No. 0-346, Exhibit 4.3].
                  (3) Guarantee Agreement, dated as of May 1, 1997, delivered by TCC for the benefit of the holders of TCC Capital I's Preferred Securities [Quarterly Report on Form 10-Q of TCC dated March 31, 1997, File No. 0-346, Exhibit 4.4].
                  (4) Agreement as to Expenses and Liabilities dated as of May 1, 1997, between TCC and TCC Capital I [Quarterly Report on Form 10-Q of TCC dated March 31, 1997, File No. 0-346,
                       Exhibit 4.5].
    4(c)       -- Indenture (for unsecured debt securities), dated as of
                  November 15, 1999, between TCC and The Bank of New York, as Trustee, as amended and supplemented [Annual Report on Form 10-K of TCC for the fiscal year ended December 31, 2000, File No. 0-346, Exhibits 4(c), 4(d) and 4(e)].
   *4(d)       -- Indenture (for unsecured debt securities), dated as of
                  February 1, 2003, between TCC and Bank One, N.A., as Trustee
   *4(e)       -- First Supplemental Indenture, dated as of February 1, 2003, between TCC and Bank One, N.A., as Trustee, establishing the terms of 5.50% Senior Notes, Series A, due 2013 and 5.50% Senior Notes, Series D, due 2013.
   *4(f)       -- Second Supplemental Indenture, dated as of February 1,
                  2003, between TCC and Bank One, N.A., as Trustee, establishing the terms of 6.65% Senior Notes, Series B, due 2033 and 6.65% Senior Notes, Series E, due 2033.
   *4(g)       -- Third Supplemental Indenture, dated as of February 1, 2003, between TCC and Bank One, N.A., as Trustee, establishing the terms of 3.00% Senior Notes, Series C, due 2005 and 3.00% Senior Notes, Series F, due 2005.
   *4(h)       -- Fourth Supplemental Indenture, dated as of February 1,
                  2003, between TCC and Bank One, N.A., as Trustee, establishing the terms of Floating Rate Notes, Series A, due 2005 and Floating Rate Notes, Series B, due 2005.
   10(a)       -- Restated and Amended Operating Agreement, dated as of
                  January 1, 1998, among PSO, TCC, TNC, SWEPCo and AEPSC [Annual Report on Form 10-K of TCC for the fiscal year ended December 31, 2002, File No. 0-346; Exhibit 10(a)].
   10(b)       -- Transmission Coordination Agreement, dated October 29,
                  1998, among PSO, TCC, TNC, SWEPCo and AEPSC [Annual Report on Form 10-K of TCC for the fiscal year ended December 31, 2002, File No. 0-346; Exhibit 10(b)].
  *12          -- Statement re: Computation of Ratios.
  *13          -- Copy of those portions of the TCC 2003 Annual Report (for the fiscal year ended December 31, 2003) which are incorporated by reference in this filing.
   21          -- List of subsidiaries of TCC [Annual Report on Form 10-K of
                  AEP for the fiscal year ended December 31, 2003, File No. 1-3525, Exhibit 21]
  *23          -- Consent of Deloitte & Touche LLP.
  *24          -- Power of Attorney.
  *31(a)       -- Certification of Chief Executive Officer Pursuant to
                  Section 302 of the Sarbanes-Oxley Act of 2002.
  *31(b)       -- Certification of Chief Financial Officer Pursuant to
                  Section 302 of the Sarbanes-Oxley Act of 2002.
  *32(a)       -- Certification of Chief Executive Officer Pursuant to
                  Section 1350 of Chapter 63 of Title 18 of the United States Code.
  *32(b)       -- Certification of Chief Financial Officer Pursuant to
                  Section 1350 of Chapter 63 of Title 18 of the United States Code.
  TNC++
    3(a)       -- Restated Articles of Incorporation, as amended, and
                  Articles of Amendment to the Articles of Incorporation [Annual Report on Form 10-K of TNC for the fiscal year ended December 31, 1996, File No. 0-340, Exhibit 3.5].
    3(b)       -- Articles of Amendment to Restated Articles of Incorporation
                  of TNC dated December 17, 2002 [Annual Report on Form 10-K of TNC for the fiscal year ended December 31, 2002, File No. 0-340; Exhibit 3(b)].
    3(c)       -- By-Laws of TNC (amended as of May 1, 2000) [Quarterly
                  Report on Form 10-Q of TNC for the quarter ended March 31, 2000, File No. 0-340, Exhibit 3.4].
    4(a)       -- Indenture, dated August 1, 1943, between TNC and Harris Trust and Savings Bank and J. Bartolini, as Trustees, as amended and supplemented [Registration Statement No. 2-60712, Exhibit 5.05; Registration Statement No. 2-63931, Exhibit 2.02; Registration Statement No. 2-74408, Exhibit 4.02; Form U-1 No. 70-6820, Exhibit 12; Form U-1 No. 70-6925, Exhibit 13;
                  Registration Statement No. 2-98843, Exhibit 4(b); Form U-1
                  No. 70-7237, Exhibit 4; Form U-1 No. 70-7719, Exhibit 3;
                  Form U-1 No. 70-7936, Exhibit 10; Form U-1 No. 70-8057,
                  Exhibit 10; Form U-1 No. 70-8265, Exhibit 10; Form U-1
                  No. 70-8057, Exhibit 10(b); Form U-1 No. 70-8057,
                  Exhibit 10(c)].
   *4(b)       -- Indenture (for unsecured debt securities), dated as of
                  February 1, 2003, between TNC and Bank One, N.A., as Trustee
   *4(c) -- First Supplemental Indenture, dated as of February 1, 2003, between TNC and Bank One, N.A., as Trustee, establishing the terms of 5.50% Senior Notes, Series A, due 2013 and 5.50% Senior Notes, Series D, due 2013.
   10(a)       -- Restated and Amended Operating Agreement, dated as of
                  January 1, 1998, among PSO, TCC, TNC, SWEPCo and AEPSC [Annual Report on Form 10-K of TNC for the fiscal year ended December 31, 2002, File No. 0-340; Exhibit 10(a)].
   10(b)       -- Transmission Coordination Agreement, dated October 29,
                  1998, among PSO, TCC, TNC, SWEPCo and AEPSC [Annual Report on Form 10-K of TNC for the fiscal year ended December 31, 2002, File No. 0-340; Exhibit 10(b)].
  *12          -- Statement re: Computation of Ratios.
  *13          -- Copy of those portions of the TNC 2003 Annual Report (for the fiscal year ended December 31, 2003) which are incorporated by reference in this filing.
  *24          -- Power of Attorney.
  *31(a)       -- Certification of Chief Executive Officer Pursuant to
                  Section 302 of the Sarbanes-Oxley Act of 2002.
  *31(b)       -- Certification of Chief Financial Officer Pursuant to
                  Section 302 of the Sarbanes-Oxley Act of 2002.
  *32(a)       -- Certification of Chief Executive Officer Pursuant to
                  Section 1350 of Chapter 63 of Title 18 of the United States Code.
  *32(b)       -- Certification of Chief Financial Officer Pursuant to
                  Section 1350 of Chapter 63 of Title 18 of the United States Code.


   ++ Certain instruments defining the rights of holders of long-term debt of the registrants included in the financial statements of registrants filed herewith have been omitted because the total amount of securities authorized thereunder does not exceed 10% of the total assets of registrants. The registrants hereby agree to furnish a copy of any such omitted instrument to the SEC upon request.

EXHIBIT D - TAX ALLOCATION AGREEMENT
------------------------------------

                     AMERICAN ELECTRIC POWER COMPANY, INC. AND
                            ITS CONSOLIDATED AFFILIATES
                     TAX AGREEMENT UNDER TITLE 17, CHAPTER II
                   OF THE CODE OF FEDERAL REGULATIONS PARAGRAPH
                     (C) OF SECTION 250.45 REGARDING METHOD OF
                       ALLOCATING CONSOLIDATED INCOME TAXES



         The below listed affiliated companies, joining in the annual filing of a consolidated federal income tax return with American Electric Power Company, Inc., agree to allocate the consolidated annual net current federal income tax liability and/or benefit to the members of the consolidated group in accordance with the following procedures:

         ( 1) The consolidated regular federal income tax, exclusive of capital gains and preference taxes and before the application of general business credits including foreign tax credits, shall be apportioned among the members of the consolidated group based on corporate taxable income. Loss companies shall be included in the allocation, receiving a negative tax allocation which is similar to a separate return carryback refund, before considering general business credits, which would have resulted had the loss company historically filed a separate return.

         ( 2) The corporate taxable income of each member of the group shall be first reduced by its proportionate share of American Electric Power Company, Inc.'s (the holding company) tax loss (excluding the effects of extraordinary items which do not apply to the regulated business) in arriving at adjusted corporate taxable income for each member of the group with positive taxable income.

         ( 3) To the extent that the consolidated and corporate taxable incomes include material items taxed at rates other than the statutory tax rate (such as capital gains and preference items), the portion of the consolidated tax attributable to these items shall be apportioned directly to the members of the group giving rise to such items.

         ( 4) General business credits, other tax credits, and foreign tax credits shall be equitably allocated to those members whose investments or contributions generates the tax credit.

         ( 5) If the tax credits can not be entirely utilized to offset the consolidated tax liability, the tax credit carryover shall be equitably allocated to those members whose investments or contributions generated the credit.

         ( 6) Should the consolidated group generate a net operating tax loss for a calendar year, the tax benefits of any resultant carryback refund shall be allocated proportionately to member companies that generated corporate tax losses in the year the consolidated net operating loss was generated. Any related loss of general business credits, shall be allocated to the member companies that utilized the credits in the prior year in the same proportion that the credit lost is to the total credit utilized in the prior year. A consolidated net operating tax loss carryfoward shall be allocated proportionately to member companies that generated the original tax losses that gave rise to the consolidated net operating tax loss carryforward.

         ( 7) A member with a net positive tax allocation shall pay the holding company the net amount allocated, while a tax loss member with a net negative tax allocation shall receive current payment from the holding company in the amount of its negative allocation. The payment made to a member with a tax loss should equal the amount by which the consolidated tax is reduced by including the member's net corporate tax loss in the consolidated tax return. The holding company shall pay to the Internal Revenue Service the consolidated group's net current federal income tax liability from the net of the receipts and payments.

         ( 8) No member of the consolidated group shall be allocated a federal income tax which is greater than the federal income tax computed as if such member had filed a separate return.

         ( 9) In the event the consolidated tax liability is subsequently revised by Internal Revenue Service audit adjustments, amended returns, claims for refund, or otherwise, such changes shall be allocated in the same manner as though the adjustments on which they are based had formed part of the original consolidated return using the tax allocation agreement which was in effect at that time.

         Any current state tax liability and/or benefit associated with a state tax return involving more than one member of the consolidated group, shall be allocated to such members following the principles set forth above for current federal income taxes. Due to certain states utilizing a unitary approach, the consolidated return liability may exceed the sum of the liabilities computed for each company on a separate return basis. If this occurs, the excess of the consolidated liability over the sum of the separate return liabilities shall be allocated proportionally based on each member's contribution to the consolidated apportionment percentage. If additional tax is attributable to a significant transaction or event, such additional tax shall be allocated directly to the members who are party to said transaction or event.

         This agreement is subject to revision as a result of changes in federal and state tax law and relevant facts and circumstances.

         The above procedures for apportioning the consolidated annual net current federal and state tax liabilities and expenses of American Electric Power Company, Inc. and its consolidating affiliates have been agreed to by each of the below listed members of the consolidated group as evidenced by the signature of an officer of each company.

                  COMPANY                              OFFICER'S SIGNATURE
--------------------------------------------  ---------------------------------

American Electric Power Company, Inc.            /S/Jeffrey D. Cross
                                                 --------------------------

American Electric Power Service Corporation      /S/William L. Scott
                                                 --------------------------

AEP C&I Company, LLC                             /S/Mark A. Pyle
                                                 --------------------------

AEP Coal, Inc.                                   /S/Jeffrey D. Cross
                                                 --------------------------

AEP Coal Marketing, LLC                          /S/Mark A. Pyle
                                                 --------------------------

AEP Communications, Inc.                         /S/William L. Scott
                                                 --------------------------

AEP Communications, LLC                          /S/William L. Scott
                                                 --------------------------

AEP Credit, Inc.                                 /S/William L. Scott
                                                 --------------------------

AEP Delaware Investment Company                  /S/Mark A. Pyle
                                                 --------------------------

AEP Delaware Investment Company II               /S/Mark A. Pyle
                                                 --------------------------

AEP Delaware Investment Company III              /S/Mark A. Pyle
                                                 --------------------------

AEP Desert Sky GP, LLC                           /S/Mark A. Pyle
                                                 --------------------------

AEP Desert Sky LP, LLC                           /S/Mark A. Pyle
                                                 --------------------------

AEP Desert Sky LP II, LLC                        /S/Mark A. Pyle
                                                 --------------------------

AEP Elmwood LLC                                  /S/Mark A. Pyle
                                                 --------------------------

AEP Emissions Marketing, LLC                     /S/Mark A. Pyle
                                                 --------------------------

AEP EmTech LLC                                   /S/Mark A. Pyle
                                                 --------------------------

AEP Energy Services, Inc.                        /S/William L. Scott
                                                 --------------------------

AEP Energy Services Gas Holding Company          /S/Mark A. Pyle
                                                 --------------------------

AEP Energy Services Gas Holding Company II LLC   /S/Mark A. Pyle
                                                 --------------------------

AEP Energy Services Investments, Inc.            /S/Mark A. Pyle
                                                 --------------------------

AEP Energy Services Ventures, Inc.               /S/Mark A. Pyle
                                                 --------------------------

AEP Energy Services Ventures II, Inc.            /S/Mark A. Pyle
                                                 --------------------------

AEP Energy Services Ventures III, Inc.           /S/Mark A. Pyle
                                                 --------------------------

AEP Fiber Venture, LLC                           /S/Mark A. Pyle
                                                 --------------------------

AEP Gas Marketing LP                             /S/Mark A. Pyle
                                                 --------------------------

AEP Gas Power GP, LLC                            /S/Mark A. Pyle
                                                 --------------------------

AEP Generating Company                           /S/William L. Scott
                                                 --------------------------

AEP Houston Pipe Line Company, LLC               /S/Mark A. Pyle
                                                 --------------------------

AEP Investments, Inc.                            /S/William L. Scott
                                                 --------------------------

AEP Kentucky Coal, LLC                           /S/Jeffrey D. Cross
                                                 --------------------------

AEP MEMCO LLC                                    /S/Mark A. Pyle
                                                 --------------------------

AEP Ohio Coal, LLC                               /S/Jeffrey D. Cross
                                                 --------------------------

AEP Ohio Commercial & Industrial
 Retail Co., LLC                                 /S/Mark A. Pyle
                                                 --------------------------

AEP Ohio Retail Energy, LLC                      /S/Mark A. Pyle
                                                 --------------------------

AEP Power Marketing, Inc.                        /S/William L. Scott
                                                 --------------------------

AEP Pro Serv, Inc.                               /S/William L. Scott
                                                 --------------------------

AEP Properties, LLC                              /S/Jeffrey D. Cross
                                                 --------------------------

AEP Resources, Inc.                              /S/William L. Scott
                                                 --------------------------

AEP Resources Australia Holdings Pty, Ltd.       /S/Jeffrey D. Cross
                                                 --------------------------

AEP Resources Australia Pty, Ltd.                /S/Jeffrey D. Cross
                                                 --------------------------

AEP Resources Limited                            /S/Jeffrey D. Cross
                                                 --------------------------

AEP Retail Energy, LLC                           /S/Mark A. Pyle
                                                 --------------------------

AEP T & D Services, LLC                          /S/Mark A. Pyle
                                                 --------------------------

AEP Texas Central Company                        /S/William L. Scott
                                                 --------------------------

AEP Texas Central Transition Funding, LLC        /S/Jeffrey D. Cross
                                                 --------------------------

AEP Texas Commercial & Industrial
 Retail GP,LLC                                   /S/Mark A. Pyle
                                                 --------------------------

AEP Texas Commercial & Industrial
 Retail Limited Partnership                      /S/Mark A. Pyle
                                                 --------------------------

AEP Texas POLR, LLC                              /S/Mark A. Pyle
                                                 --------------------------

AEP Texas POLR GP, LLC                           /S/Mark A. Pyle
                                                 --------------------------

AEP Texas North Company                          /S/William L. Scott
                                                 --------------------------

AEP Transportation, LLC                          /S/Mark A. Pyle
                                                 --------------------------

AEP Utilities, Inc                               /S/William L. Scott
                                                 --------------------------

AEP West Virginia Coal, Inc.                     /S/Jeffrey D. Cross
                                                 --------------------------

AEP Wind Energy, LLC                             /S/Mark A. Pyle
                                                 --------------------------

AEP Wind GP, LLC                                 /S/Mark A. Pyle
                                                 --------------------------

AEP Wind Holding, LLC                            /S/Mark A. Pyle
                                                 --------------------------

AEP Wind LP, LLC                                 /S/Mark A. Pyle
                                                 --------------------------

AEP Wind LP II, LLC                              /S/Mark A. Pyle
                                                 --------------------------

AEPR Ohio, LLC                                   /S/Mark A. Pyle
                                                 --------------------------

Appalachian Power Company                        /S/William L. Scott
                                                 --------------------------

Blackhawk Coal Company                           /S/William L. Scott
                                                 --------------------------

Cedar Coal Company                               /S/William L. Scott
                                                 --------------------------

Central Appalachian Coal Company                 /S/William L. Scott
                                                 --------------------------

Central Coal Company                             /S/William L. Scott
                                                 --------------------------

Colomet, Inc.                                    /S/William L. Scott
                                                 --------------------------

Columbus Southern Power Company                  /S/William L. Scott
                                                 --------------------------

Conesville Coal Preparation Company              /S/William L. Scott
                                                 --------------------------

Conlease, Inc.                                   /S/Mark A. Pyle
                                                 --------------------------

C3 Communications, Inc.                          /S/William L. Scott
                                                 --------------------------

C3 Networks GP, LLC                              /S/Mark A. Pyle
                                                 --------------------------

CSW Development-I, Inc.                          /S/Mark A. Pyle
                                                 --------------------------

CSW Development-II, Inc.                         /S/Mark A. Pyle
                                                 --------------------------

CSW Development-3, Inc.                          /S/Mark A. Pyle
                                                 --------------------------

CSW Eastex GP I, Inc.                            /S/Mark A. Pyle
                                                 --------------------------

CSW Eastex GP II, Inc.                           /S/Mark A. Pyle
                                                 --------------------------

CSW Eastex LP I, Inc.                            /S/Mark A. Pyle
                                                 --------------------------

CSW Eastex LP II, Inc.                           /S/Mark A. Pyle
                                                 --------------------------

CSW Energy, Inc.                                 /S/William L. Scott
                                                 --------------------------

CSW Energy Services, Inc.                        /S/Mark A. Pyle
                                                 --------------------------

CSW Ft. Lupton, Inc.                             /S/Mark A. Pyle
                                                 --------------------------

CSW International, Inc.                          /S/Mark A. Pyle
                                                 --------------------------

CSW International (U.K.), Inc.                   /S/Mark A. Pyle
                                                 --------------------------

CSW International Two, Inc.                      /S/Mark A. Pyle
                                                 --------------------------

CSW Mulberry, Inc.                               /S/Mark A. Pyle
                                                 --------------------------

CSW Mulberry II, Inc.                            /S/Mark A. Pyle
                                                 --------------------------

CSW Nevada, Inc.                                 /S/Mark A. Pyle
                                                 --------------------------

CSW Northwest GP, Inc.                           /S/Mark A. Pyle
                                                 --------------------------

CSW Northwest LP, Inc.                           /S/Mark A. Pyle
                                                 --------------------------

CSW Orange, Inc.                                 /S/Mark A. Pyle
                                                 --------------------------

CSW Orange II, Inc.                              /S/Mark A. Pyle
                                                 --------------------------

CSW Power Marketing, Inc.                        /S/Mark A. Pyle
                                                 --------------------------

CSW Services International, Inc.                 /S/Mark A. Pyle
                                                 --------------------------

CSW Sweeny GP I, Inc.                            /S/Mark A. Pyle
                                                 --------------------------

CSW Sweeny GP II, Inc.                           /S/Mark A. Pyle
                                                 --------------------------

CSW Sweeny LP I, Inc.                            /S/Mark A. Pyle
                                                 --------------------------

CSW Sweeny LP II, Inc.                           /S/Mark A. Pyle
                                                 --------------------------

CSWC License, Inc.                               /S/Mark A. Pyle
                                                 --------------------------

CSWC Southwest Holding, Inc.                     /S/Mark A. Pyle
                                                 --------------------------

CSWC TeleChoice Management, Inc.                 /S/Mark A. Pyle
                                                 --------------------------

DECCO II, LLC                                    /S/Mark A. Pyle
                                                 --------------------------

Diversified Energy Contractors Co., LLC          /S/Mark A. Pyle
                                                 --------------------------

Dolet Hills Lignite Company, LLC                 /S/Mark A. Pyle
                                                 --------------------------

Enershop, Inc.                                   /S/Mark A. Pyle
                                                 --------------------------

Envirotherm, Inc.                                /S/Mark A. Pyle
                                                 --------------------------

Franklin Real Estate Company                     /S/William L. Scott
                                                 --------------------------

Golden Prairie Holding Company, LLC              /S/Michael J. Kelley
                                                 ------------------------

Golden Prairie Wind Farm, LLC                    /S/Michael J. Kelley
                                                 ------------------------

Houston Pipe Line Company LP                     /S/Mark A. Pyle
                                                 --------------------------

HPL GP, LLC                                      /S/Mark A. Pyle
                                                 --------------------------

HPL Holdings, Inc.                               /S/Mark A. Pyle
                                                 --------------------------

HPL Resources Company LP                         /S/Mark A. Pyle
                                                 --------------------------

Indiana Franklin Realty, Inc.                    /S/William L. Scott
                                                 --------------------------

Indiana Michigan Power Company                   /S/William L. Scott
                                                 --------------------------

Industry and Energy Associates, LLC              /S/Mark A. Pyle
                                                 --------------------------

Kentucky Power Company                           /S/William L. Scott
                                                 --------------------------

Kingsport Power Company                          /S/William L. Scott
                                                 --------------------------

Leesville Land, LLC                              /S/Jeffrey D. Cross
                                                 --------------------------

LIG, Inc.                                        /S/Mark A. Pyle
                                                 --------------------------

LIG Chemical Company                             /S/Mark A. Pyle
                                                 --------------------------

LIG Liquids Company, LLC                         /S/Mark A. Pyle
                                                 --------------------------

LIG Pipeline Company                             /S/Mark A. Pyle
                                                 --------------------------

Louisiana Intrastate Gas Company, LLC            /S/Mark A. Pyle
                                                 --------------------------

Mutual Energy, LLC                               /S/Mark A. Pyle
                                                 --------------------------

Mutual Energy Service Company, LLC               /S/Mark A. Pyle
                                                 --------------------------

Mutual Energy SWEPCO LP                          /S/Mark A. Pyle
                                                 --------------------------

Newgulf Power Venture, Inc.                      /S/Mark A. Pyle
                                                 --------------------------

Noah I Power G.P., Inc.                          /S/Mark A. Pyle
                                                 --------------------------

Ohio Power Company                               /S/William L. Scott
                                                 --------------------------

POLR Power, LP                                   /S/William L. Scott
                                                 --------------------------

Price River Coal Company, Inc.                   /S/William L. Scott
                                                 --------------------------

Public Service Company of Oklahoma               /S/Mark A. Pyle
                                                 -------------------------

 REP General Partner LLC                         /S/Mark A. Pyle
                                                 --------------------------

REP Holdco, LLC                                  /S/Mark A. Pyle
                                                 --------------------------

Simco, Inc.                                      /S/William L. Scott
                                                 --------------------------

Snowcap Coal Company, Inc.                       /S/Jeffrey D. Cross
                                                 --------------------------

Southern Appalachian Coal Company                /S/William L. Scott
                                                 --------------------------

Southwest Arkansas Utilities Corp.               /S/Mark A. Pyle
                                                 --------------------------

Southwestern Electric Power Company              /S/William L. Scott
                                                 --------------------------

Southwestern Wholesale Electric Company          /S/Mark A. Pyle
                                                 --------------------------

Springdale Land, LLC                             /S/Jeffrey D. Cross
                                                 --------------------------

Tuscaloosa Pipeline Company                      /S/Mark A. Pyle
                                                 --------------------------

United Sciences Testing, Inc.                    /S/Mark A. Pyle
                                                 --------------------------

Ventures Lease Co., LLC                          /S/Mark A. Pyle
                                                 --------------------------

Wheeling Power Company                           /S/William L. Scott
                                                 --------------------------

EXHIBIT E - CHART OF ACCOUNTS/PERSONNEL POLICIES
------------------------------------------------


                              CONTENTS

1   CHART OF ACCOUNTS FOR AEP SYSTEM COMPANIES - PER FULE 26
2   COPIES OF PERSONNEL POLICIES AS THEY RELATE TO RULE 48 (b)

EXHIBIT E DOCUMENT:

1   CHART OF ACCOUNTS FOR AEP SYSTEM COMPANIES (PURSUANT TO RULE 26)

    THE FEDERAL ENERGY REGULATORY COMMISSION (FERC) UNIFORM SYSTEM OF ACCOUNTS
    (USA) IS USED BY MOST OF THE AEP SYSTEM COMPANIES WITH MODIFICATIONS AS NECESSARY TO ACCOUNT FOR NON-UTILITY BUSINESS OPERATIONS. CERTAIN AEP SYSTEM COMPANIES DO NOT FOLLOW THE FERC USA, THOSE COMPANIES USE THE TYPICAL COMMERCIAL CHART OF ACCOUNTS APPLICABLE FOR THAT TYPE OF BUSINESS OPERATION.

2   COPIES OF PERSONNEL POLICIES AS THEY RELATE TO RULE 48 (b):

American Electric Power Exempt
Employees and Nonexempt Supervisors
Relocation Expense Policy. . . . . . Incorporated by Reference to
                                     2002 Form U5S Annual Report,
                                     File No. 30-150.


EXHIBIT F - INTERCOMPANY BILLINGS
---------------------------------

2003 INTERCOMPANY BILLING COSTS INCURRED
APPALACHIAN POWER COMPANY


                                                              Kingsport        Appalachian     Kentucky     Indiana Michigan
COMPANY BENEFITING FROM WORK                    Total       Power Company     Power Company  Power Company   Power Company
----------------------------                  ---------     -------------     -------------  -------------  ----------------
ORGANIZATION PROVIDING SERVICE
O&M COSTS
 Marketing-Economic Development                $3,692.30         $316.36           $0.00       $2,051.56           $7.10
 Marketing-Business Services                  (14,861.55)           0.00            0.00         (150.00)      (4,230.58)
 Dist Reg-Managerial                          117,219.38       19,667.40            0.00       70,132.36        9,040.62
 Dist Reg-Customer Services                   737,934.38       44,539.77            0.00      536,115.43       20,607.55
 Dist Reg-Eng-Engin & Planning                414,360.49       39,476.77            0.00      260,834.37       26,069.60
 Dist Reg-Eng-Information & Drafting           73,676.20        8,408.65            0.00       53,538.67        3,200.34
 Dist Reg-Stores                              117,895.93        2,000.38            0.00       45,447.06       10,874.52
 Dist Reg-Operations-Administrative                (1.19)           0.00            0.00           (1.19)           0.00
 Dist Reg-Operations-Meter                     50,538.91           90.28            0.00       31,746.26        1,222.81
 Dist Reg-Operations-Line                   1,122,497.07       38,038.60            0.00      819,746.37       91,878.93
 Engy Dis Sup-Right of Way Maintenance        107,147.81       31,510.37            0.00       63,008.78        1,234.22
 Dist Eng-Engineering & Planning               37,028.61        3,079.73            0.00       18,249.45        2,281.01
 Dist Data Systems-Joint Use                   40,801.66       10,285.22            0.00       30,516.44            0.00
 T&D Mat Dist-Central Warehouse               101,135.70       85,017.19            0.00        1,871.61        4,173.63
 Energy Tran-Transmission Line                145,188.04       72,213.87            0.00       31,822.33        9,645.60
 Energy Tran-Station                          721,668.75       25,953.78            0.00      530,613.59        6,764.71
 St Const-System Maint-Tools/Equipment         44,960.05        4,094.80            0.00       15,493.59       10,485.56
 Operations Center                              9,369.22          145.60            0.00        1,828.01        2,448.65
 Engy Delivery Sup-Meter Operations           186,547.30        3,585.91            0.00       19,732.36       46,587.27
 Telecom-Telcommunications Engineering              0.00            0.00            0.00            0.00            0.00
 Telecom-Telcommunications Operations          29,892.12       12,723.41            0.00        2,218.83        6,522.91
 Land Mangement Forestry                        2,422.89            0.60            0.00           64.43          365.95
 Land Management Real Estate                   12,488.72        2,374.50            0.00        9,967.10           44.92
 Planning & Budgeting                               0.00            0.00            0.00            0.00            0.00
 Coal Terminal-Cook                                 0.00            0.00            0.00            0.00            0.00
 Coal Terminal-Putnam                               0.00            0.00            0.00            0.00            0.00
 Fossil Power Plant Managerial                181,964.48            1.52            0.00       23,195.53       49,638.94
 Hydro Plant                                  257,335.19            0.04            0.00          539.40        4,436.46
 Nuclear Generation                                 0.00            0.00            0.00            0.00            0.00
 AdminState Pres/Envir & Govt Affairs          42,771.98            1.50            0.00       18,665.14           74.10
 AdminCorporate Communications                  4,865.72          111.37            0.00          509.83        4,242.59
 Admin-Rates                                    1,496.47           (3.84)           0.00           20.33           62.47
 AdminOtherAdministrative Group                10,575.90       (5,065.92)           0.00       37,631.90       35,299.48
 Accounting-Adm                                    27.49            0.49            0.00            2.23            7.00
 Corp Svc-Fleet Management                      1,207.98       16,670.37            0.00       (8,328.13)        (382.04)
 Corp Svc-Building Services                    90,952.04       52,948.04            0.00       16,442.17          217.72
 Corp Svc-Office Services                      11,094.14       11,193.94            0.00        2,362.60         (450.87)
 LABOR FRINGES ON O&M LABOR                 1,189,662.91      159,563.28            0.00      620,271.11       75,931.74
                                          ---------------  --------------          ------  --------------    ------------
 TOTAL O&M COSTS                            5,853,557.09      638,943.98            0.00    3,256,159.52      418,302.91
 CONSTRUCTION, RETIRE, OTHER WIP            4,783,946.99      482,261.71            0.00    2,316,700.50      459,644.10
 MATERIAL & SUPPLY COSTS                      391,209.99       83,345.46            0.00       77,682.37       50,314.63
 FACILITY COSTS                             1,784,742.00            0.00            0.00            0.00            0.00
 INVESTMENT CARRYING CHARGES                  895,810.00            0.00            0.00            0.00            0.00
                                          ---------------  --------------          ------  --------------    ------------
 TOTAL                                    $13,709,266.07   $1,204,551.15           $0.00   $5,650,542.39     $928,261.64
                                          ===============  ==============          ======  ==============    ============

2003 INTERCOMPANY BILLING COSTS INCURRED
APPALACHIAN POWER COMPANY (Continued)

                                                                                                American
                                                                                              Electric Power
                                            Wheeling Power    Ohio Power   Columbus Southern     Service
COMPANY BENEFITING FROM WORK                   Company         Company       Power Company     Corporation
----------------------------                --------------    ----------   -----------------  --------------
ORGANIZATION PROVIDING SERVICE
O&M COSTS
 Marketing-Economic Development                    $0.66         $749.39           $6.69         $560.54
 Marketing-Business Services                   (1,126.51)      (7,973.34)      (1,381.12)           0.00
 Dist Reg-Managerial                               61.60        7,437.86        5,692.90        5,186.64
 Dist Reg-Customer Services                     1,807.08      113,863.00       20,964.28           37.27
 Dist Reg-Eng-Engin & Planning                  2,760.22       46,130.71       39,058.13           30.69
 Dist Reg-Eng-Information & Drafting              291.59        4,543.84        3,693.11            0.00
 Dist Reg-Stores                                  316.09       25,866.93       33,103.03          287.92
 Dist Reg-Operations-Administrative                 0.00            0.00            0.00            0.00
 Dist Reg-Operations-Meter                        101.66        6,190.46       11,187.44            0.00
 Dist Reg-Operations-Line                       3,477.91      102,832.32       66,469.19           53.75
 Engy Dis Sup-Right of Way Maintenance             89.08        1,654.43        1,374.40        8,276.53
 Dist Eng-Engineering & Planning                1,890.27        8,808.49        2,714.27            5.39
 Dist Data Systems-Joint Use                        0.00            0.00            0.00            0.00
 T&D Mat Dist-Central Warehouse                   285.75        6,771.95        2,788.14          227.43
 Energy Tran-Transmission Line                     14.47       30,855.95          635.82            0.00
 Energy Tran-Station                              161.75       56,451.84      101,167.33          555.75
 St Const-System Maint-Tools/Equipment             11.57       14,737.59          136.94            0.00
 Operations Center                                 80.55        3,202.07        1,664.34            0.00
 Engy Delivery Sup-Meter Operations             3,369.28       61,599.66       51,672.82            0.00
 Telecom-Telcommunications Engineering              0.00            0.00            0.00            0.00
 Telecom-Telcommunications Operations              81.79        5,334.71        1,473.53        1,536.94
 Land Mangement Forestry                            0.68        1,849.61          138.84            2.78
 Land Management Real Estate                        1.19           57.88           37.81            5.32
 Planning & Budgeting                               0.00            0.00            0.00            0.00
 Coal Terminal-Cook                                 0.00            0.00            0.00            0.00
 Coal Terminal-Putnam                               0.00            0.00            0.00            0.00
 Fossil Power Plant Managerial                      1.57      101,148.18        7,051.17          927.57
 Hydro Plant                                        0.04      252,342.67           12.26            4.32
 Nuclear Generation                                 0.00            0.00            0.00            0.00
 AdminState Pres/Envir & Govt Affairs          23,820.86           65.25           39.34          105.79
 AdminCorporate Communications                      0.00            1.93            0.00            0.00
 Admin-Rates                                    1,204.61           77.62          135.28            0.00
 AdminOtherAdministrative Group                   129.18      (76,308.96)      17,866.45        1,023.77
 Accounting-Adm                                     0.50            9.32            7.95            0.00
 Corp Svc-Fleet Management                         (0.10)      (5,148.37)      (6,988.60)       5,384.85
 Corp Svc-Building Services                         4.30          125.08           63.67       21,151.06
 Corp Svc-Office Services                         (10.98)        (359.54)        (214.17)      (1,426.84)
 LABOR FRINGES ON O&M LABOR                     5,928.32      234,392.57       88,423.44        5,152.45
                                              -----------  --------------  --------------  --------------
 TOTAL O&M COSTS                               44,754.98      997,311.10      448,994.68       49,089.92
 CONSTRUCTION, RETIRE, OTHER WIP               21,327.50      793,922.05      520,326.66      189,764.47
 MATERIAL & SUPPLY COSTS                        2,740.07       72,158.95      104,968.51            0.00
 FACILITY COSTS                                     0.00            0.00            0.00    1,784,742.00
 INVESTMENT CARRYING CHARGES                        0.00            0.00            0.00      895,810.00
                                              -----------  --------------  --------------  --------------
 TOTAL                                        $68,822.55   $1,863,392.10   $1,074,289.85   $2,919,406.39
                                              ===========  ==============  ==============  ==============



2003 INTERCOMPANY BILLING COSTS INCURRED
COLUMBUS SOUTHERN POWER COMPANY


                                                             Kingsport     Appalachian      Kentucky   Indiana Michigan
COMPANY BENEFITING FROM WORK                    Total      Power Company  Power Company  Power Company  Power Company
----------------------------                  ---------    -------------  -------------  ------------- ----------------
ORGANIZATION PROVIDING SERVICE
O&M COSTS
 Marketing-Economic Development                  $40.38          $0.00          $0.00          $0.00         $0.00
 Marketing-Business Services                   1,646.87          22.44         581.84          87.95        421.72
 Dist Reg-Managerial                         193,615.52          98.17       5,830.42       1,497.68      1,786.37
 Dist Reg-Customer Services                  217,408.88         209.03      42,803.07       1,299.95      3,418.38
 Dist Reg-Eng-Engin & Planning               200,170.04         734.46      69,892.95       9,093.91      9,657.25
 Dist Reg-Eng-Information & Drafting         239,732.44         100.17      15,839.09         503.67    (10,231.10)
 Dist Reg-Stores                              28,099.86           3.14         129.87          22.89        116.48
 Dist Reg-Operations-Administrative          711,092.80          18.95     131,746.70       4,996.66        293.84
 Dist Reg-Operations-Meter                    80,245.21           0.00           0.00           0.00          0.00
 Dist Reg-Operations-Line                  1,102,054.16       2,484.27     304,898.82      21,778.70     61,942.70
 Engy Dis Sup-Right of Way Maintenance       145,970.60          34.43       5,544.05         404.44        949.68
 Dist Eng-Engineering & Planning             274,397.18         831.91      36,908.78       3,429.69     10,373.01
 Dist Data Systems-Joint Use                       0.00           0.00           0.00           0.00          0.00
 T&D Mat Dist-Central Warehouse                    0.00           0.00           0.00           0.00          0.00
 Energy Tran-Transmission Line                58,047.04           0.04           1.26         371.90          0.74
 Energy Tran-Station                         217,247.21         234.69      29,392.17       7,373.25      9,763.59
 St Const-System Maint-Tools/Equipment           396.94           3.13         121.65          24.41         60.97
 Operations Center                           (12,643.19)          0.00     (12,643.19)          0.00          0.00
 Engy Delivery Sup-Meter Operations                0.00           0.00           0.00           0.00          0.00
 Telecom-Telcommunications Engineering             0.00           0.00           0.00           0.00          0.00
 Telecom-Telcommunications Operations        137,846.10         978.61      12,760.90      14,450.14      8,013.69
 Land Mangement Forestry                      75,887.63           0.00       1,894.93         436.97      1,067.58
 Land Management Real Estate                  53,352.19           0.00         256.36           0.00          0.00
 Planning & Budgeting                          7,204.00           0.00           0.00           0.00          0.00
 Coal Terminal-Cook                                0.00           0.00           0.00           0.00          0.00
 Coal Terminal-Putnam                              0.00           0.00           0.00           0.00          0.00
 Fossil Power Plant Managerial               131,287.97          33.22      52,961.38       6,119.73     11,773.58
 Hydro Plant                                       0.00           0.00           0.00           0.00          0.00
 Nuclear Generation                                0.00           0.00           0.00           0.00          0.00
 AdminState Pres/Envir & Govt Affairs         81,233.54           0.00           0.00           0.00          0.00
 AdminCorporate Communications              (137,782.92)          0.00           0.00           0.00          0.00
 Admin-Rates                                     706.35           0.00           0.00           0.00          0.00
 AdminOtherAdministrative Group             (216,041.02)         96.99      (4,691.96)       (298.40)    (1,566.95)
 Accounting-Adm                                  159.52           2.44          58.21          11.59         36.27
 Corp Svc-Fleet Management                    14,372.17          12.73     (18,459.68)     21,357.78    (24,830.54)
 Corp Svc-Building Services                  275,138.21           7.01       1,042.86         343.11        529.63
 Corp Svc-Office Services                          0.00           0.00           0.00           0.00          0.00
 LABOR FRINGES ON O&M LABOR                  966,509.69       1,519.50     134,024.19      15,790.53     25,185.29
                                         ---------------     ---------- --------------   ------------  ------------
 TOTAL O&M COSTS                           4,847,395.37       7,425.33     810,894.67     109,096.55    108,762.18
 CONSTRUCTION, RETIRE, OTHER WIP           2,925,160.00      (1,575.61)    283,547.02       3,676.57     29,534.88
 MATERIAL & SUPPLY COSTS                     115,963.99          16.94       4,904.14       1,635.10        919.94
 FACILITY COSTS                            3,318,841.00           0.00           0.00           0.00          0.00
 INVESTMENT CARRYING CHARGES               1,562,356.00           0.00           0.00           0.00          0.00
                                         ---------------     ---------- --------------   ------------  ------------
 TOTAL                                   $12,769,716.36      $5,866.66  $1,099,345.83    $114,408.22   $139,217.00
                                         ===============     ========== ==============   ============  ============


2003 INTERCOMPANY BILLING COSTS INCURRED
COLUMBUS SOUTHERN POWER COMPANY (Continued)

                                                                                                     American
                                                                                                  Electric Power
                                               Wheeling Power    Ohio Power    Columbus Southern     Service
COMPANY BENEFITING FROM WORK                      Company         Company       Power Company       Corporation
----------------------------                   --------------    ----------    -----------------  ---------------

ORGANIZATION PROVIDING SERVICE
O&M COSTS
 Marketing-Economic Development                     $0.00           $40.38            $0.00            $0.00
 Marketing-Business Services                        18.23           514.69             0.00             0.00
 Dist Reg-Managerial                               524.29       183,878.59             0.00             0.00
 Dist Reg-Customer Services                        275.14       169,352.52             0.00            50.79
 Dist Reg-Eng-Engin & Planning                     874.84       109,876.36             0.00            40.27
 Dist Reg-Eng-Information & Drafting               115.72       233,404.89             0.00             0.00
 Dist Reg-Stores                                     3.42        27,561.65             0.00           262.41
 Dist Reg-Operations-Administrative                 25.13       574,008.24             0.00             3.28
 Dist Reg-Operations-Meter                           0.00        80,245.21             0.00             0.00
 Dist Reg-Operations-Line                        3,037.91       707,895.35             0.00            16.41
 Engy Dis Sup-Right of Way Maintenance              62.57       138,975.43             0.00             0.00
 Dist Eng-Engineering & Planning                   798.97       222,053.27             0.00             1.55
 Dist Data Systems-Joint Use                         0.00             0.00             0.00             0.00
 T&D Mat Dist-Central Warehouse                      0.00             0.00             0.00             0.00
 Energy Tran-Transmission Line                       0.05        57,673.05             0.00             0.00
 Energy Tran-Station                               473.26       169,487.93             0.00           522.32
 St Const-System Maint-Tools/Equipment               4.63           182.15             0.00             0.00
 Operations Center                                   0.00             0.00             0.00             0.00
 Engy Delivery Sup-Meter Operations                  0.00             0.00             0.00             0.00
 Telecom-Telcommunications Engineering               0.00             0.00             0.00             0.00
 Telecom-Telcommunications Operations               87.98       101,153.65             0.00           401.13
 Land Mangement Forestry                             0.00        72,488.15             0.00             0.00
 Land Management Real Estate                         0.00        53,095.83             0.00             0.00
 Planning & Budgeting                                0.00         7,204.00             0.00             0.00
 Coal Terminal-Cook                                  0.00             0.00             0.00             0.00
 Coal Terminal-Putnam                                0.00             0.00             0.00             0.00
 Fossil Power Plant Managerial                      33.24        55,985.58             0.00         4,381.24
 Hydro Plant                                         0.00             0.00             0.00             0.00
 Nuclear Generation                                  0.00             0.00             0.00             0.00
 AdminState Pres/Envir & Govt Affairs                0.00        81,233.54             0.00             0.00
 AdminCorporate Communications                       0.00      (137,782.92)            0.00             0.00
 Admin-Rates                                         0.00           706.35             0.00             0.00
 AdminOtherAdministrative Group                   (108.15)     (209,054.19)            0.00          (418.36)
 Accounting-Adm                                      2.57            48.44             0.00             0.00
 Corp Svc-Fleet Management                      29,614.10         4,129.52             0.00         2,548.26
 Corp Svc-Building Services                          7.96        20,382.06             0.00       252,825.58
 Corp Svc-Office Services                            0.00             0.00             0.00             0.00
 LABOR FRINGES ON O&M LABOR                      3,200.32       722,326.05             0.00        64,463.81
                                               -----------   --------------           ------   --------------
 TOTAL O&M COSTS                                39,052.18     3,447,065.77             0.00       325,098.69
 CONSTRUCTION, RETIRE, OTHER WIP                  (115.80)    2,462,123.64             0.00       147,969.30
 MATERIAL & SUPPLY COSTS                        (5,381.40)      113,869.27             0.00             0.00
 FACILITY COSTS                                      0.00       627,339.00             0.00     2,691,502.00
 INVESTMENT CARRYING CHARGES                         0.00       543,834.00             0.00     1,018,522.00
                                               -----------   --------------           ------   --------------
 TOTAL                                         $33,554.98    $7,194,231.68            $0.00    $4,183,091.99
                                               ===========   ==============           ======   ==============


2003 INTERCOMPANY BILLING COSTS INCURRED
INDIANA MICHIGAN POWER COMPANY



                                                              Kingsport      Appalachian      Kentucky     Indiana Michigan
COMPANY BENEFITING FROM WORK                    Total       Power Company   Power Company   Power Company   Power Company
----------------------------                  ---------     -------------   -------------   -------------  ----------------
ORGANIZATION PROVIDING SERVICE
O&M COSTS
 Marketing-Economic Development                  $409.90           $2.85          $58.98          $13.30          $0.00
 Marketing-Business Services                      403.00            0.00            0.00            0.00           0.00
 Dist Reg-Managerial                            1,569.48            2.96        1,452.68           14.17           0.00
 Dist Reg-Customer Services                   213,602.21        1,171.51       18,583.27        4,411.55           0.00
 Dist Reg-Eng-Engin & Planning                 46,853.07          699.63       17,983.84        3,323.12           0.00
 Dist Reg-Eng-Information & Drafting          126,241.14           54.38        1,275.57          236.55           0.00
 Dist Reg-Stores                                5,352.79            6.64          218.09           49.15           0.00
 Dist Reg-Operations-Administrative                 4.95            0.00            0.00            0.00           0.00
 Dist Reg-Operations-Meter                     37,206.71           52.37       22,045.15          279.17           0.00
 Dist Reg-Operations-Line                     331,243.50          164.05       14,993.03        1,313.46           0.00
 Engy Dis Sup-Right of Way Maintenance         16,759.17            0.16            8.04            1.74           0.00
 Dist Eng-Engineering & Planning                5,736.66          (54.12)        (966.14)        (155.76)          0.00
 Dist Data Systems-Joint Use                    6,303.88            0.00            0.00            0.00           0.00
 T&D Mat Dist-Central Warehouse               652,734.93        8,086.33      257,357.87       59,358.84           0.00
 Energy Tran-Transmission Line                 63,162.93            0.21          140.34        1,468.18           0.00
 Energy Tran-Station                          142,433.22           66.30       11,031.05        1,643.90           0.00
 St Const-System Maint-Tools/Equipment         10,596.71           47.39        1,462.03          289.48           0.00
 Operations Center                             (3,608.62)           0.00       (3,608.62)           0.00           0.00
 Engy Delivery Sup-Meter Operations                 0.00            0.00            0.00            0.00           0.00
 Telecom-Telcommunications Engineering          1,081.25            0.00            0.00            0.00           0.00
 Telecom-Telcommunications Operations          97,188.50           13.39        1,451.12        1,289.04           0.00
 Land Mangement Forestry                            0.00            0.00            0.00            0.00           0.00
 Land Management Real Estate                    1,642.89            2.09           90.21           14.90           0.00
 Planning & Budgeting                               0.00            0.00            0.00            0.00           0.00
 Coal Terminal-Cook                                 0.00            0.00            0.00            0.00           0.00
 Coal Terminal-Putnam                               0.00            0.00            0.00            0.00           0.00
 Fossil Power Plant Managerial                113,584.82           24.10       19,712.18        5,346.09           0.00
 Hydro Plant                                    6,834.31            0.00        5,082.55          335.47           0.00
 Nuclear Generation                            25,383.38            2.10       14,030.79        3,962.09           0.00
 AdminState Pres/Envir & Govt Affairs           4,688.83            0.85        1,420.80          323.65           0.00
 AdminCorporate Communications                    887.93            0.70           25.38            4.38           0.00
 Admin-Rates                                      109.71            0.66           37.88            9.49           0.00
 AdminOtherAdministrative Group                22,358.76          100.11        7,578.57        2,922.31           0.00
 Accounting-Adm                                    60.21            0.86           21.18            4.23           0.00
 Corp Svc-Fleet Management                    (60,904.60)           0.93           54.40           15.58           0.00
 Corp Svc-Building Services                     9,558.11            0.02           45.04           61.23           0.00
 Corp Svc-Office Services                          60.63            0.35           20.75            5.21           0.00
 LABOR FRINGES ON O&M LABOR                   567,021.39        4,058.66      131,064.83       29,065.58           0.00
                                           --------------     -----------    ------------    ------------         ------
 TOTAL O&M COSTS                            2,446,561.75       14,505.48      522,670.86      115,606.10           0.00
 CONSTRUCTION, RETIRE, OTHER WIP            1,361,562.92            7.07       89,155.57       27,892.95           0.00
 MATERIAL & SUPPLY COSTS                      165,424.50          123.89       12,152.27       25,021.39           0.00
 FACILITY COSTS                             2,192,057.00            0.00            0.00            0.00           0.00
 INVESTMENT CARRYING CHARGES                  170,276.00            0.00            0.00            0.00           0.00
                                           --------------     -----------    ------------    ------------         ------
 TOTAL                                     $6,335,882.17      $14,636.44     $623,978.70     $168,520.44          $0.00
                                           ==============     ===========    ============    ============         ======


2003 INTERCOMPANY BILLING COSTS INCURRED
INDIANA MICHIGAN POWER COMPANY (Continued)

                                                                                                American
                                                                                              Electric Power
                                            Wheeling Power    Ohio Power   Columbus Southern     Service
COMPANY BENEFITING FROM WORK                   Company         Company      Power Company      Corporation
----------------------------                --------------    ----------   -----------------  --------------
ORGANIZATION PROVIDING SERVICE
O&M COSTS
 Marketing-Economic Development                    $2.72         $297.78          $34.27           $0.00
 Marketing-Business Services                        0.00          403.00            0.00            0.00
 Dist Reg-Managerial                                2.94           57.06           39.67            0.00
 Dist Reg-Customer Services                     1,097.55      174,967.62       13,370.71            0.00
 Dist Reg-Eng-Engin & Planning                    848.56       13,389.76       10,608.16            0.00
 Dist Reg-Eng-Information & Drafting              706.85      123,152.32          815.47            0.00
 Dist Reg-Stores                                    8.25        4,992.21           71.57            6.88
 Dist Reg-Operations-Administrative                 0.00            0.00            0.00            4.95
 Dist Reg-Operations-Meter                         53.67        2,873.99       11,871.97           30.39
 Dist Reg-Operations-Line                         724.14      279,159.79       34,880.92            8.11
 Engy Dis Sup-Right of Way Maintenance              0.26       16,744.12            4.85            0.00
 Dist Eng-Engineering & Planning                  828.63        6,459.57         (375.52)           0.00
 Dist Data Systems-Joint Use                        0.00        6,303.88            0.00            0.00
 T&D Mat Dist-Central Warehouse                 9,633.72      236,268.57       82,022.05            7.55
 Energy Tran-Transmission Line                      0.16       61,552.20            1.84            0.00
 Energy Tran-Station                              318.12      124,664.11        4,517.78          191.96
 St Const-System Maint-Tools/Equipment             60.56        6,598.10        2,129.15           10.00
 Operations Center                                  0.00            0.00            0.00            0.00
 Engy Delivery Sup-Meter Operations                 0.00            0.00            0.00            0.00
 Telecom-Telcommunications Engineering              0.00            0.00        1,081.25            0.00
 Telecom-Telcommunications Operations              13.69       89,828.28        4,591.68            1.30
 Land Mangement Forestry                            0.00            0.00            0.00            0.00
 Land Management Real Estate                        2.14        1,255.04           41.27          237.24
 Planning & Budgeting                               0.00            0.00            0.00            0.00
 Coal Terminal-Cook                                 0.00            0.00            0.00            0.00
 Coal Terminal-Putnam                               0.00            0.00            0.00            0.00
 Fossil Power Plant Managerial                     26.51       80,191.19        4,489.02        3,795.73
 Hydro Plant                                        0.00        1,284.59            3.69          128.01
 Nuclear Generation                                 2.13        4,617.95        2,545.04          223.28
 AdminState Pres/Envir & Govt Affairs               0.88        1,794.55        1,049.42           98.68
 AdminCorporate Communications                      3.81           29.72           13.62          810.32
 Admin-Rates                                        0.68           35.27           21.75            3.98
 AdminOtherAdministrative Group                   314.98        7,210.38        4,232.41            0.00
 Accounting-Adm                                     0.90           17.76           15.28            0.00
 Corp Svc-Fleet Management                     (2,281.39)     (45,285.06)      (8,495.23)      (4,913.83)
 Corp Svc-Building Services                         0.02        7,961.89           54.49        1,435.42
 Corp Svc-Office Services                           0.37           19.83           11.95            2.17
 LABOR FRINGES ON O&M LABOR                     5,751.28      350,004.46       46,481.22          595.36
                                              -----------  --------------    ------------  --------------
 TOTAL O&M COSTS                               18,122.13    1,556,849.93      216,129.75        2,677.50
 CONSTRUCTION, RETIRE, OTHER WIP                5,652.62    1,085,828.41       67,988.83       85,037.47
 MATERIAL & SUPPLY COSTS                        1,221.46      106,273.42       20,632.07            0.00
 FACILITY COSTS                                     0.00            0.00            0.00    2,192,057.00
 INVESTMENT CARRYING CHARGES                        0.00            0.00            0.00      170,276.00
                                              -----------  --------------    ------------  --------------
 TOTAL                                        $24,996.21   $2,748,951.76     $304,750.65   $2,450,047.97
                                              ===========  ==============    ============  ==============


2003 INTERCOMPANY BILLING COSTS INCURRED
KENTUCKY POWER COMPANY


                                                               Kingsport      Appalachian      Kentucky     Indiana Michigan
COMPANY BENEFITING FROM WORK                    Total        Power Company   Power Company   Power Company   Power Company
----------------------------                  ---------      -------------   -------------   -------------  ----------------

ORGANIZATION PROVIDING SERVICE
O&M COSTS
 Marketing-Economic Development                    $0.00           $0.00           $0.00           $0.00          $0.00
 Marketing-Business Services                      366.66            2.41          132.34            0.00          65.91
 Dist Reg-Managerial                           15,036.23          399.13        7,482.96            0.00       6,794.03
 Dist Reg-Customer Services                   128,206.84          731.57       43,554.53            0.00       8,053.08
 Dist Reg-Eng-Engin & Planning                 67,317.41        5,894.40       54,958.69            0.00         941.21
 Dist Reg-Eng-Information & Drafting                0.00            0.00            0.00            0.00           0.00
 Dist Reg-Stores                               37,594.73            9.93          491.52            0.00         189.06
 Dist Reg-Operations-Administrative                 0.00            0.00            0.00            0.00           0.00
 Dist Reg-Operations-Meter                     79,946.80          407.55       48,674.86            0.00       5,311.46
 Dist Reg-Operations-Line                      96,281.99          525.91       78,915.45            0.00      13,524.05
 Engy Dis Sup-Right of Way Maintenance            831.90            5.46          300.33            0.00         149.51
 Dist Eng-Engineering & Planning                    0.00            0.00            0.00            0.00           0.00
 Dist Data Systems-Joint Use                        0.00            0.00            0.00            0.00           0.00
 T&D Mat Dist-Central Warehouse                     0.00            0.00            0.00            0.00           0.00
 Energy Tran-Transmission Line                459,066.97          410.82      210,367.84            0.00         228.19
 Energy Tran-Station                          739,721.64       10,919.89      324,096.35            0.00       5,205.94
 St Const-System Maint-Tools/Equipment              0.00            0.00            0.00            0.00           0.00
 Operations Center                             (2,869.41)           0.00       (2,869.41)           0.00           0.00
 Engy Delivery Sup-Meter Operations                 0.00            0.00            0.00            0.00           0.00
 Telecom-Telcommunications Engineering         15,365.00            0.00       15,365.00            0.00           0.00
 Telecom-Telcommunications Operations          78,004.14           19.30        4,733.55            0.00         389.73
 Land Mangement Forestry                            0.00            0.00            0.00            0.00           0.00
 Land Management Real Estate                      (50.00)           0.00          (50.00)           0.00           0.00
 Planning & Budgeting                               0.00            0.00            0.00            0.00           0.00
 Coal Terminal-Cook                                 0.00            0.00            0.00            0.00           0.00
 Coal Terminal-Putnam                               0.00            0.00            0.00            0.00           0.00
 Fossil Power Plant Managerial                 58,468.05            0.00       37,089.59            0.00      15,363.78
 Hydro Plant                                        0.00            0.00            0.00            0.00           0.00
 Nuclear Generation                                 0.00            0.00            0.00            0.00           0.00
 AdminState Pres/Envir & Govt Affairs        (110,102.70)        (429.28)     (18,658.09)           0.00     (17,906.82)
 AdminCorporate Communications                  5,029.35            0.25        4,978.55            0.00          10.08
 Admin-Rates                                      543.14            2.18           98.94            0.00          95.50
 AdminOtherAdministrative Group               (42,279.64)         243.15      (42,916.52)           0.00         205.53
 Accounting-Adm                                     3.80            0.05            1.15            0.00           0.75
 Corp Svc-Fleet Management                     35,118.33            3.66       34,414.05            0.00          97.62
 Corp Svc-Building Services                   106,176.97        4,205.98       60,592.24            0.00           0.00
 Corp Svc-Office Services                         919.11            0.00            0.00            0.00           0.00
 LABOR FRINGES ON O&M LABOR                   514,949.23        5,519.39      241,155.88            0.00      14,859.95
                                           --------------     -----------  --------------          ------    -----------
 TOTAL O&M COSTS                            2,283,646.54       28,871.75    1,102,909.80            0.00      53,578.56
 CONSTRUCTION, RETIRE, OTHER WIP            1,167,426.04       10,639.31      722,179.00            0.00      30,051.39
 MATERIAL & SUPPLY COSTS                       21,934.42            0.13       12,027.40            0.00        (245.72)
 FACILITY COSTS                               257,781.00            0.00        1,112.00            0.00           0.00
 INVESTMENT CARRYING CHARGES                  292,455.00            0.00            0.00            0.00           0.00
                                           --------------     -----------  --------------          ------    -----------
 TOTAL                                     $4,023,243.00      $39,511.19   $1,838,228.20           $0.00     $83,384.23
                                           ==============     ===========  ==============          ======    ===========


2003 INTERCOMPANY BILLING COSTS INCURRED
KENTUCKY POWER COMPANY (Continued)


                                                                                                American
                                                                                              Electric Power
                                             Wheeling Power    Ohio Power   Columbus Southern    Service
COMPANY BENEFITING FROM WORK                    Company         Company      Power Company     Corporation
----------------------------                 --------------    ----------   ----------------- --------------
ORGANIZATION PROVIDING SERVICE
O&M COSTS
 Marketing-Economic Development                    $0.00           $0.00           $0.00           $0.00
 Marketing-Business Services                        4.33           85.06           76.61            0.00
 Dist Reg-Managerial                                9.28          181.33          169.50            0.00
 Dist Reg-Customer Services                       705.44       67,876.19        7,286.03            0.00
 Dist Reg-Eng-Engin & Planning                     82.37        1,328.88        4,111.86            0.00
 Dist Reg-Eng-Information & Drafting                0.00            0.00            0.00            0.00
 Dist Reg-Stores                                   12.06       36,600.90          291.26            0.00
 Dist Reg-Operations-Administrative                 0.00            0.00            0.00            0.00
 Dist Reg-Operations-Meter                        463.61       15,667.25        9,422.07            0.00
 Dist Reg-Operations-Line                          26.38        2,145.67        1,144.53            0.00
 Engy Dis Sup-Right of Way Maintenance              9.82          193.05          173.73            0.00
 Dist Eng-Engineering & Planning                    0.00            0.00            0.00            0.00
 Dist Data Systems-Joint Use                        0.00            0.00            0.00            0.00
 T&D Mat Dist-Central Warehouse                     0.00            0.00            0.00            0.00
 Energy Tran-Transmission Line                  1,348.88      238,804.83        7,906.41            0.00
 Energy Tran-Station                                7.05      316,993.24       82,499.17            0.00
 St Const-System Maint-Tools/Equipment              0.00            0.00            0.00            0.00
 Operations Center                                  0.00            0.00            0.00            0.00
 Engy Delivery Sup-Meter Operations                 0.00            0.00            0.00            0.00
 Telecom-Telcommunications Engineering              0.00            0.00            0.00            0.00
 Telecom-Telcommunications Operations               9.64       43,622.27       29,229.65            0.00
 Land Mangement Forestry                            0.00            0.00            0.00            0.00
 Land Management Real Estate                        0.00            0.00            0.00            0.00
 Planning & Budgeting                               0.00            0.00            0.00            0.00
 Coal Terminal-Cook                                 0.00            0.00            0.00            0.00
 Coal Terminal-Putnam                               0.00            0.00            0.00            0.00
 Fossil Power Plant Managerial                      0.00        5,289.42          414.77          310.49
 Hydro Plant                                        0.00            0.00            0.00            0.00
 Nuclear Generation                                 0.00            0.00            0.00            0.00
 AdminState Pres/Envir & Govt Affairs            (436.92)     (14,288.47)      (8,508.75)     (49,874.37)
 AdminCorporate Communications                      0.25            8.07            4.80           27.35
 Admin-Rates                                        2.22           79.03           47.27          218.00
 AdminOtherAdministrative Group                    88.77         (150.28)         249.71            0.00
 Accounting-Adm                                     0.06            0.93            0.86            0.00
 Corp Svc-Fleet Management                          3.46          431.81          126.15           41.58
 Corp Svc-Building Services                         0.00       28,845.74        5,639.81        6,893.20
 Corp Svc-Office Services                           0.00            0.00            0.00          919.11
 LABOR FRINGES ON O&M LABOR                       950.42      201,696.05       49,454.25        1,313.29
                                               ----------  --------------    ------------    ------------
 TOTAL O&M COSTS                                3,287.12      945,410.97      189,739.69      (40,151.35)
 CONSTRUCTION, RETIRE, OTHER WIP                5,552.10      278,683.52      120,320.72            0.00
 MATERIAL & SUPPLY COSTS                            0.13        8,231.01        1,906.33           15.14
 FACILITY COSTS                                     0.00            0.00            0.00      256,669.00
 INVESTMENT CARRYING CHARGES                        0.00            0.00            0.00      292,455.00
                                               ----------  --------------    ------------    ------------
 TOTAL                                         $8,839.35   $1,232,325.50     $311,966.74     $508,987.79
                                               ==========  ==============    ============    ============




2003 INTERCOMPANY BILLING COSTS INCURRED
KINGSPORT POWER COMPANY


                                                               Kingsport      Appalachian       Kentucky     Indiana Michigan
COMPANY BENEFITING FROM WORK                      Total      Power Company   Power Company    Power Company   Power Company
----------------------------                    ---------    -------------   -------------    -------------  ----------------
ORGANIZATION PROVIDING SERVICE
O&M COSTS
 Marketing-Economic Development                     $0.00          $0.00           $0.00           $0.00           $0.00
 Marketing-Business Services                         0.00           0.00            0.00            0.00            0.00
 Dist Reg-Managerial                            32,353.11           0.00       32,322.80           30.31            0.00
 Dist Reg-Customer Services                      6,037.60           0.00        5,035.53           97.43          279.21
 Dist Reg-Eng-Engin & Planning                 238,557.32           0.00      188,881.41       21,212.21        5,558.67
 Dist Reg-Eng-Information & Drafting                 0.00           0.00            0.00            0.00            0.00
 Dist Reg-Stores                                44,403.60           0.00       44,320.96            9.01           21.40
 Dist Reg-Operations-Administrative                  0.00           0.00            0.00            0.00            0.00
 Dist Reg-Operations-Meter                      13,335.55           0.00       10,716.43           49.49          127.65
 Dist Reg-Operations-Line                       59,774.53           0.00       51,113.33        7,554.33           54.46
 Engy Dis Sup-Right of Way Maintenance               0.00           0.00            0.00            0.00            0.00
 Dist Eng-Engineering & Planning                     0.00           0.00            0.00            0.00            0.00
 Dist Data Systems-Joint Use                         0.00           0.00            0.00            0.00            0.00
 T&D Mat Dist-Central Warehouse                      0.00           0.00            0.00            0.00            0.00
 Energy Tran-Transmission Line                  27,800.78           0.00       27,800.40            0.05            0.10
 Energy Tran-Station                           170,179.15           0.00      158,740.33        8,211.03          546.23
 St Const-System Maint-Tools/Equipment               0.00           0.00            0.00            0.00            0.00
 Operations Center                                 (84.26)          0.00          (84.26)           0.00            0.00
 Engy Delivery Sup-Meter Operations                  0.00           0.00            0.00            0.00            0.00
 Telecom-Telcommunications Engineering               0.00           0.00            0.00            0.00            0.00
 Telecom-Telcommunications Operations           30,034.63           0.00       29,947.95            6.04           35.10
 Land Mangement Forestry                             0.00           0.00            0.00            0.00            0.00
 Land Management Real Estate                         0.00           0.00            0.00            0.00            0.00
 Planning & Budgeting                                0.00           0.00            0.00            0.00            0.00
 Coal Terminal-Cook                                  0.00           0.00            0.00            0.00            0.00
 Coal Terminal-Putnam                                0.00           0.00            0.00            0.00            0.00
 Fossil Power Plant Managerial                       0.00           0.00            0.00            0.00            0.00
 Hydro Plant                                         0.00           0.00            0.00            0.00            0.00
 Nuclear Generation                                  0.00           0.00            0.00            0.00            0.00
 AdminState Pres/Envir & Govt Affairs              770.00           0.00          770.00            0.00            0.00
 AdminCorporate Communications                   1,450.74           0.00        1,450.74            0.00            0.00
 Admin-Rates                                         0.00           0.00            0.00            0.00            0.00
 AdminOtherAdministrative Group                  4,613.44           0.00        1,422.46           19.74           23.62
 Accounting-Adm                                      0.00           0.00            0.00            0.00            0.00
 Corp Svc-Fleet Management                       5,295.59           0.00        2,498.91           28.91           33.19
 Corp Svc-Building Services                     10,046.77           0.00        1,205.73        8,841.04            0.00
 Corp Svc-Office Services                            0.00           0.00            0.00            0.00            0.00
 LABOR FRINGES ON O&M LABOR                    192,750.09           0.00      175,140.89        6,763.97        2,694.32
                                            --------------         ------  --------------    ------------      ----------
 TOTAL O&M COSTS                               837,318.64           0.00      731,283.61       52,823.56        9,373.95
 CONSTRUCTION, RETIRE, OTHER WIP             1,100,488.98           0.00      990,549.35      101,668.17            0.00
 MATERIAL & SUPPLY COSTS                         3,662.00           0.00        2,917.02          229.92            0.00
 FACILITY COSTS                                 21,426.00           0.00            0.00            0.00            0.00
 INVESTMENT CARRYING CHARGES                         0.00           0.00            0.00            0.00            0.00
                                            --------------         ------  --------------    ------------      ----------
 TOTAL                                      $1,962,895.62          $0.00   $1,724,749.98     $154,721.65       $9,373.95
                                            ==============         ======  ==============    ============      ==========



2003 INTERCOMPANY BILLING COSTS INCURRED
KINGSPORT POWER COMPANY (Continued)

                                                                                                 American
                                                                                               Electric Power
                                               Wheeling Power   Ohio Power  Columbus Southern     Service
COMPANY BENEFITING FROM WORK                      Company        Company     Power Company      Corporation
----------------------------                   --------------   ----------  -----------------  --------------
ORGANIZATION PROVIDING SERVICE
O&M COSTS
 Marketing-Economic Development                     $0.00          $0.00           $0.00           $0.00
 Marketing-Business Services                         0.00           0.00            0.00            0.00
 Dist Reg-Managerial                                 0.00           0.00            0.00            0.00
 Dist Reg-Customer Services                         18.48         389.05          217.90            0.00
 Dist Reg-Eng-Engin & Planning                     505.83       9,927.28       12,471.92            0.00
 Dist Reg-Eng-Information & Drafting                 0.00           0.00            0.00            0.00
 Dist Reg-Stores                                     1.57          37.88           12.78            0.00
 Dist Reg-Operations-Administrative                  0.00           0.00            0.00            0.00
 Dist Reg-Operations-Meter                           5.23         168.42        2,268.33            0.00
 Dist Reg-Operations-Line                            4.57         984.66           63.18            0.00
 Engy Dis Sup-Right of Way Maintenance               0.00           0.00            0.00            0.00
 Dist Eng-Engineering & Planning                     0.00           0.00            0.00            0.00
 Dist Data Systems-Joint Use                         0.00           0.00            0.00            0.00
 T&D Mat Dist-Central Warehouse                      0.00           0.00            0.00            0.00
 Energy Tran-Transmission Line                       0.01           0.17            0.05            0.00
 Energy Tran-Station                                 2.78       2,326.14          352.64            0.00
 St Const-System Maint-Tools/Equipment               0.00           0.00            0.00            0.00
 Operations Center                                   0.00           0.00            0.00            0.00
 Engy Delivery Sup-Meter Operations                  0.00           0.00            0.00            0.00
 Telecom-Telcommunications Engineering               0.00           0.00            0.00            0.00
 Telecom-Telcommunications Operations                0.86          28.00           16.68            0.00
 Land Mangement Forestry                             0.00           0.00            0.00            0.00
 Land Management Real Estate                         0.00           0.00            0.00            0.00
 Planning & Budgeting                                0.00           0.00            0.00            0.00
 Coal Terminal-Cook                                  0.00           0.00            0.00            0.00
 Coal Terminal-Putnam                                0.00           0.00            0.00            0.00
 Fossil Power Plant Managerial                       0.00           0.00            0.00            0.00
 Hydro Plant                                         0.00           0.00            0.00            0.00
 Nuclear Generation                                  0.00           0.00            0.00            0.00
 AdminState Pres/Envir & Govt Affairs                0.00           0.00            0.00            0.00
 AdminCorporate Communications                       0.00           0.00            0.00            0.00
 Admin-Rates                                         0.00           0.00            0.00            0.00
 AdminOtherAdministrative Group                      1.19       1,047.72        1,767.01          331.70
 Accounting-Adm                                      0.00           0.00            0.00            0.00
 Corp Svc-Fleet Management                           0.82          26.58        2,615.80           91.38
 Corp Svc-Building Services                          0.00           0.00            0.00            0.00
 Corp Svc-Office Services                            0.00           0.00            0.00            0.00
 LABOR FRINGES ON O&M LABOR                        243.92       4,518.26        3,388.73            0.00
                                                 ---------    -----------     -----------     -----------
 TOTAL O&M COSTS                                   785.26      19,454.16       23,175.02          423.08
 CONSTRUCTION, RETIRE, OTHER WIP                     0.00       8,271.46            0.00            0.00
 MATERIAL & SUPPLY COSTS                          (925.26)          0.00            0.00        1,440.32
 FACILITY COSTS                                      0.00           0.00            0.00       21,426.00
 INVESTMENT CARRYING CHARGES                         0.00           0.00            0.00            0.00
                                                 ---------    -----------     -----------     -----------
 TOTAL                                           ($140.00)    $27,725.62      $23,175.02      $23,289.40
                                                 =========    ===========     ===========     ===========


2003 INTERCOMPANY BILLING COSTS INCURRED
OHIO POWER COMPANY


                                                              Kingsport      Appalachian      Kentucky    Indiana Michigan
COMPANY BENEFITING FROM WORK                    Total       Power Company   Power Company   Power Company  Power Company
----------------------------                  ---------     -------------   -------------   ------------- ----------------
ORGANIZATION PROVIDING SERVICE
O&M COSTS
 Marketing-Economic Development                $1,263.67           $0.00       $1,263.67           $0.00          $0.00
 Marketing-Business Services                    3,032.22           29.95        1,312.68          128.98       1,155.65
 Dist Reg-Managerial                          191,370.77          278.69       13,228.54        1,441.64       6,418.16
 Dist Reg-Customer Services                   464,140.57          686.40       21,114.89      131,032.57       9,855.60
 Dist Reg-Eng-Engin & Planning                140,671.09          468.01       49,949.04       13,237.59       9,496.89
 Dist Reg-Eng-Information & Drafting           20,650.40            1.91           46.52            9.14          23.20
 Dist Reg-Stores                              240,597.07           25.34      111,448.09          395.14       1,692.30
 Dist Reg-Operations-Administrative            14,719.37            0.00            0.00            0.00           0.00
 Dist Reg-Operations-Meter                     95,864.33            7.57        7,693.07        6,805.29       1,313.35
 Dist Reg-Operations-Line                   2,449,498.22        1,100.31    1,025,640.01      152,965.57      87,561.90
 Engy Dis Sup-Right of Way Maintenance         63,005.17            3.98        1,471.21       29,051.78         691.99
 Dist Eng-Engineering & Planning                8,639.92           44.19        1,053.09          431.07         825.67
 Dist Data Systems-Joint Use                   71,018.05            6.18          125.12           23.47      42,850.81
 T&D Mat Dist-Central Warehouse               237,712.26        1,604.84      102,415.19       18,500.01      24,829.15
 Energy Tran-Transmission Line                564,257.95           23.21       82,635.07       29,149.93      23,558.30
 Energy Tran-Station                        1,086,359.37          252.30      185,395.71       41,366.59      39,822.67
 St Const-System Maint-Tools/Equipment          5,869.38            1.86        3,369.76           21.80          56.97
 Operations Center                             (2,606.81)           3.46       (3,038.58)         138.21          56.15
 Engy Delivery Sup-Meter Operations           424,737.74        6,552.81      140,529.04       26,833.29     126,256.48
 Telecom-Telcommunications Engineering              0.00            0.00            0.00            0.00           0.00
 Telecom-Telcommunications Operations          68,936.58           51.03        3,380.59        5,115.28      14,969.25
 Land Mangement Forestry                           55.31            0.00            0.00            0.00           0.00
 Land Management Real Estate                   39,213.50            0.49       21,749.74            0.74           0.98
 Planning & Budgeting                          (5,205.05)           0.27            6.73            1.24      (5,217.62)
 Coal Terminal-Cook                                 0.00            0.00            0.00            0.00           0.00
 Coal Terminal-Putnam                               0.00            0.00            0.00            0.00           0.00
 Fossil Power Plant Managerial                573,562.13            1.30      288,992.73       33,333.64     110,825.37
 Hydro Plant                                    1,512.78            0.00        1,383.89            8.98         119.08
 Nuclear Generation                                 0.00            0.00            0.00            0.00           0.00
 AdminState Pres/Envir & Govt Affairs          12,784.06            0.00            0.00            0.00           0.00
 AdminCorporate Communications               (156,548.94)           0.00            0.00            0.00           0.00
 Admin-Rates                                        0.00            0.00            0.00            0.00           0.00
 AdminOtherAdministrative Group               120,696.55          181.16       61,192.13       26,768.63      11,693.13
 Accounting-Adm                                    47.66            0.29            6.80            1.33          34.12
 Corp Svc-Fleet Management                     29,080.64            6.92       (5,190.85)         280.52     (33,817.93)
 Corp Svc-Building Services                    89,426.38            0.96       11,952.33          383.09      16,704.48
 Corp Svc-Office Services                          21.22            0.00            0.00            0.00           0.00
 LABOR FRINGES ON O&M LABOR                 1,683,967.79        4,140.64      348,001.97      117,927.12     134,957.05
                                          ---------------     -----------  --------------  -------------- --------------
 TOTAL O&M COSTS                            8,538,351.35       15,474.07    2,477,128.18      635,352.64     626,733.15
 CONSTRUCTION, RETIRE, OTHER WIP            6,491,775.15           78.87    1,315,906.37      336,617.26   1,447,850.98
 MATERIAL & SUPPLY COSTS                      841,831.12          539.11      131,460.26       56,267.75      37,858.09
 FACILITY COSTS                             1,542,748.00            0.00          544.00            0.00           0.00
 INVESTMENT CARRYING CHARGES                  659,700.00            0.00          283.00            0.00           0.00
                                          ---------------     -----------  --------------  -------------- --------------
 TOTAL                                    $18,074,405.62      $16,092.05   $3,925,321.81   $1,028,237.65  $2,112,442.22
                                          ===============     ===========  ==============  ============== ==============


2003 INTERCOMPANY BILLING COSTS INCURRED
OHIO POWER COMPANY (Continued)

                                                                                                 American
                                                                                              Electric Power
                                           Wheeling Power      Ohio Power   Columbus Southern    Service
COMPANY BENEFITING FROM WORK                  Company           Company      Power Company     Corporation
----------------------------               --------------      ----------   ----------------- --------------
ORGANIZATION PROVIDING SERVICE
O&M COSTS
 Marketing-Economic Development                    $0.00           $0.00           $0.00           $0.00
 Marketing-Business Services                       15.60            0.00          389.36            0.00
 Dist Reg-Managerial                              554.96            0.00      169,448.78            0.00
 Dist Reg-Customer Services                    74,410.29            0.00      227,000.08           40.74
 Dist Reg-Eng-Engin & Planning                 39,405.76            0.00       26,983.55        1,130.25
 Dist Reg-Eng-Information & Drafting           22,040.16            0.00       (1,470.53)           0.00
 Dist Reg-Stores                                  477.97            0.00      126,242.61          315.62
 Dist Reg-Operations-Administrative                 0.00            0.00       14,719.37            0.00
 Dist Reg-Operations-Meter                          9.66            0.00       80,035.39            0.00
 Dist Reg-Operations-Line                      56,044.57            0.00    1,126,119.66           66.20
 Engy Dis Sup-Right of Way Maintenance             49.75            0.00       31,736.46            0.00
 Dist Eng-Engineering & Planning                5,030.18            0.00        1,255.72            0.00
 Dist Data Systems-Joint Use                   27,907.68            0.00          104.79            0.00
 T&D Mat Dist-Central Warehouse                 1,699.33            0.00       88,663.38            0.36
 Energy Tran-Transmission Line                 30,799.46            0.00      398,085.20            6.78
 Energy Tran-Station                          412,211.69            0.00      407,221.74           88.67
 St Const-System Maint-Tools/Equipment          2,359.66            0.00           59.33            0.00
 Operations Center                                 17.99            0.00          215.96            0.00
 Engy Delivery Sup-Meter Operations             7,336.12            0.00      117,230.00            0.00
 Telecom-Telcommunications Engineering              0.00            0.00            0.00            0.00
 Telecom-Telcommunications Operations           5,485.41            0.00       40,475.14         (540.12)
 Land Mangement Forestry                            0.00            0.00           55.31            0.00
 Land Management Real Estate                        0.49            0.00       17,461.06            0.00
 Planning & Budgeting                               0.32            0.00            4.01            0.00
 Coal Terminal-Cook                                 0.00            0.00            0.00            0.00
 Coal Terminal-Putnam                               0.00            0.00            0.00            0.00
 Fossil Power Plant Managerial                     (1.00)           0.00      133,725.23        6,684.86
 Hydro Plant                                        0.00            0.00            0.83            0.00
 Nuclear Generation                                 0.00            0.00            0.00            0.00
 AdminState Pres/Envir & Govt Affairs               0.00            0.00       12,784.06            0.00
 AdminCorporate Communications                    196.81            0.00     (156,745.75)           0.00
 Admin-Rates                                        0.00            0.00            0.00            0.00
 AdminOtherAdministrative Group                (4,434.90)           0.00       25,197.07           99.33
 Accounting-Adm                                     0.27            0.00            4.85            0.00
 Corp Svc-Fleet Management                     14,565.82            0.00       52,776.02          460.14
 Corp Svc-Building Services                    17,520.00            0.00       29,617.07       13,248.45
 Corp Svc-Office Services                           0.00            0.00            0.00           21.22
 LABOR FRINGES ON O&M LABOR                   246,075.96            0.00      824,117.51        8,747.54
                                           --------------          ------  --------------  --------------
 TOTAL O&M COSTS                              959,780.01            0.00    3,793,513.26       30,370.04
 CONSTRUCTION, RETIRE, OTHER WIP              810,039.55            0.00    2,498,357.09       82,925.03
 MATERIAL & SUPPLY COSTS                       24,681.35            0.00      590,887.14          137.42
 FACILITY COSTS                                     0.00            0.00        4,747.00    1,537,457.00
 INVESTMENT CARRYING CHARGES                        0.00            0.00        5,013.00      654,404.00
                                           --------------          ------  --------------  --------------
 TOTAL                                     $1,794,500.91           $0.00   $6,892,517.49   $2,305,293.49
                                           ==============          ======  ==============  ==============

2003 INTERCOMPANY BILLING COSTS INCURRED
WHEELING POWER COMPANY



                                                               Kingsport      Appalachian      Kentucky     Indiana Michigan
COMPANY BENEFITING FROM WORK                    Total        Power Company   Power Company   Power Company   Power Company
----------------------------                  ---------      -------------   -------------   -------------  ----------------

ORGANIZATION PROVIDING SERVICE
O&M COSTS
 Marketing-Economic Development                    $0.00           $0.00           $0.00           $0.00           $0.00
 Marketing-Business Services                    1,064.66            6.39          316.25           28.29          286.59
 Dist Reg-Managerial                           50,175.38            0.00            0.00            0.00            0.00
 Dist Reg-Customer Services                     1,027.56            2.73          156.07           32.72           76.78
 Dist Reg-Eng-Engin & Planning                 26,383.03           11.67          523.62          107.42          260.41
 Dist Reg-Eng-Information & Drafting                0.00            0.00            0.00            0.00            0.00
 Dist Reg-Stores                                   43.24            0.00            0.15            0.04            0.09
 Dist Reg-Operations-Administrative                 0.00            0.00            0.00            0.00            0.00
 Dist Reg-Operations-Meter                     35,243.34            1.82        7,917.55           21.38           50.21
 Dist Reg-Operations-Line                     118,505.17          599.36       67,226.56        2,850.27        8,099.32
 Engy Dis Sup-Right of Way Maintenance              0.00            0.00            0.00            0.00            0.00
 Dist Eng-Engineering & Planning                    0.00            0.00            0.00            0.00            0.00
 Dist Data Systems-Joint Use                      349.99            0.00            0.00            0.00          349.99
 T&D Mat Dist-Central Warehouse                     0.00            0.00            0.00            0.00            0.00
 Energy Tran-Transmission Line                 10,285.74            0.00            0.04            0.01            0.03
 Energy Tran-Station                            3,802.77            0.00            0.00            0.00            0.00
 St Const-System Maint-Tools/Equipment              0.00            0.00            0.00            0.00            0.00
 Operations Center                                426.35            8.68           12.03           32.96          108.53
 Engy Delivery Sup-Meter Operations                 0.00            0.00            0.00            0.00            0.00
 Telecom-Telcommunications Engineering              0.00            0.00            0.00            0.00            0.00
 Telecom-Telcommunications Operations             685.00            0.00            0.00            0.00            0.00
 Land Mangement Forestry                            0.00            0.00            0.00            0.00            0.00
 Land Management Real Estate                        0.00            0.00            0.00            0.00            0.00
 Planning & Budgeting                               0.00            0.00            0.00            0.00            0.00
 Coal Terminal-Cook                                 0.00            0.00            0.00            0.00            0.00
 Coal Terminal-Putnam                               0.00            0.00            0.00            0.00            0.00
 Fossil Power Plant Managerial                      0.00            0.00            0.00            0.00            0.00
 Hydro Plant                                        0.00            0.00            0.00            0.00            0.00
 Nuclear Generation                                 0.00            0.00            0.00            0.00            0.00
 AdminState Pres/Envir & Govt Affairs          25,181.90            0.00       25,181.90            0.00            0.00
 AdminCorporate Communications                  1,207.28            0.00        1,207.28            0.00            0.00
 Admin-Rates                                        0.00            0.00            0.00            0.00            0.00
 AdminOtherAdministrative Group                (8,356.93)        (533.69)      (6,030.89)          21.24          257.67
 Accounting-Adm                                     0.00            0.00            0.00            0.00            0.00
 Corp Svc-Fleet Management                     (2,905.39)           0.00            0.00            0.20       (3,477.46)
 Corp Svc-Building Services                    39,035.26            0.00            0.00            0.00           71.72
 Corp Svc-Office Services                           0.00            0.00            0.00            0.00            0.00
 LABOR FRINGES ON O&M LABOR                    85,961.63          228.26        6,453.17        1,084.82        5,373.14
                                             ------------        --------    ------------      ----------     -----------
 TOTAL O&M COSTS                              388,115.98          325.22      102,963.73        4,179.35       11,457.02
 CONSTRUCTION, RETIRE, OTHER WIP              306,153.50            0.00        3,875.01            0.00          (10.15)
 MATERIAL & SUPPLY COSTS                       32,593.88          188.53            0.00           54.78            0.00
 FACILITY COSTS                                 4,547.00            0.00            0.00            0.00            0.00
 INVESTMENT CARRYING CHARGES                    2,290.00            0.00            0.00            0.00            0.00
                                             ------------        --------    ------------      ----------     -----------
 TOTAL                                       $733,700.36         $513.75     $106,838.74       $4,234.13      $11,446.87
                                             ============        ========    ============      ==========     ===========


2003 INTERCOMPANY BILLING COSTS INCURRED
WHEELING POWER COMPANY (Continued)

                                                                                                American
                                                                                              Electric Power
                                             Wheeling Power   Ohio Power    Columbus Southern    Service
COMPANY BENEFITING FROM WORK                    Company        Company       Power Company     Corporation
----------------------------                 --------------   ----------    ----------------- --------------
ORGANIZATION PROVIDING SERVICE
O&M COSTS
 Marketing-Economic Development                    $0.00           $0.00           $0.00           $0.00
 Marketing-Business Services                        0.00          347.28           79.86            0.00
 Dist Reg-Managerial                                0.00       50,175.38            0.00            0.00
 Dist Reg-Customer Services                         0.00          179.78          567.18           12.30
 Dist Reg-Eng-Engin & Planning                      0.00       25,178.92          300.99            0.00
 Dist Reg-Eng-Information & Drafting                0.00            0.00            0.00            0.00
 Dist Reg-Stores                                    0.00           42.91            0.05            0.00
 Dist Reg-Operations-Administrative                 0.00            0.00            0.00            0.00
 Dist Reg-Operations-Meter                          0.00       24,574.68        2,677.70            0.00
 Dist Reg-Operations-Line                           0.00       30,618.19        9,111.47            0.00
 Engy Dis Sup-Right of Way Maintenance              0.00            0.00            0.00            0.00
 Dist Eng-Engineering & Planning                    0.00            0.00            0.00            0.00
 Dist Data Systems-Joint Use                        0.00            0.00            0.00            0.00
 T&D Mat Dist-Central Warehouse                     0.00            0.00            0.00            0.00
 Energy Tran-Transmission Line                      0.00       10,285.65            0.01            0.00
 Energy Tran-Station                                0.00        3,890.59          (87.82)           0.00
 St Const-System Maint-Tools/Equipment              0.00            0.00            0.00            0.00
 Operations Center                                  0.00          133.27          130.88            0.00
 Engy Delivery Sup-Meter Operations                 0.00            0.00            0.00            0.00
 Telecom-Telcommunications Engineering              0.00            0.00            0.00            0.00
 Telecom-Telcommunications Operations               0.00          685.00            0.00            0.00
 Land Mangement Forestry                            0.00            0.00            0.00            0.00
 Land Management Real Estate                        0.00            0.00            0.00            0.00
 Planning & Budgeting                               0.00            0.00            0.00            0.00
 Coal Terminal-Cook                                 0.00            0.00            0.00            0.00
 Coal Terminal-Putnam                               0.00            0.00            0.00            0.00
 Fossil Power Plant Managerial                      0.00            0.00            0.00            0.00
 Hydro Plant                                        0.00            0.00            0.00            0.00
 Nuclear Generation                                 0.00            0.00            0.00            0.00
 AdminState Pres/Envir & Govt Affairs               0.00            0.00            0.00            0.00
 AdminCorporate Communications                      0.00            0.00            0.00            0.00
 Admin-Rates                                        0.00            0.00            0.00            0.00
 AdminOtherAdministrative Group                     0.00       (2,247.62)         176.15            0.21
 Accounting-Adm                                     0.00            0.00            0.00            0.00
 Corp Svc-Fleet Management                          0.00          571.87            0.00            0.00
 Corp Svc-Building Services                         0.00       38,951.32            0.00           12.22
 Corp Svc-Office Services                           0.00            0.00            0.00            0.00
 LABOR FRINGES ON O&M LABOR                         0.00       69,050.25        3,762.23            9.76
                                                   ------    ------------     -----------      ----------
 TOTAL O&M COSTS                                    0.00      252,437.47       16,718.70           34.49
 CONSTRUCTION, RETIRE, OTHER WIP                    0.00      301,479.64          809.00            0.00
 MATERIAL & SUPPLY COSTS                            0.00       32,329.87           20.70            0.00
 FACILITY COSTS                                     0.00        3,120.00            0.00        1,427.00
 INVESTMENT CARRYING CHARGES                        0.00        1,131.00            0.00        1,159.00
                                                   ------    ------------     -----------      ----------
 TOTAL                                             $0.00     $590,497.98      $17,548.40       $2,620.49
                                                   ======    ============     ===========      ==========



2003 INTERCOMPANY BILLING COSTS INCURRED
TOTAL COMPANY SUMMARY


                                                               Kingsport      Appalachian      Kentucky     Indiana Michigan
COMPANY BENEFITING FROM WORK                    Total        Power Company   Power Company   Power Company   Power Company
----------------------------                  ---------      -------------   -------------   -------------  ----------------
ORGANIZATION PROVIDING SERVICE
O&M COSTS
 Marketing-Economic Development                 $5,406.25         $319.21       $1,322.65       $2,064.86           $7.10
 Marketing-Business Services                    (8,348.14)          61.19        2,343.11           95.22       (2,300.71)
 Dist Reg-Managerial                           601,339.87       20,446.35       60,317.40       73,116.16       24,039.18
 Dist Reg-Customer Services                  1,768,358.04       47,341.01      131,247.36      672,989.65       42,290.60
 Dist Reg-Eng-Engin & Planning               1,134,312.45       47,284.94      382,189.55      307,808.62       51,984.03
 Dist Reg-Eng-Information & Drafting           460,300.18        8,565.11       17,161.18       54,288.03       (7,007.56)
 Dist Reg-Stores                               473,987.22        2,045.43      156,608.68       45,923.29       12,893.85
 Dist Reg-Operations-Administrative            725,815.93           18.95      131,746.70        4,995.47          293.84
 Dist Reg-Operations-Meter                     392,380.85          559.59       97,047.06       38,901.59        8,025.48
 Dist Reg-Operations-Line                    5,279,854.64       42,912.50    1,542,787.20    1,006,208.70      263,061.36
 Engy Dis Sup-Right of Way Maintenance         333,714.65       31,554.40        7,323.63       92,466.74        3,025.40
 Dist Eng-Engineering & Planning               325,802.37        3,901.71       36,995.73       21,954.45       13,479.69
 Dist Data Systems-Joint Use                   118,473.58       10,291.40          125.12       30,539.91       43,200.80
 T&D Mat Dist-Central Warehouse                991,582.89       94,708.36      359,773.06       79,730.46       29,002.78
 Energy Tran-Transmission Line               1,327,809.45       72,648.15      320,944.95       62,812.40       33,432.96
 Energy Tran-Station                         3,081,412.11       37,426.96      708,655.61      589,208.36       62,103.14
 St Const-System Maint-Tools/Equipment          61,823.08        4,147.18        4,953.44       15,829.28       10,603.50
 Operations Center                             (12,016.72)         157.74      (22,232.03)       1,999.18        2,613.33
 Engy Delivery Sup-Meter Operations            611,285.04       10,138.72      140,529.04       46,565.65      172,843.75
 Telecom-Telcommunications Engineering          16,446.25            0.00       15,365.00            0.00            0.00
 Telecom-Telcommunications Operations          442,587.07       13,785.74       52,274.11       23,079.33       29,930.68
 Land Mangement Forestry                        78,365.83            0.60        1,894.93          501.40        1,433.53
 Land Management Real Estate                   106,647.30        2,377.08       22,046.31        9,982.74           45.90
 Planning & Budgeting                            1,998.95            0.27            6.73            1.24       (5,217.62)
 Coal Terminal-Cook                                  0.00            0.00            0.00            0.00            0.00
 Coal Terminal-Putnam                                0.00            0.00            0.00            0.00            0.00
 Fossil Power Plant Managerial               1,058,867.45           60.14      398,755.88       67,994.99      187,601.67
 Hydro Plant                                   265,682.28            0.04        6,466.44          883.85        4,555.54
 Nuclear Generation                             25,383.38            2.10       14,030.79        3,962.09            0.00
 AdminState Pres/Envir & Govt Affairs           57,327.61         (426.93)       8,714.61       18,988.79      (17,832.72)
 AdminCorporate Communications                (280,890.84)         112.32        7,661.95          514.21        4,252.67
 Admin-Rates                                     2,855.67           (1.00)         136.82           29.82          157.97
 AdminOtherAdministrative Group               (108,432.94)      (4,978.20)      16,553.79       67,065.42       45,912.48
 Accounting-Adm                                    298.68            4.13           87.34           19.38           78.14
 Corp Svc-Fleet Management                      21,264.72       16,694.61       13,316.83       13,354.86      (62,377.16)
 Corp Svc-Building Services                    620,333.74       57,162.01       74,838.20       26,070.64       17,523.55
 Corp Svc-Office Services                       12,095.10       11,194.29           20.75        2,367.81         (450.87)
 LABOR FRINGES ON O&M LABOR                  5,200,822.73      175,029.73    1,035,840.93      790,903.13      259,001.49
                                           ---------------  --------------  --------------  --------------  --------------
 TOTAL O&M COSTS                            25,194,946.72      705,545.83    5,747,850.85    4,173,217.72    1,228,207.77
 CONSTRUCTION, RETIRE, OTHER WIP            18,136,513.58      491,411.35    3,405,212.32    2,786,555.45    1,967,071.20
 MATERIAL & SUPPLY COSTS                     1,572,619.90       84,214.06      163,461.09      160,891.31       88,846.94
 FACILITY COSTS                              9,122,142.00            0.00        1,656.00            0.00            0.00
 INVESTMENT CARRYING CHARGES                 3,582,887.00            0.00          283.00            0.00            0.00
                                           ---------------  --------------  --------------  --------------  --------------
 TOTAL                                     $57,609,109.20   $1,281,171.24   $9,318,463.26   $7,120,664.48   $3,284,125.91
                                           ===============  ==============  ==============  ==============  ==============


2003 INTERCOMPANY BILLING COSTS INCURRED
TOTAL COMPANY SUMMARY (Continued)

                                                                                                 American
                                                                                               Electric Power
                                             Wheeling Power   Ohio Power    Columbus Southern     Service
COMPANY BENEFITING FROM WORK                    Company         Company      Power Company      Corporation
----------------------------                 --------------   ----------    -----------------  --------------

ORGANIZATION PROVIDING SERVICE
O&M COSTS
 Marketing-Economic Development                     $3.38       $1,087.55          $40.96         $560.54
 Marketing-Business Services                    (1,088.35)      (6,623.31)        (835.29)           0.00
 Dist Reg-Managerial                             1,153.07      241,730.22      175,350.85        5,186.64
 Dist Reg-Customer Services                     78,313.98      526,628.16      269,406.18          141.10
 Dist Reg-Eng-Engin & Planning                  44,477.58      205,831.91       93,534.61        1,201.21
 Dist Reg-Eng-Information & Drafting            23,154.32      361,101.05        3,038.05            0.00
 Dist Reg-Stores                                   819.36       95,102.48      159,721.30          872.83
 Dist Reg-Operations-Administrative                 25.13      574,008.24       14,719.37            8.23
 Dist Reg-Operations-Meter                         633.83      129,720.01      117,462.90           30.39
 Dist Reg-Operations-Line                       63,315.48    1,123,635.98    1,237,788.95          144.47
 Engy Dis Sup-Right of Way Maintenance             211.48      157,567.03       33,289.44        8,276.53
 Dist Eng-Engineering & Planning                 8,548.05      237,321.33        3,594.47            6.94
 Dist Data Systems-Joint Use                    27,907.68        6,303.88          104.79            0.00
 T&D Mat Dist-Central Warehouse                 11,618.80      243,040.52      173,473.57          235.34
 Energy Tran-Transmission Line                  32,163.03      399,171.85      406,629.33            6.78
 Energy Tran-Station                           413,174.65      673,813.85      595,670.84        1,358.70
 St Const-System Maint-Tools/Equipment           2,436.42       21,517.84        2,325.42           10.00
 Operations Center                                  98.54        3,335.34        2,011.18            0.00
 Engy Delivery Sup-Meter Operations             10,705.40       61,599.66      168,902.82            0.00
 Telecom-Telcommunications Engineering               0.00            0.00        1,081.25            0.00
 Telecom-Telcommunications Operations            5,679.37      240,651.91       75,786.68        1,399.25
 Land Mangement Forestry                             0.68       74,337.76          194.15            2.78
 Land Management Real Estate                         3.82       54,408.75       17,540.14          242.56
 Planning & Budgeting                                0.32        7,204.00            4.01            0.00
 Coal Terminal-Cook                                  0.00            0.00            0.00            0.00
 Coal Terminal-Putnam                                0.00            0.00            0.00            0.00
 Fossil Power Plant Managerial                      60.32      242,614.37      145,680.19       16,099.89
 Hydro Plant                                         0.04      253,627.26           16.78          132.33
 Nuclear Generation                                  2.13        4,617.95        2,545.04          223.28
 AdminState Pres/Envir & Govt Affairs           23,384.82       68,804.87        5,364.07      (49,669.90)
 AdminCorporate Communications                     200.87     (137,743.20)    (156,727.33)         837.67
 Admin-Rates                                     1,207.51          898.27          204.30          221.98
 AdminOtherAdministrative Group                 (4,008.93)    (279,502.95)      49,488.80        1,036.65
 Accounting-Adm                                      4.30           76.45           28.94            0.00
 Corp Svc-Fleet Management                      41,902.71      (45,273.65)      40,034.14        3,612.38
 Corp Svc-Building Services                     17,532.28       96,266.09       35,375.04      295,565.93
 Corp Svc-Office Services                          (10.61)        (339.71)        (202.22)        (484.34)
 LABOR FRINGES ON O&M LABOR                    262,150.22    1,581,987.64    1,015,627.38       80,282.21
                                            -------------- ---------------  -------------- ---------------
 TOTAL O&M COSTS                             1,065,781.68    7,218,529.40    4,688,271.10      367,542.37
 CONSTRUCTION, RETIRE, OTHER WIP               842,455.97    4,930,308.72    3,207,802.30      505,696.27
 MATERIAL & SUPPLY COSTS                        22,336.35      332,862.52      718,414.75        1,592.88
 FACILITY COSTS                                      0.00      630,459.00        4,747.00    8,485,280.00
 INVESTMENT CARRYING CHARGES                         0.00      544,965.00        5,013.00    3,032,626.00
                                            -------------- ---------------  -------------- ---------------
 TOTAL                                      $1,930,574.00  $13,657,124.64   $8,624,248.15  $12,392,737.52
                                            ============== ===============  ============== ===============

EXHIBIT G - ORGANIZATIONAL CHART - EXEMPT WHOLESALE GENERATORS, FOREIGN UTILITY
 COMPANIES
-------------------------------------------------------------------------------

Organization chart showing the relationship of each EWG or foreign utility company in which the system holds an interest to other system companies.

Each direct or indirect subsidiary of AEP Co., Inc. listed below is owned by the company immediately above it. The percentage ownership is 100% except where noted.

00. American Electric Power Company, Inc.
  01. AEP Desert Sky LP, LLC
    02. AEP Desert Sky GP, LLC
      03. Desert Sky Wind Farm LP (EWG) (a)
  01. AEP Desert Sky LP II, LLC
    02. Desert Sky Wind Farm LP (EWG)(a)
  01. AEP Resources, Inc.
    02. AEP Resources Australia Pty., Ltd.
      03. Pacific Hydro Ltd. (20%) (FUCO)
    02. NGLE International, Limited
      03. NGLE Pushan Power LDC (b)
        04. Nanyang General Light Electric Co., Ltd. (FUCO) (c)
      03. NGLE Project Management Company, Ltd.
        04. NGLE Pushan Power LDC (b)
          05. Nanyang General Light Electric Co., Ltd. (FUCO) (c)
    02. AEP Delaware Investment Company (FUCO)
      03. AEP Holdings I C.V. (FUCO) (d)
        04. AEPR Global Investments B.V. (FUCO)
          05. AEPR Global Holland Holding B.V. (FUCO)
        04. AEP Holdings II C.V. (FUCO) (e)
          05. AEP Energy Services UK Generation Limited (FUCO)
          05. AEP Energy Services Limited (FUCO)
          05. Intergen Denmark, Aps (FUCO) (f)
    02. AEP Delaware Investment Company II (FUCO)
      03. AEP Holdings II C.V. (FUCO) (e)
        04. AEP Energy Services UK Generation Limited (FUCO)
        04. AEP Energy Services Limited (FUCO)
        04. AEPR Global Ventures B.V. (FUCO)
          05. AEP Energy Services (Australia) Pty., Ltd. (FUCO)
          05. Operaciones Azteca VIII, S. de R.L. de C.V. (FUCO) (g)
          05. Servicios Azteca VIII, S. de R.L. de C.V. (FUCO) (g)
        04. Intergen Denmark, Aps (FUCO) (f)
    02. AEPR Ohio, LLC (FUCO)
      03. AEP Delaware Investment Co. III
        04. AEP Holdings I C.V. (FUCO) (d)
          05. AEPR Global Investments B.V. (FUCO)
            06. AEPR Global Holland Holding B.V. (FUCO)
            06. AEP Energy Services UK Generation Limited (FUCO)
          05. AEP Holdings II C.V. (FUCO) (e)
            06. AEP Energy Services Limited (FUCO)
            06. AEPR Global Ventures B.V. (FUCO)
              07. AEP Energy Services (Australia) Pty., Ltd. (FUCO)
            06. Intergen Denmark, Aps (FUCO) (f)
              07. Intergen Mexico,B.V. (FUCO)
                08. Intergen Aztec Energy VIII, B.V. (FUCO)
                  09. Energia Azteca VIII, S. de R.L. de C.V. (FUCO)
                  09. Intergen Aztec Energy VI, B.V. (FUCO)
                    10. Energia Azteca VIII, S. de R.L. de C.V. (FUCO)(h)
            06. AEPR Global Energy B.V (FUCO)
              07. Intergen Denmark, Aps (FUCO) (f)
  01. AEP Utilities, Inc.
    02. CSW Energy, Inc.
      03. AEP Wind Holding LLC
        04. AEP Wind GP, LLC
          05. Trent Wind Farm L.P. (EWG) (i)
        04. AEP Wind LP, II, LLC
          05. Trent Wind Farm L.P. (EWG) (i)
    02. CSW International Inc.
      03. CSW International Two, Inc.
        04. CSW UK Holdings
          05. CSWI Europe Limited
            06. South Coast Power Limited (FUCO) (j)


(a) Owned 99% by AEP Desert Sky LP II, LLC and 1% by AEP Desert Sky GP,LLC.
(b) Owned 99% by NGLE International, Limited and 1% by NGLE Project Management Company, Ltd.
(c) NGLE Pushan Power LDC owns 70% and the remaining 30% is owned by two unaffiliated companies.
(d) Owned 92% by AEP Delaware Investment Co. III and 8% by AEP Delaware Investment Company.
(e) Owned 88% by AEP Holdings I C.V. and 12% by AEP Delaware Investment Company II.
(f) Owned 48.83% by AEP Holdings II C.V., 1.17% by AEPR Global Energy B.V. and 50% by unaffiliated companies.
(g) Owned 50% by AEPR Global Ventures B.V. and 50% by an unaffiliated company.
(h) Owned 98% by Intergen Aztec Energy VIII, B.V. and 2% by Intergen Aztec Energy VI, B.V.
(i) Owned 99% by AEP Wind LP II, LLC and 1% by AEP Wind GP, LLC.
(j) Owned 50% by CSWI Europe Limited and 50% by an unaffiliated company.